Exhibit 99.1

As Submitted for Confidential Review to the Securities and Exchange Commission on April 12, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NV5 Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	8711	45-3458017
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 South Park Road, Suite 350

Hollywood, Florida 33021

(954) 495-2112

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard Tong

Executive Vice President and General Counsel

NV5 Holdings, Inc.

200 South Park Road, Suite 350

Hollywood, Florida 33021

(954) 495-2112

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Steven D. Pidgeon, Esq. David P. Lewis, Esq. DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, Arizona 85016 (480) 606-5100	Mitchell Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4159

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE*

Title of Each Class of Securities To be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)(3)
Common Stock, par value $0.01 per share	$15,000,000	$1,719.00
Warrants (4)	—	— (5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	This registration statement is being submitted in accordance with the procedures described in the announcement of the Division of Corporation Finance of the Securities and Exchange Commission regarding submission of draft registration statements by emerging growth companies pursuant to the Jumpstart Our Business Startups Act of 2012. Accordingly, a registration fee is not required for this confidential draft registration statement submission.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price, including the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	We have agreed to issue warrants exercisable within three years after the effective date of this registration statement representing 10% of the shares issued in the offering (the “Underwriter Warrants”) to Roth Capital Partners, LLC for nominal consideration. Resales of the Underwriter Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of shares of common stock issuable upon exercise of the Underwriter Warrants are also being similarly registered on a delayed or continuous basis hereby. See “Underwriting.”
(5)	No fee required pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Dated             , 2012

                    Shares

Common Stock

This is the initial public offering of common stock of NV5 Holdings, Inc. We are offering shares of our common stock.

Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $ and $ per share. We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “NVHI.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 9 for a discussion of the factors you should consider before you make your decision to invest in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” beginning on page 85 for disclosure regarding compensation payable to the underwriters by us.

We have granted the underwriters a 45-day option to purchase up to a maximum of additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments of shares, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about             , 2012.

Sole Book-Running Manager

Roth Capital Partners

The date of this prospectus is             , 2012

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

Through and including            , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For Investors Outside the U.S.: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Our name, our logo, and other trademarks or service marks of ours appearing in this prospectus are the property of NV5 Holdings, Inc. Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of their respective holders.

INDUSTRY DATA

We use industry and market data throughout this prospectus, which we have obtained from market research, independent industry publications, or other publicly available information. Although we believe that each such source is reliable as of its respective date, the information contained in such sources has not been independently verified. While we are not aware of any misstatements regarding any industry and market data presented herein, such data is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of the offering, but does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, especially the risks of investing in our common stock described under “Risk Factors.” Unless otherwise indicated or the context otherwise requires, all references in this prospectus to (i) “NV5 Holdings,” “we,” “us,” and “our” refer to NV5 Holdings, Inc., a Delaware corporation, its consolidated subsidiaries, and the business of Nolte as our historical accounting predecessor, (ii) “NV5” refers to NV5, Inc., a Delaware corporation and a wholly owned subsidiary of ours, and (iii) “Nolte” refers to Nolte Associates, Inc., a California corporation and a wholly owned subsidiary of ours.

Overview

We are a leading independently-owned provider of professional and technical consulting and certification services to public and private sector clients. We focus on the infrastructure, construction, real estate, and environmental markets. The scope of our projects includes planning, design, consulting, permitting, inspection and field supervision, and management oversight. We also provide forensic engineering, litigation support, condition assessment, and compliance certification.

As the needs of our clients have evolved, we have grouped our capabilities into five core vertical service offerings:

•	infrastructure, engineering, and support services;

•	construction quality assurance;

•	public and private consulting and outsourcing;

•	asset management consulting; and

•	occupational, health, safety, and environmental consulting.

Although historically we have concentrated on the first two service sectors, we believe that our three newer service offerings will become increasingly important to our business as we continue to grow through both organic expansion and strategic acquisitions.

We operate our business through a network of over 20 locations in California, Colorado, Utah, Florida, and New Jersey. All of our offices utilize our shared services platform, which consists of human resources, marketing, finance, information technology, legal, and other resources at our corporate headquarters. Our shared services platform is intended to optimize the performance of our business as we increase our scale and scope. By maintaining a centralized, shared services platform, we believe we can better manage our business, apply universal financial and operational controls and procedures, increase efficiencies, and drive lower-cost solutions.

We currently maintain a staff of approximately 390 employees, which includes approximately 165 licensed engineers and other professionals. Our engineers and other professionals have a well-established track record of providing a wide range of services to our customers. Combined with our support technology and software, our professionals are equipped to quickly and effectively respond to the needs of our clients.

Our primary clients include U.S. federal, state, municipal, and local governments; military and defense clients; and public agencies. We also serve quasi-public and private sector clients from the education, healthcare, energy, and utilities fields, including schools, universities, hospitals, health care providers, insurance providers, large utility service providers, and large and small energy producers.

During our 60 years in the engineering and consulting business, we have worked with such clients and on such well-known projects as (in alphabetical order):

•	California Department of Transportation, or Caltrans, CA;

•	Equatorial Guinea LNG (Liquefied Natural Gas) Facility, Africa;

•	Fort Lauderdale Hollywood International Airport, FL;

•	Miami International Airport, FL; and

•	South Florida Water Management District, FL.

Our current representative clients and project portfolio include (in alphabetical order):

•	City of Colorado Springs, CO;

•	Florida Power and Light, FL;

•	Princeton University, NJ;

•	San Diego Gas & Electric, CA; and

•	University of Miami, FL.

Industry

We provide services in the areas of engineering and consulting, one of the largest professional service markets in the U.S. Engineering and consulting applies scientific knowledge to design structures, products, and industrial processes for both the constructed and natural environment. Engineering and consulting also provides clients with technical studies, planning, engineering, design, and construction management services. Clients vary in size and scope from local public agencies and private companies to national governments and large multinational corporations.

According to IBISWorld, the industry is extremely fragmented and made up of approximately 139,000 firms in the U.S., with a combined revenue of approximately $180 billion in 2011. The firms range from large, global, multidisciplinary suppliers of a comprehensive range of planning, design, and project delivery services to small- to medium-sized companies that tend to specialize in selected areas of the project delivery process. Clients come from all sectors and levels of society and include U.S. federal, state, municipal, and local governmental property owners, quasi-public and private clients from the education, healthcare, energy, and utilities fields, as well as national governments and large multinational corporations.

Competitive Strengths

We believe we have the following competitive strengths:

Organizational structure that enhances client service. We operate our business using a vertical structure grouped by service offerings rather than the geography-based structure utilized by many of our competitors. This structure ensures that clients engaging our services in any given sector, regardless of the location of the project, have access to the services of our most highly qualified professionals. Our most skilled engineers and professionals in each service sector work directly with the clients engaging those services, which facilitates relationship-based interactions between our key employees and clients and assists in developing long-term client relationships. In addition, this structure encourages an entrepreneurial spirit among our professionals.

Expertise in local markets. To complement our vertical service model, we maintain a network of over 20 locations on both the west and east coasts of the U.S. Each of our offices is staffed with quality professionals who understand the local and regional markets in which they serve. Our local professionals are allowed to concentrate entirely on their local market client engagements while being supported by our shared services platform, under which we perform various back office functions on a centralized basis.

Strong, long-term client relationships. Our combination of local market experience and professionals with expertise in multiple vertical service sectors has enabled us to develop strong relationships with our core clients. Some of our professionals have worked with our key clients for decades. For example, we have worked with San Diego Gas & Electric for over 30 years and are recognized as a preferred source of expertise by Princeton University and Caltrans. By serving as a long-term partner with our clients, we are able to gain a deep understanding of their overall business needs as well as the unique technical requirements of their projects. This increased understanding gives us the opportunity to provide superior value to our clients by allowing us to more fully assess and better manage the risks inherent in their projects.

Experienced, talented, and motivated employees. We employ seasoned professionals with a broad array of specialties and a strong customer service orientation. Our executive officers have an average of more than 20 years of operating and management experience in or supporting the engineering and consulting industry and in analyzing potential acquisition transactions. Our corporate culture places a high priority on investing in our people, and our compensation system emphasizes the use of performance-based incentives, including opportunities for stock ownership, which we believe helps to attract, motivate, and retain top professionals.

Industry-recognized quality of service. We believe that we have developed a strong reputation for quality service based upon our industry-recognized depth of experience, ability to attract and retain quality professionals, and expertise across multiple service sectors. During the past several years, we received many industry certificates, awards, and national rankings, including:

•	2011 Engineering News-Record Top 500 Design Firms;

•	2011 Engineering News-Record Top 100 Construction Management-for-Fee Firms;

•	2011 Sacramento Regional Transit District: Transit Oriented Design of the Year;

•	2010 Engineering News-Record: Best of the Best Government Building Award;

•	2009 Caltrans: Excellence in Transportation Design Award; and

•	2009 Construction Management Association of America, Northern California: Infrastructure Project of the Year.

Growth Strategies

We intend to pursue the following growth strategies as we seek to expand our market share and position ourselves as a preferred, single-source provider of professional and technical consulting and certification services to our clients:

Seek strategic acquisitions to enhance or expand our services offerings. We seek acquisitions that allow us to expand or enhance our capabilities in our existing service offerings. In analyzing new acquisitions, we pursue opportunities that provide either the critical mass to function as a profitable, stand-alone operation or are geographically situated to be complementary to our existing operations. We believe that expanding our business through strategic acquisitions will enable us to exploit economies of scale in the areas of finance, human resources, marketing, administration, information technology, and legal, while also providing cross-selling opportunities among our vertical service offerings.

Continue to focus on public sector clients while building private sector client capabilities. We have historically derived the majority of our revenue from public sector clients. Even during unsteady economic periods, we have capitalized on public sector business opportunities resulting from outsourcing initiatives, continued efforts to address the challenges presented by the nation’s aging infrastructure system, and the need to provide solutions for transportation, energy, water, and waste water requirements. However, we also seek to obtain additional clients in the private sector, which typically sees greater growth during times of economic expansion, by networking, participating in certain organizations, and monitoring private project databases. We will continue to pursue private sector clients when such opportunities present themselves. We believe our ability to service the needs of both public and private sector clients gives us the flexibility to seek and obtain engagements regardless of the current economic conditions.

Strengthen and support our human capital. Our experienced employees and management team are our most valuable resources. Attracting, training, and retaining key personnel has been and will remain critical to our success. To achieve our human capital goals, we intend to remain focused on providing our personnel with entrepreneurial opportunities to increase client contact within their areas of expertise and to expand our business within our service offerings. We will also continue to provide our personnel with training, personal and professional growth opportunities, performance-based incentives, including opportunities for stock ownership, and other competitive benefits.

Risk Factors

An investment in our common stock involves risks. Please see the section of this prospectus entitled “Risk Factors” for a discussion of the factors you should consider before deciding to invest in our common stock. These risks include, among other things:

•	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;

•	changes in demand from the local and state government and private clients that we serve;

•	general economic conditions, nationally and globally, and their effect on the market for our services;

•	fluctuations in our results of operations;

•	the government’s funding and budgetary approval process;

•	the possibility that our contracts may be terminated by our clients;

•	our ability to win new contracts and renew existing contracts;

•	our dependence on a limited number of clients;

•	our ability to successfully execute our mergers and acquisitions strategy, including the integration of new companies into our business;

•	our ability to successfully manage our growth strategy;

•	competitive pressures and trends in our industry and our ability to successfully compete with our competitors;

•	the credit and collection risks associated with our clients;

•	changes in laws, regulations, or policies;

•	the enactment of legislation that could limit the ability of local, state and federal agencies to contract for our privatized services;

•	our ability to complete our backlog of uncompleted projects as currently projected;

•	the risk of employee misconduct or our failure to comply with laws and regulations;

•	our ability to control, and operational issues pertaining to, business activities that we conduct with business partners and other third parties;

•	control by our principal stockholder and the existence of certain anti-takeover measures in our governing documents; and

•

other factors identified throughout this prospectus, including those discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Our History

We conduct our operations through two primary operating subsidiaries: (i) Nolte, which began operations in 1949 and was incorporated as a California corporation in 1957, and (ii) NV5, which was incorporated as a Delaware corporation in 2009.

In March 2010, NV5 acquired the construction quality assurance operations of Bureau Veritas North America, Inc. In August 2010, NV5 acquired a majority of the outstanding shares of Nolte and succeeded to substantially all of Nolte’s business. Because NV5’s business prior to the Nolte acquisition was insignificant, Nolte is considered to be our historical accounting predecessor for financial statement reporting purposes.

In October 2011, NV5 and Nolte completed a reorganization transaction in which NV5 Holdings was incorporated as a Delaware corporation and, thereafter, became the holding company under which NV5 and Nolte conduct operations.

Corporate Information

Our principal executive offices are located at 200 South Park Road, Suite 350, Hollywood, Florida 33021 and our telephone number is (954) 495-2112. Our website address is www.nv5.com. The information on, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus.

OFFERING SUMMARY

Common stock offered by us	shares (or shares if the underwriters exercise their over-allotment option in full).

Over-allotment option	We have granted the underwriters a 45-day option to purchase up to a maximum of additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotment of shares, if any.

Common stock outstanding after this offering	shares (or shares if the underwriters exercise their over-allotment option in full).

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full, based on the midpoint of the price range set forth on the cover page of this prospectus. We intend to use the net proceeds to pay the expenses of this offering and for general corporate purposes, including funding future acquisitions.

Dividend policy	We do not anticipate declaring or paying any cash dividends on our common stock following our initial public offering.

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market symbol	NVHI

The number of shares of our common stock to be outstanding following this offering is based on shares of our common stock outstanding as of        , 2012, and excludes        shares of common stock reserved for future issuance under our equity incentive plan.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	the rounding of all fractional share amounts to the nearest whole number;

•	no exercise by the underwriters of their over-allotment option to purchase up to additional shares from us;

•	no exercise by Roth of the Underwriter Warrants; and

•	no conversion of the Nolte Note (as described herein).

SUMMARY FINANCIAL AND OTHER DATA

The following table sets forth the summary financial and operating data as of the dates and for the periods indicated. The consolidated statements of operations data for the years ended December 31, 2011 and 2010 has been derived from the audited financial statements of NV5 Holdings, which are included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2011 and 2010 has been derived from the audited financial statements of NV5 Holdings, which are included elsewhere in this prospectus. The unaudited pro forma statement of operations data for the year ended December 31, 2010 combines the historical NV5 consolidated statement of operations data for such period with the historical Nolte statement of operations data for such period, giving effect to the 2010 acquisition of control of Nolte as if it had occurred on January 1, 2010, which are included elsewhere in this prospectus. Nolte is considered to be our historical accounting predecessor for financial statement reporting purposes, as NV5’s business prior to the Nolte acquisition was insignificant and NV5 succeeded to substantially all of the business of Nolte as part of the Nolte acquisition. Nolte previously reported its financial results for the 52/53 week period ending on the Thursday closest to September 30. References to the period from October 2, 2009 to August 3, 2010 refer to the results of operations and cash flows of Nolte for the period that began on October 2, 2009, the first day of Nolte’s fiscal year, and ended August 3, 2010, the date of acquisition. The successor consolidated financial statements for the year ended December 31, 2010 include the results of Nolte for the period from the acquisition date to December 31, 2010.

You should read the following financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data (dollars in thousands, except per share data):

	Year Ended December 31,			Period October 2, 2009 to August 3, 2010
	2011	2010 (Pro Forma) (1)	2010
		(unaudited)
Gross contract revenues	$63,366	$64,660	$32,098	$43,450

Gross profit	$32,418	$32,673	$16,232	$22,796

Income (loss) from continuing operations	$1,916	$134	$(106)	$201

Discontinued operations, net	$33	$(264)	$35	$(162)

Non-controlling interest	$(530)	$(80)	$(104)	$—

Net income (loss)	$1,419	$(210)	$(175)	$39

Earnings (loss) per share:
Basic	$1.01	$(0.15)	$(0.12)	$0.12
Diluted	$0.95	$(0.15)	$(0.12)	$0.12

Unaudited pro forma earnings (loss) per share (2):
Basic	$1.16	$—	$—	$—
Diluted	$1.07	$—	$—	$—

(1)	Represents pro forma results of operations assuming that the Nolte acquisition occurred on January 1, 2010.
(2)	Represents pro forma data assuming NV5 acquired the remaining 37% of Nolte as of January 1, 2011 and the elimination of $530 of earnings allocated to the non-controlling interest.

Balance Sheet Data (dollars in thousands):

	As of December 31,
	2011	2010
Cash and cash equivalents	$2,762	$3,438
Accounts receivable	$15,457	$16,687
Total assets	$28,000	$32,336
Long-term debt and obligations	$5,344	$7,071
Total liabilities	$17,478	$22,656
Total stockholders’ equity	$10,522	$9,680

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the following risks and the other information contained in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks described below are those that we believe are the material risks we face. Any of the risks described below, and others that we did not anticipate, could significantly and adversely affect our business, prospects, financial condition, results of operations, and liquidity. As a result, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business and Industry

The loss of key personnel or our inability to attract and retain qualified personnel could significantly disrupt our business.

As a professional and technical consulting and certification services company, we are labor intensive and, therefore, our ability to attract, retain, and expand our senior management, sales personnel, and professional and technical staff is an important factor in determining our future success. The market for qualified scientists, engineers, and sales personnel is competitive and we may not be able to attract and retain such professionals. It may also be difficult to attract and retain qualified individuals in the timeframe demanded by our clients. Furthermore, some of our government contracts may require us to employ only individuals who have particular government security clearance levels. Our failure to attract and retain key individuals could impair our ability to provide services to our clients and conduct our business effectively. In addition, with the exception of certain of our executive officers, we do not have employment agreements with any of our employees. The loss of the services of any key personnel could adversely affect our business. We do not maintain key-man life insurance policies on any of our executive officers.

We depend on the continued services of Mr. Dickerson Wright, our Chairman, Chief Executive Officer, and President. We cannot assure you that we will be able to retain the services Mr. Wright.

We are dependent upon the efforts and services of Mr. Dickerson Wright, our Chairman, Chief Executive Officer, and President, because of his knowledge, experience, skills, and relationships with major clients and other members of our management team. The loss of the services of Mr. Wright for any reason could have an adverse effect on our operations.

Demand from our state and local government and private clients is cyclical and vulnerable to economic downturns. If the economy remains weak or client spending declines further, then our revenue, profits, and financial condition may deteriorate.

Demand for services from our state and local government and private clients is cyclical and vulnerable to economic downturns, which may result in clients delaying, curtailing, or canceling proposed and existing projects. Our business traditionally lags the overall recovery in the economy. Therefore, our business may not recover immediately when the economy improves. If the economy remains weak or client spending declines further, then our revenue, profits, and overall financial condition may deteriorate. Our state and local government clients may face budget deficits that prohibit them from funding new or existing projects. In addition, our existing and potential clients may either postpone entering into new contracts or request price concessions. Difficult financing and economic conditions may cause some of our clients to demand better pricing terms or delay payments for services we perform, thereby increasing the average number of days our receivables are outstanding and the potential of increased credit losses on uncollectible invoices. Further, these conditions may result in the inability of some of our clients to pay us for services that we have already performed. If we are not able to reduce our costs quickly enough to respond to the revenue decline from these clients, our operating results may be adversely affected. Accordingly, these factors affect our ability to forecast our future revenue and earnings from business areas that may be adversely impacted by market conditions.

Our operating results may be adversely impacted by worldwide economic uncertainties and specific conditions in the markets we address.

General worldwide economic conditions have experienced a downturn due to the lack of available credit, slower economic activity, concerns about inflation and deflation, increased energy costs, decreased consumer confidence, reduced corporate profits and capital spending, and adverse business conditions. These conditions make it extremely difficult for our clients and vendors to accurately forecast future business activities, which could cause businesses to slow spending on services. Such conditions have also made it very difficult for us to predict the short-term and long-term impacts on our business. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery worldwide or in our industry, and any such economic slowdown could have any adverse effect on our results of operations.

Our revenue, expenses, and operating results may fluctuate significantly.

Our revenue, expenses, and operating results may fluctuate significantly because of numerous factors, some of which may contribute to more pronounced fluctuations in an uncertain global economic environment. These factors include, but are not limited to:

•	general economic or political conditions;

•	unanticipated changes in contract performance that may affect profitability, particularly with contracts that are fixed-price or have funding limits;

•	seasonality of the spending cycle of our public sector clients, notably the U.S. federal government, the spending patterns of our private sector clients, and weather conditions;

•	budget constraints experienced by our federal, state, and local government clients;

•	integration of acquired companies;

•	employee hiring, utilization, and turnover rates;

•	loss of key employees;

•	the number and significance of client contracts commenced and completed during a quarter;

•	creditworthiness and solvency of clients;

•	the ability of our clients to terminate contracts without penalties;

•	delays incurred in connection with a contract;

•	the size, scope, and payment terms of contracts;

•	contract negotiations on change orders and collections of related accounts receivable;

•	the timing of expenses incurred for corporate initiatives;

•	reductions in the prices of services offered by our competitors;

•	threatened or pending litigation;

•	legislative and regulatory enforcement policy changes that may affect demand for our services;

•	the impairment of goodwill on identifiable intangible assets;

•	stock-based compensation expense;

•

actual events, circumstances, outcomes, and amounts differing from judgments, assumptions, and estimates used in determining the value of certain assets (including the amounts of related valuation allowances), liabilities, and other items reflected in our consolidated financial statements;

•	how well we execute our strategy and operating plans; and

•	changes in tax laws or regulations or accounting rules.

As a consequence, operating results for a particular future period are difficult to predict and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations and financial condition that could adversely affect our stock price.

We derive a majority of our revenue from government agencies, and any disruption in government funding or in our relationship with those agencies could adversely affect our business.

During fiscal year 2011, we generated a substantial majority of our revenue from projects funded by U.S. federal, state, and local government agencies. A significant amount of this revenue is derived under multi-year contracts, many of which are appropriated on an annual basis. As a result, at the beginning of a project, the related contract may be only partially funded, and additional funding is normally committed only as appropriations are made in each subsequent year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by numerous factors as noted below. Our backlog includes only the projects that have had funding appropriated.

The demand for our government-related services is generally driven by the level of government program funding. Accordingly, the success and further development of our business depends, in large part, upon the continued funding of these government programs, and upon our ability to obtain contracts and perform well under these programs. There are several factors that could materially affect our government contracting business, including the following:

•

uncertainty surrounding how funds are being distributed under The American Recovery and Reinvestment Act of 2009 (“ARRA”) and into what governmental areas such funds are being used, and how much funding may remain available;

•	changes in and delays or cancellations of government programs, requirements, or appropriations;

•	budget constraints or policy changes resulting in delay or curtailment of expenditures related to the services we provide;

•	re-competes of government contracts;

•	the timing and amount of tax revenue received by federal, state, and local governments, and the overall level of government expenditures;

•	curtailment in the use of government contracting firms;

•	delays associated with insufficient numbers of government staff to oversee contracts;

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the increasing preference by government agencies for contracting with small and disadvantaged businesses, including the imposition of set percentages of prime and subcontracts to be awarded to such businesses for which we would not qualify;

•	competing political priorities and changes in the political climate with regard to the funding or operation of the services we provide;

•	the adoption of new laws or regulations affecting our contracting relationships with the federal, state, or local governments;

•	a dispute with or improper activity by any of our subcontractors; and

•	general economic or political conditions.

These and other factors could cause government agencies to delay or cancel programs, to reduce their orders under existing contracts, to exercise their rights to terminate contracts, or not to exercise contract options for renewals or extensions. Any of these actions could have a material adverse effect on our revenue or timing of contract payments from these agencies.

Each year, client funding for some of our government contracts may rely on government appropriations or public-supported financing. If adequate public funding is delayed or is not available, then our profits and revenue could decline.

Each year, client funding for some of our government contracts may directly or indirectly rely on government appropriations or public-supported financing such as the ARRA. It is possible that ARRA funding will never be allocated to projects that represent opportunities for us to the extent that we anticipate, if at all. Legislatures may appropriate funds for a given project on a year-by-year basis, even though the project may take more than one year to perform. In addition, public-supported financing such as state and local municipal bonds may be only partially raised to support existing projects. Public funds and the timing of payment of these funds may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, increases in raw material costs, delays associated with insufficient numbers of government staff to oversee contracts, budget constraints, the timing and amount of tax receipts, and the overall level of government expenditures. If adequate public funding is not available or is delayed, then our profits and revenue could decline.

A delay in the completion of the budget process of the U.S. government could delay procurement of our services and have an adverse effect on our future revenue.

When the U.S. government does not complete its budget process before its fiscal year-end on September 30 in any year, government operations are typically funded by means of a continuing resolution. Under a continuing resolution, the government essentially authorizes agencies of the U.S. government to continue to operate and fund programs at the prior year end but does not authorize new spending initiatives. When the U.S. government operates under a continuing resolution, government agencies may delay the procurement of services, which could reduce our future revenue.

California state budgetary constraints may have a material adverse impact on us.

The state of California has experienced, and is continuing to experience, a significant budget shortfall and other related budgetary issues and constraints. The state of California has historically been and is considered to be a key geographic region for our business, as approximately 70% of our revenue is from California-based projects. Ongoing uncertainty as to the timing and accessibility of budgetary funding, changes in state funding allocations to local agencies and municipalities, or other delays in purchasing for, or commencement of, projects have had and may continue to have a negative impact on our net sales and contract revenues and our income.

Governmental agencies may modify, curtail, or terminate our contracts at any time prior to their completion and, if we do not replace them, we may suffer a decline in revenue.

Most government contracts may be modified, curtailed, or terminated by the government either at its discretion or upon the default of the contractor. If the government terminates a contract at its discretion, then we typically are able to recover only costs incurred or committed, settlement expenses, and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profits from that contract. In addition, the U.S. government has announced its intention to scale back outsourcing of services in favor of “insourcing” jobs to its employees, which could reduce the number of contracts awarded to us. The adoption of similar practices by other government entities could also adversely affect our revenues. If a government terminates a contract due to our default, we could be liable for excess costs incurred by the government in obtaining services from another source.

Our failure to win new contracts and renew existing contracts with private and public sector clients could adversely affect our profitability.

Our business depends on our ability to win new contracts and renew existing contracts with private and public sector clients. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors. These factors include market conditions, financing arrangements, and required governmental approvals. For example, a client may require us to provide a bond or letter of credit to protect the client should we fail to perform under the terms of the contract. If negative market conditions arise, or if we fail to secure adequate financial arrangements or the required government approval, we may not be able to pursue particular projects, which could adversely affect our profitability.

Our inability to win or renew government contracts during regulated procurement processes or preferences granted to certain bidders for which we would not qualify could harm our operations and significantly reduce or eliminate our profits.

Government contracts are awarded through a regulated procurement process. The U.S. federal government has increasingly relied upon multi-year contracts with pre-established terms and conditions, such as indefinite delivery/indefinite quantity (“IDIQ”) contracts, which generally require those contractors who have previously been awarded the IDIQ to engage in an additional competitive bidding process before a task order is issued. The increased competition, in turn, may require us to make sustained efforts to reduce costs in order to realize revenue and profits under government contracts. If we are not successful in reducing the amount of costs we incur, our profitability on government contracts will be negatively impacted. The U.S. federal government has also increased its use of IDIQs in which the client qualifies multiple contractors for a specific program and then awards specific task orders or projects among the qualified contractors. As a result, new work awards tend to be smaller and of shorter duration, since the orders represent individual tasks rather than large, programmatic assignments. In addition, the U.S. government has announced its intention to scale back outsourcing of services in favor of “insourcing” jobs to its employees, which could reduce our revenue. Moreover, even if we are qualified to work on a government contract, we may not be awarded the contract because of existing government policies designed to protect small businesses and underrepresented minority contractors, which would not apply to us. The federal government has announced specific statutory goals regarding awarding prime and subcontracts to small businesses, women-owned small businesses, and small disadvantaged businesses, with the result that we may be obligated to involve such businesses as subcontractors with respect to these contracts at lower margins than when we use our own professionals. Our inability to win or renew government contracts during regulated procurement processes or as a result of the policies pursuant to which these processes are implemented could harm our operations and significantly reduce or eliminate our profits.

If we fail to complete a project in a timely manner, miss a required performance standard, or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may reduce or eliminate our overall profitability.

Our engagements often involve large-scale, complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our clients and our ability to effectively manage the project and deploy appropriate resources, including third-party contractors and our own personnel, in a timely manner. We may commit to a client that we will complete a project by a scheduled date. We may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, we may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond our control, including unavoidable delays from government inaction, public opposition, inability to obtain financing, weather conditions, unavailability of vendor materials, changes in the project scope of services requested by our clients, industrial accidents, environmental hazards, labor disruptions, and other factors. To the extent these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, incur a loss on a project, which may reduce or eliminate our overall profitability. Further, any defects or errors, or failures to meet our clients’ expectations, could result in claims for damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, errors, mistakes, or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued.

We depend on a limited number of clients for a significant portion of our business.

Our ten largest clients accounted for approximately 43% of our consolidated contract revenue in fiscal year 2011. The loss of, or reduction in orders from, these clients could have a material adverse effect on our business, financial condition, and results of operations.

We have made and expect to continue to make acquisitions that could disrupt our operations and adversely impact our business and operating results. Our ability to successfully integrate acquisitions could impede us from realizing all of the benefits of the acquisitions, which could weaken our results of operations.

A key part of our growth strategy is to acquire other companies that complement our service offerings or broaden our technical capabilities and geographic presence. Acquisitions involve certain known and unknown risks that could cause our actual growth or operating results to differ from our expectations or the expectations of securities analysts. For example:

•	we may not be able to identify suitable acquisition candidates or acquire additional companies on acceptable terms;

•	we may pursue international acquisitions, which inherently pose more risk than domestic acquisitions;

•	we compete with others to acquire companies, which may result in decreased availability of, or increased price for, suitable acquisition candidates;

•	we may not be able to obtain the necessary financing on favorable terms, or at all, to finance any of our potential acquisitions;

•	we may ultimately fail to consummate an acquisition even if we announce that we plan to acquire a company; and

•	acquired companies may not perform as we expect, and we may fail to realize anticipated revenue and profits.

In addition, our acquisition strategy may divert management’s attention away from our existing businesses, resulting in the loss of key clients or key employees, and expose us to unanticipated problems or legal liabilities, including responsibility as a successor-in-interest for undisclosed or contingent liabilities of acquired businesses or assets.

Our inability to successfully integrate future acquisitions could impede us from realizing all of the benefits of those acquisitions and could severely weaken our business operations. The integration process may disrupt our business and, if implemented ineffectively, may preclude realization of the full benefits expected by us and could harm our results of operations. In addition, the overall integration of the combining companies may result in unanticipated problems, expenses, liabilities, and competitive responses, and may cause our stock price to decline.

The difficulties of integrating an acquisition include, among others:

•	unanticipated issues in integration of information, communications, and other systems;

•	unanticipated incompatibility of logistics, marketing, and administration methods;

•	maintaining employee morale and retaining key employees;

•	integrating the business cultures of both companies;

•	preserving important strategic client relationships;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•	coordinating geographically separate organizations.

In addition, even if the operations of an acquisition are integrated successfully, we may not realize the full benefits of the acquisition, including the synergies, cost savings, or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all.

Further, acquisitions may also cause us to:

•	issue common stock that would dilute our current stockholders’ ownership percentage;

•	use a substantial portion of our cash resources;

•	increase our interest expense, leverage, and debt service requirements if we incur additional debt to pay for an acquisition;

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assume liabilities, including environmental liabilities, for which we do not have indemnification from the former owners, as was the case in our acquisition of Nolte, or have indemnification that may be subject to dispute or concerns regarding the creditworthiness of the former owners;

•	record goodwill and non-amortizable intangible assets that are subject to impairment testing on a regular basis and potential impairment charges;

•	experience volatility in earnings due to changes in contingent consideration related to acquisition liability estimates;

•	incur amortization expenses related to certain intangible assets;

•	lose existing or potential contracts as a result of conflict of interest issues;

•	incur large and immediate write-offs; or

•	become subject to litigation.

Finally, acquired companies that derive a significant portion of their revenue from the U.S. federal government and that do not follow the same cost accounting policies and billing practices that we follow may be subject to larger cost disallowances for greater periods than we typically encounter. If we fail to determine the existence of unallowable costs and do not establish appropriate reserves in advance of an acquisition, we may be exposed to material unanticipated liabilities, which could have a material adverse effect on our business.

If we are not able to successfully manage our growth strategy, our business and results of operations may be adversely affected.

Our expected future growth presents numerous managerial, administrative, operational, and other challenges. Our ability to manage the growth of our operations will require us to continue to improve our management information systems and our other internal systems and controls. In addition, our growth will increase our need to attract, develop, motivate, and retain both our management and professional employees. The inability of our management to effectively manage our growth or the inability of our employees to achieve anticipated performance could have a material adverse effect on our business.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from achieving our growth objectives.

We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Our industry is highly competitive, and we may not be able to compete effectively with competitors.

Our industry is highly fragmented and intensely competitive. Our competitors are numerous, ranging from small private firms to multi-billion dollar public companies. Contract awards are based primarily on quality of service, relevant experience, staffing capabilities, reputation, geographic presence, stability, and price. In addition, the technical and professional aspects of our services generally do not require large upfront capital expenditures and provide limited barriers against new competitors. Many of our competitors have achieved greater market penetration in some of the markets in which we compete and have more personnel, technical, marketing, and financial resources or financial flexibility than we do. As a result of the number of competitors in the industry, our clients may select one of our competitors on a project due to competitive pricing or a specific skill set. These competitive forces could force us to make price concessions or otherwise reduce prices for our services. If we are unable to maintain our competitiveness, our market share, revenue, and profits could decline.

Our business and operating results could be adversely affected by losses under fixed-price contracts.

Fixed-price contracts require us to either perform all work under the contract for a specified lump sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. In fiscal year 2011, approximately 15% of our revenue was recognized under fixed-price contracts. Fixed-price contracts expose us to a number of risks not inherent in cost-plus and time and material contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, problems with new technologies, delays beyond our control, failures of subcontractors to perform, and economic or other changes that may occur during the contract period. Losses under fixed-price contracts could be substantial and adversely impact our results of operations.

If our clients delay in paying or fail to pay amounts owed to us, it could have a material adverse effect on our liquidity, results of operations, and financial condition.

Accounts receivable represent the largest asset on our balance sheet. While we take steps to evaluate and manage the credit risks relating to our clients, economic downturns or other events can adversely affect the markets we serve and our clients ability to pay, which could reduce our ability to collect all amounts due from clients. If our clients delay in paying or fail to pay us a significant amount of our outstanding receivables, it could have a material adverse effect on our liquidity, results of operations, and financial condition.

If we extend a significant portion of our credit to clients in a specific geographic area or industry, we may experience disproportionately high levels of collection risk and nonpayment if those clients are adversely affected by factors particular to their geographic area or industry.

Our clients include public and private entities that have been, and may continue to be, negatively impacted by the changing landscape in the global economy. We face collection risk as a normal part of our business where we perform services and subsequently bill our clients for such services. Approximately 14% of our 2011 revenues are from one client. In the event that we have concentrated credit risk from clients in a specific geographic area or industry, continuing negative trends or a worsening in the financial condition of that specific geographic area or industry could make us susceptible to disproportionately high levels of default by those clients. Such defaults could materially adversely impact our ability to collect our receivables and , ultimately, our revenues and results of operations.

As a government contractor, we must comply with various procurement laws and regulations and are subject to regular government audits. A violation of any of these laws and regulations or the failure to pass a government audit could result in sanctions, contract termination, forfeiture of profit, harm to our reputation, or loss of our status as an eligible government contractor and could reduce our profits and revenue.

We must comply with and are affected by U.S. federal, state, local, and foreign laws and regulations relating to the formation, administration, and performance of government contracts. For example, we must comply with defective-pricing clauses found within the Federal Acquisition Regulation (“FAR”), the Truth in Negotiations Act, Cost Accounting Standards (“CAS”), the ARRA, the Services Contract Act, and the U.S. Department of Defense security regulations, as well as many other rules and regulations. In addition, we must also comply with other government regulations related to employment practices, environmental protection, health and safety, tax, accounting, and anti-fraud measures, as well as many others regulations in order to maintain our government contractor status. These laws and regulations affect how we do business with our clients and, in some instances, impose additional costs on our business operations. Although we take precautions to prevent and deter fraud, misconduct, and non-compliance, we face the risk that our employees or outside partners may engage in misconduct, fraud, or other improper activities. Government agencies routinely audit and investigate government contractors. These government agencies review and audit a government contractor’s performance under its contracts and cost structure and evaluate compliance with applicable laws, regulations, and standards. In addition, during the course of its audits, such agencies may question our incurred project costs. If such agencies believe we have accounted for such costs in a manner inconsistent with the requirements for FAR or CAS, the agency auditor may recommend to our U.S. government corporate administrative contracting officer that it disallow such costs. Historically, we have not experienced significant disallowed costs as a result of government audits. However, we can provide no assurance that such government audits will not result in a material disallowance for incurred costs in the future. In addition, government contracts are subject to a variety of other requirements relating to the formation, administration, performance and accounting for these contracts. We may also be subject to qui tam litigation brought by private individuals on behalf of the government under the Federal Civil False Claims Act, which could include claims for treble damages. Government contract violations could result in the imposition of civil and criminal penalties or sanctions, contract termination, forfeiture of profit, or suspension of payment, any of which could make us lose our status as an eligible government contractor. We could also suffer serious harm to our reputation. Any interruption or termination of our government contractor status could reduce our profits and revenue significantly.

State and other public employee unions may bring litigation that seeks to limit the ability of public agencies to contract with private firms to perform government employee functions in the area of public improvements. Judicial determinations in favor of these unions could affect our ability to compete for contracts and may have an adverse effect on our revenue and profitability.

Over at least the last 20 years, state and other public employee unions have challenged the validity of propositions, legislation, charters, and other government regulations that allow public agencies to contract with private firms to provide services in the fields of engineering, design, and construction of public improvements that might otherwise be provided by public employees. These challenges could have the affect of eliminating or severely restricting the ability of municipalities to hire private firms for the purpose of designing and constructing public improvements, and otherwise require them to use union employees to perform the services. If a state or other public employee union is successful in its challenge and as a result the ability of state agencies to hire private firms is severely limited, such a decision would likely lead to additional litigation challenging the ability of the state, counties, municipalities, and other public agencies to hire private engineering, architectural, and other firms, the outcome of which could affect our ability to compete for contracts and may have an adverse effect on our revenue and profitability.

Our use of the percentage-of-completion method of revenue recognition could result in a reduction or reversal of previously recorded revenue and profits.

We account for some of our contracts on the percentage-of-completion method of revenue recognition. Generally, our use of this method results in recognition of revenue and profit ratably over the life of the contract based on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effects of revisions to revenue and estimated costs, including the achievement of award fees as well as the impact of change orders and claims, are recorded when the amounts are known and can be reasonably estimated. Such revisions could occur in any period and their effects could be material. Although we have historically made reasonably reliable estimates of the progress towards completion of long-term contracts, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenue and profit.

Our actual business and financial results could differ from the estimates and assumptions that we use to prepare our financial statements, which may significantly reduce or eliminate our profits.

To prepare financial statements in conformity with generally accepted accounting principles in the U.S. (“U.S. GAAP”), management is required to make estimates and assumptions as of the date of the financial statements. These estimates and assumptions could affect the reported values of assets, liabilities, revenue, and expenses as well as disclosures of contingent assets and liabilities. For example, we recognize revenue over the life of a contract based on the proportion of costs incurred to date compared to the total costs estimated to be incurred for the entire project. Areas requiring significant estimates by our management include:

•	the application of the percentage-of-completion method of accounting and revenue recognition on contracts, change orders, and contract claims;

•	provisions for uncollectible receivables and client claims and recoveries of costs from subcontractors, vendors, and others;

•	provisions for income taxes, research, and experimentation credits and related valuation allowances;

•	value of goodwill and recoverability of other intangible assets;

•	valuations of assets acquired and liabilities assumed in connection with business combinations;

•	valuation of stock-based compensation expense; and

•	accruals for estimated liabilities, including litigation and insurance reserves.

Our actual business and financial results could differ from those estimates, which may significantly reduce or eliminate our profits.

We had a material weakness in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

During the audit of our fiscal year 2011 financial statements, our independent registered public accounting firm identified a material weakness in our internal control over financial reporting, as defined under the standards of the Public Company Accounting Oversight Board. The weakness was noted in our process surrounding the reconciliation and review of certain general ledger account balances related to Nolte, which resulted in material adjustments to the fiscal year 2011 financial statements that were detected by their audit procedures.

We are currently in the process of remediating this material weakness, but have not completed our remediation efforts. It will take additional time to design, implement, and test the controls and procedures required to enable our management to conclude that our internal control over financial reporting is effective. As a result of previously identified material weaknesses, during fiscal year 2011, we implemented a number of significant changes and improvements in our internal control over financial reporting (some of which have not been fully implemented) to address and remediate the control deficiencies that led to the material weakness in internal controls. Management plans to continue to implement further changes and improvements during the remainder of fiscal 2012. We cannot assure you that the measures we have taken to date and plan to take will remediate the material weakness identified. We cannot at this time estimate how long it will take to complete our remediation efforts. We cannot assure you that the measures we plan to take will be effective in mitigating or preventing significant deficiencies or material weaknesses in our internal control over financial reporting. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses, and cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations (and, once we no longer qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) or a “smaller reporting company” as defined under related Securities and Exchange Commission rules, annual audit attestation reports) regarding the effectiveness of our internal control over financial reporting that will be required under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to annual reports that we will file as a public company. The existence of a material weakness could result in errors in our financial statements that could cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Internal Control Over Financial Reporting.”

Our profitability could suffer if we are not able to maintain adequate utilization of our workforce.

The cost of providing our services, including the extent to which we utilize our workforce, affects our profitability. The rate at which we utilize our workforce is affected by a number of factors, including:

•	our ability to transition employees from completed projects to new assignments and to hire and assimilate new employees;

•	our ability to forecast demand for our services and thereby maintain an appropriate headcount in each of our geographies and workforces;

•	our ability to manage attrition;

•	our need to devote time and resources to training, business development, professional development, and other non-chargeable activities; and

•	our ability to match the skill sets of our employees to the needs of the marketplace.

If we over utilize our workforce, our employees may become disengaged, which will impact employee attrition. If we under-utilize our workforce, our profit margin and profitability could suffer.

Our backlog is subject to cancellation and unexpected adjustments, and is an uncertain indicator of future operating results.

As of December 31, 2011, we had approximately $50.0 million of gross revenue backlog with approximately 84% of this amount expected to be recognized over the next 12 months. We include in backlog only those contracts for which funding has been provided and work authorizations have been received. We cannot guarantee that the revenue projected in our backlog will be realized or, if realized, will result in profits. In addition, project cancellations or scope adjustments may occur, from time to time, with respect to contracts reflected in our backlog. For example, certain of our contracts with the U.S. federal government and other clients are terminable at the discretion of the client, with or without cause. These types of backlog reductions could adversely affect our revenue and margins. Accordingly, our backlog as of any particular date is an uncertain indicator of our future earnings.

We may be precluded from providing certain services due to conflict of interest issues.

Many of our clients are concerned about potential or actual conflicts of interest in retaining management consultants. U.S. federal government agencies have formal policies against continuing or awarding contracts that would create actual or potential conflicts of interest with other activities of a contractor. These policies, among other things, may prevent us from bidding for or performing government contracts resulting from or relating to certain work we have performed. In addition, services performed for a private or government client may create a conflict of interest that precludes or limits our ability to obtain work from other public or private organizations. We have, on occasion, declined to bid on projects due to conflict of interest issues.

Employee, agent or partner misconduct or our overall failure to comply with laws or regulations could harm our reputation, reduce our revenue and profits, and subject us to criminal and civil enforcement actions.

Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one of our employees, agents, or partners could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with government procurement regulations, regulations regarding the protection of classified information, regulations prohibiting bribery and other foreign corrupt practices, regulations regarding the pricing of labor and other costs in government contracts, regulations on lobbying or similar activities, regulations pertaining to the internal controls over financial reporting, environmental laws, and any other applicable laws or regulations. For example, the Foreign Corrupt Practices Act (the “FCPA”), and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these regulations and laws, and we take precautions to prevent and detect misconduct. However, since our internal controls are subject to inherent limitations, including human error, it is possible that these controls could be intentionally circumvented or become inadequate because of changed conditions. As a result, we cannot assure that our controls will protect us from reckless or criminal acts committed by our employees and agents. Our failure to comply with applicable laws or regulations or acts of misconduct could subject us to fines and penalties, loss of security clearances, and suspension or debarment from contracting, any or all of which could harm our reputation, reduce our revenue and profits, and subject us to criminal and civil enforcement actions.

If our contractors and subcontractors fail to satisfy their obligations to us or other parties, or if we are unable to maintain these relationships, our revenue, profitability, and growth prospects could be adversely affected.

We depend on contractors and subcontractors in conducting our business. There is a risk that we may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, client concerns about the subcontractor, or our failure to extend existing task orders or issue new task orders under a subcontract. In addition, if any of our subcontractors fail to deliver on a timely basis the agreed-upon supplies, fail to perform the agreed-upon services or go out of business, then our ability to fulfill our obligations as a prime contractor may be jeopardized. The absence of qualified subcontractors with which we have a satisfactory relationship could adversely affect the quality of our service and our ability to perform under some of our contracts.

We also rely on relationships with other contractors when we act as their subcontractor or joint venture partner. Our future revenue and growth prospects could be adversely affected if other contractors eliminate or reduce their subcontracts or teaming arrangement relationships with us or if a government agency terminates or reduces these other contractors’ programs, does not award them new contracts, or refuses to pay under a contract.

Changes in resource management or infrastructure industry laws, regulations, and programs could directly or indirectly reduce the demand for our services which could in turn negatively impact our revenue.

Some of our services are directly or indirectly impacted by changes in U.S. federal, state, local, or foreign laws and regulations pertaining to resource management, infrastructure, and the environment. Accordingly, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation, or enforcement of these programs, could result in a decline in demand for our services, which could in turn negatively impact our revenue.

Legal proceedings, investigations, and disputes, including those assumed in acquisitions of other businesses for which we may not be indemnified, could result in substantial monetary penalties and damages, especially if such penalties and damages exceed or are excluded from existing insurance coverage.

We engage in professional and technical consulting and certification services that can result in substantial injury or damages that may expose us to legal proceedings, investigations, and disputes. For example, in the ordinary course of our business, we may be involved in legal disputes regarding personal injury claims, employee or labor disputes, professional liability claims, and general commercial disputes involving project cost overruns and liquidated damages as well as other claims. In addition, in the ordinary course of our business, we frequently make professional judgments and recommendations about environmental and engineering conditions of project sites for our clients. We may be deemed to be responsible for these judgments and recommendations if they are later determined to be inaccurate. Any unfavorable legal ruling against us could result in substantial monetary damages or even criminal violations.

In this regard, the agreement pursuant to which we acquired Nolte did not include representations and warranties regarding the business being acquired or any indemnification provisions or other assurances from the seller regarding Nolte. In the event any unforeseen matters arise, whether regarding the permits and authorizations required to run the Nolte business, filing of tax returns and payment of associated taxes, or the existence or extent of any contingent liabilities of the Nolte business (including third-party claims to which Nolte may be subject in the future including regarding professional liability for work performed prior to our acquisition of Nolte), we would be materially adversely affected if we were required to pay damages or incur defense costs in connection with a claim for which no such indemnity has been provided.

We maintain insurance coverage as part of our overall legal and risk management strategy to minimize our potential liabilities; however, insurance coverage contains exclusions and other limitations that may not cover our potential liabilities. Generally, our insurance program covers workers’ compensation and employer’s liability, general liability, automobile liability, professional errors and omissions liability, property, and contractor’s pollution liability (in addition to other policies for specific projects). Our insurance program includes deductibles or self-insured retentions for each covered claim. In addition, our insurance policies contain exclusions that insurance providers may use to deny or restrict coverage. Specialty liability and professional liability insurance policies provide for coverages on a “claims-made” basis, covering only claims actually made and reported during the policy period currently in effect. If we sustain liabilities that exceed or that are excluded from our insurance coverage or for which we are not insured, it could have a material adverse impact on our results of operations and financial condition, including our profits and revenue.

Unavailability or cancellation of third-party insurance coverage would increase our overall risk exposure as well as disrupt the management of our business operations.

We maintain insurance coverage from third-party insurers as part of our overall risk management strategy and some of our contracts require us to maintain specific insurance coverage limits. If any of our third-party insurers fail, suddenly cancel our coverage, or otherwise are unable to provide us with adequate insurance coverage, then our overall risk exposure and our operational expenses would increase and the management of our business operations would be disrupted. In addition, there can be no assurance that any of our existing insurance coverage will be renewable upon the expiration of the coverage period or that future coverage will be affordable at the required limits.

Our failure to implement and comply with our safety program could adversely affect our operating results or financial condition.

Our safety program is a fundamental element of our overall approach to risk management, and the implementation of the safety program is a significant issue in our dealings with our clients. We maintain an enterprise-wide group of health and safety professionals to help ensure that the services we provide are delivered safely and in accordance with standard work processes. Unsafe job sites and office environments have the potential to increase employee turnover, increase the cost of a project to our clients, expose us to types and levels of risk that are fundamentally unacceptable, and raise our operating costs. The implementation of our safety processes and procedures are monitored by various agencies and rating bureaus, and may be evaluated by certain clients in cases in which safety requirements have been established in our contracts. If we fail to meet these requirements or do not properly implement and comply with our safety program, there could be a material adverse effect on our business, operating results, or financial condition.

We may be subject to liabilities under environmental laws and regulations, including liabilities assumed in acquisitions for which we may not be indemnified.

We must comply with a number of laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), and comparable state laws, we may be required to investigate and remediate regulated hazardous materials. CERCLA and comparable state laws typically impose strict joint and several liabilities without regard to whether a company knew of or caused the release of hazardous substances. The liability for the entire cost of clean up could be imposed upon any responsible party. Other principal federal environmental, health, and safety laws affecting us include, among others, the Resource Conversation and Recovery Act, the National Environmental Policy Act, the Clean Air Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, and the Superfund Amendments and Reauthorization Act. Our business operations may also be subject to similar state and international laws relating to environmental protection. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations, could result in substantial costs to us, including clean-up costs, fines and civil or criminal sanctions, third-party claims for property damage or personal injury, or cessation of remediation activities. Our continuing work in the areas governed by these laws and regulations exposes us to the risk of substantial liability.

In this regard, the agreement pursuant to which we acquired Nolte did not include representations and warranties regarding the business being acquired or any indemnification provisions or other assurances from the seller regarding Nolte, including with respect to environmental matters. In the event any unforeseen matters arise regarding the existence or extent of any contingent environmental liabilities of the Nolte business (including third-party claims to which Nolte may be subject in the future), we would be materially adversely affected if we were required to pay damages or incur defense costs in connection with a claim for which no such indemnity has been provided.

Weather conditions and seasonal revenue fluctuations could have an adverse impact on our results of operations.

Due primarily to inclement weather conditions, which lead to project delays and slower completion of contracts, and a higher number of holidays, our operating results during December, January, and February are generally lower in comparison to other months. As a result, our revenue and net income for the first and fourth quarters of a fiscal year may be lower than our results for the second and third quarters of a fiscal year. If we were to experience lower-than-expected revenue during any such periods, our expenses may not be offset, which could have an adverse impact on our results of operations.

Catastrophic events may disrupt our business.

Force majeure or extraordinary events beyond the control of the contracting parties, such as natural and man-made disasters as well as terrorist actions, could negatively impact the economies in which we operate by causing the closure of offices, interrupting projects, and forcing the relocation of employees. We typically remain obligated to perform our services after a terrorist action or natural disaster unless the contract contains a force majeure clause that relieves us of our contractual obligations in such an extraordinary event. If we are not able to react quickly to force majeure, our operations may be affected significantly, which would have a negative impact on our financial condition, results of operations, or cash flows.

Further, we rely on our network and third-party infrastructure and enterprise applications, internal technology systems, and our website for our development, marketing, operational, support, hosted services, and sales activities. Despite our implementation of network security measures, we are vulnerable to disruption, infiltration, or failure of these systems or third-party hosted services in the event of a major earthquake, fire, power loss, telecommunications failure, cyber attack, war, terrorist attack, or other catastrophic event could cause system interruptions, reputational harm, loss of intellectual property, lengthy interruptions in our services, breaches of data security, and loss of critical data and could harm our future operating results.

We have only a limited ability to protect our intellectual property rights, and our failure to protect our intellectual property rights could adversely affect our competitive position.

Our success depends, in part, upon our ability to protect our proprietary information and other intellectual property. We rely principally on trade secrets to protect much of our intellectual property where we do not believe that patent or copyright protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although our employees are subject to confidentiality obligations, this protection may be inadequate to deter or prevent misappropriation of our confidential information. In addition, we may be unable to detect unauthorized use of our intellectual property or otherwise take appropriate steps to enforce our rights. Failure to obtain or maintain trade secret protection would adversely affect our competitive business position. In addition, if we are unable to prevent third parties from infringing or misappropriating our trademarks or other proprietary information, our competitive position could be adversely affected.

We rely on third-party internal and outsourced software to run our critical accounting, project management, and financial information systems. As a result, any sudden loss, disruption, or unexpected costs to maintain these systems could significantly increase our operational expense and disrupt the management of our business operations.

We rely on third-party software to run our critical accounting, project management, and financial information systems. We also depend on our software vendors to provide long-term software maintenance support for our information systems. Software vendors may decide to discontinue further development, integration, or long-term software maintenance support for our information systems, in which case we may need to abandon one or more of our current information systems and migrate some or all of our accounting, project management, and financial information to other systems, thus increasing our operational expense as well as disrupting the management of our business operations.

Risks Related to this Offering

Our Chairman, Chief Executive Office, and President will continue to own a large percentage of our voting stock after this offering, which may allow him to have a significant influence on all matters requiring stockholder approval.

Mr. Dickerson Wright, our Chairman, Chief Executive Officer, and President, will beneficially own approximately         shares of our common stock, or         % of our common stock on a fully diluted basis, upon completion of this offering. Accordingly, Mr. Wright has the power to influence or control the outcome of important corporate decisions or matters submitted to a vote of our stockholders, including mergers, going private transactions, and other extraordinary transactions, and to make decisions concerning the terms of any of these transactions. Although Mr. Wright owes us and our stockholders certain fiduciary duties as a director and an executive officer, Mr. Wright could take actions to address his own interests, which may be different from those of our other stockholders, including investors in this offering.

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

Immediately prior to this offering, there has been no public market for our common stock. An active and liquid public market for our common stock may not develop or be sustained after this offering. The price of our common stock in any such market may be higher or lower than the price you pay. If you purchase shares of common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the underwriters and such price may not be indicative of prices that will prevail in the open market following this offering.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons, which include, among other things:

•	our quarterly or annual earnings or earnings of other companies in our industry;

•	our operating performance and the results of our collection efforts and portfolio performance;

•	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission;

•	changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism, or responses to such events;

•	litigation involving our company or investigations or audits by regulators into the operations of our company or our competitors; and

•	sales of common stock by our directors, executive officers, and significant stockholders.

In addition, the stock market can at times, and for extended periods of time, experience extreme price and volume fluctuations. This volatility has a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Following the completion of this offering, our board of directors will have the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, shares that may be issued to satisfy our payment obligations under our incentive plans, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

Conversion of our convertible note into common stock could result in additional dilution to our stockholders.

Upon satisfaction of certain conversion conditions and proper conversion of the convertible note held by the seller of the Nolte business (the “Nolte Note”), we may be required to deliver shares of our common stock to the converting holder. The note is convertible into shares of our common stock effective upon the public registration of our common stock and for 90 days thereafter at the market value of the shares two business days prior to the conversion date. We may limit the amount converted to no more than approximately $834,000 worth of our common stock. If shares of our common stock are issued due to conversion of the Nolte Note, the ownership interests of existing stockholders would be diluted.

The sale of a substantial number of shares of our common stock after this offering may cause the market price of shares of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. The shares of our common stock outstanding prior to this offering will be eligible for sale in the public market at various times in the future. All of our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, subject to extension in some circumstances, except with the prior written consent of the representatives of the underwriters. Upon expiration of this lock-up period, up to approximately shares of common stock held by affiliates may become eligible for sale, subject to the restrictions under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).

You will incur immediate and substantial dilution in the net tangible book value of your shares.

If you purchase shares in this offering, the value of your shares based on our actual book value will immediately be less than the price you paid. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our existing stockholders paid substantially less than the initial public offering price when they acquired their shares of common stock. Based upon the issuance and sale of         shares of our common stock by us in this offering at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, you will incur immediate dilution of $         in the net tangible book value per share. A $1.00 increase or decrease in the assumed initial public offering price of $         per share would increase or decrease, as applicable, our as adjusted net tangible book value per share of common stock by $            , and increase or decrease, as applicable, the dilution per share of common stock to new investors by $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option, or if outstanding options to purchase our common stock are exercised, investors will experience additional dilution. For more information, see “Dilution.”

We will incur increased costs as a result of being a public company, and the requirements of being a public company may divert management attention from our business.

As a public company, we will be subject to a number of additional requirements, including the reporting and corporate requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010, the JOBS Act, and the listing standards of the exchange on which our common stock is listed. These requirements will cause us to incur increased costs and might place a strain on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and financial condition. In addition, in connection with Section 404(a) of the Sarbanes-Oxley Act, we will need to deliver a report that assesses the effectiveness of our internal control over financial reporting beginning with our Annual Report on Form 10-K for the year ending December 31, 2013, and, in connection with Section 404(b) of the Sarbanes-Oxley Act, our auditors will be required to attest to our internal controls over financial reporting once we no longer qualify as an emerging growth company under the JOBS Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, our management’s attention might be diverted from other business concerns, which could have a material adverse effect on our business, prospects, financial condition, and results of operations. Furthermore, we might not be able to retain our independent directors or attract new independent directors for our committees.

Provisions in our charter documents and the Delaware General Corporation Law could make it more difficult for a third party to acquire us and could discourage a takeover and adversely affect existing stockholders.

Anti-takeover provisions in our certificate of incorporation and bylaws, and in the Delaware General Corporation Law, could diminish the opportunity for stockholders to participate in acquisition proposals at a price above the then-current market price of our common stock. For example, while we have no present plans to issue any preferred stock, our board of directors, without further stockholder approval, will be able to issue shares of undesignated preferred stock and fix the designation, powers, preferences, and rights and any qualifications, limitations, and restrictions of such class or series, which could adversely affect the voting power of your shares. In addition, our bylaws will provide for an advance notice procedure for nomination of candidates to our board of directors that could have the effect of delaying, deterring, or preventing a change in control. Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations,” which can deter attempted takeovers in certain situations. We may, in the future, consider adopting additional anti-takeover measures. The authority of our board of directors to issue undesignated preferred or other capital stock and the anti-takeover provisions of the Delaware General Corporation Law, as well as other current and any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter, or prevent takeover attempts and other changes in control of our company not approved by our board of directors. See “Description of Capital Stock” for further information.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We do not expect to pay dividends on shares of our common stock in the foreseeable future and intend to use cash to grow our business. The payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as the extent to which our financing arrangements permit the payment of dividends, earnings levels, capital requirements, our overall financial condition, and any other factors deemed relevant by our board of directors. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates.

We will have broad discretion in applying the net proceeds of this offering and may not use those proceeds in ways that will enhance the market value of our common stock.

We have significant flexibility in applying the net proceeds we will receive in this offering. We intend to use the proceeds that we receive from the sale of stock in this offering to pay the expenses of this offering and for general corporate purposes, including the funding of future acquisitions. As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds. If we do not apply these funds effectively, we may lose significant business opportunities. Furthermore, our stock price could decline if the market does not view our use of the net proceeds from this offering favorably.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;

•	changes in demand from the local and state government and private clients that we serve;

•	general economic conditions, nationally and globally, and their effect on the market for our services;

•	fluctuations in our results of operations;

•	the government’s funding and budgetary approval process;

•	the possibility that our contracts may be terminated by our clients;

•	our ability to win new contracts and renew existing contracts;

•	our dependence on a limited number of clients;

•	our ability to successfully execute our mergers and acquisitions strategy, including the integration of new companies into our business;

•	our ability to successfully manage our growth strategy;

•	competitive pressures and trends in our industry and our ability to successfully compete with our competitors;

•	the credit and collection risks associated with our clients;

•	changes in laws, regulations, or policies;

•	the enactment of legislation that could limit the ability of local, state and federal agencies to contract for our privatized services;

•	our ability to complete our backlog of uncompleted projects as currently projected;

•	the risk of employee misconduct or our failure to comply with laws and regulations;

•	our ability to control, and operational issues pertaining to, business activities that we conduct with business partners and other third parties;

•	control by our principal stockholder and the existence of certain anti-takeover measures in our governing documents; and

•	other factors identified throughout this prospectus, including those discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

The net proceeds from the sale of the         shares of our common stock offered by us in this offering will be approximately $         million (or approximately $         million if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $         per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, including any proceeds we receive from the underwriters’ exercise of their over-allotment option, to pay the expenses of this offering and for general corporate purposes, including funding any future acquisitions that we may consummate in accordance with our growth strategy.

Each $1.00 increase or decrease in the assumed public offering price of $         per share would increase or decrease, as applicable, the aggregate amount of the net proceeds to us by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and, with respect to the net proceeds to us, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, any increase or decrease in the number of shares that we sell in the offering will increase or decrease our net proceeds in proportion to such increase or decrease, as applicable, multiplied by the offering price per share, less underwriting discounts and commissions.

DIVIDEND POLICY

We do not anticipate declaring or paying any cash dividends on our common stock following our initial public offering. The payment of any dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, earnings, capital requirements, contractual restrictions, outstanding indebtedness, and other factors deemed relevant by our board of directors. As a result, you will probably need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total debt, and capitalization as of December 31, 2011:

•	on an actual basis; and

•	on an as adjusted basis to reflect our receipt of the net proceeds from our sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2011
	Actual	As Adjusted
	(In thousands, except share and per share amounts)
Cash and cash equivalents (1)	$2,762	$

Total debt (2)	$7,071	$

Stockholders’ equity:
Undesignated preferred stock: $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	$—	$
Common stock: $0.01 par value; 45,000,000 shares authorized, 1,945,901 shares issued and outstanding, actual; 45,000,000 shares authorized, shares issued and outstanding, as adjusted	19
Additional paid-in capital	9,518
Retained earnings	985

Total stockholders’ equity	10,522

Total capitalization	$17,593	$

(1)	A $1.00 increase or decrease in the assumed initial public offering price per share would increase or decrease our cash and cash equivalents by $ million, would increase or decrease additional paid-in capital by $ million, and would increase or decrease total stockholders’ equity and total capitalization by $ million, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, any increase or decrease in the number of shares that we sell in the offering will increase or decrease our net proceeds by such increase or decrease, as applicable, multiplied by the offering price per share, less underwriting discounts and commissions.
(2)	Comprised of current and deferred portions of notes payable and stock repurchase obligations. Does not reflect $1.75 million borrowed on March 14, 2012 to pay income tax obligations.

DILUTION

Purchasers of our common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the initial public offering price paid by purchasers of shares of our common stock exceeds the net tangible book value per share of our common stock after the offering.

As of December 31, 2011, our net tangible book value was $         million, or $         per share. Net tangible book value per share represents the amount of our total tangible assets reduced by our total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2011.

As adjusted net tangible book value per share represents the amount of our total tangible assets reduced by our total liabilities, divided by the number of shares of common stock outstanding after giving effect to the sale of

shares of common stock in the offering at an initial public offering price of $            , which is the midpoint of the price range set forth on the cover page of this prospectus. Our as adjusted net tangible book value as of December 31, 2011 would have been $ million, or $         per share. This represents an immediate increase in net tangible book value of $         per share to existing stockholders and an immediate dilution of $         per share to new investors purchasing shares in the offering.

The following table illustrates this per share dilution:

Assumed initial public offering price per share of common stock		$
Net tangible book value per share of common stock as of December 31, 2011	$
Increase per share of common stock attributable to new investors
Decrease per share of common stock after payment of underwriting discounts and commissions and estimated offering expenses by us

As adjusted net tangible book value per share of common stock after this offering

Dilution per share of common stock to new investors		$

Our as adjusted net tangible book value will be $            , or $         per share, and the dilution per share of common stock to new investors will be $            , if the underwriters’ over-allotment option is exercised in full.

A $1.00 increase or decrease in the assumed initial public offering price of $         per share would increase or decrease, as applicable, our as adjusted net tangible book value per share of common stock by $            , and increase or decrease, as applicable, the dilution per share of common stock to new investors by $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, any increase or decrease in the number of shares that we sell in the offering will increase or decrease our net proceeds in proportion to such increase or decrease, as applicable, multiplied by the offering price per share, less underwriting discounts and commissions and offering expenses.

The following table sets forth, as of December 31, 2011, on the as adjusted basis described above, the differences between our existing stockholders and new investors with respect to the total number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $         per share of common stock, which is the midpoint of the range set forth on the cover page of this prospectus:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investor

Total		%	$	%	$

A $1.00 increase or decrease in the assumed initial public offering price of $         per share would increase or decrease, as applicable, total consideration paid by new investors, total consideration paid by all stockholders, and average price per share paid by all stockholders by $            , $            , and $            , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, any increase or decrease in the number of shares that we sell in the offering will increase or decrease our net proceeds in proportion to such increase or decrease, as applicable, multiplied by the offering price per share, less underwriting discounts and commissions.

If the underwriters’ over-allotment option is exercised in full, the number of shares held by our existing stockholders after this offering would be             , or     %, and the number of shares held by new investors would increase to             , or     %, of the total number of shares of our common stock outstanding after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Forward-Looking Statements.”

Overview

We are a leading independently-owned provider of professional and technical consulting and certification services to public and private sector clients. We focus on the infrastructure, construction, real estate, and environmental markets. The scope of our projects includes planning, design, consulting, permitting, inspection and field supervision, and management oversight. We also provide forensic engineering, litigation support, condition assessment, and compliance certification.

As the needs of our clients have evolved, we have grouped our capabilities into five core vertical service offerings:

•	infrastructure, engineering, and support services;

•	construction quality assurance;

•	public and private consulting and outsourcing;

•	asset management consulting; and

•	occupational, health, safety, and environmental consulting.

Although historically we have concentrated on the first two service sectors, we believe that our three newer service offerings will become increasingly important to our business as we continue to grow through both organic expansion and strategic acquisitions.

We operate our business through a network of over 20 locations in California, Colorado, Utah, Florida, and New Jersey and have a current staff of approximately 390 employees as of March 31, 2012, which includes approximately 165 licensed engineers and other professionals.

Our primary clients include U.S. federal, state, municipal, and local governments; military and defense clients; and public agencies. We also serve quasi-public and private sector clients from the education, healthcare, energy, and utilities fields, including schools, universities, hospitals, health care providers, insurance providers, large utility service providers, and large and small energy producers.

Corporate History

We conduct our operations through two primary operating subsidiaries: (i) Nolte, which began operations in 1949 and was incorporated as a California corporation in 1957, and (ii) NV5, which was incorporated as a Delaware corporation in 2009.

In March 2010, NV5 acquired the construction quality assurance operations of Bureau Veritas North America, Inc. In August 2010, NV5 acquired a majority of the outstanding shares of Nolte and succeeded to substantially all of Nolte’s business. Because NV5’s business prior to the Nolte acquisition was insignificant, Nolte is considered to be our historical accounting predecessor for financial statement reporting purposes.

In October 2011, NV5 and Nolte completed a reorganization transaction in which NV5 Holdings was incorporated as a Delaware corporation and, thereafter, became the holding company under which NV5 and Nolte conduct operations.

Components of Income and Expense

Contract Revenues

We enter into contracts with our clients that contain two principal types of pricing provisions: cost-reimbursable and fixed-price. The majority of our contracts are cost-reimbursable contracts that fall under the relatively low-risk subcategory of time and materials contracts.

Cost-reimbursable contracts. Cost-reimbursable contracts consist of two similar contract types: time and materials contracts and cost-plus contracts.

•	Time and materials contracts are common for smaller scale professional and technical consulting and certification services projects. Under these types of contracts, there is no predetermined fee. Instead, we negotiate hourly billing rates and charge our clients based upon actual hours expended on a project. In addition, any direct project expenditures are passed through to the client and are typically reimbursed. These contracts may have a fixed-price element in the form of an initial not-to-exceed or guaranteed maximum price provision.

•	Cost-plus contracts are the predominant contracting method used by U.S. federal, state, and local governments. These contracts provide for reimbursement of the actual costs and overhead (predetermined rates) we incur, plus a predetermined fee. Under some cost-plus contracts, our fee may be based on quality, schedule, and other performance factors.

For fiscal year 2011, cost-reimbursable contracts represented approximately 85% of our total revenue.

Fixed-price contracts. Fixed-price contracts also consist of two contract types: lump-sum contracts and fixed-unit price contracts.

•	Lump-sum contracts typically require the performance of all of the work under the contract for a specified lump-sum fee, subject to price adjustments if the scope of the project changes or unforeseen conditions arise. Many of our lump-sum contracts are negotiated and arise in the design of projects with a specified scope and project deliverables.

•	Fixed-unit price contracts typically require the performance of an estimated number of units of work at an agreed price per unit, with the total payment under the contract determined by the actual number of units performed.

For the year ended December 31, 2011, fixed-price contracts represented approximately 15% of our total revenue.

Revenues from engineering services are recognized when services are performed and the revenues are earned in accordance with the accrual basis of accounting. Revenues from long-term contracts are recognized on the percentage-of-completion method, generally measured by the direct costs incurred to date as compared to the estimated total direct costs for each contract. See “– Critical Accounting Policies and Estimates – Revenue Recognition.”

Direct Costs of Contract Revenue

Direct costs of contract revenue consist primarily of that portion of technical and nontechnical salaries and wages incurred in connection with fee generating projects. Direct costs of contract revenue also include production expenses, subconsultant services, and other expenses that are incurred in connection with our fee generating projects. Direct costs of contract revenue exclude that portion of technical and nontechnical salaries and wages related to marketing efforts, vacations, holidays, and other time not spent directly generating fees under existing contracts. Such costs are included in operating expenses. Additionally, payroll taxes, bonuses, and employee benefit costs for all of our personnel, facilities costs, and depreciation and amortization are included in operating expenses since no allocation of these costs is made to direct costs of contract revenue. We expense direct costs of contract revenue when incurred.

Operating Expenses

Operating expenses include the costs of the marketing and support staffs, other marketing expenses, management and administrative personnel costs, payroll taxes, bonuses and employee benefits for all of our employees and the portion of salaries and wages not allocated to direct costs of contract revenues for those employees who provide our services. Operating expenses also include facility costs, depreciation and amortization, professional services, legal and accounting fees and administrative operating costs. We expense operating costs when incurred.

Factors Affecting Comparability

We have set forth below selected factors that we believe have had, or can be expected to have, a significant effect on the comparability of recent or future results of operations:

Nolte Acquisition and NV5 Holdings Reorganization

In August 2010, NV5 entered into a stock purchase agreement with Nolte, pursuant to which NV5 purchased a majority of the outstanding shares of Nolte common stock and Nolte became a majority-owned subsidiary of NV5. In October 2011, NV5 and Nolte completed a reorganization transaction in which NV5 Holdings was incorporated as a Delaware corporation and, thereafter, became the holding company under which NV5 and Nolte conduct operations.

Nolte is considered to be our historical accounting predecessor for financial statement reporting purposes, as NV5’s business prior to the Nolte acquisition was insignificant and NV5 succeeded to substantially all of the business of Nolte as part of the Nolte acquisition. Nolte previously reported its financial results for the 52/53 week period ending on the Thursday closest to September 30. References to the period from October 2, 2009 to August 3, 2010 refer to the results of operations and cash flows of Nolte for the period that began on October 2, 2009, the first day of Nolte’s fiscal year, and ended August 3, 2010 , the date of acquisition. The successor consolidated financial statements for the year ended December 31, 2010 include the results of Nolte for the period from the acquisition date to December 31, 2010.

Public Company Expenses

Upon consummation of our initial public offering, we will become a public company. We also intend to apply to list our common stock on the Nasdaq Capital Market. As a result, we will need to comply with laws, regulations, and requirements that we did not need to comply with as a private company, including certain provisions of the Sarbanes-Oxley Act and related Securities and Exchange Commission regulations, and will need to comply with the requirements of Nasdaq if our common stock is approved for listing. Compliance with the requirements of being a public company will require us to increase our operating expenses in order to pay our employees, legal counsel, and accountants to assist us in, among other things, external reporting, instituting, and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws. In addition, being a public company will make it more expensive for us to obtain director and officer liability insurance. We estimate that incremental annual public company costs will be between $0.5 million and $1.0 million.

Stock-Based Compensation

In 2010, prior to the inception of our 2011 Equity Incentive Plan (the “2011 Equity Plan”), we issued 271,962 restricted shares of common stock to management and employees with an aggregate deferred compensation amount of approximately $765,000. This grant was not part of the 2011 Equity Plan. Each award is service based, and vests after five years or upon certain other events, subject to each award agreement. The fair value of these shares was calculated based on the estimated fair value of our equity as of the grant date, which was approximately $2.81 per share. No shares have forfeited or vested since August 1, 2010, and approximately $548,000 of deferred compensation is unrecognized at December 31, 2011 and expected to be recognized over the next 3.6 years. Total stock-based compensation cost recognized for the years ended December 31, 2011 and 2010 was $153,000 and $64,000, respectively.

In connection with our October 2011 reorganization transaction, we adopted and our stockholders approved, in September and October 2011, respectively, the 2011 Equity Plan to provide our directors, executive officers, and other employees with additional incentives by allowing them to acquire an ownership interest in our business and, as a result, encouraging them to contribute to our success. A total of 400,000 shares of our common stock was initially authorized and reserved for issuance under the 2011 Equity Plan. This reserve automatically increased on January 1, 2012 and will increase each subsequent anniversary through 2021, by an amount equal to the smaller of (i) 3.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by our board of directors. The 2011 Equity Plan is intended to make available incentives that will assist us to attract, retain, and motivate employees, including officers, consultants, and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other cash-based or stock-based awards. As a result, we expect to incur material non-cash, stock-based compensation expenses in future periods. During 2011, no equity awards were granted under the 2011 Equity Plan.

Except as described above, prior to this offering, we have not granted or issued any stock-based compensation.

Operating Expenses

In August 2011, we hired a new Chief Financial Officer and expect to hire additional financial and accounting personnel in connection with our change in status to a publicly traded company. Accordingly, we expect compensation expenses, as reflected in operating expenses, will be higher in future periods.

Internal Control Over Financial Reporting

During the audit of our fiscal year 2011 financial statements, our independent registered public accounting firm identified a material weakness in our internal control over financial reporting, as defined under the standards of the Public Company Accounting Oversight Board. The weakness was noted in our process surrounding the reconciliation and review of certain general ledger account balances related to our recent acquisition of Nolte, which resulted in material adjustments to the fiscal year 2011 financial statements that were detected by their audit procedures.

Management is committed to remediating the process and control deficiencies that constitute the material weaknesses by implementing changes to our internal control over financial reporting. As a result of previously identified material weaknesses, during fiscal year 2011, we implemented a number of significant changes and improvements in our internal control over financial reporting (some of which have not been fully implemented) to address and remediate the control deficiencies that led to the material weakness in internal controls. Specifically, these changes or planned changes include:

•	hired a new Chief Financial Officer with experience managing and working in the corporate accounting department of a publicly traded company;

•	hired additional accounting personnel;

•	formalized the monthly closing process at Nolte, including the implementation of a formal closing schedule, standard month-end closing entries, and reviews; and

•	formalize the monthly account reconciliation process and training for balance sheet accounts.

Management plans to continue to implement further changes and improvements during the remainder of fiscal 2012. We cannot assure you that the measures we have taken to date and plan to take will remediate the material weakness identified. Our independent registered public accounting firm has not evaluated the measures we have taken or plan to take in order to address the material weakness described above.

Critical Accounting Policies and Estimates

The discussion of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with U.S. GAAP. During the preparation of these financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions, including those discussed below. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to our financial statements. Our estimates and assumptions are evaluated periodically and adjusted when necessary. The more significant estimates affecting amounts reported in our consolidated financial statements relate to the revenue recognition on the percentage-of-completion method, reserves for professional liability claims, allowances for doubtful accounts, and valuation of our intangible assets.

We believe that the following critical accounting policies involve our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Revenue from engineering services is recognized when services are performed and the revenue is earned in accordance with the accrual basis of accounting. Revenues from long-term contracts are recognized on the percentage-of-completion method, generally measured by the direct costs incurred to date as compared to the estimated total direct costs for each contract. We include other direct costs (for example, third-party field labor, subcontractors, or the procurement of materials or equipment) in contract revenues and cost of revenue when the costs of these items are incurred and we are responsible for the ultimate acceptability of such costs. Recognition of revenue under this method is dependent upon the accuracy of a variety of estimates, including engineering progress, materials quantities, achievement of milestones, labor productivity, and cost estimates. Due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates.

If estimated total costs on contracts indicate a loss or reduction to percentage of revenue recognized to date, these losses or reductions are recognized in the period in which the revisions are determined. The cumulative effect of revisions to revenues, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims, anticipated losses and others are recorded in the period in which the revisions are identified and the loss can be reasonably estimated. Such revisions could occur in any reporting period and the effects on the results of operation for that reporting period may be material depending on the size of the project or the adjustment.

Change orders and claims typically result from changes in scope, specifications or design, performance, materials, sites, or period of completion. Costs related to change orders and claims are recognized when incurred. Change orders are included in total estimated contract revenue when it is probable that the change order will result in an addition to the contract value and can be reliably estimated.

Federal Acquisition Regulations (“FAR”), which are applicable to our federal government contracts and may be incorporated in local and state agency contracts, limit the recovery of certain specified indirect costs on contracts. Cost-plus contracts covered by FAR or with certain state and local agencies also may require an audit of actual costs and provide for upward or downward adjustments if actual recoverable costs differ from billed recoverable costs.

Unbilled work results when the appropriate contract revenue amount has been recognized in accordance with the percentage-of-completion accounting method, but a portion of the revenue recorded cannot be billed currently due to the billing terms defined in the contract. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of contract revenues recognized on these contracts.

Professional Liability Expense

We maintain insurance for business risks, including professional liability. For professional liability risks, our retention amount under our claims-made insurance policies includes an accrual for claims incurred but not reported for any potential liability, including any legal expenses, to be incurred for such claims if they occur. Our accruals are based upon historical expense and management’s judgment. We maintain insurance coverage for various aspects of our business and operations; however, we have elected to retain a portion of losses that may occur through the use of deductibles, limits and retentions under our insurance programs. Our insurance coverage may subject us to some future liability for which we are only partially insured or are completely uninsured. Management believes its estimated accrual for errors, omissions, and professional liability claims is sufficient and any additional liability over amounts accrued is not expected to have a material adverse effect on our results of operations or financial position.

Allowance for Doubtful Accounts

We record receivables net of an allowance for doubtful accounts. The allowance is estimated based on management’s evaluation of the contracts involved and the financial condition of clients. Factors considered include, among other things, client type (federal government or private client), historical performance, historical collection trends, and general economic conditions. The allowance is increased by our provision for doubtful accounts, which is charged against income. All recoveries on receivables previously charged off are credited to the accounts receivable recovery account included in income, while direct charge-offs of receivables are deducted from the allowance.

Goodwill and Related Intangible Assets

Goodwill is the excess cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. To determine the amount of goodwill resulting from a business combination, we perform an assessment to determine the value of the acquired company’s tangible and identifiable assets and liabilities. Our goodwill relates primarily to the Nolte reporting unit, which is one level below our operating segments. The goodwill resulted from the August 3, 2010 acquisition of Nolte, which accounts for approximately 98% of our goodwill.

Goodwill is required to be evaluated for impairment on an annual basis or whenever events or changes in circumstances indicate the asset may be impaired. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If the entity determines that this threshold is not met, then performing the two-step quantitative impairment test is unnecessary. However, the two-step impairment test requires a comparison of the carrying value of the assets. We determine fair value through multiple valuation techniques. We are required to make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of our reporting units. If the carrying value of the assets and liabilities exceeds the fair value of the reporting unit, we would calculate the implied fair value of the reporting unit goodwill as compared to the carrying value of the reporting unit goodwill to determine the appropriate impairment charge, if any. We have elected to perform our annual goodwill impairment review on August 1 of each year. In the third quarter of 2011, we qualitatively assessed various factors and determined that there was not the existence of events or circumstances that indicate it more likely than not that the fair value of the reporting unit was less than its carrying value. Therefore, performing the two-step quantitative impairment test was not necessary. We did not recognize an impairment charge relating to goodwill during fiscal year 2011.

Identifiable intangible assets may include backlog, customer relationships, patents, trademarks, tradenames, and other assets. Backlog includes: with respect to government contracts, only those amounts that have been funded and authorized and does not reflect the full amounts we may receive over the term of such contracts; with respect to non-government contracts, future revenue at contract rates, excluding contract renewals or extensions that are at the discretion of the client; and, with respect to contracts with a not-to-exceed maximum amount, revenue from such contracts to the extent of the remaining estimated amount. Amortizable intangible assets are amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the assets may be impaired. If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured as the difference between fair value and carrying value, with fair value typically based on a discounted cash flow model. We did not recognize an impairment charge relating to amortizable intangible assets during fiscal year 2011.

Income Taxes

We account for income taxes in accordance with ASC Topic No. 740 “Income Taxes” (“Topic No. 740”). Deferred income taxes for December 31, 2011 and 2010 reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. A valuation allowance against our deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for a valuation allowance, management is required to make assumptions and to apply judgment, including forecasting future earnings, taxable income, and the mix of earnings in the jurisdictions in which we operate. Management periodically assesses the need for a valuation allowance based on our current and anticipated results of operations. The need for and the amount of a valuation allowance can change in the near term if operating results and projections change significantly.

As required by the uncertain tax position guidance, we recognize the consolidated financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. We applied the uncertain tax position guidance to all tax positions for which the statute of limitations remained open. We do not have any material uncertain tax positions.

Results of Operations

The following table represents our income from operations for the periods indicated (in thousands):

	Year Ended December 31,				Pro Forma Year Ended December 31		Period October 2, 2009 to August 3,
	2011		2010 (1)		2010 (2)		2010 (3)
					(unaudited)
Gross contract revenues	$63,366	100.0%	$32,098	100.0%	$64,660	100.0%	$43,450	100.0%

Direct costs	30,948	48.8%	15,866	49.4%	31,987	49.5%	20,654	47.5%

Gross profit	32,418	51.2%	16,232	50.6%	32,673	50.5%	22,796	52.5%

Operating expenses	29,690	46.9%	15,947	49.7%	32,166	9.7%	22,752	52.4%

Income (loss) from continuing operations	2,728	4.3%	285	0.9%	507	0.8%	44	0.1%

Other expense	(376)	(0.6%)	(259)	(0.8%)	(389)	(0.6%)	(87)	(0.2%)

Income tax (expense) benefit	(436)	(0.7%)	(132)	(0.4%)	16	0.0%	244	0.6%

Discontinued operations, net	33	0.0%	35	0.1%	(264)	(0.4%)	(162)	(0.4%)

Non-controlling interest	(530)	(0.8%)	(104)	(0.3%)	(80)	(0.1%)	—	0.0%

Net income (loss)	$1,419	2.2%	$(175)	(0.5%)	$(210)	(0.3%)	$39	0.1%

(1)	Reflects our actual results of operations, including the results of operations of Bureau Veritas North America, Inc. and Nolte from the dates of acquisition in March and August 2010, respectively.

(2)	Represents pro forma results of operations assuming the Nolte acquisition occurred on January 1, 2010.
(3)	The period ended August 3, 2010 refers to the results of operations of Nolte for the period that began on October 2, 2009, the first day of Nolte’s fiscal year, to August 3, 2010 (date of acquisition). Nolte is considered to be our historical accounting predecessor for financial statement reporting purposes, as NV5’s business prior to the Nolte acquisition was insignificant and NV5 succeeded to substantially all of the business of Nolte as part of the Nolte acquisition. Nolte previously reported its financial results for the 52/53 week period ending on the Thursday closest to September 30. References to the period from October 2, 2009 to August 3, 2010 refer to the results of operations and cash flows of Nolte for the period that began on October 2, 2009, the first day of Nolte’s fiscal year, and ended August 3, 2010, the date of acquisition. The successor consolidated financial statements for the year ended December 31, 2010 include the results of Nolte for the period from the acquisition date to December 31, 2010.

Year ended December 31, 2011 compared to year ended December 31, 2010

Gross contract revenues. Our contract revenues increased approximately $31.3 million for the year ended December 31, 2011 compared to the year ended December 31, 2010. The increase in revenues is primarily due to the acquisition of Nolte in August 2010.

Direct costs. Our direct costs increased approximately $15.1 million for the year ended December 31, 2011 compared to the year ended December 31, 2010. The increase in direct costs is primarily due to the acquisition of Nolte in August 2010. Direct costs of contracts include all costs incurred in connection with and directly for the benefit of client contracts. The level of direct costs of contracts may fluctuate between reporting periods due to a variety of factors including the amount of sub-consultant costs we incur during a period. On those projects where we are responsible for subcontract labor or third-party materials and equipment, we reflect the amounts of such items in both revenues and costs. To the extent that we incur a significant amount of pass-through costs in a period, our direct cost of contracts are likely to increase as well.

As a percentage of revenues, direct costs of contracts were 48.8% for the year ended December 31, 2011 compared to 49.4% for the year ended December 31, 2010. The relationship between direct costs of contracts and revenues will fluctuate between reporting periods depending on a variety of factors including the mix of business during the reporting periods being compared as well as the level of margins earned from the various types of services provided. Revenues from sub-consultant costs typically have lower margin rates associated with them, it is not unusual for us to experience an increase or decrease in such revenues without experiencing a corresponding increase or decrease in our gross margins and operating profit.

Operating expenses. Our operating expenses increased approximately $13.7 million for the year ended December 31, 2011 compared to the year ended December 31, 2010. The increase in operating expenses was primarily due to the acquisition of Nolte in August 2010. Operating expenses include the costs of the marketing and support staffs, other marketing expenses, management and administrative personnel costs, payroll taxes, bonuses and employee benefits for all of our employees and the portion of salaries and wages not allocated to direct costs of contract revenues for those employees who provide our services. Operating expenses also include facility costs, depreciation and amortization, professional services, legal and accounting fees, and administrative operating costs. We expense operating costs when incurred. Operating expenses typically fluctuate as a result of changes in headcount (both corporate and field locations) and the amount of spending required to support our professional services activities, which normally require additional overhead costs. Therefore, when our professional services revenues increase or decrease, it is not unusual to see a corresponding change in operating expenses.

Other expenses. Our other expenses increased approximately $0.1 million for the year ended December 31, 2011 compared to the year ended December 31, 2010. This increase was primarily attributable to increased interest expense as a result of the acquisition of Nolte in August 2010.

Income taxes. Our consolidated effective income tax rate was 18.5% for the year ended December 31, 2011. The reduction in the effective tax rate compared to the combined statutory federal and state tax rate of 39.0% is due to the domestic production activities deduction and other tax credits. For the year ended December 31, 2010, we had a net tax benefit due the domestic production activities deduction and other tax credits.

Year ended December 31, 2011 compared to the pro forma year ended December 31, 2010

The following discussion contained herein is based on results from our fiscal year ended December 31, 2011 results compared to results from our unaudited pro forma year ended December 31, 2010 (which assumes the Nolte acquisition occurred on January 1, 2010). The unaudited pro forma condensed consolidated statement of operations is presented for illustration purposes only and does not necessarily indicate the operating results that would have been achieved if the Nolte acquisition had occurred at the beginning of the period presented, nor is it indicative of future operating results. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with our historical consolidated financial statements and accompanying notes included in this prospectus.

Gross contract revenues. Our contract revenues decreased approximately $1.3 million for the year ended December 31, 2011 compared to the pro forma year ended December 31, 2010. The decrease in revenues is primarily due to the completion of certain large projects and delays in new projects in our infrastructure, engineering, and support services.

Direct costs. Our direct costs decreased approximately $1.0 million for the year ended December 31, 2011 compared to the pro forma year ended December 31, 2010. The decrease in direct costs is due primarily to a reduction in staff during fiscal year 2011 as a result of the completion of certain projects.

As a percentage of revenues, direct costs of contracts were 48.8% for the year ended December 31, 2011 compared to 49.5% for the pro forma year ended December 31, 2010. The decrease in direct costs is primarily due to the reduction in the use of sub-consultants to perform services for our clients.

Operating expenses. Our operating expenses decreased approximately $2.5 million for the year ended December 31, 2011 compared to the pro forma year ended December 31, 2010. The decrease in operating expenses was due primarily to reductions in workforce as a result of the completion of certain projects and reductions from facilities closures and/or modifications.

Income taxes. Our consolidated effective income tax rate was 18.5% for the year ended December 31, 2011. The reduction in the effective tax rate compared to the combined statutory federal and state tax rate of 39.0% is due to the domestic production activities deduction and other tax credits. For the pro forma year ended December 31, 2010, we had a net tax benefit due the domestic production activities deduction and other tax credits.

Period October 2, 2009 to August 3, 2010 (Predecessor – Nolte)

Gross contract revenues. Nolte for the period October 2, 2009 to August 3, 2010 generated approximately $43.5 million in gross contract revenues from infrastructure, engineering, and support services.

Direct costs. Nolte’s direct costs of approximately $20.7 million for the period October 2, 2009 to August 3, 2010 include all costs incurred in connection with and directly for the benefit of client contracts.

As a percentage of revenues, direct costs of contracts were 47.5% for the period October 2, 2009 to August 3, 2010.

Operating expenses. Operating expenses for the period October 2, 2009 to August 3, 2010 was approximately $22.8 million.

Income taxes. For the period October 2, 2009 to August 3, 2010, Nolte had a net tax benefit due the domestic production activities deduction and other tax credits.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash equivalents balances, cash flow from operations, and access to financial markets. Our principal uses of cash are operating expenses, working capital requirements, capital expenditures, repayment of debt, and acquisition and restructuring expenditures. We believe our sources of liquidity, including cash flow from operations, existing cash, and cash equivalents, and borrowing capacity under our credit facilities will be sufficient to meet our projected cash requirements for at least the next 12 months.

Cash Flows

As of December 31, 2011, our cash and cash equivalents totaled $2.8 million and accounts receivable, net of allowance for doubtful accounts, totaled $15.5 million, compared to $3.4 million and $16.7 million, respectively, as of December 31, 2010. As of December 31, 2011, our accounts payable and accrued liabilities were $3.6 million and $3.6 million, respectively, compared to $3.9 million and $4.6 million, respectively, as of December 31, 2010. Also as of December 31, 2011, we had notes payable and stock repurchase obligations of $4.9 million and $2.1 million, respectively, compared to $6.4 million and $2.8 million, respectively, as of December 31, 2010.

Operating activities. For the year ended December 31, 2011, net cash provided by operating activities amounted to $2.4 million primarily attributable to net income of $1.9 million which included non-cash charges of $1.9 million from depreciation and amortization partially offset by a decrease of $1.3 million in accounts payable and accrued liabilities.

For the year ended December 31, 2010, net cash provided by operating activities amounted to $2.6 million primarily from a decrease in accounts receivable of $2.0 million partially offset by a decrease in accounts payable and accrued liabilities of $0.8 million. Net cash provided by operating activities included non-cash charges from depreciation and amortization of $1.1 million.

For the period October 2, 2009 to August 3, 2010, net cash provided by operating activities amounted to $7.0 million primarily from a decrease in accounts receivable of $7.1 million partially offset by a decrease in accounts payable and accrued liabilities of $1.2 million. Net cash provided by operating activities included non-cash charges from depreciation and amortization of $1.3 million. The primary cause for the decrease in accounts receivable was due to reduction in gross contract revenues.

Investing activities. For the year ended December 31, 2011, net cash used in investing activities amounted to $0.3 million primarily resulting from cash used for the purchase of property and equipment of $0.4 million partially offset by proceeds of $0.1 million received from insurance claims and from the sale of property and equipment.

For the year ended December 31, 2010, net cash used in investing activities amounted to $2.7 million as a result of $2.5 million in cash used for acquisitions and $0.2 million in cash used for the purchase of property and equipment.

For the period October 2, 2009 to August 3, 2010, net cash used in investing activities amounted to $0.2 million as a result of $0.2 million in cash used for the purchase of property and equipment.

Financing activities. For the year ended December 31, 2011, net cash used in financing activities amounted to $2.8 million primarily attributable to payments of $1.5 million in long-term debt and $0.7 million in stock repurchase obligations. In addition, we made payments of $0.5 million for non-controlling interest shares.

For the year ended December 31, 2010, net cash provided by financing activities amounted to $3.6 million primarily attributable to proceeds of $2.8 million from borrowings of long-term debt and $5.5 million from the issuance of common stock, partially offset by payments of $4.1 million in long-term debt and $0.6 million in stock repurchase obligations.

For the period October 2, 2009 to August 3, 2010, net cash used in financing activities amounted to $4.8 million primarily attributable to payments of $3.2 million in long-term debt, $0.6 million in stock repurchase obligations and $0.5 million in mandatorily redeemable common stock.

Financing

We have two credit facilities totaling $3.0 million (the “Credit Facilities”) with maturity dates of August 7, 2012. The interest rate is prime rate with a minimum of 5.0%. The Credit Facilities are collateralized by our assets as well as guaranteed by our Chief Executive Officer and a wholly owned subsidiary of ours. The Credit Facilities contain cross default provisions with each other as well as cross default provisions with the note payable described below. In addition, the Credit Facilities contain a semi-annual maximum debt to tangible net worth covenant ratio of 2:1 and financial reporting covenant provisions. As of December 31, 2011, we were in compliance with the covenants of the Credit Facilities. As of December 31, 2011 and 2010, there was no outstanding balance on the Credit Facilities. On March 14, 2012, we borrowed $1.75 million under the Credit Facilities which we used on March 15, 2012 to pay income tax obligations which were accrued for as of December 31, 2011.

We have a note payable to a bank (the “Term Loan”). On March 14, 2012, we amended the note payable to extend the maturity date from August 7, 2012 to February 1, 2015. The interest rate continues at prime rate with a minimum of 5.0%. The amended note continues to be payable in monthly principal installments of $46,000 with a lump sum of the remaining principal balance outstanding due at maturity. The amended note is collateralized by substantially all of our assets and is guaranteed by certain of our stockholders, NV5 Holdings, and Nolte.

The Nolte Note is currently outstanding with a maturity date of July 29, 2017. The Nolte Note bears interest at the prime rate plus 1%, subject to a maximum rate of 7.0%. Under the terms of the Nolte Note, we pay quarterly principal installments of approximately $0.1 million plus interest. The Nolte Note is unsecured and is subordinated to our bank note, although we are permitted to make our periodic principal and interest payments. The Nolte Note is convertible into shares of our common stock effective upon the public registration of our common stock and for 90 days thereafter at the market value of the shares two business days prior to the conversion date. We may limit the amount converted to no more than approximately $834,000 worth of our common stock. The outstanding balance of the Nolte Note was $2.7 million and $3.1 million as of December 31, 2011 and 2010, respectively.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2011.

Effects of Inflation

Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.

Recent Accounting Pronouncements

In January 2010, FASB issued new authoritative literature, which clarifies certain existing disclosure requirements and requires additional disclosures for recurring and nonrecurring fair value measurements. These additional disclosures include amounts and reasons for significant transfers between Level 1 and Level 2 of the fair value hierarchy; significant transfers in and out of Level 3 of the fair value hierarchy; and information about purchases, sales, issuances, and settlements on a gross basis in the reconciliation of recurring Level 3 measurements. The requirements of this standard are effective for periods beginning after December 15, 2009, with the exception of the requirement of information about purchases, sales, issuances, and settlements of Level 3 measurements, which becomes effective for periods beginning after December 15, 2010. we adopted the guidance related to Level 1 and Level 2 disclosures effective January 1, 2010 and adopted the guidance related to Level 3 disclosures effective January 1, 2011; the full adoption of this guidance did not have a material effect on our condensed consolidated financial statements.

In May 2011, FASB issued amendments to authoritative guidance to establish common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). These amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and IFRS as well as expand the disclosures for Level 3 measurements. These amendments are to be applied prospectively, and are effective for annual and interim periods beginning after December 15, 2011. We do not anticipate that the adoption of this amended guidance will materially expand the disclosures in our financial statements.

In June 2011, FASB issued an amendment to authoritative guidance that allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This amendment eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity, but does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The provisions of this amendment require retrospective application and are effective for annual and interim periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material effect on our consolidated financial statements but may require a change in the presentation of our consolidated financial statements.

In September 2011, FASB issued amended guidance on testing goodwill for impairment. Under the new guidance, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If the entity determines that this threshold is not met, then performing the two-step impairment test is unnecessary. The provisions of the new guidance are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not been issued or, for nonpublic entities, have not yet been made available for issuance. We have early adopted the guidance this new qualitative approach.

In September 2011, the FASB amended its standards requiring additional disclosures about an employer’s participation in a multiemployer plan. This new guidance is required to be applied retrospectively for all prior periods presented and is effective for annual periods for fiscal years ending after December 15, 2011, with early adoption permitted. We will not early adopt this standard and do not expect adoption of this standard to have a material impact on our disclosure.

In December 2011, the FASB issued amended guidance requiring companies to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. This guidance is required to be applied retrospectively for all prior periods presented and is effective for annual periods for fiscal years beginning in or after January 1, 2013, and interim periods within those annual fiscal years. We do not expect adoption of this standard to have a material impact on our consolidated results of operations and financial condition.

In December 2011, the FASB issued amended guidance to allow the FASB time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. This guidance allows companies to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the new guidance issued in June 2011, which is described above. This new guidance is required to be applied retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. We will not early adopt this standard and do not expect adoption of this standard to have a material impact on our consolidated results of operations and financial condition.

BUSINESS

Overview

We are a leading independently-owned provider of professional and technical consulting and certification services to public and private sector clients. We focus on the infrastructure, construction, real estate, and environmental markets. The scope of our projects includes planning, design, consulting, permitting, inspection and field supervision, and management oversight. We also provide forensic engineering, litigation support, condition assessment, and compliance certification.

As the needs of our clients have evolved, we have grouped our capabilities into five core vertical service offerings:

•	infrastructure, engineering, and support services;

•	construction quality assurance;

•	public and private consulting and outsourcing;

•	asset management consulting; and

•	occupational, health, safety, and environmental consulting.

Although historically we have concentrated on the first two service sectors, we believe that our three newer service offerings will become increasingly important to our business as we continue to grow our business through both organic expansion and strategic acquisitions.

We operate our business through a network of over 20 locations in California, Colorado, Utah, Florida, and New Jersey. All of our offices utilize our shared services platform, which consists of human resources, marketing, finance, information technology, legal, and other resources at our corporate headquarters. Our shared services platform is intended to optimize the performance of our business as we increase our scale and scope. By maintaining a centralized, shared services platform, we believe we can better manage our business, apply universal financial and operational controls and procedures, increase efficiencies, and drive lower-cost solutions.

We currently maintain a staff of approximately 390 employees, which includes approximately 165 licensed engineers and other professionals. Our engineers and other professionals have a well-established track record of providing a wide range of services to our customers. Combined with our support technology and software, our professionals are equipped to quickly and effectively respond to the needs of our clients.

Our primary clients include U.S. federal, state, municipal, and local governments; military and defense clients; and public agencies. We also serve quasi-public and private sector clients from the education, healthcare, energy, and utilities fields, including schools, universities, hospitals, health care providers, insurance providers, large utility service providers, and large and small energy producers.

During our 60 years in the engineering and consulting business, we have worked with such clients and on such well-known projects as (in alphabetical order):

• Atlantic City Tunnel Connection, NJ;	• Miami International Airport, FL;

• Balboa Naval Hospital, CA	• Miramar Marine Corps Air Station, CA;

• Borgata Hotel and Casino, NJ;	• Mojave Water Agency, CA;

• California Public Employees’ Retirement System, CA;	• Peterson Air Force Base, CO;

• Colorado Department of Transportation, CO;	• Port of Miami, Tunnel and Capital Improvement to Pier Wharfs, FL;

• Colorado Rockies, Coors Field Baseball Stadium, CO;	• San Diego Chargers Qualcomm Football Stadium, CA;

• Caldecott Tunnel, CA;	• San Diego Zoo and Wild Animal Park, CA;

• Equatorial Guinea LNG (Liquefied Natural Gas) Facility, Africa;	• SeaWorld, San Diego, CA;

• Fort Irwin Military Housing, CA;	• South Florida Water Management District, FL; and

• Fort Lauderdale Hollywood International Airport, FL;	• Stanford University, CA.

• Los Angeles Community College, CA;

Our current representative clients and project portfolio include (in alphabetical order):

• California Department of Transportation, or Caltrans, CA;	• Rutgers University, NJ;

• City of Colorado Springs, CO;	• San Diego Gas & Electric, CA;

• City of Sacramento, CA;	• San Diego International Airport, CA;

• Contra Costa County, CA;	• Santa Clara County Government, CA;

• Florida Power and Light, FL;	• University of California San Diego, CA;

• Broward County, FL;	• University of Miami, FL;

• Metropolitan Water District of Southern California, CA;	• University of Utah, UT;

• Miami-Dade County, FL;	• Utah Department of Transportation, UT; and

• Princeton University, NJ;	• Vestas Wind Systems (multiple locations).

• Rose Bowl Stadium, CA;

Our History

We conduct our operations through two primary operating subsidiaries: (i) Nolte, which began operations in 1949 and was incorporated as a California corporation in 1957, and (ii) NV5, which was incorporated as a Delaware corporation in 2009.

In March 2010, NV5 acquired the construction quality assurance operations of Bureau Veritas North America. In August 2010, NV5 acquired a majority of the outstanding shares of Nolte and succeeded to substantially all of Nolte’s business. Because NV5’s business prior to the Nolte acquisition was insignificant, Nolte is considered to be our historical accounting predecessor for financial statement reporting purposes.

In October 2011, NV5 and Nolte completed a reorganization transaction in which NV5 Holdings was incorporated as a Delaware corporation and, thereafter, became the holding company under which NV5 and Nolte conduct operations.

Industry

We provide services in the areas of engineering and consulting, one of the largest professional service markets in the U.S. Engineering and consulting applies scientific knowledge to design structures, products, and industrial processes for both the constructed and natural environment. Engineering and consulting also provides clients with technical studies, planning, engineering, design, and construction management services. Clients vary in size and scope from local public agencies and private companies to national governments and large multinational corporations.

According to IBISWorld, the industry is extremely fragmented and made up of approximately 139,000 firms in the U.S., with a combined revenue of approximately $180 billion in 2011. The firms range from large, global, multidisciplinary suppliers of a comprehensive range of planning, design, and project delivery services to small- to medium-sized companies that tend to specialize in selected areas of the project delivery process. Clients come from all sectors and levels of society and include U.S. federal, state, municipal, and local governmental property owners, quasi-public and private clients from the education, healthcare, energy, and utilities fields, as well as national governments and large multinational corporations.

Throughout the first half of the 2000 decade, the engineering and consulting industry grew at a solid pace according to IBISWorld. Its growth corresponded with strong cyclical growth in downstream construction markets, record levels of investment into industrial capacity and energy infrastructure, as well as increased spending on public infrastructure. However, the recession’s effect on construction resulted in an overall decline in revenue of approximately 0.3% annually during the period from 2006 to 2011. Nevertheless, demand for engineering and consulting services are expected to exhibit improvement in the coming years, supported by the demand created by aging infrastructure (i.e., transportation, water, wastewater, etc.), growth in the private fixed investment of structures, increased outsourcing of engineering activities to specialist firms, and the return of investment into electric-power infrastructure and communications markets, which experienced many delays in projects over the past five years. All of these growth drivers are expected to increase demand for engineering design and process-management services on the planning and installation of industrial equipment and asset management services for maintenance and operation of existing plants. According to IBISWorld, industry revenue is projected to increase from $177.4 billion in 2010 to $212.1 billion in 2016. Profit margins are also forecast to improve, particularly among the firms that provide services such as construction management.

Licensing, certifications, and qualifications, which include sophisticated technical skills and expertise, are prerequisites for entry to the industry. The technical complexity of most projects undertaken in this industry effectively restricts the entry of new competitors to those with demonstrated capacities across a range of projects. Many projects require a variety of tasks, such as feasibility, design, implementation, and management of construction. Scale can also pose a barrier to entry for companies that do not have the resources or capacity necessary to complete complex projects, such as bridges, tunnels, water treatment facilities, airports, seaports, and large scale institutional projects.

Competitive Strengths

We believe we have the following competitive strengths:

Organizational structure that enhances client service. We operate our business using a vertical structure grouped by service offerings rather than the geography-based structure utilized by many of our competitors. This structure ensures that clients engaging our services in any given sector, regardless of the location of the project, have access to the services of our most highly qualified professionals. Our most skilled engineers and professionals in each service sector work directly with the clients engaging those services, which facilitates relationship-based interactions between our key employees and clients and assists in developing long-term client relationships. In addition, this structure encourages an entrepreneurial spirit among our professionals.

Expertise in local markets. To complement our vertical service model, we maintain a network of over 20 locations on both the west and east coasts of the U.S. Each of our offices is staffed with quality professionals who understand the local and regional markets in which they serve. Our local professionals are allowed to concentrate entirely on their local market client engagements while being supported by our shared services platform, under which we perform various back office functions on a centralized basis.

Strong, long-term client relationships. Our combination of local market experience and professionals with expertise in multiple vertical service sectors has enabled us to develop strong relationships with our core clients. Some of our professionals have worked with our key clients for decades. For example, we have worked with San Diego Gas & Electric for over 30 years and are recognized as a preferred source of expertise by Princeton University and Caltrans. By serving as a long-term partner with our clients, we are able to gain a deep understanding of their overall business needs as well as the unique technical requirements of their projects. This increased understanding gives us the opportunity to provide superior value to our clients by allowing us to more fully assess and better manage the risks inherent in their projects.

Experienced, talented, and motivated employees. We employ seasoned professionals with a broad array of specialties and a strong customer service orientation. Our executive officers have an average of more than 20 years of operating and management experience in or supporting the engineering and consulting industry and in analyzing potential acquisition transactions. Our corporate culture places a high priority on investing in our people, and our compensation system emphasizes the use of performance-based incentives, including opportunities for stock ownership, which we believe helps to attract, motivate, and retain top professionals.

Industry-recognized quality of service. We believe that we have developed a strong reputation for quality service based upon our industry-recognized depth of experience, ability to attract and retain quality professionals, and expertise across multiple service sectors. During the past several years, we received many industry certificates, awards, and national rankings, including:

• 2011 Engineering News-Record Top 500 Design Firms;	• 2010 Engineering News-Record: Best of the Best Government Building Award;

• 2011 Engineering News-Record Top 100 Construction Management-for-Fee Firms;	• 2009 Caltrans: Excellence in Transportation Design Award; and

• 2011 Sacramento Regional Transit District: Transit Oriented Design of the Year;	• 2009 Construction Management Association of America, Northern California: Infrastructure Project of the Year.

Growth Strategies

We intend to pursue the following growth strategies as we seek to expand our market share and position ourselves as a preferred, single-source provider of professional and technical consulting and certification services to our clients:

Seek strategic acquisitions to enhance or expand our services offerings. We seek acquisitions that allow us to expand or enhance our capabilities in our existing service offerings. In analyzing new acquisitions, we pursue opportunities that provide either the critical mass to function as a profitable, stand-alone operation or are geographically situated to be complementary to our existing operations. We believe that expanding our business through strategic acquisitions will enable us to exploit economies of scale in the areas of finance, human resources, marketing, administration, information technology, and legal, while also providing cross-selling opportunities among our vertical service offerings.

Continue to focus on public sector clients while building private sector client capabilities. We have historically derived the majority of our revenue from public sector clients. Even during unsteady economic periods, we have capitalized on public sector business opportunities resulting from outsourcing initiatives, continued efforts to address the challenges presented by the nation’s aging infrastructure system, and the need to provide solutions for transportation, energy, water, and waste water requirements. However, we also seek to obtain additional clients in the private sector, which typically sees greater growth during times of economic expansion, by networking, participating in certain organizations, and monitoring private project databases. We will continue to pursue private sector clients when such opportunities present themselves. We believe our ability to service the needs of both public and private sector clients gives us the flexibility to seek and obtain engagements regardless of the current economic conditions.

Strengthen and support our human capital. Our experienced employees and management team are our most valuable resources. Attracting, training, and retaining key personnel has been and will remain critical to our success. To achieve our human capital goals, we intend to remain focused on providing our personnel with entrepreneurial opportunities to increase client contact within their areas of expertise and to expand our business within our service offerings. We will also continue to provide our personnel with training, personal and professional growth opportunities, performance-based incentives, including opportunities for stock ownership, and other competitive benefits.

Description of Services

Infrastructure, Engineering, and Support Services

We provide our clients with a broad array of services in the area of infrastructure, engineering, and support services. We possess the professional and technical expertise necessary to design and manage clients’ infrastructure projects from start to finish. This integrated approach provides our clients with consistency and accountability across the life of their projects and allows us to create value by maximizing efficiencies of scale.

The specific infrastructure, engineering, and support services we offer fall into three phases of project development:

Site selection. The site selection phase includes access assessment, parcel identification, easement descriptions, land use permitting, pipeline routing analysis, site constraints analysis, surveying and mapping, and regulatory compliance.

Design. The design phase includes road design, grading design, alignment design, laydown design, station pad design, storm drain design, stormwater management, water supply engineering, site planning and profile drawings, and construction cost estimating.

Construction and program management. The construction and program management phase includes plan review, bid and award assessment, monitoring services for active construction sites, scheduling assistance, drawing review, permit, approval and review processing, contractor, designer and agency coordination, cost control management, progress payment management, change order administration, compliance inspections, and evaluation of cost reduction methods.

Our specialty areas within our infrastructure, engineering, and support service offering include:

Energy. We assist major utilities and energy providers in assessing potential sites for a wide variety of new energy infrastructure projects. We provide services to energy generation and transmission clients for various types of energy source providers (i.e., wind, solar, natural gas, oil, and coal energy).

Water resources. We assist clients with a variety of projects related to water supply and distribution (such as designing water treatment plans and pilot testing), water treatment (including designing and implementing water reclamation, recycling, and reuse projects), and wastewater engineering (including wastewater facility master planning and treatment, designing and implementing collection, treatment and disposal systems, and water quality investigations).

Transportation. We provide our clients with services related to street and roadway construction (including alignment studies, roadway inspections, and traffic control planning), the construction of highways, bridges and tunnels, and the development of rail and light rail systems.

Structural engineering. From elaborate office and industrial facilities to major highway and railroad crossings to complex rail and light rail structures to a variety of water related facilities, our structural team provides design, inspection, rehabilitation, and seismic upgrade services that include structural analysis and design, plans, specifications and estimates, structural construction management, conceptual design studies, cost studies, seismic analysis, design and retrofit, structural evaluations, earthquake damage assessments, structural repair design, and regulatory agency permitting services.

Land development. We assist our clients with many of the front-end challenges associated with private and public land development, including planning, public outreach, sustainability, flood control, drainage, and landscaping.

Surveying. We are equipped to provide our clients with a full suite of traditional surveying techniques as well as cutting edge technology services, including high-definition surveying services using three-dimensional LIDAR point clouds. Our services can be used to determine current site condition, provide real-time infrastructure measuring and mapping, preserve historic sites, aide in forensic and accident investigations, determine volume calculations, and conduct surveys for project progress.

Other services. Through our Geographic Information System services, we can provide clients with other ancillary services that include infrastructure management, property management, asset inventory, landscape maintenance, web-based mapping services, land use analysis, terrain analysis and visualization, suitability and constraints analysis, hydrology analysis, biological, agricultural and cultural inventories, population and demographic analysis, shortest path analysis, street grid density, transportation accessibility analysis, watershed analysis, floodplain mapping, groundwater availability modeling, flood insurance study preparation, risk and HAZUS mitigation assessment and analysis, mapping, data tracking, and data hosting.

Construction Quality Assurance

We provide construction quality assurance services with respect to such diverse projects as professional sports stadiums, military facilities, cultural and performing arts centers, airports, hotels, hospitals and heath care facilities, fire stations, major public and private universities, and K-12 school districts. We offer these services on an “a la carte” or integrated start-to-finish basis that is intended to guide a client through each phase of a construction project. Our construction quality assurance services generally include site inspections, audits, and evaluations of materials and workmanship necessary to determine and document the quality of the constructed facility. Before a project commences, we offer our clients a variety of assessment services, including environmental, geotechnical, and structural suitability. We perform these pre-construction evaluations in order to help detect any potential problems with the proposed site that could prevent or complicate the successful completion of the project. In addition, we evaluate the onsite building conditions and recommend the best methods and materials for site preparation, excavation, and building foundations.

During development, we assist clients in designing a comprehensive construction plan, including a summary of planned construction activities, sequence, critical path elements, interrelationships, durations, and terminations. Construction planning services may also include developing procedures for project management, the change order process, and technical records handling methodology to be employed. We offer inspection services for each phase of a project, including excavation, foundations, structural framing, mechanical heating and air conditioning systems, electrical systems, underground utilities, and building water proofing systems. Where applicable, we employ additional methods to test materials and building quality. We maintain contact with our clients’ managers and, as issues are detected or anticipated, assist them in determining appropriate, cost-effective solutions. We periodically provide construction progress inspections and assessment reports. When a project is complete, we prepare an evaluation report of the project and certify the inspections for the client. After construction, we offer periodic building inspection services to ensure that the building is maintained in accordance with applicable building codes and other local ordinances to maximize the life of the project. We also offer indoor environmental quality testing during this period.

Our specialty areas within our construction quality assurance service offering include:

Construction materials testing and engineering services. We provide materials testing services related to concrete, steel, and other structural materials used in construction. We are equipped to provide these services in fabrication plants, in our laboratories, and at the project or construction site itself. Our field personnel work directly under the supervision of licensed engineers and maintain individual licenses and certifications in their respective areas of expertise. All of our in-house laboratories are inspected routinely by the Cement and Concrete Reference Laboratory (“CCRL”) of the National Institute of Standards and Measures. In addition, our laboratories participate in proficiency programs conducted by the CCRL and the American Association of State Highway & Transportation Officials.

Geotechnical engineering and consulting services. We provide a wide variety of geotechnical engineering and consulting services. These services assist our clients to determine whether sites are suitable for proposed projects and to design foundation plans that are compatible with project site and use conditions. We have experienced geotechnical engineers, geologists, and earth scientists focused on providing services primarily in the southeast, northeast, and western regions of the U.S.

Forensic consulting. In the event of damage to a structure by natural or man-made causes, our professional staff is qualified to provide forensic consulting and analysis as well as expert witness services. We provide a wide variety of forensic consulting services, including studies related water intrusion, building code compliance, and claims involving insurance.

Public and Private Consulting and Outsourcing

We provide public and private consulting and outsourcing services, which primarily consist of providing a wide variety of governmental outsourcing services and consulting services that assist organizations in complying with technical government regulations and industry standards. We offer a broad array of technical outsourcing services, including traffic studies, building code plan review, code enforcement, permitting and inspections, human resources, and the administration of public works, building, and safety departments.

The trend towards increased privatization of U.S. federal, state, and local governmental services presents an opportunity for us in this service offering. Faced with increased budgetary constraints and economic challenges, many governmental agencies are now seeking to outsource various services, including the running of their building departments. For building departments specifically, we typically provide a turnkey solution in exchange for a percentage of the building permit fees collected or a minimum monthly retainer. The governmental agency retains any overage without any overhead costs associated with the fee charged. Public and private consulting and outsourcing provides a positive source of revenue for us, while simultaneously increasing the efficiency and quality of service to the public. The governmental agency also gains flexibility to control service levels without the challenges of government bureaucracy. Although we plan to grow our private and public consulting and outsourcing services organically through the numerous contacts and client relationships we have with U.S. federal, state and local governments, tribal nations, and educational institutions, we are also actively pursuing acquisition opportunities that provide services in this sector.

Asset Management Consulting

Our asset management consulting service revolves around the management of existing infrastructure assets rather than new capital expenditure projects. Within our asset management consulting service, we provide facility management services, system component inspections (i.e., mechanical and electrical), energy audits and consulting, fire and safety consulting, supply chain management, consumer product certification and testing, and social accountability audits.

Occupational, Health, Safety and Environmental Consulting

Our occupational health, safety and environmental consulting service includes investigating and analyzing environmental conditions both outside and inside a building, recommending corrective measures and procedures needed to reduce liability exposure, increasing our clients’ awareness of occupational health and safety issues, and helping clients comply with regulatory requirements and industrial standards through air and water quality testing, health and wellness screening, workplace safety, ergonomics, and emergency preparedness.

Strategic Acquisitions

We maintain a full-time merger and acquisitions (“M&A”) initiative with executive personnel specifically dedicated to identifying acquisition targets, exploring acquisition opportunities, negotiating terms, and overseeing the acquisition and post-acquisition integration. From 1994 to the present, across various prior-company employment, our M&A team has completed approximately 40 transactions in the engineering and consulting industry. Over the course of these transactions, our M&A team has established extensive relationships throughout the industry and continues to maintain an established pipeline of potential acquisition opportunities.

We seek acquisitions that allow us to expand or enhance our capabilities in our existing service offerings. In analyzing new acquisitions, we pursue opportunities that provide either the critical mass to function as a profitable, stand-alone operation or are geographically situated to be complementary to our existing operations. Acquisition targets must include an experienced management team that is compatible with our culture and thoroughly committed to our strategic direction. We believe we add value to the operations of our acquisitions by providing superior corporate marketing and sales support, cash management, financial controls, information technology, risk management and human resources support through a performance optimization process. Our performance optimization process, which was developed by our executives through their extensive experience in acquiring and integrating these types of companies, entails a review of both back office and operational functions to, among other things, identify how to improve (i) inefficiencies related to the delivery of our services to customers, (ii) the performance of a new acquisition through the integration of personnel into our organization, (iii) the risk management of a new acquisition, (iv) the integration of technology and shared services platforms, and (v) cross-selling opportunities to create synergies with our service offerings.

Key Clients and Projects

We currently serve over 800 different clients. While our ten largest clients accounted for approximately 43% and 46% of our consolidated contract revenue during the years ended December 31, 2011 and 2010, respectively, no single client accounted for more than 14% and 8% of revenue in those periods, respectively. Although we serve a highly diverse client base, for the years ended December 31, 2011 and 2010 approximately 64% and 58%, respectively, of our revenues were attributable to public and quasi-public sector clients. In this regard, public sector clients include U.S. federal, state, and local government departments, agencies, systems, and authorities, including the U.S. Department of Defense, transportation agencies, educational systems, and public housing authorities, while quasi-public sector clients include utility service providers, energy producers, and healthcare providers. Of our private sector clients, our largest clients are contractors, construction engineering firms, and institutional property owners.

Although we anticipate public and quasi-public sector clients to represent the majority of our revenues for the foreseeable future, we intend to continue expanding our service offerings to private sector clients. Historically, public and quasi-public sector clients have demonstrated greater resilience during periods of economic downturns, while private sector clients have offered higher gross profit margin opportunities during periods of economic expansion.

Marketing and Sales

We strive to position ourselves as a preferred, single-source provider of professional and technical consulting and certification services to our clients. We obtain client engagements primarily through business development efforts, cross-selling of our services to existing clients, and maintaining client relationships, as well as referrals from existing and former clients.

Our business development efforts emphasize lead generation, industry group networking, and corporate visibility. Most of our business development efforts are led by members of our engineering and other professional teams, who are also responsible for managing projects. Our business development efforts are further supported by our shared services marketing group, which consists of a seasoned marketing manager and marking support personnel located at our corporate headquarters as well as several of our operating units.

As our service offerings become more expansive, we anticipate increasing our cross-selling opportunities. Currently, we are often able to offer our construction quality assurance services in conjunction with our infrastructure, engineering, and support services to the same clients.

Recent trends in the engineering and consulting industry require that service providers commit considerable resources toward maintaining client relationships. This shift from project-specific to long-term client relationship partnering requires service providers to dedicate both technical and marketing resources tailored to the specific needs clients. We are committed to maintaining our client relationships by, among other things, remaining responsive to our clients’ needs and continuing to offer a broad range of quality service offerings and value added solutions.

Employees

As of March 31, 2012, we had approximately 390 employees, including approximately 315 full-time employees, which includes approximately 165 licensed engineers and other professionals. To date, we have been able to locate and engage highly qualified employees as needed and do not expect our growth efforts to be constrained by a lack of qualified personnel. We consider our employee relations to be good.

Backlog

As of December 31, 2011, we had approximately $50.0 million of gross revenue backlog with approximately 84% of this amount expected to be recognized over the next 12 months. Most of our government contracts are multi-year contracts for which funding is appropriated on an annual basis. With respect to such government contracts, our backlog includes only those amounts that have been funded and authorized and does not reflect the full amounts we may receive over the term of such contracts. In the case of non-government contracts, our backlog includes future revenue at contract rates, excluding contract renewals or extensions that are at the discretion of the client. For contracts with a not-to-exceed maximum amount, we include revenue from such contracts in backlog to the extent of the remaining estimated amount. We calculate backlog without regard to possible project reductions or expansions or potential cancellations until such changes or cancellations occur.

Backlog is expressed in terms of gross revenue and, therefore, may include significant estimated amounts of third-party or pass-through costs to subcontractors and other parties. Moreover, our backlog for the period beyond 12 months may be subject to variations from year-to-year as existing contracts are completed, delayed, or renewed or new contracts are awarded, delayed, or cancelled. As a result, we believe that year-to-year comparisons of the portion of backlog expected to be performed more than one year in the future are difficult to assess and not necessarily indicative of future revenues or profitability. Because backlog is not a defined accounting term, our computation of backlog may not necessarily be comparable to that of our industry peers.

Competition

The engineering and consulting industry is highly fragmented, characterized by many small-scale companies, which typically confines operations to regional markets or specialized niche activities. As a result, we compete with a large number of regional, national, and global companies. Certain of these competitors have broader service offerings and greater financial and other resources than we do. Others are smaller, more specialized, and concentrate their resources in particular areas of expertise. The extent of our competition varies according to the particular markets and geographic area. The degree and type of competition we face is also influenced by the type and scope of a particular project.

We believe the providers of engineering and consulting services primarily compete on the quality of service, relevant experience, staffing capabilities, reputation, geographic presence, stability, and price. Price differentiation remains an important element in competitive tendering and is the most significant factor in bidding for public sector consultancy contracts. The importance of the foregoing factors varies widely based upon the nature, location, and size of the project. We believe that certain economies of scale can be realized by service providers that establish a national reputation for providing engineering and consulting services in all five of the service sectors in which we do business. Since the demand for engineering and consulting services within each service offering is viewed as only moderately correlated with the demand for services within the other service offerings, we are of the view that engineering and consulting firms can benefit considerably from diversified service offerings.

The number of competitors for any procurement can vary widely, depending upon technical qualifications, the relative value of the project, geographic location, the financial terms, the risks associated with the work, and any restrictions placed upon competition by the client. Our ability to compete successfully will depend upon the effectiveness of our marketing efforts, the strength of our client relationships, our ability to accurately estimate costs, the quality of the work we perform, our ability to hire and train qualified personnel, and our ability to obtain insurance.

We believe our principal competitors include the following firms (in alphabetical order): AECOM Technology Corporation (NYSE: ACM), AMEC plc (LSE: AMEC), Bureau Veritas (PAR: BVI), Cardno Limited (ASX: CDD), Intertek Group plc (LSE:ITRK), Jacobs Engineering Group Inc. (NYSE: JEC), Kleinfelder & Associates, Professional Service Industries, Inc., Terracon Consultants, Inc., Tetra Tech, Inc. (NASDAQ: TTEK), TRC Companies, Inc. (NYSE: TRR), URS Corporation (NYSE: URS), Willdan Group (NASDAQ: WLDN), and WS Atkins plc (LSE:ATK).

Seasonality

Due primarily to inclement weather conditions, which lead to project delays and slower completion of contracts, and a higher number of holidays, our operating results during the months of December, January, and February are generally lower than our operating results during other months. As a result, our revenue and net income for the first and fourth quarters of a fiscal year may be lower than our results for the second and third quarters of a fiscal year.

Insurance and Risk Management

We maintain insurance covering professional liability and claims involving bodily injury and property damage. We consider our present limits of coverage, deductibles, and reserves to be adequate. Wherever possible, we endeavor to eliminate or reduce the risk of loss on a project through the use of quality assurance and control, risk management, workplace safety, and similar methods.

Risk management is an integral part of our project management approach for fixed-price contracts and our project execution process. We have a risk management group that reviews and oversees the risk profile of our operations. This group also participates in evaluating risk through internal risk analyses in which our corporate management reviews higher-risk projects, contracts, or other business decisions that require corporate approval.

Regulation

We are regulated in a number of fields in which we operate. We contract with various U.S. governmental agencies and entities. When working with U.S. governmental agencies and entities, we must comply with laws and regulations relating to the formation, administration, and performance of contracts. These laws and regulations contain terms that, among other things:

•	require certification and disclosure of all costs or pricing data in connection with various contract negotiations;

•	impose procurement regulations that define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. government contracts; and

•	restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

Internationally, we are subject to various government laws and regulations (including the FCPA and similar non-U.S. laws and regulations), local government regulations, procurement policies and practices, and varying currency, political, and economic risks.

To help ensure compliance with these laws and regulations, our employees are sometimes required to complete tailored ethics and other compliance training relevant to their position and our operations.

Properties

Our principal executive offices are located at 200 South Park Road, Suite 350, Hollywood, Florida. We do not own any real property. We currently operate out of more than 20 leased locations. Our lease terms vary from month-to-month to multi-year commitments. Our annual base rents also vary, ranging from $11,400 plus operating expenses to over $354,000 plus operating expenses. We do not consider any of these leased properties to be materially important to us. While we believe it is necessary to maintain offices through which our services are coordinated, we feel there are an ample number of available office rental properties that could adequately serve our needs should we need to relocate or expand our operations.

Legal proceedings

From time to time, we are subject to various legal proceedings that arise in the normal course of our business activities. As of the date of this prospectus, we are not a party to any litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our results of operations or financial position.

MANAGEMENT

Executive Officers, Directors, and Director-Nominees

The following table sets forth information regarding our executive officers, directors, and director-nominees.

Name	Age	Position
Dickerson Wright	65	Chairman of the Board of Directors, Chief Executive Officer and President
Richard Tong	43	Executive Vice President and General Counsel
Alexander A. Hockman	54	Executive Vice President
Donald C. Alford	68	Executive Vice President of NV5 and Director-Nominee
Michael P. Rama	46	Vice President and Chief Financial Officer
Mary Jo O’Brien	49	Executive Vice President and Chief Administrative Officer
Kenneth A. Rudolph	61	President of Nolte
Gerald J. Salontai	57	Director-Nominee
Jeffrey A. Liss	64	Director-Nominee
William D. Pruitt	71	Director-Nominee

Dickerson Wright. Mr. Wright has served as our Chairman of the Board, Chief Executive Officer, and President since our inception in December 2009 and has over 35 years of uninterrupted experience in managing and developing engineering companies. From February 2008 through November 2009, Mr. Wright served as the Chief Executive Officer of Nova Group Services, Inc., a private equity sponsored engineering and consulting services company. From September 2002 until January 2008, Mr. Wright served as the Chief Executive Officer of Bureau Veritas, U.S., an international engineering and consulting company, where he was responsible for developing the company’s U.S. operations through strategic acquisitions and follow-on growth. Before Mr. Wright joined Bureau Veritas, the company had minimal presence in the U.S. By the time Mr. Wright left in January 2008, Bureau Veritas’ U.S. operations employed 2,700 people in 67 offices and generated $280.0 million a year in revenue. Mr. Wright founded U.S. Laboratories, an engineering and consulting firm, in October 1993 and served as its Chief Executive Officer through its initial public offering in 1999 and ultimate sale to Bureau Veritas in 2002. Prior to founding U.S. Laboratories, Mr. Wright held several senior management positions at national firms, including Professional Services Industries, American Engineering Laboratories, and U.S. Testing and was the founder of Western States Testing. Mr. Wright earned a Bachelor of Science degree in Engineering from Pacific Western University and is a board certified engineer in California and Wisconsin. Our board of directors believes that Mr. Wright’s experience founding, managing, and building engineering and consulting firms into national engineering platforms, including a publicly traded engineering and consulting firm, provides us with highly valuable industry specific business, leadership, and management experience.

Richard Tong. Mr. Tong has served as our Executive Vice President and General Counsel since September 2011 and as the Executive Vice President and General Counsel of NV5 since April 2010. Mr. Tong has more than 15 years of experience working in the testing and inspection industry. In his capacity as Executive Vice President and General Counsel, Mr. Tong devotes a considerable amount of time to acquisitions, strategic planning, corporate compliance, and legal matters. From November 2008 through November 2009, Mr. Tong served as the Executive Vice President and General Counsel of Nova Group Services, Inc., an engineering and consulting services company. Mr. Tong also served as the Executive Vice President and General Counsel for Bureau Veritas from January 2003 until November 2008 and headed Bureau Veritas’ Legal, Ethics, Compliance, and Risk Management programs in North America. Mr. Tong earned a Bachelor of Science degree in both Biology and Chemistry and a Juris Doctorate degree from the University of Miami and is a licensed attorney in Florida.

Alexander A. Hockman. Mr. Hockman has served as our Executive Vice President since September 2011 and as the President of NV5 – Southeast since February 2010 and has more than 27 years of diverse experience in the fields of construction inspections, materials testing, geotechnical, environmental, waterfront, construction, and building envelope consulting. From March 2003 until March 2010, Mr. Hockman served as the Chief Operating Officer for the Construction Materials Testing Division of Bureau Veritas. From 1985 until its acquisition by

Bureau Veritas in 2003, Mr. Hockman served as the President of Intercounty Laboratories. Mr. Hockman earned a Bachelor of Science degree in Civil Engineering from Florida International University and is a licensed engineer in Florida.

Donald C. Alford. Mr. Alford will become a member of our board of directors effective upon the consummation of this offering. Mr. Alford has served as the Executive Vice President of Strategic Growth of NV5 since February 2010 and is responsible for M&A and other growth initiatives. From February 2007 until February 2010, Mr. Alford held a similar position with Nova Group Services, Inc. From November 2002 to November 2006, Mr. Alford acted as the exclusive M&A agent in the U.S. for Bureau Veritas, and, from 1998 to 2002, Mr. Alford served as the Executive Vice President and Secretary and was in charge of strategic growth for U.S. Laboratories. Mr. Alford earned a Bachelor of Arts degree in History from Princeton University and a Master of Business Administration degree from the University of Virginia. Mr. Alford also served as an officer in the U.S. Marine Corps from 1965 until 1968. Our board of directors believes that Mr. Alford has invaluable knowledge and experience in leading engineering and consulting companies through early stage development, commercialization, private funding, initial public offering, and sustained profitability and growth, as well as extensive industry M&A experience, which will aid us in the successful implementation and maintenance of our strategic growth plan.

Michael P. Rama. Mr. Rama has served as our Vice President and Chief Financial Officer since September 2011 and as the Vice President and Chief Financial Officer of NV5 since August 2011. Mr. Rama has more than 18 years of experience in construction, development, and real estate management. Mr. Rama is responsible for all accounting, finance, and treasury functions and our Securities and Exchange Commission reporting. From October 1997 until August 2011, Mr. Rama held various accounting and finance roles with Avatar Holdings Inc. (NASDAQ: AVTR), including Principal Financial Officer, Chief Accounting Officer, and Controller. Mr. Rama’s experience includes Securities and Exchange Commission reporting, establishment and maintenance of effective internal controls, capital market transactions, and acquisitions. Mr. Rama earned a Bachelor of Science degree in accounting from the University of Florida and is a Certified Public Accountant.

Mary Jo O’Brien. Ms. O’Brien has served as our Executive Vice President and Chief Administrative Officer since September 2011 and as the Executive Vice President of Human Resources and Administration of NV5 since January 2010. Ms. O’Brien has more than 24 years of experience in human resources, administration and the engineering and consulting engineering industry. From March 2008 through November 2009, Ms. O’Brien served as the Director of Human Resources for Nova Group Services, Inc. Prior to March 2008, Ms. O’Brien held various management positions with Bureau Veritas NA from September 2002 to January 2008. From November 1987 to August 2002, Ms. O’Brien served in similar human resources and administrative capacities for Testing Engineers—San Diego and U.S. Laboratories. Ms. O’Brien earned a Bachelor’s degree in Communications and Business Economics from the University of California at San Diego.

Kenneth A. Rudolph. Mr. Rudolph has served as President of Nolte since May 2008 and previously served as Nolte’s Chief Executive Officer from September 2009 until August 2010. Mr. Rudolph has more than 37 years of experience working in the engineering and consulting industry. From June 1993 until May 2008, Mr. Rudolph served as Nolte’s Regional Manager of Business Development. Mr. Rudolph earned a Bachelor of Science degree in Engineering from North Dakota State University and is a licensed engineer in Colorado, Idaho, Montana, Wyoming, and New Mexico.

Gerald Salontai. Mr. Salontai will become a member of our board of directors effective upon the consummation of this offering. Mr. Salontai has over 35 years of progressive technical, management, and leadership experience in the engineering and construction industry. Mr. Salontai is currently the Chief Executive Officer of Salontai Consulting Group, a management advisory company focused on assisting companies achieve success in the areas of strategy, business management, and leadership. From January 1998 until March 2009, Mr. Salontai served as Chairman of the Board and Chief Executive Officer of The Kleinfelder Group, Inc., a management, planning, engineering, science, and construction services consulting company headquartered in San Diego, California. Prior to his time at Kleinfelder, Mr. Salontai held a number of management positions in several firms, including serving as the President and Chief Operating Officer, and his responsibilities included strategy implementation, sales execution, delivery of services, quality, customer satisfaction, and overall profit and loss. Mr. Salontai earned both a Bachelor of Science and Masters degree in Civil Engineering from Long Beach State University and graduated from the Executive Management Program at the University of California, Berkeley. Our

board of directors believes that Mr. Salontai’s past experience, including his substantial experience in governance and risk management across a wide range of industries, provides our board of directors with a keen understanding and a valuable perspective regarding how to achieve lasting success in the areas of engineering and construction related services.

Jeffrey A. Liss. Mr. Liss will become a member of our board of directors effective upon the consummation of this offering. Mr. Liss has over 25 years of progressive experience providing technical, trade, and consulting services to multi-national inspection and testing companies and the government and has a successful record of generating growth and increasing profitability in highly volatile business environments. Since 2001, Mr. Liss has served as a consultant providing investment and business consulting services relating to strategic planning, business valuation, and turnaround environments. From 1988 to 2000, he served as President and Chief Executive Officer of Intertek Testing Services International, an international company that maintained 36 offices throughout the world. During his tenure, Mr. Liss was based both in the U.S. and overseas, and served as a member of the executive board of the parent company. Prior to joining Intertek Testing Services, Mr. Liss served as the Vice President of SGS Government Programs, responsible for administrative centers in the U.S. serving government principals in Latin America and the Caribbean. Mr. Liss also spent six years serving on the board of directors of Brookwood Florida-East, a charitable organization providing residential services to troubled adolescents. Mr. Liss earned a Bachelor of Science degree in Mechanical Engineering and a Master of Science degree in Management from Rensselaer Polytechnic Institute. Our board of directors believes that Mr. Liss has significant relevant industry experience working with inspection and testing companies in both the public and private sectors which, combined with his international management experience, brings an exceptional global perspective that will aid our board of directors in making sound decisions regarding our expansion into international markets.

William D. Pruitt. Mr. Pruitt will become a member of our board of directors effective upon the consummation of this offering. Mr. Pruitt has served as General Manager of Pruitt Enterprises and President of Pruitt Ventures, Inc. since 2000. Mr. Pruitt has served as an independent board member and a member of the audit committee of MAKO Surgical Corp., a developer of robots for knee and hip surgery, since 2008. Mr. Pruitt has also served as an independent board member and chairman of the audit committee of Swisher Hygiene, Inc., a hygiene services company, since 2011. Mr. Pruitt served as an independent board member of The PBSJ Corporation, an international professional services firm, from 2005 to 2010. Mr. Pruitt served as chairman of the audit committee of KOS Pharmaceuticals, Inc., a fully integrated specialty pharmaceuticals company, from 2004 until its sale in 2006. He was also chairman of the audit committee for Adjoined Consulting, Inc., a full-service management consulting firm, from 2000 until it was merged into Kanbay International, a global consulting firm, in 2006. From 1980 to 1999, Mr. Pruitt served as the managing partner for the Florida, Caribbean, and Venezuela operations of the independent auditing firm of Arthur Andersen LLP. Mr. Pruitt earned a Bachelor of Business Administration degree from the University of Miami and is a Certified Public Accountant (inactive). Our board of directors believes that Mr. Pruitt’s extensive experience with public and financial accounting matters for corporate organizations, as well as experience as a consultant to and director of other public companies, provides significant insight and expertise to our board of directors.

There are no family relationships among any of our officers, directors, or director-nominees.

Board of Directors and Committees

Board Composition

Our board of directors currently consists of one person, Mr. Wright. Effective upon the consummation of this offering, our board of directors will consist of five directors, comprised of Mr. Wright and our four director-nominees, Messrs. Alford, Salontai, Liss, and Pruitt. Our board of directors has affirmatively determined that each of Messrs. Salontai, Liss, and Pruitt is “independent”, as defined by the Marketplace Rules of the Nasdaq Stock Market. Under the Marketplace Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our board of directors affirmatively determines that the director does not have a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.

Currently, our directors are elected annually to serve until the next annual meeting of stockholders, until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification, or removal.

Directors may be removed at any time with or without cause by the affirmative vote of the holders of a majority of the voting power then entitled to vote.

Board Committees

Our board of directors directs the management of our business and affairs, as provided by the Delaware General Corporation Law, and conducts its business through meetings of the board of directors. Effective upon the closing of this offering, our board of directors will establish three standing committees: an audit committee; a compensation committee; and a nominating and governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. The composition of the board committees will comply, when required, with the applicable rules of the exchange on which our common stock is listed and applicable law. Our board of directors will adopt a written charter for each of the standing committees. These charters will be available on our website following the completion of the offering.

Audit committee. Our audit committee will be comprised solely of “independent” directors, as defined under and required by Rule 10A-3 of the Exchange Act and the rules of Nasdaq. Our audit committee will be directly responsible for, among other things, the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. Commencing with our first report on internal controls over financial reporting, the committee will be responsible for discussing the effectiveness of the internal controls over financial reporting with our independent registered public accounting firm and relevant financial management. The members of this committee will be Messrs. Salontai, Liss, and Pruitt, with Mr. Pruitt initially serving as chairman. Our board of directors has determined that Mr. Pruitt qualifies as an “audit committee financial expert”, as defined by the rules under the Exchange Act.

Compensation committee. Our compensation committee will consist solely of directors who are “independent”, as defined under and required by the rules of Nasdaq, “non-employee directors” under Section 16 of the Exchange Act, and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee will be responsible for, among other things, supervising and reviewing our affairs as they relate to the compensation and benefits of our executive officers and non-employee directors. In carrying out these responsibilities, the compensation committee will review all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders. The members of this committee will be Messrs. Salontai, Liss and Pruitt, with Mr. Salontai initially serving as chairman.

Nominating and governance committee. Our nominating and governance committee will consist solely of “independent” directors, as defined under and required by the rules of Nasdaq. The nominating and governance committee will be responsible for, among other things, identifying individuals qualified to become board members; selecting, or recommending to the board of directors, director-nominees for each election of directors; developing and recommending to the board of directors criteria for selecting qualified director candidates; considering committee member qualifications, appointment, and removal; recommending corporate governance principles, codes of conduct, and compliance mechanisms; and providing oversight in the evaluation of the board of directors and each committee. The members of this committee will be Messrs. Salontai, Liss, and Pruitt, with Mr. Liss initially serving as chairman.

Board Leadership Structure

We do not currently separate the roles of Chief Executive Officer and Chairman of the Board. Our board of directors has determined, in connection with our adoption of certain corporate governance principles in connection with this offering, that one of our independent directors should serve as a lead director at any time when the title of Chairman is held by an employee director or there is no current Chairman. The lead director’s responsibilities will include, among other things, presiding over periodic meetings of our independent directors and overseeing the function of our board of directors and committees. Our board of directors intends to appoint Mr. Liss as our lead independent director effective upon the closing of this offering.

Board of Directors’ Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors will not have a standing risk management committee, but rather intends to administer this oversight function directly through our board of directors as a whole, as well as through various board of directors standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also will have the responsibility to issue guidelines and policies to govern the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and oversee the performance of our internal audit function. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee will assess and monitor whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Limitation of Liability and Indemnification

For information concerning limitation of liability and indemnification applicable to our directors, executive officers, and, in certain cases, employees, please see “Description of Capital Stock” located elsewhere in this prospectus.

Code of Business Conduct and Ethics

In connection with this offering, our board of directors will adopt a code of business conduct and ethics that will apply to all of our employees, officers, and directors. Upon completion of this offering, the full text of our code of business conduct and ethics will be available on our website at www.nv5.com. Information on, or accessible through, our website is not part of this prospectus. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

Beginning upon the consummation of this offering, we intend to pay our non-employee directors an annual cash retainer of $30,000 for their board service, payable in quarterly cash installments, and a per meeting fee of $1,000 for each in-person meeting of the board of directors attended and $500 for each video or telephonic meeting attended. Each non-employee director may elect once a year to receive stock in lieu of the cash retainer. In addition, each non-employee director will receive, upon his or her initial appointment to our board of directors and each subsequent election to serve an additional one-year term, an equity award under our 2011 Equity Plan, as discussed below, valued at $20,000 on the date of grant. Such equity awards are expected to be subject to a one-year vesting requirement and are expected to be made by our board of directors within one week of each such appointment or election. We will reimburse all of our directors for reasonable expenses incurred to attend our board and board committee meetings.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal year 2011 should be read together with the compensation tables and related disclosures set forth below.

Overview

The purpose of this compensation discussion and analysis is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers, who consist of our principal executive officer, principal financial officer, and four other most highly compensated executive officers. For our fiscal year 2011, our named executive officers were:

•	Dickerson Wright, Chairman, Chief Executive Officer, and President;

•	Richard Tong, Executive Vice President and General Counsel;

•	Alexander A. Hockman, Executive Vice President;

•	Donald C. Alford, Executive Vice President;

•	Michael P. Rama, Vice President and Chief Financial Officer; and

•	Kenneth A. Rudolph, President of Nolte.

This compensation discussion and analysis addresses and explains the compensation practices we followed in fiscal year 2011, the numerical and related information contained in the summary compensation and related tables presented below, and actions we have taken regarding executive compensation since the end of our fiscal year 2011, including in connection with our hiring of additional senior management personnel.

Compensation Determinations

Prior to this offering, we were a private company and were not subject to exchange listing requirements regarding board independence or to Securities and Exchange Commission or exchange listing rules relating to board committees, including audit, compensation, and nominating and governance committees. As such, most, if not all, of our compensation policies and determinations applicable to our named executive officers have been made by Mr. Wright, as our sole director, with the assistance of, research by, and discussion among our management team. For additional information regarding the compensation committee of our board of directors that will oversee our compensation program following the consummation of this offering, please see “Management – Board of Directors and Committees – Board Committees.”

Overall Compensation Philosophy and Objectives

The executive compensation program for our named executive officers is designed to provide them with overall compensation that is competitive in the marketplace and to incentivize executive contributions that are expected to increase value to our stockholders. We are committed to a culture of shared responsibility and long-term growth. We believe rewarding our executives with an equity stake in our company is the best way to achieve this.

Compensation philosophy. The primary tenets of our executive compensation philosophy are the following:

•	provide rewards commensurate with performance by emphasizing variable, at-risk compensation that is dependent on both company and individual achievements and continued service; and

•	align the interests of our executives and stockholders through equity-based compensation.

Compensation objectives. With these tenets in mind, we believe that the compensation program we follow help us to achieve the following objectives:

•	attract, retain and motivate qualified, high-performing executives;

•	provide overall compensation opportunities that are competitive in the marketplace as determined by us in negotiation with our named executive officers;

•	create and emphasize a pay-for-performance culture to drive the creation of value to stockholders; and

•	allow for judgment and discretion to adjust for individual performance and the role, responsibilities and achievements of the individual within the organization.

Company compensation policies. To date, a named executive officer’s total in-service compensation has consisted of base salary, a cash incentive bonus and, in certain cases, limited equity compensation. With regard to these components, we generally believe that base salaries reflect compensation for the named executive officers to perform the essential elements of their respective jobs, and that cash bonuses and other awards should reflect a reward for superior company and individual performance. We expect the compensation package for our named executive officers to generally consist of:

Composition of Named Executive Officer Compensation

Compensation Component	Description

Base Salary	Provides our named executive officers with an acceptable salary for his or her respective position and experience relative to their peers, with recognition that base salary is just one component of overall compensation.

Short-Term Incentive Compensation (1)	Encourages our named executive officers to focus on achievement of our company’s annual financial plan as well as executive-specific goals.

Long-Term Incentive Compensation	Assists in the alignment of the named executive officers’ interests with the economic interests of our stockholders and encourages long-term executive retention.

Benefits, Retirement, and Perquisite Programs	Protects our named executive officers’ health and well-being, facilitates the operation of our business, and assists in the retention of our current executives.

(1)	Subject to limits of base salary and other direct compensation

Compensation Program Design and Elements of Compensation

We choose to pay each element of compensation to further the objectives of our compensation program, which, as noted, include the need to attract, retain, and reward key employees critical to our success by providing competitive total compensation.

Elements of in-service compensation. For our fiscal year 2011, our executive compensation mix included base salary, discretionary cash bonuses, and other benefits generally available to all employees. Perquisites were not a significant component of executive compensation. We generally determine the nature and amount of each element of compensation as follows:

•

Base salary. We typically agree upon a base salary with a named executive officer at the time of initial employment, which may or may not be reflected in an employment agreement. The amount of base salary agreed upon, which is not at risk, reflects our views as to the individual executive’s past experience, future potential, knowledge, scope of anticipated responsibilities, skills, expertise, and potential to add value through performance, as well as competitive industry salary practices. Although minimum base salaries may be set by agreement, we review executive salaries annually and may adjust them based on an evaluation of our company’s performance for the year and the performance of the functional area(s) under an executive’s scope of responsibility, as well as significant changes in responsibilities. We also consider qualitative criteria, such as education and experience requirements, complexity, and scope or impact of the position compared to other executive positions internally.

•

Short-term incentive compensation. Our short-term incentive compensation program, which includes cash bonuses, helps us create annual performance criteria that are flexible and change with the needs of our business and that are intended to recognize and reward our named executive officers based on our success in a given year. Our named executive officers are responsible for the overall performance of our company in accordance with our strategic goals and are evaluated relative to these goals.

•

Long-term incentive compensation. Our board of directors is expected to perform annual reviews of our long-term incentive program, which is principally comprised of our 2011 Equity Plan, to consider which forms of awards will best meet our objectives and create the most efficient long-term incentives, taking into account the rate at which we issue equity under our plans, the financial and tax impact of awards on us, the risk and reward profile, total expense, and compensation practices among our peer groups.

•

Perquisites. We generally seek to compensate our named executive officers at levels that eliminate the need for perquisites and enable each individual officer to provide for his or her own needs. We do believe, however, that offering our named executive officers certain limited perquisites, including an auto allowance, facilitates the operation of our business, assists in their retention, and aids in the recruitment of new executives, and that the benefits to us of providing these perquisites outweigh their costs. It is our intention to periodically assess our business needs and evolving compensation practices to ensure that our perquisites are competitive and in the best interests of our stockholders.

•

Other. We offer other employee benefits to key executives for the purpose of meeting current and future health and security needs for the executives and their families. These benefits, which we generally offer to all eligible employees, include medical, dental, and life insurance benefits; short-term disability pay; long-term disability insurance; flexible spending accounts for medical expense reimbursements; and a 401(k) retirement savings plan. The 401(k) retirement savings plan is a defined contribution plan under Section 401(a) of the Internal Revenue Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to prescribed Internal Revenue Service (“IRS”) annual limits.

Elements of post-termination compensation and benefits. We are party to employment agreements with each of our named executive officers providing such executives with post-termination compensation and benefit continuation, as applicable. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. See “– Change in Control Provisions, Severance Benefits, and Employment Agreements” for additional detail.

Impact of Performance on Compensation

In the past, we have reviewed overall company and individual performance in connection with our review of named executive officer compensation.

Company performance. Our board of directors reviews our performance as compared to financial and qualitative goals established by it at the beginning of each fiscal year. Although, historically, no specific weight has been established for each goal and certain goals may carry more or less influence in the final determination of short-

term incentive compensation based on the responsibilities of each of the named executive officers, the annual goals fall into three general categories, each weighted roughly as follows:

•	company-wide performance, 20-75%;

•	business objectives, 20-50%; and

•	personal objectives, 20-50%.

For fiscal year 2011, the following specific criteria were used to determine short-term incentive compensation awards:

•	overall financial performance;

•	EBIT (earnings before interest and taxes);

•	organic growth;

•	cash flow;

•	backlog and days sales outstanding, or DSO (a measure of the average number of days it takes to collect revenue after a sale has been made), as measured against our company’s performance plan; and

•	regional financial results as they pertain to the named executive officer.

Individual performance. In reviewing individual performance, we also look at an executive’s achievement of non-financial objectives that, with respect to a given named executive officer, may include achieving objectives related to some or all of the following:

•	business development as it pertains to the named executive officer; and

•

personal objectives relative to the position and authority of each named executive officer, including initiating and completing acquisitions, successfully integrating acquisition targets, company brand development and value enhancement, developing and implementing risk management controls, developing and implementing growth initiatives, developing and implementing back office cost saving initiatives, reducing attrition, improving reporting methods, and reducing costs per claim, as well as identifying, training, and developing future leaders.

Our company-wide annual bonus pool from which the named executive officers’ bonuses are funded is capped at 20% of our budgeted earnings before interest and taxes. The value of the bonus pool is fully accrued in our budget for the year and may be reduced or increased based upon actual versus budgeted quarterly performance. The maximum short-term incentive award for each of the named executive officers is governed by their respective employment agreement. These award caps provide clarity regarding the annual incentive opportunity available to each named executive officer and allow for easier comparison of opportunity amongst our peers. The caps are based on the magnitude of the executive’s objectives. Our board of directors is expected to consider the impact of these caps on the total direct compensation position relative to the external market data as well as internal parity among similarly situated executives. The annual incentive opportunity for each of the named executive officers for fiscal year 2011 was as follows:

Named Executive Officer	Performance-based compensation as a percentage of total direct compensation	Maximum annual incentive as a percent of base salary
Dickerson Wright	75%	75%
Richard Tong	50%	50%
Alexander A. Hockman	50%	50%
Donald C. Alford	75%	75%
Michael P. Rama	50%	50%
Kenneth A. Rudolph	75%	75%

Equity Incentives

As discussed above, we have historically relied upon base salaries and cash bonuses to attract, motivate, and retain our named executive officers. In September 2011 and October 2011, we adopted, and our stockholders approved, respectively, our 2011 Equity Plan to provide our directors, executive officers, and other employees with additional incentives by allowing them to acquire an ownership interest in our business and, as a result, encouraging them to contribute to our success.

The 2011 Equity Plan is intended to make available incentives that will assist us to attract, retain, and motivate employees, including officers, consultants, and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other cash-based or stock-based awards.

A total of 400,000 shares of our common stock was initially authorized and reserved for issuance under the 2011 Equity Plan. This reserve automatically increased on January 1, 2012 and will increase each subsequent anniversary through 2021, by an amount equal to the smaller of (a) 3.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by our board of directors.

Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2011 Equity Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2011 Equity Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2011 Equity Plan.

The 2011 Equity Plan is administered by our board of directors or a committee of the board appointed to administer the 2011 Equity Plan. Subject to the provisions of the 2011 Equity Plan, our board of directors or a committee of the board will determine in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards, and all of their terms and conditions. Our board of directors or a committee of the board has the authority to construe and interpret the terms of the 2011 Equity Plan and awards granted under it. The 2011 Equity Plan provides, subject to certain limitations, for indemnification by us of any director, officer, or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2011 Equity Plan.

The 2011 Equity Plan authorizes our board of directors or a committee of the board, without further stockholder approval, to provide for the cancellation of stock options or stock appreciation rights with exercise prices in excess of the fair market value of the underlying shares of common stock in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying common stock or a cash payment.

Awards may be granted under the 2011 Equity Plan to our employees, including officers, directors, or consultants, or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:

Stock options. We may grant nonstatutory stock options or incentive stock options (as described in Section 422 of the Code), each of which gives its holder the right, during a specified term (not exceeding ten years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common stock on the date of grant.

Stock appreciation rights. A stock appreciation right gives its holder the right, during a specified term (not exceeding ten years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash.

Restricted stock. The administrator may grant restricted stock awards either as a bonus or as a purchase right at such price as the administrator determines. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as the administrator specifies. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends may be subject to the same vesting conditions as the related shares.

Restricted stock units. Restricted stock units represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price, subject to vesting or other conditions specified by the administrator. Holders of restricted stock units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant restricted stock units that entitle their holders to dividend equivalent rights.

Performance shares and performance units. Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. Performance share awards are rights denominated in shares of our common stock, while performance unit awards are rights denominated in dollars. The administrator establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2011 Equity Plan, such as revenue, gross margin, net income or total stockholder return. To the extent earned, performance share and unit awards may be settled in cash or in shares of our common stock. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant performance shares or performance units that entitle their holders to dividend equivalent rights.

Cash-based awards and other stock-based awards. The administrator may grant cash-based awards that specify a monetary payment or range of payments or other stock-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our common stock, as determined by the administrator. Their holder will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the award. The administrator may grant dividend equivalent rights with respect to other stock-based awards.

In the event of a change in control as described in the 2011 Equity Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2011 Equity Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. Our board of directors or a committee of the board may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The 2011 Equity Plan also authorizes the board of directors or a committee of the board, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

The 2011 Equity Plan will continue in effect until it is terminated by the administrator, provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the 2011 Equity Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.

Effect of Accounting and Tax Treatment on Compensation Decisions

Internal Revenue Code Section 162(m) Policy

Section 162(m) of the Code generally imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or, based upon recent guidance from the IRS, any of a company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders) that is established by a committee that consists only of “outside directors”, as defined for purposes of Section 162(m).

Prior to consummation of this offering, we have not been subject to Section 162(m) of the Code because we were privately held. However, each member of our compensation committee will qualify as an “outside director”, and we intend to consider the potential long-term impact of Section 162(m) when establishing compensation. We currently expect to qualify our compensation programs as performance-based compensation within the meaning of the Code to the extent that doing so remains consistent with our compensation philosophy and objectives. However, we reserve the right, as do most public companies, to make non-deductible payments where we determine it is in the best interests of our company.

Internal Revenue Code Section 409A

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the IRS, we are currently operating such plans in compliance with Section 409A.

Conclusion

We believe that the compensation amounts paid to our named executive officers for their service in 2010 were reasonable and appropriate and in our best interests.

Compensation Policies and Practices as They Relate to Risk Management

We believe that our compensation policies and practices for all employees, including our named executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company. In making this determination, we assessed our executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of our compensation policies and practices and an analysis of our executive compensation program. Although we reviewed all compensation programs, we focused on the programs with variability of payout, where the participant has the ability to directly affect payout, and on the controls on participant action and payout. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to us as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of our compensation committee with regard to our executive compensation program.

Several features in our compensation programs and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

•	The core principles and compensation program elements discussed above are designed to align goals with stockholder interests.

•	Pay typically consists of a mix of fixed and variable compensation, with the variable compensation designed to reward both short- and long-term corporate performance.

•

Internal controls, the number of people involved and discipline over financial records, financial reporting, disclosure and external communications tend to dilute the ability of any one individual to single handedly have a material influence on our financial reporting in a way that would materially increase the potential value of an individual’s equity award.

•

The funded pool of our annual bonus program is dependent upon company revenue performance relative to the annual plan and capped in total by our board of directors when the annual business plan is approved in the beginning of the year.

Our determination that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company was based upon the considerations identified above.

Compensation of Named Executive Officers

The following table sets forth the total compensation earned for services rendered during fiscal year 2011 for our named executive officers.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (7)		Total ($)
Dickerson Wright	2011	$284,615	(1)	$—	$—	$—	$—	$1,049		$285,664
Chairman, Chief Executive Officer and President

Richard Tong	2011	$208,072	(2)	$20,000	$—	$—	$—	$6,015		$234,087
Executive Vice President and Secretary

Alexander A. Hockman	2011	$246,154	(3)	$100,000	$—	$—	$—	$1,049		$347,203
Executive Vice President

Donald C. Alford	2011	$161,535	(4)	$—	$—	$—	$—	$2,492		$164,027
Executive Vice President

Michael P. Rama	2011	$58,846	(5)	$—	$—	$—	$—	$—		$58,846
Vice President and Chief Financial Officer

Kenneth A. Rudolph	2011	$306,588		$46,840	$—	$—	$—	$25,543	(6)	$377,922
President of Nolte

(1)	Mr. Wright’s annual salary was increased to $400,000 during fiscal year 2011 pursuant his employment agreement dated April 11, 2011.
(2)	Mr. Tong’s annual salary was increased to $230,000 effective October 3, 2011.
(3)	Mr. Hockman’s annual salary was increased to $250,000 effective February 1, 2011.

(4)	Mr. Alford’s annual salary was increased to $240,000 effective September 9, 2011.
(5)	Mr. Rama commenced employment on August 22, 2011 with an annual salary of $170,000. Effective March 1, 2012, Mr. Rama’s annual salary was increased to $180,000.
(6)	Mr. Rudolph participated in an executive benefit plan in 2011 and received $15,609, which is reflected in other compensation.
(7)	Such named executive officer participated in our 401(k) plan and received a 2011 employer match that may be subject to forfeiture.

Outstanding Equity Awards

The following table sets forth information with respect to outstanding equity awards at the end of fiscal year 2011 for our named executive officers.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Dickerson Wright	—	—	—	—	—	—	—	—	—

Richard Tong	—	—	—	—	—	45,327	$453,270	—	—

Alexander A. Hockman	—	—	—	—	—	90,654	$906,540	—	—

Donald C. Alford	—	—	—	—	—	45,327	$453,270	—	—

Michael P. Rama	—	—	—	—	—	—	—	—	—

Kenneth A. Rudolph	—	—	—	—	—	—	—	—	—

(1)	Calculated by multiplying the number of shared held by $10.00, which is an internal estimated price per share as December 31, 2011 since there is no trading market of the common stock.

Employment Agreements

We have written employment agreements with certain of our named executive officers that provide for, among other things, the payment of base salary, reimbursement of certain costs and expenses, and for each named executive officer’s participation in our bonus plan and employee benefit plans.

We entered into employment agreements with Kenneth Rudolph effective July 27, 2010, Donald Alford effective August 1, 2010, Richard Tong and Alexander A. Hockman effective October 1, 2010, Dickerson Wright effective April 11, 2011, and Michael Rama effective January 25, 2012 that govern the terms of their respective service with us. With the exception of each of Messrs. Rudolph’s and Wright’s employment agreements, each agreement provides for a term of employment commencing on the date of the agreement and continuing until we or the executive provide 30-days written notice of termination to the other party, upon termination by us for cause, or upon the executive’s death or disability. Except with respect to certain items of compensation, as described below, the terms of each agreement are similar in all material respects. Mr. Rudolph’s agreement provides for a term of employment commencing on August 3, 2010 and continuing for two years from such date, and thereafter until we or the executive provide 30-days written notice of termination to the other party, upon termination by us for cause, or upon the executive’s death or disability.

The agreements provide for an annual base salary of $306,000 for Mr. Rudolph, $240,000 for Mr. Alford, $200,000 for each of Messrs. Tong and Hockman, and $180,000 for Mr. Rama, subject to annual review by our board of directors. Mr. Tong’s annual base salary was increased by our board of directors to $230,000 effective October 3, 2011, and Mr. Hockman’s annual base salary was increased by our board of directors to $250,000 effective February 1, 2011. Messrs. Tong’s, Hockman’s, and Rama’s agreements entitle such executive to receive up to a 50% performance bonus based on criteria established upon employment and to receive reimbursement of expenses incurred in connection with the business in an amount not to exceed on an annual basis 10% of such executive’s annual base salary. Messrs. Rudolph’s and Alford’s agreements entitle such executive to receive up to a 75% performance bonus based on criteria established upon employment and to receive reimbursement of all reasonable and necessary expenses incurred in connection with the business. Mr. Alfold’s agreement also entitles him to a $600 per month auto allowance.

The agreement with Mr. Wright provides for an annual base salary of $400,000, subject to annual review by our board of directors and subject to an annual increase equal to the greater of a CPI adjustment or 5%. The agreement with Mr. Wright entitles him to receive up to a 75% performance bonus based on criteria established by our board of directors and to receive reimbursement of all reasonable expenses incurred in connection with the business.

On March 18, 2011, we entered into an amendment to each of Messrs. Tong’s, Hockman’s, and Rudolph’s agreements providing that in the event of a Change in Control, as defined below, during the term of executive’s employment we are obligated to pay such executive a single lump sum payment, within 30 days of the termination of such executive’s employment, equal to such executive’s annual base salary for two years, plus any unused vacation pay and the value of the annual fringe benefits for the year immediately preceding the year in which such executive’s employment terminates, plus the value of the portion of such executive’s benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of such executive’s employment. Further, if a Change in Control occurs during such executive’s employment, then such executive’s equity awards, if any, shall immediately vest, notwithstanding any other provision in such respective agreement to the contrary. A “Change in Control” means approval by our stockholders of (i)(a) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were our stockholders immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such transaction, (b) our liquidation or dissolution, or (c) the sale of all or substantially all of our assets (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or (ii) the acquisition in a transaction or series or transactions by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of more than 50% of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (a “Controlling Interest”), excluding any acquisitions by (a) us or our subsidiaries, (b) any person, entity or “group” that as of the date of the amendments to the employment agreements owns beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act of a Controlling Interest, or (c) any employee benefit plan of ours or our subsidiaries.

Each agreement entitles the executive to receive customary and usual fringe benefits generally available to our executive officers, and to be reimbursed for reasonable out-of-pocket business expenses. Pursuant to Mr. Wright’s employment agreement, we have also agreed to pay monthly management fees to a non-related third party, Chatham Enterprises, LLC, relating to an aircraft of which Mr. Wright has an ownership interest.

The agreements prohibit the executives from engaging in any work that creates an actual conflict of interest with us, and include customary confidentiality, non-competition and non-solicitation covenants that, except as otherwise described in Mr. Wright’s employment agreement, prohibit such executives, during their employment with us and for 12 months thereafter, from (i) using or disclosing any confidential proprietary information of our company, (ii) engaging in any manner, or sharing in the earnings of or investing in, any person or entity engaged in any business that is in the same line of business as us, (iii) soliciting our current customers with whom such executive has contact on our behalf during the two years immediately proceeding such executive’s termination, (iv) inducing or attempting to induce any of our employees to leave our employ, and (v) interfering with the business of our company by way of disrupting our relationships with customers, agents, representatives or vendors. As consideration and compensation to such executives for, and subject to such executives’ adherence to the above covenants and limitations, we have agreed that during the one-year non-competition period following each such executive’s termination to continue to pay each such executive’s base salary in the same manner as if such executive continued to be employed by us.

Unless otherwise noted above, upon termination of employment under the agreements, we are only required to pay the executives such portions of their respective annual base salary that have accrued and remain unpaid through the effective date of such executive’s termination, and we have no further obligation whatsoever to such executive other than reimbursement of previously incurred expenses which are appropriately reimbursable under our expense reimbursement policy; provided, however, that in the event of termination of employment due to the death of an executive, we will continue to pay to such executive’s estate such executive’s annual base salary for the period through the end of the calendar month in which such death occurs.

In the event of a merger or consolidation of our company with another corporation or entity, or if substantially all of our assets are sold or otherwise transferred to another corporation or entity, the provisions of the agreements will be binding upon and inure to the benefit of the continuing or surviving corporation.

Change in Control Provisions, Severance Benefits and Employment Agreements

We have not adopted a company wide severance policy. With the exception of Mr. Wright’s employment agreement, which provides for an initial term of five years, and Mr. Rudolph’s employment agreement, which provides for an initial term of two years, all of our employees are considered at-will and their employment can be terminated by either us or the employee upon 30 days written notice. While certain named executive officers’ employment agreements contain provisions related to payments due to the executive upon a Change in Control of our company, with the exception of Mr. Wright’s employment agreement and the payments to each of the other named executive officers during the one-year non-competition period, none of our employment agreements provide for post-termination benefits unrelated to a Change in Control.

The following table sets forth information with respect to the value of payments or vesting acceleration, as applicable, such named executive officer would be entitled to receive assuming a qualifying termination or Change in Control, as applicable, as of December 31, 2011.

Name and Principal Position	Severance Amount ($)		Early Vesting of Stock Options ($)	Early Vesting of Restricted Stock ($) (1)		Continuation of Benefits ($)	Unused Vacation ($)	Total ($)
Dickerson Wright	$1,700,000	(6)	—	—		$19,841	$42,579	$1,762,420
Richard Tong	$460,000		—	$453,270	(2)	$17,154	$16,654	$947,078
Alexander A. Hockman	$500,000		—	$906,540	(3)	$18,836	$8,061	$1,433,437
Donald C. Alford	$480,000		—	$453,270	(4)	—	$6,231	$939,501
Michael P. Rama	—		—	—		—	$2,039	$2,039
Kenneth A. Rudolph	$178,500	(7)	—	—		—	—	$178,500

(1)	Calculated by multiplying the number of shared held by $10.00, which is an internal estimated price per share as December 31, 2011 since there is no trading market of the common stock.
(2)	Reflects vesting of 45,327 restricted shares of common stock.
(3)	Reflects vesting of 90,654 restricted shares of common stock.
(4)	Reflects vesting of 45,327 restricted shares of common stock.
(5)	Reflects vesting of 45,327 restricted shares of common stock.
(6)	In accordance with Mr. Wright’s employment agreement, severance upon termination without cause, resignation for good reason, death or disability will be paid for the longer of (i) the remainder of his employment term or (ii) twelve months.
(7)	As of December 31, 2011 Mr. Rudolph had 7 months left in the initial term of this employment agreement. The initial term (severance period) is through July 27, 2012.

Payments Made Under Mr. Wright’s Employment Agreement

The following discussion applies exclusively to Mr. Wright, our Chairman, Chief Executive Officer, and President.

Upon termination for cause or resignation without good reason. In the event Mr. Wright is terminated for cause or resigns his employment without good reason, we are required pursuant to Mr. Wright’s employment agreement to:

•	pay Mr. Wright any unpaid base salary earned through the date of termination or resignation; and

•	reimburse Mr. Wright for reasonable business expenses incurred prior to the date of termination or resignation.

Under Mr. Wright’s employment agreement “cause” is defined to include (i) an action or omission of the executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of disability) to perform his duties under Mr. Wright’s employment agreement, which is not cured within 15 days after notice thereof, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services under Mr. Wright’s employment agreement or (iii) conviction of a felony.

Under Mr. Wright’s employment agreement, “good reason” is defined to include (i) the assignment to the executive of any duties or responsibilities inconsistent in any respect with the executive’s position or a similar position in our company or one of our subsidiaries, or any other action by us, which results in a material diminution in such position, authority, duties or responsibilities; (ii) any failure by us to comply with certain provisions of Mr. Wright’s employment agreement; (iii) a material breach by us of our obligations to Mr. Wright under his employment agreement (which have not been cured within thirty (30) days after notice of such breach from the executive); and (iv) our requiring Mr. Wright to be based at any office or location outside of the area for which he was originally hired to work, except where such change in work location does not represent a material change in the geographic location at which Mr. Wright is required to provide services.

Upon termination without cause, resignation for good reason, death or disability. In the event Mr. Wright is terminated without cause, resigns his employment for good reason, dies or becomes disabled, we are required pursuant to Mr. Wright’s employment agreement to:

•	continue to pay Mr. Wright’s base salary for the longer of (i) the remainder of his employment term or (ii) twelve months;

•

continue to allow Mr. Wright to participate in all benefit plans offered by us to our executives for a period of twelve months from the date of termination or resignation or, if participation in any such plan is not possible, pay the Mr. Wright (or his estate, as applicable) cash equal to the value of the benefit that otherwise would have accrued for the executive’s benefit under such plan for the period during which such benefits could not be provided under the plan;

•	reimburse Mr. Wright for reasonable business expenses incurred prior to the date of termination or resignation; and

•	pay Mr. Wright (or his estate, as applicable) for any unused vacation days within 30 days of the date of termination or resignation.

Upon Mr. Wright’s termination without cause, Mr. Wright’s stock options shall immediately vest, notwithstanding any provisions of such stock option agreements to the contrary.

Payments made upon termination following a change in control. In the event that following a Change in Control, as defined below, Mr. Wright is terminated without cause or resigns for good reason within one year of the event causing the Change in Control, we are required pursuant to Mr. Wright’s employment agreement to:

•	pay Mr. Wright any unpaid base salary earned through the date of termination or resignation,

•

pay Mr. Wright a single lump sum payment of: the value of his base salary for the longer of (i) the remainder of his employment term or (ii) twelve months, the value of annual fringe benefits paid to him in the year preceding the year of termination, the value of any unused vacation days and the value of the portion of his benefits under any deferred compensation plan which are forfeited for reason of the termination, and

•	reimburse the executive for reasonable business expenses incurred prior to the date of termination or resignation.

A “Change in Control” will be deemed to occur pursuant to Mr. Wright’s employment agreement in the event the stockholders of our company approve (x) the sale of substantially all of our assets, (y) our liquidation or dissolution or (z) a merger or other similar transaction which would result in our stockholders prior to the transaction owning 50% or less of the combined voting power of the merged entity immediately following the transaction. In addition, with certain exceptions, a Change in Control will be deemed to occur upon any person or group’s acquisition of more than 50% of our outstanding shares or voting power.

Under the provisions of Mr. Wright’s employment agreement, if a Change in Control occurs during his term of employment, any stock options held by Mr. Wright shall immediately vest, notwithstanding any provisions of such stock option agreements to the contrary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described above in “Management,” the following is a description of each transaction since January 1, 2010 and each currently proposed transaction in which (i) we have been or are to be a participant, (ii) the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end, and (iii) any of our directors, executive officers, holders of more than 5% of our capital stock, or any member of their immediate families or person sharing their household had or will have a direct or indirect material interest.

Sales of Unregistered Securities

In August 2010, we granted an aggregate of 150,000 shares of restricted common stock of NV5 to certain of our executive officers and directors, which are scheduled to vest and become fully transferable on the earlier of August 1, 2015 or one day prior to a Change of Control, as such term is defined in and pursuant to the terms of the respective Restricted Stock Award Agreements dated August 1, 2010 under which such shares were granted. Such shares are included in the beneficial ownership table included in this prospectus.

In October 2010, we sold an aggregate of 55,764 shares of common stock of NV5 to certain of our executive officers and directors for an aggregate purchase price of approximately $1,115,280.00. Such shares are included in the beneficial ownership table included in this prospectus.

In October 2011, NV5 and Nolte completed a reorganization transaction in which NV5 Holdings was incorporated as a Delaware corporation and, thereafter, became the holding company under which NV5 and Nolte conduct operations. By virtue of the reorganization transaction, each share of common stock of NV5 then held by certain of our executive officers and directors were converted into the right to receive approximately 1.5 shares of our common stock.

Guarantees

Mr. Dickerson Wright and the Wright Family Trust, of which Mr. Wright is the trustee, have provided guarantees to our lender in connection with our Credit Facilities and Term Loan. As of December 31, 2011 and 2010, there was no outstanding balance on the Credit Facilities. On March 14, 2012, we borrowed $1.75 million under the Credit Facilities. As of December 31, 2011 and 2010, we had outstanding balances of $2.2 million and $2.8 million, respectively, in connection with the Term Loan.

Indemnification Agreements

In connection with this offering, we intend to enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our charter and bylaws.

Policies and Procedures for Related Party Transactions

In connection with this offering, we intend to adopt a policy and procedures with respect to transactions involving related persons, effective as of the date of and applicable to transactions on or after the offering, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members and affiliates, will not be permitted to enter into a related person transaction described below with us without the prior consent of our audit committee in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000, will first be presented to our audit committee for review, consideration and approval. All of our directors and executive officers will be required to report to our General Counsel or Chair of the audit committee any such related person transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as our audit committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the audit committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of our common stock as of        , 2012, and as adjusted to reflect the sale of common stock being offered in this offering by:

•	each person, or group of affiliated persons, known to us to own beneficially more than 5% of our common stock;

•	each of our current directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the Securities and Exchange Commission. Under such rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant, or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Except as otherwise indicated, each stockholder named in the table is assumed to have sole voting and investment power with respect to the number of shares listed opposite the stockholder’s name. Except as otherwise indicated, the address of each of the individuals and entities named below is 200 South Park Road, Suite 350, Hollywood, Florida 33021.

The calculations of beneficial ownership in this table are based on         shares of common stock outstanding at         , 2012, and assume that we will issue shares in this offering.

	Beneficially Owned Prior to the Offering (1)(2)		Beneficially Owned After Offering			Beneficially Owned After Over-Allotment (3)
	Shares	Percent	Shares	Percent		Shares	Percent
5% Stockholders:
N/A	—	—%			%			%
Directors and Executive Officers:
Dickerson Wright (4)	1,308,720	%	1,308,720		%	1,308,720		%
Richard Tong (5)	47,880	%	47,880		%	47,880		%
Alexander A. Hockman (6)	96,896	%	96,896		%	96,896		%
Donald C. Alford (7)	48,447	%	48,447		%	48,447		%
Michael P. Rama	—	—%	—	—%		—	—%
Kenneth A. Rudolph	121,631	%	121,631		%	121,631		%
All directors and named executive officers as a group (6 persons)	1,623,574	%	1,623,574		%	1,623,574		%

(1)	The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(2)	Applicable percentage ownership is based on shares of common stock outstanding as of , 2012.
(3)	Amounts presented assume that the over-allotment option is exercised in full.
(4)	Includes 1,238,935 shares of common stock held by the Wright Family Trust, of which Dickerson Wright is the trustee.
(5)	Includes 45,327 shares of common stock subject to certain restrictions on transfer and assignment, which are scheduled to vest and become fully transferable on the earlier of August 1, 2015 or one day prior to a Change of Control, as such term is defined in that certain Restricted Stock Award Agreement dated August 1, 2010.
(6)	Includes 90,654 shares of common stock subject to certain restrictions on transfer and assignment, which are scheduled to vest and become fully transferable on the earlier of August 1, 2015 or one day prior to a Change of Control, as such term is defined in that certain Restricted Stock Award Agreement dated August 1, 2010.

(7)	Includes 45,327 shares of common stock subject to certain restrictions on transfer and assignment, which are scheduled to vest and become fully transferable on the earlier of August 1, 2015 or one day prior to a Change of Control, as such term is defined in that certain Restricted Stock Award Agreement dated August 1, 2010.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock summarizes provisions of our certificate of incorporation and bylaws. Our authorized capital stock consists of 45,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share.

The following description of the material provisions of our capital stock and our charter and bylaws is only a summary, does not purport to be complete and is qualified by applicable law and the full provisions of our charter and bylaws. You should refer to our charter and bylaws as in effect upon the closing of this offering, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

As of            , 2012, there were         shares of our common stock outstanding and held of record by 42 stockholders.

Voting rights. Holders of common stock are entitled to one vote per share on any matter to be voted upon by stockholders. All shares of common stock rank equally as to voting and all other matters. The shares of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions, are not liable for further call or assessment and are not entitled to cumulative voting rights.

Dividend rights. For as long as such stock is outstanding, the holders of common stock are entitled to receive ratably any dividends when and as declared from time to time by our board of directors out of funds legally available for dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.

Liquidation rights. Upon a liquidation or dissolution of our company, whether voluntary or involuntary, creditors will be paid before any distribution to holders of our common stock. After such distribution, holders of common stock are entitled to receive a pro rata distribution per share of any excess amount.

Undesignated Preferred Stock

Under our charter, our board of directors has authority to issue undesignated preferred stock without stockholder approval. Our board of directors may also determine or alter for each class of preferred stock the voting powers, designations, preferences, and special rights, qualifications, limitations, or restrictions as permitted by law. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. Issuing preferred stock provides flexibility in connection with possible acquisitions and other corporate purposes, but could also, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock.

Anti-Takeover Provisions in Our Charter and Bylaws

Our charter and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Removal of directors and filling board vacancies. Our bylaws provide that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No written consent of stockholders. Our charter provides that, effective upon the completion of this offering, all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of stockholders. Our bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Amendment to bylaws and charter. As required by the Delaware General Corporation Law, any amendment of our charter must first be approved by a majority of our board of directors and, if required by law or our charter, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our bylaws and certificate of incorporation must be approved by no less than 66 2/3 percent of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 66 2/3 percent of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class.

Blank check preferred stock. Our charter authorizes 5,000,000 shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Limitations of Director Liability and Indemnification of Directors, Officers, and Employees

As permitted by the Delaware General Corporation Law, provisions in our charter and bylaws that will be in effect at the closing of this offering will limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our bylaws provide that:

•

we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions, including an exception for indemnification in connection with a proceeding (or counterclaim) initiated by such persons; and

•	we will advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

Contemporaneous with the completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnity in connection with any proceeding in which a right to indemnification is available.

We also intend to maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control our company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Nasdaq

Before the date of this prospectus, there has been no public market for the common stock. We intend to apply to have our common stock approved for listing on the Nasdaq Capital Market, subject to notice of issuance, under the symbol “NVHI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the closing of this offering, we will have outstanding an aggregate of approximately        shares of common stock. Of these shares,        shares of common stock to be sold in this offering, or        shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction or need for further registration under the Securities Act, unless the shares are held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701, each of which is discussed below.

The holders of all of our currently outstanding stock are subject to lock-up agreements under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus, which is subject to extension in some circumstances, as discussed below.

As a result of the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, outstanding shares of our common stock (excluding the shares to be sold in this offering) will be available for sale in the public market as follows:

•	no shares will be eligible for sale on the date of this prospectus;

•	no shares will be eligible for sale under Rule 144 beginning 90 days after the date of this prospectus; and

•

        shares will be eligible for sale upon the expiration of the lock-up agreements, as more particularly and except as described below, beginning after expiration of the lock-up period pursuant to Rule 144.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate, has not been our affiliate for the previous three months, and who has beneficially owned shares of our common stock for at least six months may sell all such shares. An affiliate or a person who has been our affiliate within the previous 90 days, and who has beneficially owned shares of our common stock for at least six months, may sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

All sales under Rule 144 are subject to the availability of current public information about us. Sales under Rule 144 by affiliates or persons who have been affiliates within the previous 90 days are also subject to manner of sale provisions and notice requirements. Upon expiration of the 180-day lock-up period, subject to any extension of the lock-up period under circumstances described below, approximately        shares of our outstanding restricted securities will be eligible for sale under Rule 144.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act covering up to        shares of common stock reserved for issuance under our 2011 Equity Plan. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or are otherwise subject to the lock-up agreements and manner of sale and notice requirements that apply to affiliates under Rule 144 described above.

Lock-up Agreements

For a description of the lock-up agreements with the underwriters that restrict sales of shares by us, and our executive officers and directors, and certain holders of our securities, see the information under the heading “Underwriting.”

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC, acting as the representative of the underwriters named below, with respect to the shares of common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of shares of common stock provided below opposite their respective names.

Underwriter	Number of Shares
Roth Capital Partners, LLC

Total

The underwriters are offering the shares of common stock, subject to their acceptance of the securities from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the securities if any such securities are taken. However, the underwriters are not required to take or pay for the securities covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to additional shares of common stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the securities offered by this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share of common stock. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $        per share of common stock to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase securities.

	Fee Per Share of Common Stock (1)	Total Without Exercise of Over-Allotment	Total With Exercise of Over-Allotment

Public offering price	$	$	$
Discount	$	$	$

(1)	The fees do not include the warrants or expense reimbursement provisions described below.

At the closing of this offering, Roth Capital Partners, LLC will receive warrants to purchase a number of shares of our common stock equal to 10% of the shares of common stock issued in the offering. The warrants will be exercisable beginning on the one-year anniversary of the closing of this offering and will have a term of three years, have an exercise price equal to 120% of the public offering price of the common stock, will provide for cashless exercise at all times and, in accordance with FINRA Rule 5110(g)(1), may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such warrant by any person for a period of 180 days immediately following the effective date of the registration statement, except as provided in FINRA Rule 5110(g)(2).

We have also agreed to reimburse Roth Capital Partners, LLC for certain out-of-pocket expenses incurred by them, including fees and disbursements of their counsel up to an aggregate of $150,000, with respect to this offering.

We estimate that expenses payable by us in connection with the offering of our common stock, other than the underwriting discounts and commissions and the counsel fees and disbursement reimbursement provisions referred to above, will be approximately $            .

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

Our executive officers, directors and certain of our stockholders, which represent in aggregate        % of our currently outstanding shares of common stock, have agreed to a 180-day “lock-up” from the effective date of this prospectus of shares of our common stock that they beneficially own, including the issuance of common stock upon the exercise of currently outstanding convertible securities and options and options which may be issued. This means that, for a period of 180 days following the effective date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative of the underwriters. The lock-up period described in the preceding paragraph will be extended if (1) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event.

The representative of the underwriters has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the representative of the underwriters may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, the underwriting agreement provides that we will not, for a period of 180 days following the effective date of this prospectus, offer, sell or distribute any of our securities, without the prior written consent of the representative of the underwriters.

Listing

We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “NVHI.”

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters makes any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our securities will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors”, as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors”, as defined in the Prospectus Directive, (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and other legal matters will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. The underwriters have been represented by Loeb  & Loeb LLP, New York, New York.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have so been included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits and schedules filed with it, and reports or other information we may file with the Securities and Exchange Commission at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the registration statement and other public filings can be obtained from the Securities and Exchange Commission’s website at www.sec.gov.

Upon completion of this offering, we will become subject to information and periodic reporting requirements of the Exchange Act and we will file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission.

NV5 HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

NV5 Holdings, Inc.

We have audited the accompanying consolidated balance sheets of NV5 Holdings, Inc. (a Delaware Corporation) and subsidiaries (the “Successor”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2011 and 2010 (Successor), and the consolidated statements of operations, changes in stockholders’ equity and cash flows of Nolte Associates, Inc. and subsidiaries (the “Predecessor” and collectively with the Successor, the “Company”) for the period from October 2, 2009 to August 3, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NV5 Holdings, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years then ended and the results of operations and cash flows of Nolte Associates, Inc. and subsidiaries for the period from October 2, 2009 to ended August 3, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

April 11, 2012

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	NV5 Holdings, Inc. (Successor) December 31, 2011	NV5 Holdings, Inc. (Successor) December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$2,762	$3,438
Accounts receivable, net of allowance for doubtful accounts of $1,284 and $238 as of December 31, 2011 and 2010, respectively	15,457	16,687
Prepaid expenses and other current assets	393	947
Assets of discontinued operations	—	668

Total current assets	18,612	21,740
Property and equipment, net	1,256	2,032
Intangible assets, net	2,386	3,259
Goodwill	4,336	4,496
Cash surrender value of officer’s life insurance	650	642
Other assets	382	167
Deferred tax asset	378	—

Total Assets	$28,000	$32,336

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,564	$3,857
Accrued liabilities	3,632	4,578
Income taxes payable	1,811	649
Billings in excess of costs and estimated earnings on uncompleted contracts	528	1,504
Client deposits	182	104
Current portion of stock repurchase obligation	672	677
Current portion of notes payable	1,055	1,500
Deferred income taxes	690	2,306
Liabilities of discontinued operations	—	410

Total current liabilities	12,134	15,585
Stock repurchase obligations, less current portion	1,464	2,135
Notes payable, less current portion	3,880	4,909
Deferred income taxes	—	27

Total liabilities	17,478	22,656

Commitments and contingencies

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 45,000,000 shares authorized, 1,945,901 and 1,056,327 shares issued and outstanding as of December 31, 2011 and 2010, respectively	19	11
Additional paid-in capital	9,518	5,560
Retained earnings (accumulated deficit)	985	(175)
Accumulated other comprehensive loss	—	(2)

Total NV5 Holdings, Inc. stockholders’ equity	10,522	5,394
Non-controlling interest in Nolte Associates, Inc.	—	4,286

Total stockholders’ equity	10,522	9,680

Total liabilities and stockholders’ equity	$28,000	$32,336

See accompanying notes to the consolidated financial statements.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(in thousands, except share data)

	NV5 Holdings, Inc. (Successor)		Nolte Associates, Inc. (Predecessor)
	Year Ended December 31, 2011	Year Ended December 31, 2010	Period October 2, 2009 to August 3, 2010
Gross contract revenues	$63,366	$32,098	$43,450

Direct costs (excluding depreciation and amortization):
Salaries and wages	16,810	8,224	11,541
Sub-consultant services	11,992	6,470	7,716
Other direct costs	2,146	1,172	1,397

Total direct costs	30,948	15,866	20,654

Gross Profit	32,418	16,232	22,796

Operating Expenses:
Salaries and wages, payroll taxes and benefits	17,561	8,695	13,774
General and administrative	6,677	4,047	4,516
Facilities and facilities related	3,408	1,569	2,725
Depreciation and amortization	1,949	1,137	1,291
Acquisition and restructuring expense	95	499	446

Total operating expenses	29,690	15,947	22,752

Income from continuing operations	2,728	285	44

Other (expense) income:
Interest expense	(376)	(260)	(115)
Other, net	—	1	28

Total other (expense)	(376)	(259)	(87)

Income (loss) from continuing operations before income tax expense	2,352	26	(43)
Income tax (expense) benefit	(436)	(132)	244

Income (loss) from continuing operations	1,916	(106)	201

Discontinued operations, net of tax	33	35	(162)

Net income (loss)	1,949	(71)	39
Non-controlling interest in (income) of Nolte Associates, Inc., net of tax	(530)	(104)	—

Net income (loss) attributable to NV5 Holdings, Inc.	$1,419	$(175)	$39

Basic Earnings (loss) per share:
Continuing operations	$0.99	$(0.15)	$0.43
Discontinued operations	0.02	0.03	(0.31)

Total	$1.01	$(0.12)	$0.12

Diluted Earnings (loss) per share:
Continuing operations	$0.93	$(0.15)	$0.43
Discontinued operations	0.02	0.03	(0.31)

Total	$0.95	(0.12)	$0.12

See accompanying notes to the consolidated financial statements.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS of CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock		Additional Paid-In	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Non-controlling Interest in Nolte
NV5 Holdings, Inc. (Successor)	Shares	Amount	Capital	Deficit)	Income (Loss)	Associates, Inc.	Total
Balance, January 1, 2010	—	$—	$—	$—	$—	$—	$—

Issuance of shares	1,324,038	9	5,498	—	—	—	5,507
Stock compensation	271,962	2	62	—	—	—	64
Non-controlling interest from Nolte acquisition	—	—	—	—	—	4,682	4,682
Redemption of non-controlling interest shares	—	—	—	—	—	(500)	(500)
Comprehensive income (loss):
Net (loss) income	—	—	—	(175)	—	104	(71)
Foreign currency translation adjustment		—	—	—	(2)	—	(2)

Total comprehensive loss				(175)		104	(73)

Balance, December 31, 2010	1,596,000	$11	$5,560	$(175)	$(2)	$4,286	$9,680

Stock compensation	—	—	153	—	—	—	153
Redemption of non-controlling interest – Mexico disposition	—	—	—	—	—	(406)	(406)
Repurchase of non-controlling interest shares	—	—	—	—	—	(454)	(454)
Distribution for Mexico disposition (a)	—	—	—	(259)	—	—	(259)
Conversion of existing and non-controlling shares	349,901	8	3,948			(3,956)	—
Direct costs of share conversion	—	—	(133)	—	—	—	(133)
Other	—	—	(10)	—	—	—	(10)
Comprehensive income (loss):
Net income	—	—	—	1,419	—	530	1,949
Foreign currency translation adjustment	—	—	—	—	2	—	2

Total comprehensive income				1,419		530	1,951

Balance, December 31, 2011	1,945,901	$19	$9,518	$985	$—	$—	$10,522

(a)    The Company completed a spin-off of a subsidiary (“Nolte de Mexico”) on June 30, 2011, and the resulting reduction to equity is comprised of the difference between the carrying value of current assets and equipment transferred to Nolte de Mexico less current liabilities and other obligations assumed by Nolte de Mexico upon the effective date of the spin-off.

Nolte Associates, Inc. (Predecessor)
Balance, October 1, 2009	—	—	—	(7,306)	(134)	—	(7,440)

Reclassification of redeemable common stock	339,016	1,695	—	8,283	—	—	9,978

Comprehensive income (loss):
Net income	—	—	—	39	—	—	39
Foreign currency translation adjustment	—	—	—	—	(10)	—	(10)

Total comprehensive income							29

Balance, August 3, 2010	339,016	$1,695	$—	$1,016	$(144)	$—	$2,567

See accompanying notes to the consolidated financial statements.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	NV5 Holdings, Inc. (Successor)		Nolte Associates, Inc. (Predecessor)
	Year Ended December 31, 2011	Year Ended December 31, 2010	Period from October 2, 2009 to August 3, 2010
Cash Flows From Operating Activities:
Net income (loss)	$1,949	$(71)	$39

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,949	1,137	1,291
Provision for doubtful accounts	578	237	220
Stock compensation	153	64	—
(Gain) loss on disposal of property and equipment	(50)	3	88
Deferred income taxes (benefit)	(2,021)	(476)	(1,931)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	643	1,991	7,149
Prepaid expenses and other current assets	187	314	280
Net change in cash surrender value of officers’ life insurance	(8)	418	(58)
Accounts payable	(481)	(991)	(334)
Accrued liabilities	(817)	211	(843)
Income taxes payable	1,240	(142)	713
Client deposits	76	(3)	(195)
Billings in excess of costs and estimated earnings on uncompleted contracts	(976)	(117)	584

Net cash provided by operating activities	2,422	2,575	7,003

Cash Flows From Investing Activities:
Cash paid for acquisitions, net	—	(2,451)	—
Proceeds from disposition or sale of property and equipment	51	—	—
Purchase of property and equipment	(372)	(218)	(174)

Net cash used in investing activities	(321)	(2,669)	(174)

Cash Flows From Financing Activities:
Decrease in bank overdraft	—	—	(592)
Payments on line of credit	—	(3,450)
Payments on capital lease obligations	—	—	(220)
Borrowings on long-term debt	—	2,800	—
Payments on long-term debt	(1,513)	(644)	(3,167)
Payments on stock repurchase obligation	(677)	(341)	(571)
Payments for non-controlling interest shares	(454)	(250)
Payments for direct costs of conversion of non-controlling interest shares	(133)	—	—
Issuance of mandatorily redeemable common stock	—	—	242
Redemptions of mandatorily redeemable common stock	—	—	(502)
Proceeds from issuance of common stock	—	5,507	—

Net cash (used in) provided by financing activities	(2,777)	3,622	(4,810)

Change in exchange rate	—	(2)	(10)

Net (Decrease) Increase in Cash and Cash Equivalents	(676)	3,526	2,009
Less cash from discontinued operations, end of period	—	(88)	(42)
Cash and cash equivalents at beginning of period	3,438	—	270

Cash and cash equivalents – end of period	$2,762	$3,438	$2,237

See accompanying notes to the consolidated financial statements.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	NV5 Holdings, Inc. (Successor)		Nolte Associates, Inc. (Predecessor)
	Year Ended December 31, 2011	Year Ended December 31, 2010	Period from October 2, 2009 to August 3, 2010
Supplemental disclosures of cash flow information:
Cash paid for interest	$374	$181	$170
Cash paid for income taxes	1,394	647	552

Supplemental disclosures of non-cash investing and financing activities:
Conversion of non-controlling interest into common stock	$3,956	$—	$—
Issuance on notes payable for stock redemption	—	—	1,041
Redemption of non-controlling interest stockholder for a note payable	—	250	—
Reclassification of redeemable common stock from debt to equity	—	—	(9,978)

Transactions as part of spin-off of Nolte de Mexico:
Assumption of note payable to bank	$40	$—	$—
Redemption of non-controlling interest	(406)	—	—
Transfer of property and equipment	(78)		—
Distribution of net assets	(259)		—

Acquisition of Bureau Veritas North America, Inc. (“BV”):
Fair value of assets acquired	$—	$5,220	$—
Fair value of liabilities assumed and incurred	—	(968)	—

Cash paid to acquire assets	—	$4,252	—

Acquisition of Nolte Associates, Inc. (“Nolte”):
Fair value of assets acquired	$—	$28,204	$—
Fair value of liabilities assumed and incurred	—	(25,323)	—
Fair value of non-controlling interest	—	(4,682)	—

Cash received upon acquisition of Nolte	$—	$(1,801)	$—

See accompanying notes to the consolidated financial statements.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Note 1—Organization and Nature of Business Operations

Business

NV5 Holdings, Inc. and its subsidiaries (collectively with Nolte Associates, Inc. and its subsidiaries, the “Company”, “Holdings”, “we” or “our”) is a holding company providing professional and technical consulting and certification services to public and private sector clients. We focus on the infrastructure, construction, real estate and environmental markets. The scope of our projects includes planning, design, consulting, permitting, inspection and field supervision, and management oversight. We also provide forensic engineering, litigation support, condition assessment and compliance certification. We operate our business through a network of over 20 locations in California, Colorado, Utah, Florida, New Jersey, and in portions of Mexico (until June 2011). We conduct our operations through two primary operating subsidiaries: (i) Nolte Associates, Inc. (“Nolte”), which began operations in 1949, was incorporated as a California corporation in 1957 and in which we acquired a controlling interest in August 2010, and (ii) NV5, Inc. (“NV5”), which was incorporated as a Delaware corporation in 2009.

Holdings was incorporated as a Delaware corporation in September 2011 as part of a Plan of Reorganization (the “Reorganization”), and owns all of the outstanding shares of Nolte and NV5.

Significant Transactions

Pursuant to a series of Buy-Sell agreements with selling stockholders, NV5 (“Successor”) gained control of Nolte (“Predecessor”) through the acquisition of a 57% interest in the common stock of Nolte on August 3, 2010 and then acquired an additional 3% interest on December 31, 2010, and an additional 3% interest from August 2011 through September 2011 (the “Nolte Transaction”). On August 18, 2011, the Board of Directors of Nolte unanimously approved the terms of the Reorganization, whereby the holders of the remaining 37% non-controlling interest in Nolte tendered each of their owned shares of Nolte common stock for 2.5 shares of Holding’s common stock, with Nolte becoming a wholly owned subsidiary of Holdings. On October 6, 2011, NV5 and Nolte completed the Reorganization and, thereafter, Holdings (i) issued shares of its common stock to the stockholders of NV5 in exchange for the contribution of their shares of NV5 common stock to Holdings, and (ii) Nolte became a wholly-owned subsidiary of Holdings. Prior to this reorganization, there were 1,056,327 shares of NV5 common stock outstanding. Upon the Reorganization 1,056,327 shares of NV5 common stock were exchanged for 1,596,000 shares of Holdings common stock with an additional 349,901 shares of Holdings common stock issued in conjunction with the Nolte shares tendered for exchange. As a result of the Reorganization transaction, Holdings issued an aggregate of 1,965,062 shares of its common stock and became the holding company under which we conduct our operations. All successor share information referenced herein, including related per share data, has been adjusted to give retroactive effect to the exchanged shares of Holdings for all periods presented. The Reorganization was accounted for as an equity transaction since the Company had a majority interest in Nolte.

Pursuant to an Asset Purchase Agreement, the Company acquired the North American operations for construction quality assurance, testing and geotechnical engineering services from Bureau Veritas North America in March 2010 (“BV” and the “BV Transaction”).

These acquisitions were accounted for as business combinations under the acquisition method of accounting. Under this method the assets acquired, liabilities assumed and non-controlling interest were recorded in the Company’s consolidated financial statements at their respective fair values as of the acquisition dates, and the results of these acquisitions are included in the Company’s consolidated results from the respective dates of acquisition.

Other Transactions

Effective June 30, 2011, the Company disposed of its interests in a wholly owned subsidiary of Nolte, Nolte de Mexico, Sociedad Anonima de Capital Variable (“Nolte de Mexico”), as part of an exchange agreement

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

with two members of management of Nolte de Mexico. The Company received approximately $7 in cash and 17,023 shares of Nolte common stock from these two individuals upon the closing of this agreement. The exchange transaction was valued at fair value based on a $23.82 per share price associated with the Nolte shares as of the date of the transaction.

The Nolte de Mexico operations are presented as discontinued operations in the Company’s consolidated financial statements in accordance with Accounting Standards Codification (“ASC”) Topic No. 205-20 “Presentation of Financial Statements – Discontinued Operations,” and summarized financial information underlying this presentation is included in Note 18.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation and Principals of Consolidation

The consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company and all subsidiaries. All intercompany accounts and transactions have been eliminated, and a non-controlling interest has been established to reflect the less than majority ownership of Nolte in the periods prior to the effective date of the Reorganization.

Successor/Predecessor Presentation

Nolte is considered the Company’s Predecessor for presentation in the consolidated financial statements as the Company succeeded to substantially all of the business of Nolte as part of the Nolte Transaction. Because NV5’s business prior to the Nolte acquisition was insignificant, Nolte is considered to be our historical accounting predecessor for financial statement reporting purposes. Nolte previously reported its financial results for the 52/53 week period ending on the Thursday closest to September 30. References to the period from October 2, 2009 to August 3, 2010 refer to the results of operations and cash flows of Nolte for the period that began on October 2, 2009, the first day of Nolte’s fiscal year, to August 3, 2010. The Successor consolidated financial statements for the year ended December 31, 2010 include the results of Nolte for the period from the acquisition date to December 31, 2010.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These estimates and assumptions are based on management’s most recent assessment of underlying facts and circumstances using the most recent information available. Actual results could differ significantly from these estimates and assumptions, and the differences could be material.

Estimates and assumptions are evaluated periodically and adjusted when necessary. The more significant estimates affecting amounts reported in the consolidated financial statements relate to the valuation of our intangible assets, revenue recognition on the percentage-of-completion method, allowances for uncollectible accounts and reserves for professional liability claims.

Reclassifications

Certain 2010 financial statement items have been reclassified to conform to the 2011 presentation.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit with financial institutions and investments in high quality overnight money market funds, all of which have maturities of three months or less. The Company from time to time may be exposed to credit risk with its bank deposits in excess of the FDIC insurance limits and with uninsured money market investments. Management believes cash and cash equivalent balances are not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Concentration of Credit Risk

Trade receivable balances carried by the Company are comprised of accounts from a diverse client base across a broad range of industries and are not collateralized. However, approximately 70% of our 2011 revenues are from California-based projects and approximately 14% of our 2011 revenues are from one client. Furthermore, approximately 60% of our accounts receivable is from government and government-related contracts. As management continually evaluates the creditworthiness of these and future clients, the risk of credit default is considered limited.

Fair Value of Financial Instruments

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of valuation hierarchy are defined as follows:

Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company considers cash, cash equivalents, accounts receivable, income tax receivable, accounts payable, accrued liabilities and debt obligations to meet the definition of financial instruments. The carrying amount of cash, cash equivalents, income tax receivable, accounts payable and accrued liabilities approximate their fair value due to the relatively short period of time between their origination and their expected realization or payment. The carrying amounts of debt obligations approximate their fair values as the terms are comparable to terms currently offered by local lending institutions for arrangements with similar terms to industry peers with comparable credit characteristics.

Property and Equipment

Property and equipment is stated at cost. Property and equipment acquired in a business combination is stated at fair value at the acquisition date. The Company capitalizes the cost of improvements to property and equipment that increase the value or extend the useful lives of the assets. Normal repair and maintenance costs are expensed as incurred. Depreciation and amortization is computed on a straight-line basis over the following estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful lives or the remaining terms of the related lease agreement.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Asset	Depreciation Period
Office furniture and equipment	5 Years
Computer equipment	3 Years
Survey and field equipment	5 Years
Leasehold improvements	Lesser of the estimated useful lives or remaining term of the lease

Property and equipment balances are periodically reviewed by management for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If an indicator of impairment exists, the Company compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured as the difference between fair value and carrying value, with fair value typically based on a discounted cash flow model. The Company has not recognized an impairment charge relating to property and equipment.

Goodwill and Intangible Assets

Goodwill is the excess cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. To determine the amount of goodwill resulting from a business combination, the Company performs an assessment to determine the fair value of the acquired company’s tangible and identifiable assets and liabilities. Our goodwill relates primarily to the Nolte reporting unit, which is one level below our operating segments. The goodwill resulted from the August 3, 2010 acquisition of Nolte, which accounts for approximately 98% of our goodwill.

Goodwill is required to be evaluated for impairment on an annual basis or whenever events or changes in circumstances indicate the asset may be impaired. Under the new guidance adopted during 2011, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If the entity determines that this threshold is not met, then performing the two-step quantitative impairment test is unnecessary. The two-step impairment test requires a comparison of the carrying value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit. The Company determines fair value through multiple valuation techniques. We are required to make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of our reporting units. If the carrying value of the assets and liabilities exceeds the fair value of the reporting unit, the Company would calculate the implied fair value of its reporting unit goodwill as compared to the carrying value of its reporting unit goodwill to determine the appropriate impairment charge, if any. We have elected to perform our annual goodwill impairment review on August 1 of each year. In the third quarter of 2011, we qualitatively assessed various factors and determined that there was no existence of events or circumstances that indicate it is more likely than not that the fair value of the reporting unit is less than its carrying value. Therefore, performing the two-step quantitative impairment test was not necessary. The Company has not recognized an impairment charge relating to goodwill during 2011 or 2010.

Identifiable intangible assets primarily include backlog, customer relationships, patents, trademarks, tradenames and other assets. Amortizable intangible assets are amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the assets may be impaired. If an indicator of impairment exists, the Company compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured as the difference between fair value and carrying value, with fair value typically based on a discounted

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

cash flow model. The Company has not recognized an impairment charge relating to amortizable intangible assets during 2011 or 2010.

See Note 7 for further information on goodwill and identified intangibles.

Earnings per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) attributable to the Company available to common stockholders by the weighted average number of common shares outstanding for the years ended December 31, 2011 and 2010 and for the period October 2, 2009 to August 3, 2010. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The weighted average number of shares outstanding in calculating basic earnings per share for the years ended December 31, 2011 and 2010 exclude 271,962 (or 180,000 pre-reorganization as previously discussed) non-vested restricted shares issued during 2010. The computation of diluted earnings (loss) per share for the year ended December 31, 2010 did not assume the effect of restricted shares issued during 2010 because the effects were antidilutive. There were no restricted shares issued subject to vesting during the period October 2, 2009 to August 3, 2010.

The following table represents a reconciliation of the net income (loss) and weighted average shares outstanding for the calculation of basic and diluted earnings per share for the years ended December 31, 2011 and 2010 and for the period October 2, 2009 to August 3, 2010:

	NV5 Holdings, Inc. (Successor)		Nolte Associates, Inc. (Predecessor)
	Year ended December 31, 2011	Year ended December 31, 2010	Period October 2, 2009 to August 3, 2010 (acquisition)
Numerator:
Net income (loss) before discontinued operations attributable to Holdings – basic and diluted	$1,386	$(210)	$201
Net income (loss) from discontinued operations attributable to Holdings – basic and diluted	33	35	(162)

Net income (loss) attributable to Holdings – basic and diluted	$1,419	$(175)	$39

Denominator:
Basic weighted average shares outstanding	1,407,439	1,418,347	339,016
Effect of dilutive restricted shares	141,075	—	—

Diluted weighted average shares outstanding	1,548,514	1,418,347	339,016

In conjunction with the acquisition of Nolte, we have a note payable to a former stockholder of Nolte whereby up to 25% is convertible to common shares of the Company; at market value upon effective public registration (see Note 9). This convertible debt is excluded from the diluted weighted average shares outstanding since this contingency was not met as of December 31, 2011 and 2010.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Revenue Recognition

We enter into contracts with our clients that contain two principal types of pricing provisions: cost-reimbursable and fixed-price. The majority of our contracts are cost-reimbursable contracts that fall under the subcategory of time and materials contracts.

Cost-reimbursable contracts. Cost-reimbursable contracts consist of two similar contract types: time and materials contracts and cost-plus contracts.

•

Time and materials contracts are common for smaller scale professional and technical consulting and certification services projects. Under these types of contracts, there is no predetermined fee. Instead, we negotiate hourly billing rates and charge our clients based upon actual hours expended on a project. In addition, any direct project expenditures are passed through to the client and are typically reimbursed. These contracts may have a fixed-price element in the form of an initial not-to-exceed or guaranteed maximum price provision.

•

Cost-plus contracts are the predominant contracting method used by U.S. federal, state, and local governments. These contracts provide for reimbursement of the actual costs and overhead (at predetermine rates) we incur, plus a predetermined fee. Under some cost-plus contracts, our fee may be based on quality, schedule, and other performance factors.

Fixed-price contracts. Fixed-price contracts also consist of two contract types: lump-sum contracts and fixed-unit price contracts.

•

Lump-sum contracts typically require the performance of all of the work under the contract for a specified lump-sum fee, subject to price adjustments if the scope of the project changes or unforeseen conditions arise. Many of our lump-sum contracts are negotiated and arise in the design of projects with a specified scope and project deliverables.

•

Fixed-unit price contracts typically require the performance of an estimated number of units of work at an agreed price per unit, with the total payment under the contract determined by the actual number of units performed.

Revenues from engineering services are recognized when services are performed and the revenues are earned in accordance with the accrual basis of accounting.

Revenues from long-term contracts are recognized on the percentage-of-completion method, generally measured by the direct costs incurred to date as compared to the estimated total direct costs for each contract. The Company includes other direct costs (for example, third party field labor, subcontractors, or the procurement of materials or equipment) in contract revenues and cost of revenue when the costs of these items are incurred, and the Company is responsible for the ultimate acceptability of such costs. Recognition of revenue under this method is dependent upon the accuracy of a variety of estimates, including engineering progress, materials quantities, achievement of milestones, labor productivity and cost estimates. Due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates.

If estimated total costs on contracts indicate a loss or reduction to percentage of revenue recognized to date, these losses or reductions are recognized in the period in which the revisions are known. The cumulative effect of revisions to revenues, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims, anticipated losses and others are recorded in the period in which the revisions are identified and the loss can be reasonably estimated. Such revisions could occur in any reporting period and the effects on the results of operations for that reporting period may be material depending on the size of the project or the adjustment.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Change orders and claims typically result from changes in scope, specifications or design, performance, materials, sites, or period of completion. Costs related to change orders and claims are recognized when incurred. Change orders are included in total estimated contract revenue when it is probable that the change order will result in an addition to the contract value and can be reliably estimated.

Federal Acquisition Regulations (“FAR”), which are applicable to the Company’s federal government contracts and may be incorporated in local and state agency contracts, limit the recovery of certain specified indirect costs on contracts. Cost-plus contracts covered by FAR or with certain state and local agencies also may require an audit of actual costs and provide for upward or downward adjustments if actual recoverable costs differ from billed recoverable costs.

Unbilled work results when the appropriate contract revenue amount has been recognized in accordance with the percentage-of-completion accounting method, but a portion of the revenue recorded cannot be billed currently due to the billing terms defined in the contract. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of contract revenues recognized on these contracts.

Advertising

Advertising costs are charged to expense in the period incurred and amounted to $60 and $62, respectively, for the years ended December 31, 2011 and 2010 and $52 for the period October 2, 2009 to August 3, 2010.

Allowance for Doubtful Accounts

The Company reports its receivables net of an allowance for doubtful accounts. The allowance is estimated based on management’s evaluation of the contracts involved and the financial condition of clients. Factors the Company considers include, but are not limited to: client type – federal government or commercial client, historical performance, historical collection trends and general economic conditions. The allowance is increased by the Company’s provision for doubtful accounts charged against income, which is charged against income. All recoveries on receivables previously charged off are credited to the accounts receivable recovery account which are included in income, while direct charge-offs of receivables are deducted from the allowance.

Professional Liability Expense

The Company maintains insurance for business risks including professional liability. For professional liability risks, the Company’s retention amount under its claims-made insurance policies includes an accrual for claims incurred but not reported for any potential liability, including any legal expenses, to be incurred for such claims if they occur. The Company’s accruals are based upon historical expense and management’s judgment. The Company maintains insurance coverage for various aspects of its business and operations; however the Company has elected to retain a portion of losses that may occur through the use of deductibles, limits and retentions under our insurance programs. Our insurance coverage may subject the Company to some future liability for which it is only partially insured or are completely uninsured. Management believes its estimated accrual for errors, omission and professional liability claims is sufficient and any additional liability over amounts accrued is not expected to have a material effect on the Company’s consolidated results of operations or financial position.

Leases

The Company’s office leases are classified as operating leases and rent expense is included in facilities and facilities related expense in the Company’s consolidated statements of operations. Some lease terms include rent and other concessions and rent escalation clauses which are included in computing minimum lease payments. Minimum lease payments are recognized on a straight-line basis over the minimum lease term. The variance of rent expense recognized from the amounts contractually due pursuant to the underlying leases is reflected as a long or short-term liability or asset in the Company’s consolidated balance sheets.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Segment Information

The Company reports segment information in accordance with ASC Topic No. 280 “Segment Reporting” (“Topic No. 280”). The Company has identified operating segments at the subsidiary entity level. However, each entity’s operating performance has been aggregated into one reportable segment. Each entity’s operations meet the aggregation criteria set forth in Topic No. 280. The Company’s operating segments are aggregated for financial reporting purposes because they are similar in each of the following areas: economic characteristics, class of customer, nature of service and distribution methods. Revenues from customers are derived from services offered and the Company does not rely on any major customers as a source of revenue.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic No. 740 “Income Taxes” (“Topic No. 740”). Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. A valuation allowance against the Company’s deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for a valuation allowance, management is required to make assumptions and to apply judgment, including forecasting future earnings, taxable income, and the mix of earnings in the jurisdictions in which the Company operates. Management periodically assesses the need for a valuation allowance based on the Company’s current and anticipated results of operations. The need for and the amount of a valuation allowance can change in the near term if operating results and projections change significantly.

The Company recognizes the consolidated financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied the uncertain tax position guidance to all tax positions for which the statute of limitations remained open. Generally, the Company remains subject to income tax examinations by its major taxing authorities from inception in 2009. Nolte generally is no longer subject to income tax examinations by its major taxing authorities for years ending before September 28, 2006. The Company’s policy is to classify interest accrued as interest expense and penalties as operating expenses. The Company does not have any material uncertain tax positions.

Note 3 –Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued new authoritative literature, which clarifies certain existing disclosure requirements and requires additional disclosures for recurring and nonrecurring fair value measurements. These additional disclosures include amounts and reasons for significant transfers between Level 1 and Level 2 of the fair value hierarchy; significant transfers in and out of Level 3 of the fair value hierarchy; and information about purchases, sales, issuances and settlements on a gross basis in the reconciliation of recurring Level 3 measurements. The requirements of this standard are effective for periods beginning after December 15, 2009, with the exception of the requirement of information about purchases, sales, issuances and settlements of Level 3 measurements, which becomes effective for periods beginning after December 15, 2010. The Company adopted the guidance related to Level 1 and Level 2 disclosures effective January 1, 2010 and adopted the guidance related to Level 3 disclosures effective January 1, 2011; the full adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In May 2011, the FASB issued amendments to authoritative guidance to establish common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards (“IFRSs”). These amendments change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between GAAP and IFRSs as well as expand the disclosures for Level 3 measurements. These amendments are to be applied

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

prospectively, and are effective for annual and interim periods beginning after December 15, 2011. The Company does not anticipate that the adoption of this amended guidance will materially expand disclosures in its consolidated financial statements.

In June 2011, the FASB issued an amendment to authoritative guidance which allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This amendment eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity, but does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The provisions of this amendment require retrospective application, and are effective for annual and interim periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements but may require a change in the presentation of its consolidated financial statements.

In September 2011, the FASB issued amended guidance on testing goodwill for impairment. Under the new guidance, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If the entity determines that this threshold is not met, then performing the two-step impairment test is unnecessary. The provisions of the new guidance are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not been issued or, for nonpublic entities, have not yet been made available for issuance. The Company has early adopted this new qualitative approach. Reference is made to Note 2.

In September 2011, the FASB amended its standards requiring additional disclosures about an employer’s participation in a multiemployer plan. This new guidance is required to be applied retrospectively for all prior periods presented and is effective for annual periods for fiscal years ending after December 15, 2011, with early adoption permitted. The Company will not early adopt this standard and does not expect adoption of this standard to have a material impact on our disclosure.

In December 2011, the FASB issued amended guidance requiring companies to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. This guidance is required to be applied retrospectively for all prior periods presented and is effective for annual periods for fiscal years beginning in or after January 1, 2013, and interim periods within those annual fiscal years. The Company does not expect adoption of this standard to have a material impact on its consolidated results of operations and financial condition.

In December 2011, the FASB issued amended guidance to allow the FASB time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. This guidance allows companies to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the new guidance issued in June 2011, which is described above. This new guidance is required to be applied retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The Company will not early adopt this standard and does not expect adoption of this standard to have a material impact on its consolidated results of operations and financial condition.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Note 4 – Business Acquisitions

The BV Transaction

On March 5, 2010, we acquired certain assets of BV used in the construction quality assurance, testing and geotechnical engineering service operations for net cash consideration of $5,168. A portion of the purchase price was represented by two noninterest bearing notes (payable in two installments of $500 on September 1, 2010 and March 1, 2011, respectively). Interest of $84 was imputed on these notes and has been accounted for as a reduction in the purchase price. Acquisition costs of $152 were expensed in acquisition and restructuring expense in the accompanying consolidated statement of operations for the year ended December 31, 2010.

The Company recognized the assets acquired and the liabilities assumed at their fair values and has recorded an allocation of the purchase price to the BV tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of March 5, 2010. Goodwill has been recorded based on the amount by which the purchase price exceeded the fair value of the net assets acquired and is attributable to the reputation of the businesses acquired, the workforce in place and the synergies to be achieved from this and future acquisitions. The allocation of the purchase price to identifiable intangible assets (customer relationships and customer backlog) is based on valuations performed to determine the fair value of such assets as of the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed as of the acquisition date:

Accounts receivable	$3,348
Property and equipment	379
Intangible assets:
Customer backlog	298
Customer relationships	1,131

Total Assets	5,156
Liabilities	(52)

Net assets acquired	$5,104
Consideration paid (Cash and Notes)	5,168

Excess consideration paid over the amounts assigned to the net assets acquired (Goodwill)	$64

For tax purposes, goodwill from this acquisition is deductible over a fifteen-year period.

The consolidated financial statements of the Company include the results of operations from the business and assets acquired from BV from March 6, 2010 to December 31, 2010 and include gross revenues and net income of approximately $12,345 and $833, respectively.

The Nolte Transaction

On August 3, 2010, we acquired a 57% interest in Nolte, a technical consulting and infrastructure engineering services firm. The total consideration aggregated to approximately $7,262 (cash of $3,927 and a note payable of $3,335). The transaction was accounted for using the acquisition method of accounting. Acquisition costs of $209 were expensed in acquisition and restructuring expense in the accompanying consolidated statements of operations for the year ended December 31, 2010.

The Company recognized the assets acquired and the liabilities assumed at their fair values and have recorded an allocation of the purchase price to the Nolte tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of August 3, 2010. Goodwill was recorded based on the amount by

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

which the purchase price exceeded the fair value of the net assets acquired and is attributable to the reputation of the businesses acquired, the workforce in place and the synergies to be achieved from this and future acquisitions. The allocation of the purchase price to identifiable intangible assets (trade name, customer backlog and customer relationships) is based on valuations performed to determine the fair value of such assets as of the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed as of the acquisition date:

Cash	$2,279
Accounts receivable	15,850
Other current assets	1,367
Property and equipment	2,151
Other noncurrent assets	2,051
Intangible assets:
Tradename	670
Customer backlog	277
Customer relationships	1,406

Total assets	26,051

Accounts payable	5,054
Other current liabilities	10,070
Noncurrent liabilities	3,415

Total liabilities	18,539

Fair value of non-controlling interest	4,682

Net assets acquired	$2,830

Consideration paid (Cash and Notes)	7,262

Excess consideration paid over the amounts assigned to the net assets acquired (Goodwill)	$4,432

The fair value of the non-controlling interest in Nolte was estimated by applying the income approach. This fair value measurement was based on significant inputs that are not observable in the market. Key assumptions include future cash flows, discount rates, and adjustments reflective of the existing and any proposed ownership structure that market participants would consider when estimating the value of the non-controlling interest.

For tax purposes, goodwill resulting from this acquisition is not subject to amortization.

The consolidated financial statements of the Company include Nolte’s results of operations from August 4, 2010 to December 31, 2010, and include gross revenues and net income of approximately $19,753 and $208, respectively.

Pro Forma Results

The following unaudited pro forma financial information presents the combined results of operations of the Company had the BV and Nolte transactions occurred as of January 1, 2010. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had these transactions been completed as of January 1, 2010. In addition, the unaudited pro forma financial information is not indicative of, nor does it purport to project, the future financial position or operating results of the Company.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Unaudited Pro Forma Condensed Combined Statement of Operations Data

Year Ended December 31, 2010
Income Statement Data:
Gross contract revenues	$64,660

Income from continuing operations	$134

Loss from discontinued operations	$(264)

Net loss	$(210)

Net loss per share, basic and diluted	$(0.15)

Note 5 – Accounts Receivable, net

Accounts receivable consisted of the following:

	December 31, 2011	December 31, 2010
Billed	$11,577	$10,359
Unbilled	4,973	6,008
Contract retentions	191	558

	16,741	16,925
Less: allowance for doubtful accounts	(1,284)	(238)

Accounts receivable, net	$15,457	$16,687

Billed accounts receivable represent amounts billed to clients that remain uncollected as of the balance sheet date. Unbilled accounts receivable represent recognized amounts pending billing pursuant to contract terms or accounts billed after period end, and are expected to be billed and collected within the next 12 months.

Note 6 – Property and Equipment

Property and equipment consisted of the following:

	December 31, 2011	December 31, 2010
Office furniture and equipment	$340	$352
Computer equipment	689	593
Survey and field equipment	605	616
Leasehold improvements	960	942

	2,594	2,503
Accumulated depreciation	(1,338)	(471)

Property and equipment – net	$1,256	$2,032

Depreciation expense for the years ended December 31, 2011 and 2010 totaled $1,076 and $614, respectively, and $1,291 for the period October 2, 2009 to August 3, 2010.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Note 7 – Intangible Assets and Goodwill

Intangible assets

Intangible assets at December 31, 2011 and 2010 consist primarily of a tradename, customer backlogs and customer relationships as follows:

	December 31, 2011			December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
Customer relationships	$2,537	$(687)	$1,850	$2,537	$(316)	$2,221
Trade name	670	(316)	354	670	(93)	577
Customer backlogs	575	(393)	182	575	(114)	461

Total	$3,782	$(1,396)	$2,386	$3,782	$(523)	$3,259

Trade name is amortized on a straight basis over its estimated life of three years. Backlog and customer relationships are amortized based on the future expected revenues, with weighted average amortization periods of 3.5 and 7 years, respectively. The aggregate weighted average amortization period for all intangible assets is 6 years.

Amortization expense for the years ended December 31, 2011 and 2010 was $873 and $523, respectively.

As of December 31, 2011, the future estimated aggregate amortization related to intangible assets is as follows:

Years ending December 31,
2012	$714
2013	554
2014	408
2015	313
2016	223
Thereafter	174

Total	$2,386

Goodwill

The table set forth below is a reconciliation of goodwill as reflected in the Company’s consolidated balance sheets as of December 31, 2011 and 2010:

Goodwill as of January 1, 2010	$—
BV Transaction	64
Nolte Transaction	4,432

Goodwill as of December 31, 2010	4,496

Reclassification for amounts assigned to property and equipment	24
Disposition of Mexico Operations	(184)

Goodwill as of December 31, 2011	$4,336

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Note 8 – Accrued Liabilities

Accrued liabilities consist of the following:

	December 31, 2011	December 31, 2010
Acquisition and restructuring expense (see Note 11)	$15	$341

Deferred rent	512	646
Payroll and related taxes	535	607

Professional fees	406	551
Benefits	792	660
Compensated absences	1,066	1,241
Other	306	532

Total	$3,632	$4,578

Note 9 – Notes Payable

Notes payable consists of the following:

	December 31, 2011	December 31, 2010
Two lines of credit facilities totaling $3,000 (the “Line Facilities”), due August 7, 2012, interest at prime with a minimum of 5.0% until maturity, collateralized by substantially all Company assets, guaranteed by certain stockholders and a wholly owned subsidiary, and contain cross default provisions with each other and with the note payable described below (No amounts borrowed in 2011 or 2010—see Note 20 for additional discussion)	$—	$—

Note payable to bank, interest at prime rate (minimum 5.0%), due August 7, 2012 (as amended which was further amended on March 14, 2012 with a new maturity date of February 1, 2015), payable in monthly installments of $46 and a lump sum of the remaining principal balance outstanding at maturity, collateralized by substantially all Company assets, guaranteed by certain stockholders (see Note 20 for additional discussion)	2,248	2,800

Note payable to former stockholder of Nolte, interest at prime rate plus 1% (maximum 7.0%), due July 29, 2017, payable in quarterly principal installments of $119. Unsecured and subordinated to note payable to bank, other than monthly principal and interest payments, up to 25% of the then outstanding principal balance is convertible to common shares of the Company, at market value upon effective public registration	2,661	3,138

Note payable for BV acquisition, repaid when due on March 1, 2011, interest imputed at 12.0%, unsecured	—	471

Loan payable to bank, bearing interest at 7.07%, due October 15, 2012, payable on demand, assumed as part of disposition of Nolte de Mexico	26	—

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Total debt	4,935	6,409
Less: current maturities	(1,055)	(1,500)

Long-term debt, net of current maturities	$3,880	$4,909

Future maturities of long-term debt as of December 31, 2011 are as follows:

Year ending December 31,
2012	$1,055
2013	1,029
2014	1,028
2015	1,069
2016	477
Thereafter	277

Total	$4,935

Covenants

The Line Facilities described above contain a semi-annual maximum debt to tangible net worth covenant ratio, as defined, of 2:1 and financial reporting covenant provisions. As of December 31, 2011 and through the date of this report, the Company was in compliance with all covenant provisions.

Note 10 – Stock Repurchase Obligation

The Stock Repurchase Obligation at December 31, 2011 and 2010 represents notes payable for the repurchase of common stock of certain former stockholders of Nolte. These notes are unsecured and subordinated to bank debt and the maintenance of related debt covenants, and bear interest from 3.25% to 4.25%. The rates adjust annually based on the prime rate. The notes require quarterly interest and principal payments of $192 through March 2016.

Future maturities of these notes as of December 31, 2011 are as follows:

Year ending December 31,
2012	$672
2013	639
2014	554
2015	239
2016	32

Total	$2,136

Note 11 – Acquisition and Restructuring Expense

In connection with the BV and Nolte transactions, the Company initiated and executed a restructuring plan which included workforce reduction actions and facility closures, and also assumed a restructuring expense liability of $381 related to restructuring activities initiated by Nolte prior to the acquisition date. The Company recognized acquisition and restructuring charges of $95 and $499 for the years ended December 31, 2011 and 2010, respectively, and $446 for the period October 2, 2009 to August 3, 2010, which are reflected separately in the consolidated statements of operations.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

The following table presents a roll forward of the restructuring accrual balance:

	December 31, 2011	December 31, 2010	Period October 2, 2009 to August 3, 2010
Beginning balance	$341	$—	$—
Assumed in the acquisition of Nolte	—	381	—
Incurred during period	95	499	446
Paid during period	(421)	(539)	(65)

Ending balance	$15	$341	$381

Note 12 – Leases

The Company leases various office facilities from unrelated parties. These leases expire through 2017 and, in certain cases, provide for escalating rental payments and reimbursement for operating costs. The Company also leases office space from a stockholder on a month-to-month basis. For the years ended December 31, 2011 and 2010, the Company recognized lease expense of $2,923 and $1,552, respectively, and $2,428 for the period October 2, 2009 to August 3, 2010, which are included the line item “Facilities and facilities related” in the consolidated statements of operations. Included in these amounts are $58 and $48, respectively, of amounts paid on a month-to-month basis under an office lease with a stockholder of the Company.

Future minimum payments under the non-cancelable operating leases as of December 31, 2011 are as follows:

Period ending December 31,	Amount
2012	$2,318
2013	2,224
2014	2,007
2015	1,526
2016	1,066
Thereafter	617

Total minimum lease payments	$9,758

Note 13 – Commitments and Contingencies

Litigation, Claims and Assessments

From time to time the Company may become subject to threatened and/or asserted claims arising in the ordinary course of business. Management is not aware of any matters, either individually or in the aggregate, that are reasonably possible to have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

Sustainable Nolte Program (SNP)

Nolte sponsored a stock purchase plan which provided an opportunity for certain qualifying employees to invest in Nolte through the purchase of shares of stock that vest over time. The gross values of the shares awarded were initially recorded as bonus payable.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

Nolte offered the opportunity for the purchaser to obtain a bank loan guaranteed by Nolte. The bank loan and the bonus were both payable in equal amounts over five years. Shares purchased via the SNP were subject to various vesting percentages, generally on a proportional basis over five years, and Nolte held the shares until such time as they were fully vested. In connection with the acquisition of Nolte, the Company terminated the SNP and assumed the bank loan guarantee issued by Nolte. As of December 31, 2011 and 2010, this guarantee aggregated approximately $149 and $345, respectively, which is included in Accrued liabilities on the consolidated balance sheets.

Note 14 – Officers’ Life Insurance

Investments in life insurance policies were made with the intention of utilizing them as a long-term funding source for post-retirement benefits. However, they do not represent a committed funding source for these obligations and are subject to claims from creditors. This plan was terminated in conjunction with the Nolte Transaction, and the Company has no further financial obligations under these policies as of December 31, 2011.

The net cash value of these policies at December 31, 2011 and 2010 was $650 and $642, respectively.

Note 15 – Stock-Based Compensation

During September and October 2011, we adopted, and our stockholders approved, respectively, our 2011 Equity Plan (the “2011 Equity Plan”) to provide our directors, executive officers, and other employees with additional incentives by allowing them to acquire an ownership interest in our business and, as a result, encouraging them to contribute to our success. The 2011 Equity Plan is intended to make available incentives that will assist us to attract, retain, and motivate employees, including officers, consultants, and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other cash-based or stock-based awards. A total of 400,000 shares of our common stock was initially authorized and reserved for issuance under the 2011 Equity Plan. This reserve automatically increased on January 1, 2012 and will increase each subsequent anniversary through 2021, by an amount equal to the smaller of (a) 3.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by our Board of Directors. During 2011, no equity awards were granted from the 2011 Equity Plan.

In 2010, prior to the inception of the 2011 Equity Plan, the Company issued 271,962 (or 180,000 pre-Reorganization as previously discussed) restricted shares of common stock to management and employees of the Company with an aggregate deferred compensation amount of approximately $765. This grant was not part of the 2011 Equity Plan. Each award is service based, and vests after five years or upon certain other events, subject to each award agreement. The fair value of these shares was calculated based on the estimated fair value of the Company’s equity as of the grant date, which was approximately $2.81 per share (or $4.25 per share pre-reorganization). No shares have forfeited or vested since the Plan inception, and approximately $548 of deferred compensation is unrecognized at December 31, 2011, expected to be recognized over the next 3.6 years. Total stock-based compensation cost recognized for the years ended December 31, 2011 and 2010 was $153 and $64, respectively, and $0 for the period October 2, 2009 to August 3, 2010.

Note 16 – Profit Sharing Plan and Pension Plans

The Company sponsors a 401(k) Profit Sharing and Savings Plan (the “401(k) Plan”). Employees meeting certain age and length of service requirements may contribute up to the defined statutory limit into the 401(k) Plan. The 401(k) Plan allows for the Company to make matching contributions into the 401(k) Plan and profit sharing contributions in such amounts as may be determined by the Board of Directors. The Company assesses its matching contributions on a quarterly basis based primarily on Company performance in previous periods.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

The Company contributed $16 and $117, respectively, to the 401(k) Plans for the years ended December 31, 2011 and 2010, respectively, and $0 for the period October 2, 2009 to August 3, 2010.

Note 17 – Income Taxes

Income tax expense (benefit) for the years ended December 31, 2011 and 2010 and the period October 2, 2009 to August 3, 2010 consisted of the following:

	Year ended December 31, 2011	Year ended December 31, 2010	Period October 2, 2009 to August 3, 2010 (acquisition)
Current:
Federal	$2,207	$550	$1,387
State	250	58	300

Total current income tax expense	2,457	608	1,687

Deferred:
Federal	(1,934)	(416)	(1,559)
State	(87)	(60)	(372)

Total deferred income tax (benefit)	(2,021)	(476)	(1,931)

Total income tax expense (benefit)	$436	$132	$(244)

In conjunction with NV5’s 57% acquisition of Nolte on August 3, 2010, Nolte no longer qualified as a Qualified Personal Service Corporation where its income taxes were reported on the cash basis of accounting. Effective for Nolte’s year ended September 30, 2010, Nolte was required to change to the accrual basis of accounting for income taxes.

As a result of this change to the accrual basis for income taxes purposes, there was an unfavorable Internal Revenue Code Section 481(a) adjustment of approximately $16,400 which requires this additional taxable income to be recognized (for income tax purposes) ratably over four tax periods at approximately $6,300 of additional federal and state income taxes over this period. Approximately $4,100 of additional taxable income is required to be added to the federal and state returns for Nolte’s tax years ended or ending September 30, 2010, 2011, 2012 and 2013 which results in additional federal and state income taxes of approximately $1,600 per tax period. For financial statement reporting purposes this is reflected as a deferred tax liability.

On or about September 15, 2011, NV5 received the requisite written consent of the Nolte minority stockholders for the Reorganization. As a result, NV5 and Nolte are treated as joining NV5 Holdings, Inc.’s (parent) US consolidated tax group on this date, with a consolidated accounting year end of December 31.

As a result of the Reorganization, which requires Nolte to consolidate its tax return under the consolidated tax group of NV5 Holdings, Inc., a short period (October 2011 through December 2011) has occurred requiring the Company to accelerate additional taxable income into fiscal 2011. The Reorganization changed the four tax periods in which this additional taxable income will be included in our federal and state income tax returns. The new tax periods are for the years ending September 30, 2010 and 2011, for the period October 1, 2011 through December 31, 2011 and for the year ending December 31, 2012. During 2011, Nolte and the Company are required to include approximately $8,200 (two tax periods) of taxable income in their federal and state income tax returns due to this change in cash to accrual. This acceleration of an additional $4,100 of taxable income is the primary cause for the

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

increase in income taxes payable on the consolidated balance sheet as of December 31, 2011 compared to December 31, 2010.

Temporary differences comprising the net deferred income tax asset (liability) shown in the Company’s consolidated balance sheets were as follows:

	December 31, 2011	December 31, 2010
Deferred tax asset:
Net operating loss carryover	$10	$10
R&D tax credit carryover	154	422
Alternative minimum tax credit carryover	—	65
Foreign and other tax credits	28	28
Allowance for doubtful accounts	533	1,207
Accrued compensation	396	—
Deferred rent	212	178
Depreciation and amortization	85	—
State income taxes	73	—
Other	240	187

Total deferred tax asset	1,731	2,097

Deferred tax liability:
Acquired intangibles	(270)	(592)
Depreciation and amortization	—	(13)
Cash to accrual adjustment	(1,704)	(3,799)
State income taxes	—	(26)
Other	(69)	—

Total deferred tax liability	(2,043)	(4,430)

Net deferred tax liability	$(312)	(2,333)

As of December 31, 2011 the Company had state research and development (R&D) credit carry-forwards for income tax purposes of approximately $154 and state net operating loss carry-forwards of approximately $138 which will begin to expire in 2022.

Non-controlling interest in income (loss) is recorded net of income taxes of $216 and $44 on the consolidated statement of operations for the years ended December 31, 2011 and 2010, respectively.

Total income tax expense (benefit) was different than the amount computed by applying the Federal statutory rate as follows:

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

	Year ended December 31, 2011	Year ended December 31, 2010	Period October 2, 2009 to August 3, 2010 (acquisition)
Tax at federal statutory rate	$800	$21	$(15)
Tax credits	(60)	(37)	(80)
State taxes, net of Federal benefit	108	6	(47)
Foreign tax credit	—	(28)	—
Domestic production activities deduction	(226)	(65)	(154)
Nondeductible acquisition costs	—	150	24
Other permanent differences, net	(186)	85	28

Total income tax expense (benefit)	$436	$132	$(244)

Note 18—Discontinued Operations

Effective June 30, 2011, the Company disposed of its interests in Nolte de Mexico. As a result of this transaction, the Nolte de Mexico operations (including a gain of $2) has been segregated from continuing operations and presented as discontinued operations in the consolidated statements of operations and cash flows, and as assets and liabilities of discontinued operations in the Company’s consolidated balance sheets. The assets and liabilities of Nolte de Mexico are classified as current assets and current liabilities from discontinued operations as of December 31, 2010.

A summary of the results of operations of Nolte de Mexico is as follows:

	Year ended December 31, 2011	Year ended December 31, 2010	Period October 2, 2009 to August 3, 2010 (acquisition)
Gross contract revenues	$1,022	$656	$1,475

Pre-tax income (loss)	$33	$34	$(159)

Note 19 – Mandatorily Redeemable Common Stock—Predecessor

Through July 29, 2010, all of the shares of common stock of Nolte were subject to the Fourth Amended and Restated Buy-Sell Agreement (“Fourth Buy-Sell”). Effective July 29, 2010, Nolte and its stockholders entered into the Fifth Amended and Restated Buy-Sell Agreement (“Fifth Buy-Sell”).

The Fourth Buy-Sell provided for, among other things, Nolte to purchase the shares of common stock from a stockholder upon the occurrence of certain events (“Buy-out Events”) including, but not limited to, the death of the stockholder, the stockholder ceasing to be employed by Nolte, or the stockholder reaching sixty-one years of age. These Buy-out Events caused the common stock to be considered a mandatorily redeemable financial instrument and accordingly, be classified as a long-term liability. The Fifth Buy-Sell effectively eliminated the mandatory redemption clauses and accordingly, on July 29, 2010, the liability was reclassified to equity.

The redemption price of a share of stock is determined in accordance with the Fourth Buy-Sell pursuant to a formula which considers book value, revenues and operating income. This price is considered fair market value as

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(in thousands, except share and per share data)

all purchases and sales of common stock were transacted pursuant to these calculated prices during the periods presented.

Nolte’s mandatorily redeemable common stock (originally classified as a liability) is summarized as follows:

	# of Shares	Fair Value
Balance as of October 1, 2009	394,259	$11,280
Stock issuances	8,470	242
Stock redemptions	(63,713)	(1,544)
Reclassify to equity	(339,016)	(9,978)

Balance as of August 3, 2010	—	$—

Note 20 – Subsequent Events

The Company evaluated subsequent events through April 10, 2012, the date these financial statements were available to be issued.

During February 2012, the Company repurchased 3,457 shares of common stock from existing stockholders for an aggregate purchase price of approximately $33. These shares have been retired.

On March 14, 2012, the Company amended the note payable to bank which had a maturity date of August 7, 2012. The maturity date of this note payable was extended to February 1, 2015. The interest rate continues at prime rate plus 1.0% (minimum 5.0%). This note is payable in monthly principal installments of $46 and with a lump sum of the remaining principal balance outstanding at maturity, collateralized by substantially all Company assets, guaranteed by certain stockholders and guaranteed by NV5 Holdings, Inc. and Nolte Associates, Inc.

On March 14, 2012, the Company borrowed $1,750 from the Line Facilities, which we used on March 15, 2012 to pay income tax obligations accrued for at December 31, 2011.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2010

NV5 Holdings, Inc. and its subsidiaries (collectively with Nolte Associates, Inc., the “Company”, “Holdings”, “we” or “our”) is a holding company providing professional and technical consulting and certification services to public and private sector clients. We focus on the infrastructure, construction, real estate and environmental markets. The scope of our projects includes planning, design, consulting, permitting, inspection and field supervision, and management oversight. We also provide forensic engineering, litigation support, condition assessment and compliance certification. We operate our business through a network of over 20 locations in California, Colorado, Utah, Florida, New Jersey, and in portions of Mexico (until June 2011). We conduct our operations through two primary operating subsidiaries: (i) Nolte Associates, Inc. (“Nolte”), which began operations in 1949, was incorporated as a California corporation in 1957 and in which we acquired a controlling interest in August 2010, and (ii) NV5, Inc. (“NV5”), which was incorporated as a Delaware corporation in 2009.

Holdings was incorporated as a Delaware corporation in September 2011 as part of a Plan of Reorganization (the “Reorganization”), and owns all of the outstanding shares of Nolte and NV5.

Pursuant to a series of Buy-Sell agreements with selling stockholders, NV5 (“Successor”) gained control of Nolte (“Predecessor”) through the acquisition of a 57% interest in the common stock of Nolte on August 3, 2010 and then acquired an additional 3% interest on December 31, 2010, and an additional 3% interest from August 2011 through September 2011 (the “Nolte Transaction”). On August 18, 2011, the Board of Directors of Nolte unanimously approved the terms of the Reorganization, whereby the holders of the remaining 37% non-controlling interests in Nolte tendered each of their owned shares of Nolte common stock for 2.5 shares of Holding’s common stock, with Nolte becoming a wholly owned subsidiary of Holdings. On October 6, 2011, NV5 and Nolte completed the Reorganization and, thereafter, Holdings (i) issued shares of its common stock to the stockholders of NV5 in exchange for the contribution of their shares of NV5 common stock to Holdings, and (ii) Nolte became a wholly-owned subsidiary of Holdings, pursuant to a transaction in which NV5 Holdings issued shares of its common stock to the Nolte minority shareholders in exchange for the outstanding shares of Nolte common stock not already owned by NV5.

For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2010, the Company assumes that the Nolte acquisition occurred on January 1, 2010. As a result, the Unaudited Pro Forma Condensed Consolidated Statement of Operations was derived from:

•	The audited historical consolidated statement of operations of the Company for the year ended December 31, 2010; and

•	Unaudited historical statement of operations of Nolte for the period January 1, 2010 to August 3, 2010.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations has been prepared pursuant to Securities and Exchange Commission rules and regulations under Article 11 of Regulation S-X, and is presented for illustration purposes and is not necessarily indicative of the operating results that would have been achieved if the Nolte acquisition had occurred at the beginning of the period presented, nor is it indicative of future operating results.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2010

	The Company 2010 Historical	Nolte Period from January 1, 2010 through August 3, 2010	Acquisition Pro Forma Adjustments		2010 Pro Forma
Gross Contract Revenues	$32,098	$32,562	$—		$64,660

Direct costs:
Salaries and wages	8,224	8,229	—		16,453
Sub-consultant services	6,470	6,791	—		13,261
Other direct costs	1,172	1,101	—		2,273

Total direct costs	15,866	16,121	—		31,987

Gross Profit	16,232	16,441	—		32,673

Operating Expenses:
Salaries and wages, payroll taxes and benefits	8,695	9,648	—		18,343
General and administrative	4,047	3,473	—		7,520
Facilities and facilities related	1,569	1,846	—		3,415
Depreciation and amortization	1,137	948	254	(a)	2,339
Acquisition and restructuring expense	499	446	(396)	(b)	549

Total operating expenses	15,947	16,361	(142)		32,166

Income from operations	285	80	142		507

Other (expense) income:
Interest expense	(260)	(47)	(76)	(c)	(383)
Other, net	1	(7)	—		(6)

Total other (expense) income	(259)	(54)	(76)		(389)

Income (loss) before income tax expense	26	26	66		118
Income tax expense (benefit)	132	(171)	23	(d)	(16)

Net income (loss) (including net income from non-controlling interests)	(106)	197	43		134

Income (loss) from discontinued operations, net of tax	35	(299)	—		(264)

Less: Net income attributable to non-controlling interest in Nolte Associates, Inc., net of tax	(104)	41	(17)	(e)	(80)

Net income	$(175)	$(61)	$26		$(210)

Earnings (loss) per share:
Basic and diluted	$(0.12)	$(0.18)			$(0.15)

Weighted-average shares outstanding:
Basic and diluted	1,418,347	339,016			1,418,347

NV5 Holdings, Inc. and Subsidiaries

and

Nolte Associates, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands, except share data)

(a) Amortization

The pro forma adjustment reflects the additional amortization that would have been recognized on the intangible assets had the acquisitions occurred on January 1, 2010 (dollars in thousands).

		January 1 2010 to
	Period	August 3, 2010
Customer relationships	3.5 years	$51
Tradename	3 years	130
Customer backlog	7 years	73

		$254

(b) Acquisition Expense

The pro forma adjustment reflects the removal of acquisition costs incurred in connection with the 2010 acquisition.

(c) Interest Expense

The pro forma adjustment reflects the additional interest expense that would have been recognized on the note payable to a former shareholder of Nolte in conjunction of the acquisition of Nolte had this note been issued on January 1, 2010. Interest is computed at prime plus 1.0% (maximum 7%).

(d) Income Tax Expense

The pro forma adjustment reflects the income tax effect based on an income tax rate of 35%.

(e) Non-controlling Interest

The pro forma adjustment reflects the adjustment to income from non-controlling interest (60%) of Nolte pro forma adjustment (a) – (d).

Roth Capital Partners

        , 2012

Until                     , 2012 (25 days after the date of this prospectus), all dealers, whether or not participating in this offering, that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

Part II

Information Not Required in Prospectus

Item 13.	Other expenses of issuance and distribution.

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee. The following expenses will be borne solely by the registrant.

Securities and Exchange Commission registration fee		$1,719.00
FINRA filing fee		$2,000.00
Exchange listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	To be filed by amendment

Item 14.	Indemnification of directors and officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our bylaws provide that we will indemnify, to the fullest extend permitted by the Delaware General Corporation Law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated by such person. Our bylaws that will be in effect upon completion of this offering will further provide for the advancement of expenses to each of our officers and directors.

Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may be amended from time to time, our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the Delaware General Corporation Law, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

We also intend to maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of charter or bylaws.

In connection with the sale of common stock being registered hereby, we intend to enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our charter and bylaws.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15.	Recent sales of unregistered securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

In connection with the formation of NV5, we issued 820,000 shares of common stock of NV5 to the Wright Family Trust, of which our founder, Mr. Dickerson Wright, is the trustee. We issued these shares in reliance upon Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

In August 2010, we granted an aggregate of 180,000 shares of restricted common stock of NV5 to six of our employees for their past services. No additional consideration was paid for such shares. We issued these shares in reliance upon Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

In October 2010, we sold an aggregate of 56,327 shares of common stock of NV5 to five of our employees and our founder for an aggregate purchase price of $1,126,542.47. We issued these shares in reliance upon Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

In October 2011, in connection with the consummation of the reorganization transaction among us, NV5 and Nolte, we issued an aggregate of 1,965,062 shares of our common stock to (i) all of the stockholders of NV5 in exchange for the contribution of their shares of NV5 common stock to us, and (ii) to the minority shareholders of Nolte in exchange for their shares of Nolte common stock. We issued these shares in reliance upon Rule 506 of Regulation D promulgated under the Securities Act.

We did not, nor do we plan to, pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. In addition, each of the certificates issued or to be issued representing the securities in the transactions listed above bears or will bear a restrictive legend permitting the transfer thereof only in compliance with applicable securities laws. The recipients of securities in each of the transactions listed above represented to us or will be required to represent to us their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had or have adequate access, through their employment or other relationship with our company or through other access to information provided by our company, to information about our company.

Item 16.	Exhibits.

(a) Exhibits.

Number	Description

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Certificate of Incorporation

3.2	Bylaws

4.1	Specimen of Stock Certificate*

4.2	Form of Underwriter’s Warrant*

5.1	Opinion of DLA Piper LLP (US)*

10.1	2011 Equity Incentive Plan†

10.2	Form of Option Agreement†*

10.3	Form of Restricted Stock Bonus Agreement†*

10.4	Form of Restricted Stock Unit Agreement†*

10.5	Form of Indemnity Agreement†

10.6	Employment Agreement, dated as of August 1, 2010, between NV5, Inc. and Donald Alford, as amended by that certain First Amendment to Employment Agreement, dated as of March 18, 2011, between NV5, Inc. and Donald Alford†

10.7	Employment Agreement, dated April 11, 2011, between NV5, Inc. and Dickerson Wright†

10.8	Employment Agreement, dated October 1, 2010, between NV5, Inc. (formerly Vertical V, Inc.) and Richard Tong, as amended by that certain First Amendment to Employment Agreement, dated as of March 18, 2011, between NV5, Inc. and Richard Tong†

10.9	Employment Agreement, dated October 1, 2010, between NV5, Inc. (formerly Vertical V, Inc.) and Alexander Hockman, as amended by that certain First Amendment to Employment Agreement, dated as of March 18, 2011, between NV5, Inc. and Alexander Hockman†

10.10	Employment Agreement, dated July 27, 2010, between Nolte Associates, Inc. and Kenneth Rudolph†

Number	Description

10.11	Employment Agreement, dated January 25, 2012, between NV5, Inc. and Michael Rama†

10.12	Employment Agreement, dated October 1, 2010, between NV5, Inc. (formerly Vertical V, Inc.) and Mary Jo O’Brien, as amended by that certain First Amendment to Employment Agreement, dated as of March 18, 2011, between NV5, Inc. and Mary Jo O’Brien†

10.13	Business Loan Agreement, dated March 16, 2012, between NV5, Inc., as borrower, and Torrey Pines Bank, as lender, regarding Loan Number 0901122297

10.14	Business Loan Agreement, dated March 14, 2012, between NV5, Inc., as borrower, and Torrey Pines Bank, as lender, regarding Loan Number 0909121377

10.15	Business Loan Agreement, dated July 7, 2010, between Nolte Associates, Inc., as borrower, and Torrey Pines Bank, as lender, regarding Loan Number 0909122289

10.16	Stock Purchase Agreement, dated as of August 3, 2010, between George S. Nolte Jr., George S. Nolte Jr. and Jacqueline A. Nolte, as trustee of the Nolte Family Trust u/t/a/ dated March 28, 1989, as amended and restated August 20, 2011, and NV5, Inc. (formerly Vertical V, Inc.)

21.1	Subsidiaries of the Registrant

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)*

23.2	Consent of Grant Thornton LLP*

24.1	Power of Attorney (included in signature page)

99.1	Consent of Director Nominee – Donald C. Alford*

99.2	Consent of Director Nominee – Gerald J. Salontai*

99.3	Consent of Director Nominee – Jeffrey A. Liss*

99.4	Consent of Director Nominee - William D. Pruitt*

*	To be filed by amendment.
†	Indicates a management contract or any compensatory plan, contract, or arrangement.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida on , 2012.

NV5 HOLDINGS, INC.

By:
Dickerson Wright
Chairman, Chief Executive Officer and President

Know all men by these presents, that the undersigned directors and officers of the registrant, a Delaware corporation, which is filing a registration statement on Form S-1 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Dickerson Wright and Richard Tong, and each of them, the individual’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
	Chairman, Chief Executive Officer, and President (Principal Executive Officer)	, 2012
Dickerson Wright

	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	, 2012
Michael P. Rama

EXHIBIT INDEX

Number	Description

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Certificate of Incorporation

3.2	Bylaws

4.1	Specimen of Stock Certificate*

4.2	Form of Underwriter’s Warrant*

5.1	Opinion of DLA Piper LLP (US)*

10.1	2011 Equity Incentive Plan†

10.2	Form of Option Agreement†*

10.3	Form of Restricted Stock Bonus Agreement†*

10.4	Form of Restricted Stock Unit Agreement†*

10.5	Form of Indemnity Agreement†

10.6	Employment Agreement, dated as of August 1, 2010, between NV5, Inc. and Donald Alford, as amended by that certain First Amendment to Employment Agreement, dated as of March 18, 2011, between NV5, Inc. and Donald Alford†

10.7	Employment Agreement, dated April 11, 2011, between NV5, Inc. and Dickerson Wright†

10.8	Employment Agreement, dated October 1, 2010, between NV5, Inc. (formerly Vertical V, Inc.) and Richard Tong, as amended by that certain First Amendment to Employment Agreement, dated as of March 18, 2011, between NV5, Inc. and Richard Tong†

10.9	Employment Agreement, dated October 1, 2010, between NV5, Inc. (formerly Vertical V, Inc.) and Alexander Hockman, as amended by that certain First Amendment to Employment Agreement, dated as of March 18, 2011, between NV5, Inc. and Alexander Hockman†

10.10	Employment Agreement, dated July 27, 2010, between Nolte Associates, Inc. and Kenneth Rudolph†

10.11	Employment Agreement, dated January 25, 2012, between NV5, Inc. and Michael Rama†

10.12	Employment Agreement, dated October 1, 2010, between NV5, Inc. (formerly Vertical V, Inc.) and Mary Jo O’Brien, as amended by that certain First Amendment to Employment Agreement, dated as of March 18, 2011, between NV5, Inc. and Mary Jo O’Brien†

10.13	Business Loan Agreement, dated March 16, 2012, between NV5, Inc., as borrower, and Torrey Pines Bank, as lender, regarding Loan Number 0901122297

10.14	Business Loan Agreement, dated March 14, 2012, between NV5, Inc., as borrower, and Torrey Pines Bank, as lender, regarding Loan Number 0909121377

Number	Description

10.15	Business Loan Agreement, dated July 7, 2010, between Nolte Associates, Inc., as borrower, and Torrey Pines Bank, as lender, regarding Loan Number 0909122289

10.16	Stock Purchase Agreement, dated as of August 3, 2010, between George S. Nolte Jr., George S. Nolte Jr. and Jacqueline A. Nolte, as trustee of the Nolte Family Trust u/t/a/ dated March 28, 1989, as amended and restated August 20, 2011, and NV5, Inc. (formerly Vertical V, Inc.)

21.1	Subsidiaries of the Registrant

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)*

23.2	Consent of Grant Thornton LLP*

24.1	Power of Attorney (included in signature page)

99.1	Consent of Director Nominee – Donald C. Alford*

99.2	Consent of Director Nominee – Gerald J. Salontai*

99.3	Consent of Director Nominee – Jeffrey A. Liss*

99.4	Consent of Director Nominee - William D. Pruitt*

*	To be filed by amendment.
†	Indicates a management contract or any compensatory plan, contract, or arrangement.

Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NV5 HOLDINGS, INC.

The undersigned, Dickerson Wright, hereby certifies that:

1. He is the duly elected Chief Executive Officer and President of NV5 Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware.

2. The Corporation was originally incorporated pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 12, 2011.

3. The Corporation has not received payment for any of its capital stock. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 241 and 245 of the Delaware General Corporation Law and restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

4. The text of Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is NV5 Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, to be designated “Common Stock,” with a par value of $0.01 per share, and “Preferred Stock,” with a par value of $0.01 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is 45,000,000, and the total number of shares of Preferred Stock that the Corporation shall have authority to issue is 5,000,000.

The Corporation’s Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of any class of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation, without the approval of the holders of the Preferred Stock, or of any series thereof, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Effective upon the closing of the Corporation’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or effective upon the effectiveness of the Corporation’s registration pursuant to a Form 10 filed under the Securities Exchange Act of 1934, as amended (the “Public Status Date”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. At all times prior to the Public Status Date, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the Corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

D. Special meetings of stockholders of the Corporation may be called only by either the Board of Directors, the Chairman of the Board, or the President.

ARTICLE VI

A. The number of directors shall be fixed from time to time exclusively by the Board of Directors. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

The Board of Directors is expressly empowered to adopt, amend, or repeal Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, effective as of the Public Status Date, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article IX, Article V, Article VI, Article VII or Article VIII.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the date set forth below and certifies under penalty of perjury that he has read the foregoing Amended and Restated Certificate of Incorporation and knows the contents thereof and that the statements therein are true.

September 30, 2011

/s/ Dickerson Wright
Dickerson Wright
Chief Executive Officer and President

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Exhibit 3.2

BYLAWS

OF

NV5 HOLDINGS, INC.

A Delaware Corporation

PREAMBLE

These bylaws (the “Bylaws”) are subject to, and governed by, the General Corporate Law of the State of Delaware (the “DGCL”) and the certificate of incorporation, as amended and/or as amended and restated from time to time (the “Certificate”), of NV5 Holdings, Inc., a Delaware corporation (the “Corporation”). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the DGCL or the provisions of the Certificate, such provisions of the DGCL or the Certificate, as the case may be, will be controlling.

ARTICLE I

OFFICES

1.1 Registered Office and Agent. The registered office and registered agent of the Corporation shall be designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

1.2 Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

2.1 Place of Meetings. All meetings of stockholders shall be held at such place (if any) within or without the State of Delaware as may be designated from time to time by the Board of Directors or the Chief Executive Officer.

2.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors at the time and place to be fixed by the Board of Directors and stated in the notice of the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.

2.3 Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors for any purpose or purposes prescribed in the notice of the meeting and shall be held at such place (if any), on such date and at such time as the Board may fix. In lieu of holding a special meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

2.4 Notice of Meetings.

(a) Written notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or as required by law (meaning here and hereafter, as required from time to time by the DGCL or the Certificate). The notice of any meeting shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his, her or its address as it appears on the records of the Corporation.

(b) Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. Notice given by electronic transmission pursuant to this subsection shall be deemed given: (1) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the Secretary or an assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.5 Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order for each class of stock and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, in the manner provided by law. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. This list shall determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.6 Quorum. Except as otherwise provided by law or these Bylaws, the holders of a majority of the shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate class vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

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2.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as Secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the date, time, and place and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity with Section 2.4 hereof. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

2.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act for such stockholder by written proxy executed by the stockholder or its authorized agent or by a transmission permitted by law and delivered to the Secretary of the Corporation. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this Section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.

2.9 Record Date. The Board of Directors may fix in advance a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board of Directors is necessary shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.10 Action at Meeting. When a quorum is present at any meeting, any election of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and any other matter shall be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of the shares of each such class present in person or represented by proxy and entitled to vote on the matter shall decide such matter), except when a

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different vote is required by express provision of law, the Certificate or these Bylaws. All voting, except on the election of directors and where otherwise prohibited by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his, her or its proxy, a vote by ballot shall be taken. Each ballot shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability.

2.11 Notice of Stockholder Business.

(a) At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) properly brought before the meeting by or at the direction of the Board of Directors, or (iii) properly brought before the meeting by a stockholder of record. For business to be properly brought before an annual meeting by a stockholder, it must be a proper matter for stockholder action under the DGCL and the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at the Corporation’s principal executive offices not earlier than the close of business on the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days earlier or later than such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to the annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. “Public announcement” for purposes hereof shall have the meaning set forth in Article III, Section 3.15(c) of these Bylaws. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For business to be properly brought before a special meeting by a stockholder, the business must be limited to the purpose or purposes set forth in a request under Section 2.3.

(b) A stockholder’s notice to the Secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and the names and addresses of the beneficial owners, if any, on whose behalf the business is being brought, (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting on the date of such notice and intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (iv) any material interest of the stockholder and any such other beneficial owner in such business, and (v) the following information regarding the ownership interests of the stockholder or any such other beneficial owner, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for

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voting at the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Corporation that are owned beneficially and of record by the stockholder and any such other beneficial owner; (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation; (D) any short interest in any security of the Corporation (for purposes of this Section 2.11 and Section 3.15, a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation; (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household.

(c) Notwithstanding the foregoing provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11.

(d) Notwithstanding any provisions to the contrary, the notice requirements set forth in subsections (a) and (b) above shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

2.12 Conduct of Business. At every meeting of the stockholders, the Chairman of the Board, or, in his or her absence, the Chief Executive Officer, or, in his or her absence, such other person as may be appointed by the Board of Directors, shall act as chairman. The Secretary of the Corporation or a person designated by the chairman of the meeting shall act as Secretary of the meeting. Unless otherwise approved by the chairman of the meeting, attendance at the stockholders’ meeting is restricted to stockholders of record, persons authorized in accordance with Section 2.8 of these Bylaws to act by proxy, and officers of the Corporation. The chairman of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairman’s discretion, it may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. The chairman shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairman may (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board of Directors, (b) restrict use of audio or video recording devices at the meeting, and (c) impose reasonable limits on the

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amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairman shall have the power to have such person removed from the meeting. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 2.12 and Section 2.11 above. The chairman of a meeting may determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the provisions of this Section 2.12 and Section 2.11, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

2.13 Stockholder Action Without Meeting. Effective upon the closing of the Corporation’s initial public offering of common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or effective upon the effectiveness of the Corporation’s registration pursuant to a Form 10 filed under the Exchange Act (the “Public Status Date”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. At all times prior to the Public Status Date, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the Corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a proxy holder or other person authorized to act for a stockholder, shall be deemed to be written, signed and dated for the purpose of this Section 2.13, provided that such electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

ARTICLE III

BOARD OF DIRECTORS

3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

3.2 Number and Term of Office. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). All directors shall hold office until the expiration of the next annual meeting of stockholders and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

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3.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

3.4 Resignation. Any director may resign by delivering notice in writing or by electronic transmission to the Chief Executive Officer, the Chairman of the Board or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

3.5 Removal. Subject to the rights of the holders of any series of preferred stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Directors so chosen shall hold office until the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

3.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or two or more directors and may be held at any time and place, within or without the State of Delaware.

3.8 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by whom it is not waived by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by (i) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (ii) sending a facsimile to his or her last known facsimile number, or delivering written notice by hand to his or her last known business or home address, at least 24 hours in advance of the meeting, or (iii) mailing written notice to his or her last known business or home address at least three days in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.9 Participation in Meetings by Telephone Conference Calls or Other Methods of Communication. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

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3.10 Quorum. A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board of Directors. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of a committee which authorizes a particular contract or transaction.

3.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate or these Bylaws.

3.12 Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.13 Committees. The Board of Directors may designate an Audit Committee, a Compensation Committee and/or a Nominating and Corporate Governance Committee, and whatever other committees the Board of Directors deems advisable, each of which shall have and may exercise the powers and authority of the Board of Directors to the extent provided in the charters of each committee adopted by the Board of Directors in one or more resolutions. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

3.14 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

3.15 Nomination of Director Candidates.

(a) Subject to the rights of holders of any class or series of preferred stock then outstanding, nominations for the election of directors at an annual meeting may be made by (i) the Board of Directors or a duly authorized committee thereof or (ii) any stockholder entitled to vote in the election of directors generally who complies with the procedures set forth in this Section 3.15 and who is a stockholder of record at the time notice is delivered to the Secretary of the Corporation. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to the Secretary of the Corporation. To be timely, a stockholder nomination for a director to be elected at an annual meeting shall be received at the Corporation’s principal executive offices not earlier than the close of business on the one hundred twentieth (120th) day, nor later than the close of business on

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the ninetieth (90th) day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days earlier or later than such anniversary date, notice by the stockholders to be timely must be received at the Corporation’s principal executive offices not later than the close of business on the later of the ninetieth (90th) day prior to the annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Each such notice shall set forth (i) the name and address, as they appear on the Corporation’s books, of the stockholder who intends to make the nomination and the names and addresses of the beneficial owners, if any, on whose behalf the nomination is being made and of the person or persons to be nominated, (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) the following information regarding the ownership interests of the stockholder and such other beneficial owners, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for notice of the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Corporation that are owned beneficially and of record by the stockholder or any such beneficial owner; (B) any Derivative Instrument directly or indirectly owned beneficially by such stockholder or any such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any such beneficial owner has a right to vote any shares of any security of the Corporation; (D) any short interest in any security of the Corporation; (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or any such beneficial owner that are separated or separable from the underlying shares of the Corporation; (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder or any such beneficial owner is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household, (iv) a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and such other beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (vi) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (vii) the consent of each nominee to serve as a director of the Corporation if so elected. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the third sentence of this Section 3.15(a), in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement by the Corporation naming the

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nominees for the additional directorships at least one hundred thirty (130) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), a stockholder’s notice required by this Section 3.15(a) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting by or at the direction of the Board of Directors or a committee thereof or any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 3.15 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as are specified in the Corporation’s notice of meeting, if the stockholder’s notice as required by paragraph (a) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the seventieth (70th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(d) Notwithstanding the foregoing provisions of this Section 3.15, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.15.

(e) Only persons nominated in accordance with the procedures set forth in this Section 3.15 shall be eligible to serve as directors. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (i) to determine whether a nomination was made in accordance with the procedures set forth in this Section 3.15, and (ii) if any proposed nomination was not made in compliance with this Section 3.15, to declare that such nomination shall be disregarded.

(f) If the chairman of the meeting for the election of directors determines that a nomination of any candidate for election as a director at such meeting was not made in accordance with the applicable provisions of this Section 3.15, such nomination shall be void; provided, however, that nothing in this Section 3.15 shall be deemed to limit any voting rights upon the occurrence of dividend arrearages provided to holders of preferred stock pursuant to the preferred stock designation for any series of preferred stock.

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ARTICLE IV

OFFICERS

4.1 Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer, a Secretary, a Treasurer, a Chief Financial Officer and such other officers with such other titles as the Board of Directors shall determine, including, at the discretion of the Board of Directors, a Chairman of the Board (who may be an Executive Chairman), a President, and one or more Vice Presidents and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

4.2 Election. Officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board of Directors at any other meeting.

4.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

4.4 Tenure. Except as otherwise provided by law, by the Certificate or by these Bylaws, each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified in the vote appointing him or her, or until his or her earlier death, resignation or removal.

4.5 Resignation and Removal. Any officer may resign by delivering his or her written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the Board of Directors.

4.6 Chairman of the Board. The Board of Directors may appoint a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, he or she shall perform such duties and possess such powers as are assigned to him or her by the Board of Directors. Unless otherwise provided by the Board of Directors, he or she shall preside at all meetings of the Board of Directors.

4.7 Chief Executive Officer. The Chief Executive Officer of the Corporation shall, subject to the direction of the Board of Directors, have general supervision, direction and control of the business and the officers of the Corporation. He shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairman of the Board, at all meetings of the Board of Directors. He shall have the general powers and duties of management usually vested in the chief executive officer of a Corporation, including general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

4.8 President. Subject to the direction of the Board of Directors and such supervisory powers as may be given by these Bylaws or the Board of Directors to the Chairman of the Board or the Chief Executive Officer, if such titles be held by other officers, the President, if any, shall have general supervision, direction and control of the business and supervision of other officers of the Corporation. Unless otherwise designated by the Board of Directors, and in the absence of a Chief Executive Officer, the President, if any, shall be the chief executive officer of the Corporation. The President shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. He or she shall have power to sign stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation, other than the Chairman of the Board and the Chief Executive Officer.

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4.9 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer or the President and when so performing shall have the powers of and be subject to all the restrictions upon the Chief Executive Officer or President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

4.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to keep a record of the proceedings of all meetings of stockholders and the Board of Directors, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents. Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary. In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary Secretary to keep a record of the meeting.

4.11 Treasurer. The Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the Corporation, to maintain the financial records of the Corporation, to deposit funds of the Corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board of Directors accounts of all such transactions and of the financial condition of the Corporation.

4.12 Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President. Unless otherwise designated by the Board of Directors, the Chief Financial Officer shall be the Treasurer of the Corporation.

4.13 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

4.14 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE V

CAPITAL STOCK

5.1 Issuance of Stock. Subject to the provisions of the Certificate, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

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5.2 Certificates of Stock. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of its stock shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate, the Bylaws, applicable securities laws or any agreement among any number of shareholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

5.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation: (i) in the case of shares represented by a certificate, by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the Corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof. Except as may be otherwise required by law, the Certificate or the Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

5.4 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 5.2, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the Corporation or any transfer agent or registrar.

ARTICLE VI

GENERAL PROVISIONS

6.1 Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

6.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

6.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the DGCL, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

6.4 Actions with Respect to Securities of Other Corporations. Except as the Board of Directors may otherwise designate, the Chief Executive Officer or President or any officer of the Corporation authorized by the Chief Executive Officer or President shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this Corporation (with or without power of substitution) at any meeting of

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stockholders or shareholders (or with respect to any action of stockholders) of any other Corporation or organization, the securities of which may be held by this Corporation and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of this Corporation’s ownership of securities in such other Corporation or other organization.

6.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

6.6 Certificate of Incorporation. All references in these Bylaws to the Certificate shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or amended and restated and in effect from time to time.

6.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

6.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

6.9 Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; (4) if by any other form of electronic transmission, when directed to the stockholder; and (5) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

6.10 Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation as provided by law, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

6.11 Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

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6.12 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

6.13 Forum for Disputes. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, the Certificate, or the Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE VII

AMENDMENTS

7.1 By the Board of Directors. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

7.2 By the Stockholders. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the shares of capital stock of the Corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders, or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

8.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another Corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 8.2 of this Article VIII, the Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the DGCL. The rights hereunder shall

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be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this Section or otherwise.

8.2 Right of Claimant to Bring Suit. If a claim under Section 8.1 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or 20 days in the case of a claim for advancement of expenses, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the Corporation.

8.3 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

8.4 Non-Exclusivity of Rights. The rights conferred on any person in this Article VIII shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

8.5 Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VIII.

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8.6 Insurance. The Corporation may maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.7 Non-Exclusivity of Rights. The rights conferred on any person in this Article VIII shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

8.8 Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII shall not adversely affect any right or protection of an indemnitee or his or her successor existing at the time of such amendment, repeal or modification.

ARTICLE IX

TRANSFER RESTRICTIONS

9.1 Transfer Requirements. No stockholder shall sell, assign, exchange, distribute, pledge, hypothecate, encumber, dispose of or in any manner transfer (each, a “Transfer”) any of the shares of capital stock of the Corporation, or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a Transfer which meets the requirements hereinafter set forth.

(a) If the stockholder desires to sell or otherwise Transfer any of such stockholder’s shares of capital stock, then the stockholder shall first give written notice thereof to the Corporation. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed Transfer.

(b) For thirty (30) days following receipt of such notice, the Corporation shall have the option to purchase all or a portion thereof of the shares specified in the notice at the price and upon the terms set forth in such notice. In the event of a gift, property settlement or other Transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Article IX, the price shall be deemed to be the fair market value of the stock at such time as determined in good faith by the Board of Directors. In the event the Corporation elects to purchase a portion or all of the shares, it shall give written notice to the transferring stockholder of its election and settlement for said shares shall be made as provided below.

(c) The Corporation may assign its rights hereunder.

(d) In the event the Corporation and/or its assignee(s) elect to acquire any of the shares of the transferring stockholder as specified in said transferring stockholder’s notice, the Secretary of the Corporation shall so notify the transferring stockholder and settlement thereof shall be made in cash within sixty (60) days after the Secretary of the Corporation receives said transferring stockholder’s notice; provided that if the terms of payment set forth in said transferring stockholder’s notice were other than cash against delivery, the Corporation and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in said transferring stockholder’s notice.

(e) In the event the Corporation and/or its assignees(s) do not elect to acquire all of the shares specified in the transferring stockholder’s notice, said transferring stockholder may, within the sixty-day period following the expiration of the option rights granted to the Corporation and/or its assignees(s) herein per paragraph (b) above, Transfer the shares specified in said transferring stockholder’s notice which

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were not acquired by the Corporation and/or its assignees(s) as specified in said transferring stockholder’s notice. All shares so sold by said transferring stockholder shall continue to be subject to the provisions of these Bylaws in the same manner as before said Transfer.

(f) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this Article IX:

(i) A stockholder’s Transfer of any or all shares held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family or to any custodian or trustee for the account of such stockholder or such stockholder’s immediate family or to any limited partnership of which the stockholder, members of such stockholder’s immediate family or any trust for the account of such stockholder or such stockholder’s immediate family will be the general or limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder making such Transfer.

(ii) A stockholder’s bona fide pledge or mortgage of any shares with a commercial lending institution, provided that any subsequent Transfer of said shares by said institution shall be conducted in the manner set forth in these Bylaws.

(iii) A stockholder’s Transfer of any or all of such stockholder’s shares to the Corporation or to any other stockholder of the Corporation.

(iv) A stockholder’s Transfer of any or all of such stockholder’s shares to a person who, at the time of such Transfer, is an officer or director of the Corporation.

(v) A corporate stockholder’s Transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder.

(vi) A corporate stockholder’s Transfer of any or all of its shares to any or all of its stockholders.

(vii) A Transfer by a stockholder which is a limited or general partnership to any or all of its partners or former partners.

(viii) A stockholder’s Transfer for estate planning purposes, including Transfers to offshore accounts for purposes of tax planning, as determined by the Board of Directors in good faith.

(ix) A Transfer which the Board of Directors approves as exempt from this Article IX. In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of these Bylaws, and there shall be no further Transfer of such stock except in accord with these Bylaws.

9.2 Waiver. The provisions of these Bylaws may be waived with respect to any Transfer either by the Corporation, upon duly authorized action of its Board of Directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the Corporation (excluding the votes represented by those shares to be Transferred by the transferring stockholder).

9.3 Amendment. This Article IX may be amended or repealed in accordance with Article VII.

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9.4 Unauthorized Sale or Transfer; Null and Void. Any sale or Transfer, or purported sale or Transfer, of securities of the Corporation shall be null and void unless the terms, conditions, and provisions of these Bylaws are strictly observed and followed.

9.5 Conflict. In the event there is a conflict between this Article IX and any other transfer restriction or right of first refusal provision in any other agreement to which the Corporation is a party, including but not limited to, any Right of First Refusal and Co-Sale Agreement, Equity Incentive Plan, Stock Option Agreement or Restricted Stock Agreement, that other agreement shall control.

9.6 Termination. The foregoing Transfer restrictions shall terminate upon the closing of the Corporation’s initial public offering of common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, during the period of duration specified by the Corporation and an underwriter of common stock or other securities of the Corporation, following the effective date of a registration statement of the Corporation filed under the Securities Act, it shall not, to the extent requested by the Corporation, as applicable, and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise Transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Corporation, as applicable, held by it at any time during such period except common stock included in such registration; provided, however, that:

(a) Such agreement shall be applicable only to the first such registration statement of the Corporation, as applicable, which covers common stock (or other securities) of the Corporation, as applicable, to be sold on its behalf to the public in an underwritten offering;

(b) All officers and directors of the Corporation and all holders of more than 5% of the Corporation’s equity securities enter into similar agreements; and

(c) Such market stand-off time period shall not exceed 180 days.

In order to enforce the foregoing covenant, the Corporation may impose stop-transfer instructions with respect to the registrable securities of each stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, the market stand-off obligations described above shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 (or any successor forms).

9.7 Legend. The certificates representing shares of capital stock of the Corporation shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S) AND/OR ITS STOCKHOLDERS, AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

[Remainder of Page Intentionally Blank]

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NV5 HOLDINGS, INC.

CERTIFICATE OF ADOPTION OF BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of NV5 Holdings, Inc., a Delaware corporation (the “Company”), and that the foregoing Bylaws, were adopted as the Bylaws of the Company on September 12, 2011.

/s/ Richard Tong
Richard Tong, Secretary

Exhibit 10.1

NV5 HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

i

(continued)

ii

(continued)

iii

NV5 Holdings, Inc.

2011 Equity Incentive Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The NV5 Holdings, Inc. 2011 Equity Incentive Plan (the “Plan”) is hereby established effective as of October 5, 2011, the date of its approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Purchase Rights, Restricted Stock Bonuses, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f) “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).

(g) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a

Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(h) “Change in Control” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award, the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(ee)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

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For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple acquisitions of the voting securities of the Company and/or multiple Ownership Change Events are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidelines promulgated thereunder.

(j) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(k) “Company” means NV5 Holdings, Inc., a Delaware corporation, or any successor corporation thereto.

(l) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(m) “Covered Employee” means, at any time the Plan is subject to Section 162(m), any Employee who is or may reasonably be expected to become a “covered employee” as defined in Section 162(m), or any successor statute, and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than the earlier of (i) the date that is ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(n) “Director” means a member of the Board.

(o) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(p) “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(q) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has

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become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Committee may also determine the Fair Market Value upon the average selling price of the Stock during a specified period that is within thirty (30) days before or thirty (30) days after such date, provided that, with respect to the grant of an Option or SAR, the commitment to grant such Award based on such valuation method must be irrevocable before the beginning of the specified period. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

(iii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.

(t) “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(u) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

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(v) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(w) “Insider” means an Officer, Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(x) “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).

(y) “Nonemployee Director” means a Director who is not an Employee.

(z) “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(aa) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(bb) “Officer” means any person designated by the Board as an officer of the Company.

(cc) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(dd) “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(ee) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(ff) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(gg) “Participant” means any eligible person who has been granted one or more Awards.

(hh) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(ii) “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(jj) “Performance Award” means an Award of Performance Shares or Performance Units.

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(kk) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ll) “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees.

(mm) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(nn) “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(oo) “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(pp) “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(qq) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(rr) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(ss) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(tt) “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or event a share of Stock or cash in lieu thereof, as determined by the Committee.

(uu) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(vv) “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(ww) “Section 162(m)” means Section 162(m) of the Code.

(xx) “Section 409A” means Section 409A of the Code.

(yy) “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

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(zz) “Securities Act” means the Securities Act of 1933, as amended.

(aaa) “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(bbb) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.4.

(ccc) “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

(ddd) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(eee) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(fff) “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(ggg) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

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3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award intended to result in the payment of Performance-Based Compensation.

3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b) to determine the type of Award granted;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

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(e) to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(j) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.6 Option or SAR Repricing. The Committee shall have the authority, without additional approval by the stockholders of the Company, to approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefore of new Options or SARs covering the same or a different number of shares but with an exercise price per share equal to the Fair Market Value per share on the new grant date, Full Value Awards, or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof to the Fair Market Value per share on the date of amendment.

3.7 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

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4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2, 4.3, and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to 400,000 shares and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2 Annual Increase in Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased on January 1, 2012 and on each subsequent January 1 through and including January 1, 2021, by a number of shares (the “Annual Increase”) equal to the smaller of (a) 3.5% of the number of shares of Stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Board.

4.3 Share Counting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash or to the extent that shares are withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 16.2. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the Option is exercised.

4.4 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Annual Increase, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the

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terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

4.5 Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

5. ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2 Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 400,000 shares, cumulatively increased on January 1, 2012 and on each subsequent January 1, through and including January 1, 2021, by a number of shares equal to the smaller of the Annual Increase determined under Section 4.2. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2, 4.3, and 4.3.

(b) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(c) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such

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Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

6. STOCK OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for

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the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(ii) Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a property executed exercise notice accompanies by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(iii) Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service

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shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7. STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to

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an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A of the Code.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4 Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

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7.6 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7 Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8. RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2 Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

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8.5 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8 Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution.

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All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9. RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3 Vesting. Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of (a) the next trading day on which the sale of such shares would not violate the Trading Compliance Policy or (b) the later of (i) last day of the calendar year in which the original vesting date occurred or (ii) the last day of the Company’s taxable year in which the original vesting date occurred.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units

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previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. If so determined by the Committee and provided by the Award Agreement, such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7 Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10. PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement

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evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.4, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to each Performance Award intended to result in the payment of Performance-Based Compensation, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula applicable to a Covered Employee shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures shall be calculated in accordance with the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with

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respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

(i) revenue;

(ii) sales;

(iii) expenses;

(iv) operating income;

(v) gross margin;

(vi) operating margin;

(vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii) pre-tax profit;

(ix) net operating income;

(x) net income;

(xi) economic value added;

(xii) free cash flow;

(xiii) operating cash flow;

(xiv) balance of cash, cash equivalents and marketable securities;

(xv) stock price;

(xvi) earnings per share;

(xvii) return on stockholder equity;

(xviii) return on capital;

(xix) return on assets;

(xx) return on investment;

(xxi) total stockholder return;

(xxii) employee satisfaction;

(xxiii) employee retention;

(xxiv) market share;

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(xxv) customer satisfaction;

(xxvi) product development;

(xxvii) research and development expenses;

(xxviii) completion of an identified special project; and

(xxix) completion of a joint venture or other corporate transaction.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a Covered Employee to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award that is intended to result in Performance-Based Compensation.

(c) Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d) Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise

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provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f) Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

10.7 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

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(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

10.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11. CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Cash-Based Awards and Other Stock-Based Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1 Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2 Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such

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shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 10.

11.4 Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 10. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

11.5 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

11.6 Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

11.7 Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional

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restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12. STANDARD FORMS OF AWARD AGREEMENT.

12.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means.

12.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13. CHANGE IN CONTROL.

13.1 Effect of Change in Control on Awards. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide for any one or more of the following:

(a) Accelerated Vesting. In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following such Change in Control, and to such extent as the Committee shall determine.

(b) Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither

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assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c) Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

13.2 Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b), shall be settled effective immediately prior to the time of consummation of the Change in Control.

13.3 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b) Determination by Independent Accountants. To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants charge in connection with their services contemplated by this Section.

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14. COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15. COMPLIANCE WITH SECTION 409A.

15.1 Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a) A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b) Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

15.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

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(a) Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b) Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to such Participant.

(c) Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

15.3 Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

(b) Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c) No subsequent Election related to a payment pursuant to Section 15.4(a)(iv) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d) Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

15.4 Payment of Section 409A Deferred Compensation.

(a) Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i) The Participant’s “separation from service” (as defined by Section 409A);

(ii) The Participant’s becoming “disabled” (as defined by Section 409A);

(iii) The Participant’s death;

(iv) A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

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(v) A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi) The occurrence of an “unforeseeable emergency” (as defined by Section 409A).

(b) Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c) Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d) Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum upon the determination that the Participant has become disabled.

(e) Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

(f) Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(g) Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A

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Deferred Compensation for payment in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(h) Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

(i) No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

16. TAX WITHHOLDING.

16.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

16.2 Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

17. AMENDMENT, SUSPENSION OR TERMINATION OF PLAN.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum

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aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.4), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

18. MISCELLANEOUS PROVISIONS.

18.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

18.3 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

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18.4 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.5 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.4 or another provision of the Plan.

18.6 Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8 Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

18.9 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.10 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.11 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to

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make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.12 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.13 Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

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IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the NV5 Holdings, Inc. 2011 Equity Incentive Plan as duly adopted by the Board on September 12, 2011.

/s/ Richard Tong
Richard Tong, Secretary

Exhibit 10.5

FORM OF

INDEMNITY AGREEMENT

This Indemnity Agreement, dated as of                    , 20        , is made by and between NV5 Holdings, Inc., a Delaware corporation (the “Company”), and                     (the “Indemnitee”).

RECITALS

A. The Company and the Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees and other agents, the cost of such insurance and the general reductions in the coverage of such insurance.

B. The Company and the Indemnitee recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees and other agents to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

C. The Company desires to attract and retain talented and experienced individuals, such as the Indemnitee, to serve as directors, officers, employees and agents of the Company and its subsidiaries and wishes to indemnify its directors, officers, employees and other agents to the maximum extent permitted by law.

D. Section 145 of the General Corporation Law of Delaware, under which the Company is organized (“Section 145”), empowers the Company to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive.

E. In order to induce the Indemnitee to serve or continue to serve as a director, officer, employee or agent of the Company and/or one or more subsidiaries of the Company, free from undue concern for claims for damages arising out of or related to such services to the Company and/or one or more subsidiaries of the Company, the Company has determined and agreed to enter into this Agreement with the Indemnitee.

AGREEMENT

NOW, THEREFORE, the Indemnitee and the Company hereby agree as follows:

1. Definitions. As used in this Agreement:

(a) “Agent” means any person who is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

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(b) “Board” means the Board of Directors of the Company.

(c) A “Change in Control” shall be deemed to have occurred if (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 or more of the total voting power represented by the Company’s then outstanding voting securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute a majority of the Board, (iii) the stockholders of the Company approve a merger or consolidation or a sale of all or substantially all of the Company’s assets with or to another entity, other than a merger, consolidation or asset sale that would result in the holders of the Company’s outstanding voting securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the total voting power represented by the voting securities of the Company or such surviving or successor entity outstanding immediately thereafter, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company.

(d) “Expenses” shall include all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements), actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, or Section 145 or otherwise; provided, however, that “Expenses” shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a Proceeding.

(e) “Independent Counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither currently is, nor within the past five years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to or witness in the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

(f) “Proceeding” means any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

(g) “Subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an Agent of the Company, at its will (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an Agent of the Company, so long as the Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as the Indemnitee tenders his or her resignation in

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writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by the Indemnitee.

3. Liability Insurance.

(a) Maintenance of D&O Insurance. The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an Agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that the Indemnitee was an Agent of the Company, the Company, subject to Section 3(c), shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, as more fully described below.

(b) Rights and Benefits. In all policies of D&O Insurance, the Indemnitee shall qualify as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s independent directors (as defined by the insurer) if the Indemnitee is such an independent director; of the Company’s non-independent directors if the Indemnitee is not an independent director; of the Company’s officers if the Indemnitee is an officer of the Company; or of the Company’s key employees, if the Indemnitee is not a director or officer but is a key employee.

(c) Limitation on Required Maintenance of D&O Insurance. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that: such insurance is not reasonably available; the premium costs for such insurance are disproportionate to the amount of coverage provided; the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit; the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company; the Company is to be acquired and a tail policy of reasonable duration and terms is purchased for pre-closing acts or omissions by the Indemnitee; or the Company is to be acquired and D&O Insurance will be maintained by the acquirer that covers pre-closing acts and omissions by the Indemnitee.

4. Mandatory Indemnification. Subject to the terms of this Agreement:

(a) Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was an Agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, the Company shall indemnify the Indemnitee against all Expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of such Proceeding, provided the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company by reason of the fact that the Indemnitee is or was an Agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of such Proceeding, provided the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this Section 4(b) shall be made in respect to any claim, issue or matter as to

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which the Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the Delaware Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts which the Delaware Court of Chancery or such other court shall deem proper.

(c) Actions where Indemnitee is Deceased. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that the Indemnitee is or was an Agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, and if, prior to, during the pendency of or after completion of such Proceeding the Indemnitee is deceased, the Company shall indemnify the Indemnitee’s heirs, executors and administrators against all Expenses and liabilities of any type whatsoever to the extent the Indemnitee would have been entitled to indemnification pursuant to this Agreement were the Indemnitee still alive.

(d) Certain Terminations. The termination of any Proceeding or of any claim, issue, or matter therein by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or Proceeding, that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

(e) Limitations. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for Expenses or liabilities of any type whatsoever for which payment is actually made to or on behalf of the Indemnitee under an insurance policy, or under a valid and enforceable indemnity clause, by-law or agreement.

5. Indemnification for Expenses in a Proceeding in Which the Indemnitee is Wholly or Partly Successful.

(a) Successful Defense. Notwithstanding any other provisions of this Agreement, to the extent the Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding (including, without limitation, an action by or in the right of the Company) in which the Indemnitee was a party by reason of the fact that the Indemnitee is or was an Agent of the Company at any time, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with the investigation, defense or appeal of such Proceeding.

(b) Partially Successful Defense. Notwithstanding any other provisions of this Agreement, to the extent that the Indemnitee is a party to or a participant in any Proceeding (including, without limitation, an action by or in the right of the Company) in which the Indemnitee was a party by reason of the fact that the Indemnitee is or was an Agent of the Company at any time and is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with each successfully resolved claim, issue or matter.

(c) Dismissal. For purposes of this section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

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6. Mandatory Advancement of Expenses. Subject to the terms of this Agreement and following notice pursuant to Section 7(a) below, the Company shall advance all Expenses reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an Agent of the Company (unless there has been a final determination that the Indemnitee is not entitled to indemnification for such Expenses) upon receipt of (i) an undertaking by or on behalf of the Indemnitee to repay the amount advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to indemnification by the Company and (ii) satisfactory documentation supporting such Expenses. Such advances are intended to be an obligation of the Company to the Indemnitee hereunder and shall in no event be deemed to be a personal loan. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company. In the event that the Company fails to pay Expenses incurred by the Indemnitee as required by this Section 6, the Indemnitee may seek mandatory injunctive relief from any court having jurisdiction to require the Company to pay Expenses as set forth in this Section 6 . If the Indemnitee seeks mandatory injunctive relief pursuant to this Section 6, it shall not be a defense to enforcement of the Company’s obligations set forth in this Section 6 that the Indemnitee has an adequate remedy at law for damages.

7. Notice and Other Indemnification Procedures.

(a) Notice by Indemnitee. Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company in writing of the commencement or threat of commencement thereof; provided, however, that failure of the Indemnitee to provide such notice will not relieve the Company of its liability hereunder if the Company receives notice of such Proceeding from any other source.

(b) Insurance. If the Company receives notice pursuant to Section 7(a) hereof of the commencement of a Proceeding that may be covered under D&O Insurance then in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) Defense. In the event the Company shall be obligated to pay the Expenses of any Proceeding against the Indemnitee, the Company shall be entitled to assume the defense of such Proceeding, with counsel selected by the Company and approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same Proceeding, provided that (i) the Indemnitee shall have the right to employ his or her own counsel in any such Proceeding at the Indemnitee’s expense; and (ii) the Indemnitee shall have the right to employ his or her own counsel in any such Proceeding at the Company’s expense if (A) the Company has authorized the employment of counsel by the Indemnitee at the expense of the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense, (C) after a Change in Control not approved by a majority of the members of the Board who were directors immediately prior to such Change in Control, the employment of counsel by Indemnitee has been approved by Independent Counsel, or (D) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding.

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8. Right to Indemnification.

(a) Right to Indemnification. In the event that Section 5(a) is inapplicable, the Company shall indemnify the Indemnitee pursuant to this Agreement unless, and except to the extent that, it shall have been determined by one of the methods listed in Section 8(b) that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

(b) Determination of Right to Indemnification. A determination of the Indemnitee’s right to indemnification hereunder shall be made at the election of the Board by (i) a majority vote of directors who are not parties to the Proceeding for which indemnification is being sought, even though less than a quorum, or by a committee consisting of directors who are not parties to the Proceeding for which indemnification is being sought, who, even though less than a quorum, have been designated by a majority vote of the disinterested directors, or (ii) if there are no such disinterested directors or if the disinterested directors so direct, by an Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (iii) by the stockholders of the Company, or (iv) by a panel of three arbitrators, one of whom is selected by the Company, one of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected; provided, however, that, following any Change in Control not approved by a majority of the members of the Board who were directors immediately prior to such Change in Control, such determination shall be made by an Independent Counsel as specified in clause (ii) above or by a panel of arbitrators as specified in clause (iv) above.

(c) Submission for Decision. As soon as practicable, and in no event later than thirty (30) days after the Indemnitee’s written request for indemnification, the Board shall select the method for determining the Indemnitee’s right to indemnification. The Indemnitee shall cooperate with the person or persons or entity making such determination with respect to the Indemnitee’s right to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement.

(d) Application to Court. If (i) the claim for indemnification or advancement of Expenses is denied, in whole or in part, (ii) no disposition of such claim is made by the Company within ninety (90) days after the request therefor, (iii) the advancement of Expenses is not timely made pursuant to Section 6 of this Agreement or (iv) payment of indemnification is not made pursuant to Section 5 of this Agreement, the Indemnitee shall have the right to apply to the Delaware Court of Chancery, the court in which the Proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification (including the advancement of Expenses) pursuant to this Agreement.

(e) Expenses Related to the Enforcement or Interpretation of this Agreement. The Company shall indemnify the Indemnitee against all reasonable Expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all reasonable Expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement, unless a court of competent jurisdiction finds that each of the claims and/or defenses of the Indemnitee in any such proceeding was frivolous or made in bad faith.

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9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated:

(a) Claims Initiated by Indemnitee. To indemnify or advance Expenses to the Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, with a reasonable allocation where appropriate, unless (i) such indemnification is expressly required to be made by law, (ii) the Proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of Delaware or (iv) the Proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 in advance of a final determination;

(b) Lack of Good Faith. To indemnify the Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous;

(c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a Proceeding or claim unless the Company consents to such settlement, which consent shall not be unreasonably withheld;

(d) Claims Under Section 16(b). To indemnify the Indemnitee for Expenses and the payment of profits made from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(e) Payments Contrary to Law. To indemnify or advance Expenses to the Indemnitee for which payment is prohibited by applicable law.

10. Non-Exclusivity. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity while occupying the Indemnitee’s position as an Agent of the Company.

11. Permitted Defenses. It shall be a defense to any action for which a claim for indemnification is made under this Agreement (other than an action brought to enforce a claim for Expenses pursuant to Section 6 hereof, provided that the required undertaking has been tendered to the Company) that the Indemnitee is not entitled to indemnification because of the limitations set forth in Sections 4 and 9 hereof. Neither the failure of the Company (including its Board) or an Independent Counsel to have made a determination prior to the commencement of such enforcement action that indemnification of the Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board) or an Independent Counsel that such indemnification is improper, shall be a defense to the action or create a presumption that the Indemnitee is not entitled to indemnification under this Agreement or otherwise.

12. Subrogation. In the event the Company is obligated to make a payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery under an insurance policy or any other indemnity agreement covering the Indemnitee, who shall execute all documents required and take all action that may be necessary to secure such rights and to enable the

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Company effectively to bring suit to enforce such rights (provided that the Company pays the Indemnitee’s costs and expenses of doing so), including without limitation by assigning all such rights to the extent of such indemnification or advancement of Expenses.

13. Primacy of Indemnification. The Company hereby acknowledges that the Indemnitee may have certain rights to indemnification, advancement of expenses or liability insurance provided by a third-party investor and certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees that (i) it is the indemnitor of first resort, i.e., its obligations to the Indemnitee under this Agreement and any indemnity provisions set forth in its Certificate of Incorporation, Bylaws or elsewhere (collectively, “Indemnity Arrangements”) are primary, and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitee is secondary and excess, (ii) it shall advance the full amount of expenses incurred by the Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of the Indemnitee, to the extent legally permitted and as required by any Indemnity Arrangement, without regard to any rights the Indemnitee may have against the Fund Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Fund Indemnitors from any claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind arising out of or relating to any Indemnity Arrangement. The Company further agrees that no advancement or indemnification payment by any Fund Indemnitor on behalf of the Indemnitee shall affect the foregoing, and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company. The Company and the Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 13.

14. Survival of Rights.

(a) Survival. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an Agent of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed Proceeding by reason of the fact that Indemnitee was serving in the capacity referred to herein. The Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an Agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

(b) Successor to the Company. The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

15. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

16. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or

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unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 15 hereof.

17. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless it is in a writing signed by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall any such waiver constitute a continuing waiver.

18. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) upon delivery if delivered by hand to the party to whom such notice or other communication shall have been directed, (b) if mailed by certified or registered mail with postage prepaid, return receipt requested, on the third business day after the date on which it is so mailed, (c) one business day after the business day of deposit with a nationally recognized overnight delivery service, specifying next day delivery, with written verification of receipt, or (d) on the same day as delivered by confirmed facsimile transmission if delivered during business hours or on the next successive business day if delivered by confirmed facsimile transmission after business hours. Addresses for notice to either party shall be as shown on the signature page of this Agreement, or to such other address as may have been furnished by either party in the manner set forth above.

19. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. This Agreement is intended to be an agreement of the type contemplated by Section 145(f) of the General Corporation Law of Delaware.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforcement is sought needs to be produced to evidence the existence of this Agreement

[Remainder of Page Intentionally Blank]

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The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

Indemnitee:	The Company:

NV5 Holdings, Inc., a Delaware corporation

[Name of Indemnitee]
By:
Address:	Name:
Title:

Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of 1st day of August, 2010 (Amended September 1, 2011) between NV5, INC. a Delaware corporation (“Company”), and DONALD ALFORD (“Executive”), a resident of the State of Connecticut.

RECITALS

A. Company desires to employ Executive, and Executive desires to become employed by Company, on the terms, and subject to the conditions, contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Subject to the terms and conditions hereof, Company shall employ Executive, and Executive shall serve in such employment.

2. Term. The term of employment (“Term”) of Executive by Company hereunder shall commence on the date of this Agreement and continue until (a) 30 days after either party provides to the other party written notice of termination. In the event of any notice of termination pursuant to Section 2(a) above, Company shall have the right, following such notice, to relieve Executive of any or all of Executive’s duties and responsibilities hereunder, and to assign Executive to transition-related duties.

3. Duties. Offices.

3.1 Executive shall serve under the direction of the Chief Executive Officer of Company, or his designee, and in accordance with the policies of Company in effect from time to time (the “Policies”), faithfully and to the best of his ability perform the duties of such position, which shall include serving in the following roles (i) director of mergers and acquisitions, (ii) integration manager for companies acquired by the Company, including, without limitation. Nolte Associates, Inc.

3.2 During the Term, Executive shall devote his entire and exclusive working time, energy and skills to such employment and shall not render any services of a business, commercial or professional nature to any person or organization other than Company or its subsidiaries or be engaged in any other business activity, without the prior written consent of Company. Executive may make and manage personal investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking or

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obtaining approval by Company; provided that such activities and services do not interfere or conflict with the performance of Executive’s duties hereunder or create any conflict of interest with such duties, as determined by Company.

3.3 Executive shall have such additional duties with respect to other segments of the business of Company and its affiliates or subsidiaries (the “NV5 Group”) in the United States engaged in the same or related fields as Company is engaged in, as well as such other duties, as Company may from time to time assign to Executive.

3.4 Executive shall provide services from such location or locations as may be necessary for Executive to fulfill his obligations hereunder, it being understood that such duties hereunder may involve extensive travel.

4. Compensation And Benefits. During the Term, Executive shall be entitled, subject to applicable federal, state and local withholding obligations, to the following:

4.1 Base salary at the rate of Two Hundred Forty Thousand Dollars ($240,000) per annum (“Base Salary”), payable in periodic installments in accordance with the regular payroll practices of Company. The Base Salary shall, during the term hereof, be subject to discretionary increase, as approved by the Board of Directors, in accordance with Company’s compensation policies, as they may be established from time to time. After any such increase, “Base Salary” shall refer to any increased amount.

4.2 Executive will be eligible for up to a Seventy-Five percent (75%) performance bonus based on criteria established upon employment. In order to be eligible to receive a bonus payment, Executive must be actively employed by Company, and not working under any written notice of termination, on the date such bonus is to be paid.

4.3 Executive shall be entitled to an Auto Allowance of $600 per month, to include finance, lease payments, maintenance and insurance; which shall be paid monthly.

4.4 Participation, to the extent Executive meets all eligibility requirements, in all United States employee benefit plans and employee benefits programs maintained by Company and made available to other executive officers of Company employed in the United States having responsibilities comparable to those of Executive, including, but not limited to, group hospitalization, medical and disability plans, life insurance plans, retirement savings plans, and paid holidays. Executive will accrue PTO time at the rate of four weeks per year in accordance with the Company’s Executive PTO Policy, which be amended from time to time. If the Company adopts a stock bonus, stock option or executive bonus program, Employee shall be entitled to participate in such program on the same terms applicable to other executives of the Company of a similar compensation level.

4.5 Reimbursement for reasonable and necessary direct, out-of-pocket expenses incurred by Executive in the performance of his duties hereunder and approved by Company, subject to the submission by Executive of such documentation in such form as Company may from time to time require.

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5. Termination. The employment of Executive hereunder shall terminate immediately upon the happening of any of the following:

5.1 the death of Executive;

5.2 if Executive shall be unable, by virtue of illness or physical or mental disability or incapacity to perform Executive’s essential job functions hereunder, whether with or without reasonable accommodations in substantially the manner and to the extent required hereunder prior to the commencement of such disability for a total period of 90 days, whether or not such days are consecutive, during any consecutive twelve month period (“Disability”);

5.3 the termination of this Agreement by Company for Cause; “Cause” meaning:

5.3.1 default or other breach by Executive of his or her obligations under this Agreement, including, but not limited to any failure or refusal by Executive to perform his or her responsibilities hereunder, other than as a result of Disability; provided that Company has first given Executive written notice and a reasonable opportunity of not less than 15 days to cure the condition giving rise to the alleged breach or failure;

5.3.2 (a) misconduct, dishonesty or insubordination; (b) use of illegal drugs or abuse of alcohol such as to interfere with the performance of Executive’s obligations hereunder; (c) commission of a felony or crime involving moral turpitude, dishonesty, theft or fraud; or (d) material failure by Executive to comply with applicable laws or governmental regulations with respect to Company operations or the performance of Executive’s duties;

5.4 the termination of this Agreement by either party on written notice pursuant to Section 2, above.

5.5 Payments Following Termination. Upon termination of his employment under this Agreement, Company shall only be required to pay to Executive such portion of the Base Salary and Draw as shall have accrued and remain unpaid through the effective date of termination, and shall have no further obligation whatsoever to Executive, other than reimbursement of previously incurred expenses which are appropriately reimbursable under Company’s policies regarding expense reimbursement. The foregoing notwithstanding, in the event termination of employment is due to the death of Executive, then Company shall continue to pay to Executive’s estate his Base Salary and Draw for the period through the end of the calendar month in which such death occurs. Executive shall be paid any Success Fee due Executive as of the end of the fiscal year of the Company during which the termination occurs, for any transaction which has closed in such fiscal year, subject to offset for any Draw paid Executive for such fiscal year through the date of termination.

6. Confidentiality; Unfair Competition.

6.1 Executive recognizes and acknowledges that the Company is attempting to grow through the acquisition of businesses in its industry and related industries and that such

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activities are highly competitive and that during the course of his employment he shall have access to significant proprietary and confidential information belonging to Company and the NV5 Group related to such activities. Executive therefore covenants and agrees, for the duration of this Agreement and for a one (1) year period after termination, not to use (other than in furtherance of Company’s business interests during the Term) or disclose any confidential proprietary information of Company or any member of the NV5 Group, including, but not limited to lists of merger and acquisition targets and their officers whom Executive has contacted during his employment (“Information”). Executive shall retain all such Information in trust for the sole benefit of Company. Executive shall present all business opportunities arising from Information to the Company in writing during the Non-Competition Period. The Company shall within thirty (30) days of receiving Executive’s request indicate whether the Company is going to pursue such business opportunity. If the Company waives in writing pursuing a business opportunity, Executive may pursue such business opportunity and Executive’s obligations under this section with respect to such business opportunity shall be terminated.

6.2 At its sole and unfettered discretion, Company may, at any time up to and including the date of termination of Executive’s employment hereunder for any reason whatsoever, give Executive written notice of Non-Competition. The foregoing notwithstanding, in the event Executive seeks to resign from employment giving less than thirty (30) days written notice as required by Sections 2 and 5.4 above, the period during which Company may give Executive written notice of Non-Competition shall be extended until ten (10) days following Executive’s resignation. Such Non-Competition Period can be for a period of up to twelve (12) months following the termination of Executive’s employment. During the Non-Competition Period, Executive shall not, without the prior written consent of Company, directly or indirectly and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services to, or own, share in the earnings of or invest in the stocks, bonds, or other securities of, any person or business entity engaged the business of engineering, inspection or testing, or any other business conducted by Company or any other member of the NV5 Group as of the date of such termination; provided that the direct or indirect ownership by Executive as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Agreement. As consideration and compensation to Executive for, and subject to Executive’s adherence to the covenants and limitations set forth in this Section 6.2, Company shall, for and during the Non-Competition Period, continue to pay Executive’s Base Salary in the same manner as if Executive continued to be employed by Company. This Section 6.2 shall not apply to any business opportunity to which the Company waives Executive’s obligations under Section 6.1 above.

6.3 Until one (1) year following the termination of Executive’s employment hereunder for any reason whatsoever, Executive shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except Company or an affiliate of Company, in either case at Company’s request), directly or indirectly:

6.3.1 approach or solicit business from any current customer of Company with whom Executive had contact on Company’s behalf during the two

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years immediately preceding such termination (a “Customer”) (except to the extent necessary solely to ascertain whether such person or entity is a Customer as defined herein) in connection with (i) engineering, inspection or testing services or related businesses or (ii) any other product or service similar to any provided by Company or any other member of the NV5 Group at the time of such termination;

6.3.2 hire, approach, counsel or attempt to induce any person who is then in the employ of Company or any member of the NV5 Group to leave such employment; or

6.3.3 aid, assist or counsel any other person, firm or corporation to do any of the above.

For purposes of this Agreement, “Customers” means (i) persons or entities for whom the Company or its subsidiaries provide services, and (ii) and mergers and acquisitions targets. This section 6.3 shall not apply with respect to any Customer which is part of a business opportunity which the Company has waived its right to pursue under Section 6.1 above.

6.4 Executive shall not, at any time during the Term or thereafter, disrupt, disparage, impair or interfere with the business of Company or any other member of the NV5 Group, whether by way of disrupting its relationships with customers, agents, representatives or vendors, disparaging or diminishing the reputation of such Company or other member of the NV5 Group or otherwise.

6.5 All written materials, records and documents made by Executive or coming into Executive’s possession during the Term or thereafter concerning the business or affairs of Company or any other member of the NV5 Group, together with all intellectual and industrial property rights attached thereto shall be the sole property of Company and its affiliates; and, upon termination of Executive’s employment or at the request of Company at any time during Executive’s employment, Executive shall promptly deliver the same to Company or any other member of the NV5 Group designated by it. Executive shall render to Company or to any other member of the NV5 Group designated by it such reports of the activities undertaken by Executive or conducted under Executive’s direction pursuant hereto during the Term as such company may reasonably request.

6.6 Reserved.

6.7 In view of the services which Executive shall perform, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of Company and other members of the NV5 Group (“Affiliates”) and provide to Executive access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Section 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of Company and its Affiliates and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further

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acknowledges that the remedy at law for any breach or threatened breach of this Section 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that Company and its Affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by Company and/or any Affiliate against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of Section 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Section 6.

6.8 If any portion of the provisions of this Section 6 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

7. Dispute Resolution.

7.1 Any dispute or controversy between Company and Executive relating to this Agreement or relating to or arising out of Executive’s employment with Company, (except any claim by Company relating to Section 6, above) shall be settled by binding arbitration before a single arbitrator in Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. The arbitration proceeding, as well as all evidence and the dispute presented therein, shall be strictly confidential, provided, however, that judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

7.2 Company shall not be required to arbitrate any dispute arising between it and Executive relating to Section 6, above, but shall have the right to institute judicial proceedings in a court of competent jurisdiction within the State(s) of Florida, with respect to such dispute or claim. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

8. Miscellaneous.

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8.1 Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission to the respective parties, or five days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties, in accordance with the provisions of this Section 8.1:

If to Company:	NV5, Inc. 200 South Park Road, Suite 350 Hollywood. FL 33021-8798 Attn: Dickerson Wright, Chief Executive Officer

If to Executive:	Donald Alford P.O. Box 724 Norfolk, CT 06058

8.2 Governing Law. This Agreement shall be governed by, construed and applied, and all disputes relating to or arising from this Agreement shall be resolved, in accordance with, the internal laws of the State of Florida without giving effect to conflict of laws principles thereof.

8.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.4 Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

8.5 Mergers and Consolidation: Assignability. If Company, or any Successor Company, as defined in this Section 8.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive’s consent to any member of the NV5 Group in connection with the underwritten public offering of the securities of such member. Without Executive’s prior written consent, except as provided in the two

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foregoing sentences, this Agreement shall not be assignable by Company or by any Successor Company. This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.

8.6 Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

8.7 No Waiver. The failure at any time either of Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

8.8 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

8.10 Affiliate. For the purposes hereof, the term “Affiliate” means any person controlling, controlled by or under common control with any other person.

8.11 Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive’s possession, and cooperate with Company, as may reasonably be requested by Company (and, after the Term, with due consideration for Executive’s obligations with respect to any new employment or business activity) in connection with any litigation in which Company or any Affiliate is or may become a party. Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section 8.11. Company shall use its best efforts to assure that requests for Executive’s assistance under this Section 8.11 do not interfere with Executive’s obligations to any subsequent employer.

8.12 No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive’s obligations hereunder. Executive acknowledges being instructed: (a) that it is the Company’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Executive should not, under any circumstances, reveal to the Company or any Affiliate or make use of trade secrets or confidential business information belonging to any other person or organization. Executive represents and warrants that Executive has not violated and shall not violate such instructions.

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8.13 Survival. Executive’s obligations as set forth in Section 6 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by Company, and shall survive the termination or expiration of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

NV5, Inc.

By:	/s/ Dickerson Wright
Name: Dickerson Wright
Title: Chief Executive Officer

Executive:

By:	/s/ Donald Alford
Name: Donald Alford

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FIRST AMENDMENT

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into on this 18th day of March, 2011 (Amended on September 1, 2011), by and between NV5, Inc. a Delaware corporation (the “Company”), and Donald Alford (hereinafter called the “Executive”).

R E C I T A L S

A. The Company and the Executive entered into an Employment Agreement dated August 1, 2010 (Amended on September 1, 2011).

B. The Company intends to Amend the Employment Agreement to set forth in the terms of Executive’s Employment Agreement, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

8.14 Change in Control of the Company

(a) Change in Control. In the event that (i) a Change in Control (as defined in paragraph (b) of this Section) of the Company shall occur during the Term of Employment, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive as a single lump sum payment, within thirty (30) days of the termination of his employment hereunder, the sum of (x) an amount equal to the Executive’s Base Salary for a term of two (2) years, plus (y) any unused vacation pay and the value of the annual fringe benefits (based upon their cost to the Company) be provided to the Executive, for the year immediately preceding the year in which his employment terminates, plus (z) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment hereunder. Further, if a Change in Control occurs during the Term of Employment, then the Executive’s equity awards, if any, shall immediately vest notwithstanding any other provisions of such equity award agreements to the contrary. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

(b) For purposes of this Agreement, the term “Change in Control” shall mean:

(i) Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii) the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

(c) Notwithstanding the foregoing, the provisions of this Section 8.14 shall only apply if (i) the payments to be made hereunder are not subject to Section 409A of the Internal Revenue Code, or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NV5, Inc.

By:	/s/ Dickerson Wright
Name: Dickerson Wright
Title: Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ Donald Alford
Name: Donald Alford

Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on this 11th day of April, 2011, by and between NV5, Inc. a Delaware corporation (the “Company”), and Dickerson Wright (hereinafter called the “Executive”).

R E C I T A L S

A. The Company and the Executive desire to set forth the terms of Employee’s Employment Agreement, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Employment.

1.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

1.2 Duties of Executive. During the Term of Employment (as defined herein) under this Agreement, the Executive shall serve as the Chairman and Chief Executive Officer of the Company, shall diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Board”) (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

2. Term.

2.1 Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the date set forth above (the “Commencement Date”) and shall expire on the date that is five (5) year after the Commencement Date, unless sooner terminated in accordance with Section 5 hereof (the “Initial Term”).

2.2 Renewal Terms. At the end of the Initial Term, the Term of Employment shall automatically renew for successive two (2) year terms, unless earlier terminated as provided in Section 5 hereof.

2.3 Term of Employment and Expiration Date. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment”, and the date on which the Term of Employment shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the “Expiration Date”.

3. Compensation.

3.1 Base Salary. The Executive shall receive a base salary at the annual rate of $400,000.00 (the “Base Salary”) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the sole discretion of the Board, be increased at any time or from time to time. Executive’s Base Salary is subject to an annual increase equal to the greater of (i) a CPI Adjustment, or (ii) five percent (5%). For purposes of the CPI Adjustment, the following guidelines shall apply: (i) the CPI index shall be the CPI for all urban consumers for the United States City Average, and (ii) April 2011 shall be utilized as the baseline, April 2011 = 100. The amount in question shall be adjusted as of the date of determination.

3.2 Bonuses. During the Term of Employment, the Executive shall be eligible to receive up to a seventy five percent (75%) of Base Salary performance bonus based on criteria established by the Board of Directors.

3.3 Automobile and Telephone Expenses. The Executive shall be reimbursed for his automobile and cell phone expenses.

3.4 Other Consideration. The Company shall pay the monthly management fees of Chatham Enterprises, LLC, relating to the aircraft which Executive has an ownership interest, consistent with terms of the existing management agreement, and any amendments, replacements or modifications thereto which change the management fee and which may be approved by the Company.

4. Expense Reimbursement and Other Benefits.

4.1 Reimbursement of Expenses. Upon the submission of proper documentation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. Any required reimbursements shall be paid to Executive no later than the last day of the calendar year following the calendar year in which the underlying expense was incurred by the Executive, and the amount of expenses eligible for reimbursement during any year may not affect the expenses eligible for reimbursement in any other year.

4.2 Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. In addition, the Company shall pay for Executive to undertake an annual comprehensive physical examination at a nationally recognized facility.

4.3 Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his/her position and adequate for the performance of his/her duties hereunder.

4.4 Equity Awards. During the Term of Employment, the Executive may be eligible to be granted options (the “Equity Awards”) to purchase common stock (the “Common Stock”) of the Company under (and therefore subject to all terms and conditions of) the Company’s equity award plans adopted from time to time by the Board of Directors, (the “Equity Award Plan”) and all rules of regulation of the Securities and Exchange Commission applicable to Equity Award plans then in effect. The number of Equity Awards, if any, and the terms and conditions of any such Equity Awards, shall be determined by the Committee appointed pursuant to the Equity Award Plan, or by the Board, in its sole discretion and pursuant to the Equity Award Plan.

4.5 Other Benefits. The Executive shall be entitled to four (4) weeks of vacation each calendar year during the Term of Employment (subject to the general eligibility provisions set forth in the Company’s personnel policy), to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

5. Termination.

5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive which constitutes a willful, continuous and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same from the Board of Directors, (ii) fraud, embezzlement or misappropriation of funds in connection with his services hereunder, (iii) conviction of a felony. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall only be obligated to pay to the Executive his Base Salary to the date of termination. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

5.2 Termination Without Cause. At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 5.2, or upon any termination pursuant to Section 5.3 or Section 5.4, (that is not a termination under any of Sections 5.1, 5.5 or 5.6), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) continue to pay the Executive’s Base Salary for the remainder of the Initial Term, or the Renewal Term if such termination occurs during a Renewal Term, but in no event less than one (1) year’s Base Salary (the “Continuation Period”), (iii) continue to provide the Executive with the benefits he/she was receiving under Section 4.2 hereof (the “Benefits”) through the end of the Continuation Period in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive and (iv) within thirty days of Executive’s termination, pay Executive for any unused vacation days accumulated as of the date of termination. In the event that the Company is unable to provide the Executive with any Benefits required hereunder by reason of the termination of the Executive’s employment pursuant to this Section 5.2, then the Company shall make a cash payment, within thirty days of Executive’s termination, equal to the value of the Benefits that otherwise would have accrued for the Executive’s benefit under the plan, for the period during which such Benefits could not be provided under the plans. The Company’s good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Executive. Further, if Executive is terminated without cause under this Section 5.2, then the Executive’s Equity Awards, if any, shall immediately vest notwithstanding any other provisions of such Equity Award Agreements to the contrary. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1). For all purposes under this Agreement, the failure by the Company to offer to renew the Agreement following the expiration of the Initial Term or any Renewal Term on the same terms and conditions hereunder shall be treated as if the Company terminated this Agreement pursuant to this Section 5.2.

5.3 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s group disability policy or any individual disability policy then in effect, or, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. Any termination of the Term of Employment by the Company pursuant to this Section 5.3 shall be deemed to be a termination of the Executive without Cause, and, upon any such termination pursuant to this Section 5.3, the Executive shall be entitled to the compensation specified in Section 5.2 hereof. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1). In connection with making such determination, Company, at its option and expense, shall be entitled to select and retain a physician to confirm the existence of such incapacity or disability, and the determination made by such physician shall be binding on the parties for the purposes of this Agreement.

5.4 Death. In the event of the death of the Executive during the Term of Employment, the Executive shall be deemed to have been terminated without Cause, and the Company shall pay to the estate of the deceased Executive the compensation specified in Section 5.2 hereof. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death, subject, however to the provisions of Section 4.1).

5.5 Termination by Executive.

(a) The Executive shall at all times have the right, upon sixty (60) days written notice to the Company, to terminate the Term of Employment.

(b) Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive without Good Reason, the Company shall pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1). At the Company’s sole option, upon receipt of notice from the Executive pursuant to this Section, the Company may immediately terminate the Term of Employment, in which case, in addition to the covenants set forth above, the Company shall pay the Executive sixty (60) days of Base Salary. For all purposes under this Agreement, the failure by Executive to offer to renew the Agreement following the expiration of the Initial Term or any Renewal Term on the same terms and conditions hereunder shall be treated as if the Executive terminated this Agreement pursuant to this Section 5.5, except that the

Executive shall not be entitled to any Base Salary in excess of that which is due through the last day of Executive’s employment hereunder.

(c) Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive for Good Reason, the Company shall pay to the Executive the same amounts that would have been payable by the Company to the Executive under Section 5.2 of this Agreement if the Term of Employment had been terminated by the Company without Cause. The Company shall have no further liability hereunder.

(d) For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Executive of any duties or responsibilities inconsistent in any respect with the Executive’s position or a similar position in the Company or one of its subsidiaries, as contemplated by Section 1.2 of this Agreement, or any other action by the Company, in each case, which results in a material diminution in such position, authority, duties or responsibilities; (ii) any failure by the Company to comply with any of the provisions of Article 3 or Section 4.2 of this Agreement; (iii) a material breach by the Company of its obligations to the Executive under this Agreement (which have not been cured within thirty (30) days after notice of such breach from the Executive); and (iv) the Company’s requiring the Executive to be based at any office or location outside of the area for which Executive was originally hired to work except where such change in work location does not represent a material change in the geographic location at which Executive is required to provide services. Nothing in this Section 5.5 shall limit the Company’s right to contest any assertion that Executive may make with respect to any such change.

5.6 Change in Control of the Company

(a) In the event that (i) a Change in Control (as defined in paragraph (b) of this Section 5.6) of the Company shall occur during the Term of Employment, and (ii) prior to the later of the Expiration Date or one (1) year after the date of the Change in Control, either (x) the Term of Employment is terminated by the Company without Cause, pursuant to Section 5.2 hereof or (y) the Executive terminates the Term of Employment for Good Reason, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive as a single lump sum payment, within thirty (30) days of the termination of his employment hereunder, the sum of (x) an amount equal to the Executive’s Base Salary for the remainder of the Initial Term, or the Renewal Term if such termination occurs during a Renewal Term, but in no event less than one (1) year of Base Salary, plus (y) any unused vacation pay and the value of me annual fringe benefits (based upon their cost to the Company) required to be provided to the Executive under Sections 4.2 and 4.4 hereof, for the year immediately preceding the year in which his employment terminates, plus (z) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment hereunder. Further, if a Change in Control occurs during the Term of Employment, then the Executive’s Equity Awards, if any, shall immediately vest notwithstanding any other provisions of such Equity Award Agreements to the contrary. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

(b) For purposes of this Agreement, the term “Change in Control” shall mean:

(i) Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii) the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

(c) Notwithstanding the foregoing, the provisions of this Section 5.6 shall only apply if (i) the payments to be made hereunder are not subject to Section 409A of the Internal Revenue Code, or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

5.7 Resignation. Upon any notice or termination of employment pursuant to this Article 5, the Executive shall automatically and without further action be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

5.8 Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

5.9 Termination of Employment. For purposes of any benefit to be provided or any amount payable under this Agreement that is subject to Section 409A of the Code, termination of employment shall not be deemed to occur unless it is reasonably expected that Executive will provide no further services to the Company or its affiliates, as defined in Section 414(b) or (c) of the Code, or that the level of bona fide services will not exceed 20% of the average level of services provided by Executive over the thirty-six (36) months preceding Executive’s termination of employment. If Executive continues to provide bona fide services to the Company or any of its affiliates at a level that is more than 20% of the average level of services provided by Executive over such thirty-six (36) month period, then Executive shall be deemed not to have experienced a termination of employment.

5.10 Delay of Certain Payments. In the event that Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined by the Company or its delegate), any payments hereunder subject to Section 409A of the Code shall not be paid or provided until the earlier of (A) the Executive’s death, or (B) the expiration of the 6-month period following Executive’s termination of employment (“Delay Period”). Any payments that are delayed by virtue of this subparagraph shall (I)

be paid in one payment at the conclusion of the Delay Period and (II) include interest computed at five percent (5%) per annum for the duration of the Delay Period.

6. Restrictive Covenants.

6.1 Non-competition. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason (other than by the Company without Cause (as defined in Section 5.1 hereof) or by the Executive for Good Reason (as defined in Section 5.5(d) hereof)), the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (based on the business in which the Company was engaged or was actively planning on being engaged as of the date of termination of the Employee’s employment and in the geographic areas in which the Company operated or was actively planning on operating as of date of termination of the Employee’s employment); provided that such provision shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.

6.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

6.3 Nonsolicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

6.4 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

6.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

6.6 Definition of Company. Solely for purposes of this Article 6, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

6.7 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

6.8 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

6.9 Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

6.10 Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. To the extent applicable, this Agreement is intended to comply with the distribution and other requirements under Section 409A of the Code. For any payments or reimbursements to be made (or in-kind benefits to be provided) under this Agreement that are subject to Section 409A of the Code, the Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

10. Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 10 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, including, without limitation, the Original Employment Agreement. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

12. Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Richard Tong, Executive Vice President and General Counsel, NV5, Inc, 200 South Park Road, Suite 350, Hollywood, FL 33021-8758, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

13. Benefits: Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

14. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

15. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

16. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

17. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NV5, Inc.

By:	/s/ Richard Tong
Name: Richard Tong
Title: Executive Vice President

EXECUIWE:

By:	/s/ Dickerson Wright
Name: Dickerson Wright

Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of 1st day of October, 2010 between VERTICAL V, INC. a Delaware corporation (“Company”), and RICHARD TONG (“Executive”), a resident of the State of Florida.

RECITALS

A. Company desires to employ Executive, and Executive desires to become employed by Company, on the terms, and subject to the conditions, contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Subject to the terms and conditions hereof, Company shall employ Executive, and Executive shall serve in such employment.

2. Term. The term of employment (“Term”) of Executive by Company hereunder shall commence on the date of this Agreement and continue until (a) 30 days after either party provides to the other party written notice of termination. In the event of any notice of termination pursuant to Section 2(a) above, Company shall have the right, following such notice, to relieve Executive of any or all of Executive’s duties and responsibilities hereunder, and to assign Executive to transition-related duties.

3. Duties, Offices.

3.1 Executive shall serve under the direction of the Chief Executive Officer of Company, or his designee, and in accordance with the policies of Company in effect from time to time (the “Policies”), faithfully and to the best of his ability perform the duties of such position, which shall include serving in the role of Executive Vice President and General Counsel of the Company.

3.2 During the Term, Executive shall devote his entire and exclusive working time, energy and skills to such employment and shall not render any services of a business, commercial or professional nature to any person or organization other than Company or its subsidiaries or be engaged in any other business activity, without the prior written consent of Company. Executive may make and manage personal investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by Company; provided that such activities and services do not interfere or conflict with the performance of Executive’s duties hereunder or create any conflict of interest with such duties, as determined by Company.

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3.3 Executive shall have such additional duties with respect to other segments of the business of Company and its affiliates or subsidiaries (the “Vertical V Group”) in the United States engaged in the same or related fields as Company is engaged in, as well as such other duties, as Company may from time to time assign to Executive.

3.4 Executive shall provide services from such location or locations as may be necessary for Executive to fulfill his obligations hereunder, it being understood that such duties hereunder may involve extensive travel.

4. Compensation And Benefits. During the Term, Executive shall be entitled, subject to applicable federal, state and local withholding obligations, to the following:

4.1 Base salary at the rate of Two Hundred Thousand Dollars ($200,000) per annum (“Base Salary”), payable in periodic installments in accordance with the regular payroll practices of Company. The Base Salary shall, during the term hereof, be subject to discretionary increase, as approved by the Board of Directors, in accordance with Company’s compensation policies, as they may be established from time to time. After any such increase, “Base Salary” shall refer to any increased amount.

4.2 Executive will be eligible for up to a fifty percent (50%) performance bonus based on criteria established upon employment. In order to be eligible to receive a bonus payment, Executive must be actively employed by Company, and not working under any written notice of termination, on the date such bonus is to be paid. First year bonus will be prorated and based on achievement of fourth quarter objectives.

4.3 Executive shall be entitled to reimbursement for expenses of Executive incurred in connection with the Business in an amount not to exceed on an annual basis ten (10%) of Executive’s Base Salary.

4.4 Participation, to the extent Executive meets all eligibility requirements, in all United States employee benefit plans and employee benefits programs maintained by Company and made available to other executive officers of Company employed in the United States having responsibilities comparable to those of Executive, including, but not limited to, group hospitalization, medical and disability plans, life insurance plans, retirement savings plans, and paid holidays. Executive will accrue PTO time at the rate of four weeks per year in accordance with the Company’s Executive PTO Policy, which be amended from time to time. If the Company adopts a stock bonus, stock option or executive bonus program, Employee shall be entitled to participate in such program on the same terms applicable to other executives of the Company of a similar compensation level (including consideration of any Success Fees earned by Executive).

4.5 Reimbursement for reasonable and necessary direct, out-of-pocket expenses incurred by Executive in the performance of his duties hereunder and approved by Company, subject to the submission by Executive of such documentation in such form as Company may from time to time require.

5. Termination. The employment of Executive hereunder shall terminate immediately upon the happening of any of the following:

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5.1 the death of Executive;

5.2 if Executive shall be unable, by virtue of illness or physical or mental disability or incapacity to perform Executive’s essential job functions hereunder, whether with or without reasonable accommodations in substantially the manner and to the extent required hereunder prior to the commencement of such disability for a total period of 90 days, whether or not such days are consecutive, during any consecutive twelve month period (“Disability”);

5.3 the termination of this Agreement by Company for Cause; “Cause” meaning:

5.3.1 default or other breach by Executive of his or her obligations under this Agreement, including, but not limited to any failure or refusal by Executive to perform his or her responsibilities hereunder, other than as a result of Disability; provided that Company has first given Executive written notice and a reasonable opportunity of not less than 15 days to cure the condition giving rise to the alleged breach or failure;

5.3.2 (a) misconduct, dishonesty or insubordination; (b) use of illegal drugs or abuse of alcohol such as to interfere with the performance of Executive’s obligations hereunder; (c) commission of a felony or crime involving moral turpitude, dishonesty, theft or fraud; or (d) material failure by Executive to comply with applicable laws or governmental regulations with respect to Company operations or the performance of Executive’s duties;

5.4 The termination of this Agreement by either party on written notice pursuant to Section 2, above.

5.5 Payments Following Termination. Upon termination of his employment under this Agreement, Company shall only be required to pay to Executive such portion of the Base Salary and Draw as shall have accrued and remain unpaid through the effective date of termination, and shall have no further obligation whatsoever to Executive, other than reimbursement of previously incurred expenses which are appropriately reimbursable under Company’s policies regarding expense reimbursement. The foregoing notwithstanding, in the event termination of employment is due to the death of Executive, then Company shall continue to pay to Executive’s estate his Base Salary and Draw for the period through the end of the calendar month in which such death occurs. Executive shall be paid any Success Fee due Executive as of the end of the fiscal year of the Company during which the termination occurs, for any transaction which has closed in such fiscal year, subject to offset for any Draw paid Executive for such fiscal year through the date of termination.

6. Confidentiality; Unfair Competition.

6.1 Executive recognizes and acknowledges that the Company is attempting to grow through the acquisition of businesses in its industry and related industries and that such activities are highly competitive and that during the course of his employment he shall have access to significant proprietary and confidential information belonging to Company and the VERTICAL V Group related to such activities. Executive therefore covenants and agrees, for

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the duration of this Agreement and for a one (1) year period after termination, not to use (other than in furtherance of Company’s business interests during the Term) or disclose any confidential proprietary information of Company or any member of the VERTICAL V Group, including, but not limited to lists of merger and acquisition targets and their officers whom Executive has contacted during his employment (“Information”). Executive shall retain all such Information in trust for the sole benefit of Company. Executive shall present all business opportunities arising from Information to the Company in writing during the Non-Competition Period. The Company shall within thirty (30) days of receiving Executive’s request indicate whether the Company is going to pursue such business opportunity. If the Company waives in writing pursuing a business opportunity, Executive may pursue such business opportunity and Executive’s obligations under this section with respect to such business opportunity shall be terminated.

6.2 At its sole and unfettered discretion, Company may, at any time up to and including the date of termination of Executive’s employment hereunder for any reason whatsoever, give Executive written notice of Non-Competition. The foregoing notwithstanding, in the event Executive seeks to resign from employment giving less than thirty (30) days written notice as required by Sections 2 and 5.4 above, the period during which Company may give Executive written notice of Non-Competition shall be extended until ten (10) days following Executive’s resignation. Such Non-Competition Period can be for a period of up to twelve (12) months following the termination of Executive’s employment. During the Non-Competition Period, Executive shall not, without the prior written consent of Company, directly or indirectly and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services to, or own, share in the earnings of or invest in the stocks, bonds, or other securities of, any person or business entity engaged the business of engineering, inspection or testing, or any other business conducted by Company or any other member of the VERTICAL V Group as of the date of such termination; provided that the direct or indirect ownership by Executive as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Agreement. As consideration and compensation to Executive for, and subject to Executive’s adherence to the covenants and limitations set forth in this Section 6.2, Company shall, for and during the Non-Competition Period, continue to pay Executive’s Base Salary in the same manner as if Executive continued to be employed by Company. This Section 6.2 shall not apply to any business opportunity to which the Company waives Executive’s obligations under Section 6.1 above.

6.3 Until one (1) year following the termination of Executive’s employment hereunder for any reason whatsoever, Executive shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except Company or an affiliate of Company, in either case at Company’s request), directly or indirectly:

6.3.1 approach or solicit business from any current customer of Company with whom Executive had contact on Company’s behalf during the two years immediately preceding such termination (a “Customer”) (except to the

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extent necessary solely to ascertain whether such person or entity is a Customer as defined herein) in connection with (i) engineering, inspection or testing services or related businesses or (ii) any other product or service similar to any provided by Company or any other member of the VERTICAL V Group at the time of such termination;

6.3.2 hire, approach, counsel or attempt to induce any person who is then in the employ of Company or any member of the VERTICAL V Group to leave such employment; or

6.3.3 aid, assist or counsel any other person, firm or corporation to do any of the above.

6.4 Executive shall not, at any time during the Term or thereafter, disrupt, disparage, impair or interfere with the business of Company or any other member of the VERTICAL V Group, whether by way of disrupting its relationships with customers, agents, representatives or vendors, disparaging or diminishing the reputation of such Company or other member of the VERTICAL V Group or otherwise.

6.5 All written materials, records and documents made by Executive or coming into Executive’s possession during the Term or thereafter concerning the business or affairs of Company or any other member of the VERTICAL V Group, together with all intellectual and industrial property rights attached thereto shall be the sole property of Company and its affiliates; and, upon termination of Executive’s employment or at the request of Company at any time during Executive’s employment, Executive shall promptly deliver the same to Company or any other member of the VERTICAL V Group designated by it. Executive shall render to Company or to any other member of the VERTICAL V Group designated by it such reports of the activities undertaken by Executive or conducted under Executive’s direction pursuant hereto during the Term as such company may reasonably request.

6.6 Executive hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs and works of authorship, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which Company or any other member of the VERTICAL V Group is engaged or is considering engaging, which Executive may conceive or make, or may have conceived or made during Executive’s employment with Company, whether before or after the date hereof and whether alone or with others, at any time during or outside of normal working hours, and all intellectual property rights attached thereto shall be and remain the sole and exclusive property of Company. Company shall have the full right to use, assign, license or transfer all rights to or relating to Work Product. Executive shall, whenever requested to do so by Company (whether during Executive’s employment or thereafter), at Company’s expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Company or any other member of the

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VERTICAL V Group any right, title or interest which Executive might otherwise have in any Work Product. Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Company and its affiliates, whether during Executive’s employment or thereafter.

6.7 In view of the services which Executive shall perform, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of Company and other members of the VERTICAL V Group (“Affiliates”) and provide to Executive access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Section 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of Company and its Affiliates and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that Company and its Affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by Company and/or any Affiliate against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of Section 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Section 6.

6.8 If any portion of the provisions of this Section 6 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

7. Dispute Resolution.

7.1 Any dispute or controversy between Company and Executive relating to this Agreement or relating to or arising out of Executive’s employment with Company, (except any claim by Company relating to Section 6, above) shall be settled by binding arbitration before a single arbitrator in Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. The

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arbitration proceeding, as well as all evidence and the dispute presented therein, shall be strictly confidential, provided, however, that judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

7.2 Company shall not be required to arbitrate any dispute arising between it and Executive relating to Section 6, above, but shall have the right to institute judicial proceedings in a court of competent jurisdiction within the State(s) of Florida, with respect to such dispute or claim. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

8. Miscellaneous.

8.1 Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission to the respective parties, or five days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties, in accordance with the provisions of this Section 8.1:

If to Company:	Vertical V, Inc. 200 South Park Road, Suite 350 Hollywood, FL 33021-8798 Attn: Dickerson Wright

If to Executive:	Richard Tong 5050 SW 65th Avenue South Miami, FL 33155

8.2 Governing Law. This Agreement shall be governed by, construed and applied, and all disputes relating to or arising from this Agreement shall be resolved, in accordance with, the internal laws of the State of Florida without giving effect to conflict of laws principles thereof.

8.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.4 Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings, oral or written, between the parties hereto with respect to

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the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

8.5 Mergers and Consolidation; Assignability. If Company, or any Successor Company, as defined in this Section 8.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive’s consent to any member of the VERTICAL V Group in connection with the underwritten public offering of the securities of such member. Without Executive’s prior written consent, except as provided in the two foregoing sentences, this Agreement shall not be assignable by Company or by any Successor Company. This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.

8.6 Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

8.7 No Waiver. The failure at any time either of Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

8.8 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

8.10 Affiliate. For the purposes hereof, the term “Affiliate” means any person controlling, controlled by or under common control with any other person.

8.11 Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive’s possession, and cooperate with Company, as may reasonably be requested by Company (and, after the Term, with due consideration for Executive’s obligations with respect to any new employment or business activity) in connection with any litigation in which Company or any

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Affiliate is or may become a party. Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section 8.11. Company shall use its best efforts to assure that requests for Executive’s assistance under this Section 8.11 do not interfere with Executive’s obligations to any subsequent employer.

8.12 No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive’s obligations hereunder. Executive acknowledges being instructed: (a) that it is the Company’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Executive should not, under any circumstances, reveal to the Company or any Affiliate or make use of trade secrets or confidential business information belonging to any other person or organization. Executive represents and warrants that Executive has not violated and shall not violate such instructions.

8.13 Survival. Executive’s obligations as set forth in Section 6 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by Company, and shall survive the termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

Vertical V, Inc.

By:	/s/ Dickerson Wright
Name: Dickerson Wright
Title: Chief Executive Officer

Executive:

By:	/s/ Richard Tong 11/19/10
Name: Richard Tong

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FIRST AMENDMENT

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into on this 18th day of March, 2011, by and between NV5, Inc. a Delaware corporation (the “Company”), and Richard Tong (hereinafter called the “Executive”).

R E C I T A L S

A. The Company and the Executive entered into an Employment Agreement dated October 1, 2010.

B. The Company intends to Amend the Employment Agreement to set forth in the terms of Executive’s Employment Agreement, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

8.14 Change in Control of the Company

(a) Change in Control. In the event that (i) a Change in Control (as defined in paragraph (b) of this Section) of the Company shall occur during the Term of Employment, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive as a single lump sum payment, within thirty (30) days of the termination of his employment hereunder, the sum of (x) an amount equal to the Executive’s Base Salary for a term of two (2) years, plus (y) any unused vacation pay and the value of the annual fringe benefits (based upon their cost to the Company) be provided to the Executive, for the year immediately preceding the year in which his employment terminates, plus (z) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment hereunder. Further, if a Change in Control occurs during the Term of Employment, then the Executive’s equity awards, if any, shall immediately vest notwithstanding any other provisions of such equity award agreements to the contrary. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

(b) For purposes of this Agreement, the term “Change in Control” shall mean:

(i) Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii) the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

(c) Notwithstanding the foregoing, the provisions of this Section 8.14 shall only apply if (i) the payments to be made hereunder are not subject to Section 409A of the Internal Revenue Code, or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NV5, Inc.

By:	/s/ Dickerson Wright
Name: Dickerson Wright
Title: Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ Richard Tong
Name: Richard Tong

Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of 1st day of October, 2010 between VERTICAL V, INC. a Delaware corporation (“Company”), and ALEXANDER HOCKMAN (“Executive”), a resident of the State of Florida.

RECITALS

A. Company desires to employ Executive, and Executive desires to become employed by Company, on the terms, and subject to the conditions, contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Subject to the terms and conditions hereof, Company shall employ Executive, and Executive shall serve in such employment.

2. Term. The term of employment (“Term”) of Executive by Company hereunder shall commence on the date of this Agreement and continue until (a) 30 days after either party provides to the other party written notice of termination. In the event of any notice of termination pursuant to Section 2(a) above, Company shall have the right, following such notice, to relieve Executive of any or all of Executive’s duties and responsibilities hereunder, and to assign Executive to transition-related duties.

3. Duties, Offices.

3.1 Executive shall serve under the direction of the Chief Executive Officer of Company, or his designee, and in accordance with the policies of Company in effect from time to time (the “Policies”), faithfully and to the best of his ability perform the duties of such position, which shall include serving in the role of President and Chief Operations Officer of the Company’s subsidiary, Vertical V—Southeast, Inc.

3.2 During the Term, Executive shall devote his entire and exclusive working time, energy and skills to such employment and shall not render any services of a business, commercial or professional nature to any person or organization other than Company or its subsidiaries or be engaged in any other business activity, without the prior written consent of Company. Executive may make and manage personal investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by Company; provided that such activities and services do not interfere or conflict with the performance of Executive’s duties hereunder or create any conflict of interest with such duties, as determined by Company.

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3.3 Executive shall have such additional duties with respect to other segments of the business of Company and its affiliates or subsidiaries (the “Vertical V Group”) in the United States engaged in the same or related fields as Company is engaged in, as well as such other duties, as Company may from time to time assign to Executive.

3.4 Executive shall provide services from such location or locations as may be necessary for Executive to fulfill his obligations hereunder, it being understood that such duties hereunder may involve extensive travel.

4. Compensation And Benefits. During the Term, Executive shall be entitled, subject to applicable federal, state and local withholding obligations, to the following:

4.1 Base salary at the rate of Two Hundred Thousand Dollars ($200,000) per annum (“Base Salary”), payable in periodic installments in accordance with the regular payroll practices of Company. The Base Salary shall, during the term hereof, be subject to discretionary increase, as approved by the Board of Directors, in accordance with Company’s compensation policies, as they may be established from time to time. After any such increase, “Base Salary” shall refer to any increased amount.

4.2 Executive will be eligible for up to a fifty percent (50%) performance bonus based on criteria established upon employment. In order to be eligible to receive a bonus payment, Executive must be actively employed by Company, and not working under any written notice of termination, on the date such bonus is to be paid. First year bonus will be prorated and based on achievement of fourth quarter objectives.

4.3 Executive shall be entitled to reimbursement for expenses of Executive incurred in connection with the Business in an amount not to exceed on an annual basis ten (10%) of Executive’s Base Salary.

4.4 Participation, to the extent Executive meets all eligibility requirements, in all United States employee benefit plans and employee benefits programs maintained by Company and made available to other executive officers of Company employed in the United States having responsibilities comparable to those of Executive, including, but not limited to, group hospitalization, medical and disability plans, life insurance plans, retirement savings plans, and paid holidays. Executive will accrue PTO time at the rate of four weeks per year in accordance with the Company’s Executive PTO Policy, which be amended from time to time. If the Company adopts a stock bonus, stock option or executive bonus program, Employee shall be entitled to participate in such program on the same terms applicable to other executives of the Company of a similar compensation level (including consideration of any Success Fees earned by Executive).

4.5 Reimbursement for reasonable and necessary direct, out-of-pocket expenses incurred by Executive in the performance of his duties hereunder and approved by Company, subject to the submission by Executive of such documentation in such form as Company may from time to time require.

5. Termination. The employment of Executive hereunder shall terminate immediately upon the happening of any of the following:

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5.1 the death of Executive;

5.2 if Executive shall be unable, by virtue of illness or physical or mental disability or incapacity to perform Executive’s essential job functions hereunder, whether with or without reasonable accommodations in substantially the manner and to the extent required hereunder prior to the commencement of such disability for a total period of 90 days, whether or not such days are consecutive, during any consecutive twelve month period (“Disability”);

5.3 the termination of this Agreement by Company for Cause; “Cause” meaning:

5.3.1 default or other breach by Executive of his or her obligations under this Agreement, including, but not limited to any failure or refusal by Executive to perform his or her responsibilities hereunder, other than as a result of Disability; provided that Company has first given Executive written notice and a reasonable opportunity of not less than 15 days to cure the condition giving rise to the alleged breach or failure;

5.3.2 (a) misconduct, dishonesty or insubordination; (b) use of illegal drugs or abuse of alcohol such as to interfere with the performance of Executive’s obligations hereunder; (c) commission of a felony or crime involving moral turpitude, dishonesty, theft or fraud; or (d) material failure by Executive to comply with applicable laws or governmental regulations with respect to Company operations or the performance of Executive’s duties;

5.4 The termination of this Agreement by either party on written notice pursuant to Section 2, above.

5.5 Payments Following Termination. Upon termination of his employment under this Agreement, Company shall only be required to pay to Executive such portion of the Base Salary and Draw as shall have accrued and remain unpaid through the effective date of termination, and shall have no further obligation whatsoever to Executive, other than reimbursement of previously incurred expenses which are appropriately reimbursable under Company’s policies regarding expense reimbursement. The foregoing notwithstanding, in the event termination of employment is due to the death of Executive, then Company shall continue to pay to Executive’s estate his Base Salary and Draw for the period through the end of the calendar month in which such death occurs. Executive shall be paid any Success Fee due Executive as of the end of the fiscal year of the Company during which the termination occurs, for any transaction which has closed in such fiscal year, subject to offset for any Draw paid Executive for such fiscal year through the date of termination.

6. Confidentiality; Unfair Competition.

6.1 Executive recognizes and acknowledges that the Company is attempting to grow through the acquisition of businesses in its industry and related industries and that such activities are highly competitive and that during the course of his employment he shall have access to significant proprietary and confidential information belonging to Company and the VERTICAL V Group related to such activities. Executive therefore covenants and agrees, for

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the duration of this Agreement and for a one (1) year period after termination, not to use (other than in furtherance of Company’s business interests during the Term) or disclose any confidential proprietary information of Company or any member of the VERTICAL V Group, including, but not limited to lists of merger and acquisition targets and their officers whom Executive has contacted during his employment (“Information”). Executive shall retain all such Information in trust for the sole benefit of Company. Executive shall present all business opportunities arising from Information to the Company in writing during the Non-Competition Period. The Company shall within thirty (30) days of receiving Executive’s request indicate whether the Company is going to pursue such business opportunity. If the Company waives in writing pursuing a business opportunity, Executive may pursue such business opportunity and Executive’s obligations under this section with respect to such business opportunity shall be terminated.

6.2 At its sole and unfettered discretion, Company may, at any time up to and including the date of termination of Executive’s employment hereunder for any reason whatsoever, give Executive written notice of Non-Competition. The foregoing notwithstanding, in the event Executive seeks to resign from employment giving less than thirty (30) days written notice as required by Sections 2 and 5.4 above, the period during which Company may give Executive written notice of Non-Competition shall be extended until ten (10) days following Executive’s resignation. Such Non-Competition Period can be for a period of up to twelve (12) months following the termination of Executive’s employment. During the Non-Competition Period, Executive shall not, without the prior written consent of Company, directly or indirectly and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services to, or own, share in the earnings of or invest in the stocks, bonds, or other securities of, any person or business entity engaged the business of engineering, inspection or testing, or any other business conducted by Company or any other member of the VERTICAL V Group as of the date of such termination; provided that the direct or indirect ownership by Executive as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Agreement. As consideration and compensation to Executive for, and subject to Executive’s adherence to the covenants and limitations set forth in this Section 6.2, Company shall, for and during the Non-Competition Period, continue to pay Executive’s Base Salary in the same manner as if Executive continued to be employed by Company. This Section 6.2 shall not apply to any business opportunity to which the Company waives Executive’s obligations under Section 6.1 above.

6.3 Until one (1) year following the termination of Executive’s employment hereunder for any reason whatsoever, Executive shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except Company or an affiliate of Company, in either case at Company’s request), directly or indirectly:

6.3.1 approach or solicit business from any current customer of Company with whom Executive had contact on Company’s behalf during the two years immediately preceding such termination (a “Customer”) (except to the

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extent necessary solely to ascertain whether such person or entity is a Customer as defined herein) in connection with (i) engineering, inspection or testing services or related businesses or (ii) any other product or service similar to any provided by Company or any other member of the VERTICAL V Group at the time of such termination;

6.3.2 hire, approach, counsel or attempt to induce any person who is then in the employ of Company or any member of the VERTICAL V Group to leave such employment; or

6.3.3 aid, assist or counsel any other person, firm or corporation to do any of the above.

6.4 Executive shall not, at any time during the Term or thereafter, disrupt, disparage, impair or interfere with the business of Company or any other member of the VERTICAL V Group, whether by way of disrupting its relationships with customers, agents, representatives or vendors, disparaging or diminishing the reputation of such Company or other member of the VERTICAL V Group or otherwise.

6.5 All written materials, records and documents made by Executive or coming into Executive’s possession during the Term or thereafter concerning the business or affairs of Company or any other member of the VERTICAL V Group, together with all intellectual and industrial property rights attached thereto shall be the sole property of Company and its affiliates; and, upon termination of Executive’s employment or at the request of Company at any time during Executive’s employment, Executive shall promptly deliver the same to Company or any other member of the VERTICAL V Group designated by it. Executive shall render to Company or to any other member of the VERTICAL V Group designated by it such reports of the activities undertaken by Executive or conducted under Executive’s direction pursuant hereto during the Term as such company may reasonably request.

6.6 Executive hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs and works of authorship, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which Company or any other member of the VERTICAL V Group is engaged or is considering engaging, which Executive may conceive or make, or may have conceived or made during Executive’s employment with Company, whether before or after the date hereof and whether alone or with others, at any time during or outside of normal working hours, and all intellectual property rights attached thereto shall be and remain the sole and exclusive property of Company. Company shall have the full right to use, assign, license or transfer all rights to or relating to Work Product. Executive shall, whenever requested to do so by Company (whether during Executive’s employment or thereafter), at Company’s expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Company or any other member of the

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VERTICAL V Group any right, title or interest which Executive might otherwise have in any Work Product. Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Company and its affiliates, whether during Executive’s employment or thereafter.

6.7 In view of the services which Executive shall perform, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of Company and other members of the VERTICAL V Group (“Affiliates”) and provide to Executive access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Section 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of Company and its Affiliates and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that Company and its Affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by Company and/or any Affiliate against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of Section 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Section 6.

6.8 If any portion of the provisions of this Section 6 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

7. Dispute Resolution.

7.1 Any dispute or controversy between Company and Executive relating to this Agreement or relating to or arising out of Executive’s employment with Company, (except any claim by Company relating to Section 6, above) shall be settled by binding arbitration before a single arbitrator in Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. The

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arbitration proceeding, as well as all evidence and the dispute presented therein, shall be strictly confidential, provided, however, that judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

7.2 Company shall not be required to arbitrate any dispute arising between it and Executive relating to Section 6, above, but shall have the right to institute judicial proceedings in a court of competent jurisdiction within the State(s) of Florida, with respect to such dispute or claim. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

8. Miscellaneous.

8.1 Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission to the respective parties, or five days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties, in accordance with the provisions of this Section 8.1:

If to Company:	Vertical V, Inc.
200 South Park Road, Suite 350
Hollywood, FL 33021-8798
Attn: Dickerson Wright

If to Executive:	Alexander Hockman
151 Golden Beach Drive
Golden Beach, FL 33160

8.2 Governing Law. This Agreement shall be governed by, construed and applied, and all disputes relating to or arising from this Agreement shall be resolved, in accordance with, the internal laws of the State of Florida without giving effect to conflict of laws principles thereof.

8.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.4 Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings, oral or written, between the parties hereto with respect to

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the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

8.5 Mergers and Consolidation: Assignability. If Company, or any Successor Company, as defined in this Section 8.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive’s consent to any member of the VERTICAL V Group in connection with the underwritten public offering of the securities of such member. Without Executive’s prior written consent, except as provided in the two foregoing sentences, this Agreement shall not be assignable by Company or by any Successor Company. This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.

8.6 Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

8.7 No Waiver. The failure at any time either of Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

8.8 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

8.10 Affiliate. For the purposes hereof, the term “Affiliate” means any person controlling, controlled by or under common control with any other person.

8.11 Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive’s possession, and cooperate with Company, as may reasonably be requested by Company (and, after the Term, with due consideration for Executive’s obligations with respect to any new employment or business activity) in connection with any litigation in which Company or any

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Affiliate is or may become a party. Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section 8.11. Company shall use its best efforts to assure that requests for Executive’s assistance under this Section 8.11 do not interfere with Executive’s obligations to any subsequent employer.

8.12 No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive’s obligations hereunder. Executive acknowledges being instructed: (a) that it is the Company’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Executive should not, under any circumstances, reveal to the Company or any Affiliate or make use of trade secrets or confidential business information belonging to any other person or organization. Executive represents and warrants that Executive has not violated and shall not violate such instructions.

8.13 Survival. Executive’s obligations as set forth in Section 6 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by Company, and shall survive the termination or expiration of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

Vertical V, Inc.

By:	/s/ Dickerson Wright
Name: Dickerson Wright
Title: Chief Executive Officer

Executive:

By:	/s/ Alexander Hockman
Name: Alexander Hockman

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FIRST AMENDMENT

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into on this 18th day of March, 2011, by and between NV5, Inc. a Delaware corporation (the “Company”), and Alexander Hockman (hereinafter called the “Executive”).

R E C I T A L S

A. The Company and the Executive entered into an Employment Agreement dated October 1, 2010.

B. The Company intends to Amend the Employment Agreement to set forth in the terms of Executive’s Employment Agreement, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

8.14 Change in Control of the Company

(a) Change in Control. In the event that (i) a Change in Control (as defined in paragraph (b) of this Section) of the Company shall occur during the Term of Employment, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive as a single lump sum payment, within thirty (30) days of the termination of his employment hereunder, the sum of (x) an amount equal to the Executive’s Base Salary for a term of two (2) years, plus (y) any unused vacation pay and the value of the annual fringe benefits (based upon their cost to the Company) be provided to the Executive, for the year immediately preceding the year in which his employment terminates, plus (z) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment hereunder. Further, if a Change in Control occurs during the Term of Employment, then the Executive’s equity awards, if any, shall immediately vest notwithstanding any other provisions of such equity award agreements to the contrary. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

(b) For purposes of this Agreement, the term “Change in Control” shall mean:

(i) Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii) the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

(c) Notwithstanding the foregoing, the provisions of this Section 8.14 shall only apply if (i) the payments to be made hereunder are not subject to Section 409A of the Internal Revenue Code, or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NV5, Inc.

By:	/s/ Dickerson Wright
Name: Dickerson Wright
Title: Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ Alexander Hockman
Name: Alexander Hockman

Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 27th day of July, 2010 between NOLTE ASSOCIATES, INC. a California corporation (“Company”), and Kenneth A. Rudolph (“Executive”), a resident of Colorado.

RECITALS

Pursuant to that certain Stock Purchase Agreement dated as of 8/3/10 (the “SPA”), among Vertical V, Inc. a Delaware corporation (“VV”) and Nolte Associates, Inc., a California corporation (“Company), Company will be merged into a Holding of VV (the “Transaction”).

It is a condition to the obligation of VV to consummate the Transaction that the Company and Employee enter into this Agreement. Employee acknowledges that VV would not have entered into the SPA or agreed to consummate the Transaction but for the covenants and agreements of Executive contained herein.

Company desires to employ Executive, and Executive desires to become employed by Company, on the terms, and subject to the conditions, contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Subject to the terms and conditions hereof, Company shall employ Executive, and Executive shall serve in such employment.

2. Term. The term of employment (“Term”) of Executive by Company hereunder shall commence on the Effective Date of the SPA “Effective Date” and continue for two years after the Effective Date (“Initial Term”), and thereafter until 30 days after either party provides to the other party written notice of termination. In the event of any notice of termination, the Company shall have the right, following such notice, to relieve Executive of any or all of Executive’s duties and responsibilities hereunder, and to assign Executive to transition-related duties.

3. Duties, Offices.

3.1 Executive shall serve as President of Company and shall, under the direction of the CEO of Company, or his designee, and in accordance with the policies of Company in effect from time to time (the “Policies”), faithfully and to the best of his or her ability perform the duties of such position.

3.2 During the Term, Executive shall devote his or her entire and exclusive working time, energy and skills to such employment and shall not render any services of a business, commercial or professional nature to any person or organization other than Company or its subsidiaries or be engaged in any other business activity, without the prior written consent of Company. Executive may make and manage personal investments of Executive’s choice and

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serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by Company; provided that such activities and services do not interfere or conflict with the performance of Executive’s duties hereunder or create any conflict of interest with such duties, as determined by Company.

3.3 Executive shall have such additional duties with respect to other segments of the business of Company and Vertical V, Inc. affiliates or subsidiaries (the “VERTICAL Group”) in the United States engaged in the same or related fields as Company is engaged in, as well as such other duties, as Company may from time to time assign to Executive.

3.4 Executive shall provide services from their current location or locations as mutually agreed by company and executive to fulfill his or her obligations hereunder, it being understood and agreed that such duties hereunder may involve extensive travel.

4. Compensation And Benefits. During the Term, Executive shall be entitled, subject to applicable federal, state and local withholding obligations, to the following:

4.1 Base salary at the rate of $306,000.00 per annum (“Base Salary”), payable in periodic installments in accordance with the regular payroll practices of Company. The Base Salary shall, during the term hereof, be subject to discretionary increase, as approved by the Board of Directors, in accordance with Company’s compensation policies, as they may be established from time to time. After any such increase, “Base Salary” shall refer to the increased amount.

4.2 Executive will be eligible for up to a 75% performance bonus based on criteria established upon employment. In order to be eligible to receive a bonus payment, Executive must be actively employed by Company, and not working under any written notice of termination, on the date such bonus is to be paid.

4.3 Participation, to the extent Executive meets all eligibility requirements, in all United States employee benefit plans and employee benefits programs maintained by Company and made available to other executive officers of Company employed in the United States having responsibilities comparable to those of Executive, including, but not limited to, group hospitalization, medical and disability plans, life insurance plans, retirement savings plans, and paid holidays.

4.4 Reimbursement for reasonable and necessary direct, out-of-pocket expenses incurred by Executive in the performance of his or her duties hereunder and in accordance to the Companies written policy, subject to the submission by Executive of such documentation in such form as Company may from time to time require.

4.5 If the Company exercises its right to terminate Executive’s Employment from Company during the Initial Term pursuant to Section 2, then the Executive shall continue to receive his or her Base Salary at the time of termination for the remainder of the Initial Term (“Severance Period”).

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5. Termination. The employment of Executive hereunder shall terminate immediately upon the happening of any of the following:

5.1 the death of Executive;

5.2 if Executive shall be unable, by virtue of illness or physical or mental disability or incapacity to perform Executive’s essential job functions hereunder, whether with or without reasonable accommodations in substantially the manner and to the extent required hereunder prior to the commencement of such disability or incapacity for a total period of 120 days, whether or not such days are consecutive, during any consecutive twelve month period (“Disability”);

5.3 the termination of this Agreement by Company for Cause; “Cause” meaning:

5.3.1 default or other breach by Executive of or her obligations under this Agreement, including, but not limited to any failure or refusal by Executive to perform his or her responsibilities hereunder, other than as a result of Disability; provided that Company has first given Executive written notice and a reasonable opportunity of not less than 15 days to cure the condition giving rise to the alleged breach or failure;

5.3.2 (a) misconduct, dishonesty or insubordination; (b) use of illegal drugs or abuse of alcohol such as to interfere with the performance of Executive’s obligations hereunder; (c) commission of a felony or crime involving moral turpitude, dishonesty, theft or fraud; or (d) material failure by Executive to comply with applicable laws or governmental regulations with respect to Company operations or the performance of Executive’s duties;

5.4 the termination of this Agreement by either party on written notice pursuant to Section 2, above.

5.5 Payments Following Termination. Upon termination of his or her employment under this Agreement, Company shall only be required to pay to Executive such portion of the Base Salary as shall have accrued and remain unpaid through the effective date of termination, and shall have no further obligation whatsoever to Executive, other than reimbursement of previously incurred expenses which are appropriately reimbursable under Company’s policies regarding expense reimbursement. The foregoing notwithstanding, in the event termination of employment is due to the death of Executive, then Company shall continue to pay to Executive’s estate his or her Base Salary for the period through the end of the calendar month in which such death occurs.

In the event that the Company shall terminate Executive’s employment from the Company without cause, or for a reason other than those covered by Section 5.1, 5.2, 5.3 or 5.4 hereof during the Initial Term, then the Company shall pay severance in the amount of the Executive’s Base Salary at the time of termination for the Severance Period in accordance with the

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Company’s ordinary payroll practices for its employees (and subject to payroll deductions and tax withholdings in accordance with the Company’s usual practices and as required by applicable law).

6. Confidentiality: Unfair Competition.

6.1 Executive recognizes and acknowledges that the business of Company is highly competitive and that during the course of his or her employment he or she shall have access to significant proprietary and confidential information belonging to Company and the VERTICAL Group. Executive therefore covenants and agrees, for the duration of this Agreement and at all times following its termination, not to use (other than in furtherance of Company’s business interests during the Term) or disclose any confidential proprietary information of Company or any member of the VERTICAL Group, including, but not limited to patents, patent rights, inventions and intellectual property rights, techniques, know-how, trade secrets, software, technical designs, trademarks, trademark rights, tradenames, tradename rights, service marks, service mark rights, copyrights, customer and supplier lists, manufacturing processes, business plans, strategic plans, marketing information and other business and financial information of or related to Company or members of the VERTICAL Group (“Information”). Executive shall retain all such Information in trust for the sole benefit of Company.

6.2 At its sole and unfettered discretion, Company may, at any time up to and including the date of termination of Executive’s employment hereunder for any reason whatsoever, give Executive written notice of Non-Competition. The foregoing notwithstanding, in the event Executive seeks to resign from employment giving less than 30 days written notice as required by Sections 2 and 5.4 above, the period during which Company may give Executive written notice of Non-Competition shall be extended until ten days following Executive’s resignation. Such notice shall specify a Non-Competition Period of up to one year following the termination of Executive’s employment. During the Non-Competition Period, Executive shall not, without the prior written consent of Company, directly or indirectly and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services to, or own, share in the earnings of or invest in the stocks, bonds, or other securities of, any person or business entity engaged the business of construction materials testing, geotechnical engineering, plan review, municipal outsourcing, civil engineering or related services, or any other business conducted by Company or any other member of the VERTICAL Group as of the date of such termination; provided that the direct or indirect ownership by Executive as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Agreement. As consideration and compensation to Executive for, and subject to Executive’s adherence to the covenants and limitations set forth in this Section 6.2, Company shall, for and during the Non-Competition Period, continue to pay Executive’s Base Salary in the same manner as if Executive continued to be employed by Company.

6.3 Until one year following the termination of Executive’s employment hereunder for any reason whatsoever, Executive shall not, as principal, proprietor, director,

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officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except Company or an affiliate of Company, in either case at Company’s request), directly or indirectly:

6.3.1 approach or solicit business from any current customer of Company with whom Executive had contact on Company’s behalf during the two years immediately preceding such termination (a “Customer”) (except to the extent necessary solely to ascertain whether such person or entity is a Customer as defined herein) in connection with (i) construction materials testing, geotechnical engineering, plan review, municipal outsourcing, civil engineering or related businesses or (ii) any other product or service similar to any provided by Company or any other member of the VERTICAL Group at the time of such termination;

6.3.2 hire, approach, counsel or attempt to induce any person who is then in the employ of Company or any member of the VERTICAL Group to leave such employment; or

6.3.3 aid, assist or counsel any other person, firm or corporation to do any of the above.

6.4 Executive shall not, at any time during the Term or thereafter, disrupt, disparage, impair or interfere with the business of Company or any other member of the VERTICAL Group, whether by way of disrupting its relationships with customers, agents, representatives or vendors, disparaging or diminishing the reputation of such Company or other member of the VERTICAL Group or otherwise.

6.5 All written materials, records and documents made by Executive or coming into Executive’s possession during the Term or thereafter concerning the business or affairs of Company or any other member of the VERTICAL Group, together with all intellectual and industrial property rights attached thereto shall be the sole property of Company and its affiliates; and, upon termination of Executive’s employment or at the request of Company at any time during Executive’s employment, Executive shall promptly deliver the same to Company or any other member of the VERTICAL Group designated by it. Executive shall render to Company or to any other member of the VERTICAL Group designated by it such reports of the activities undertaken by Executive or conducted under Executive’s direction pursuant hereto during the Term as such company may reasonably request.

6.6 Executive hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs and works of authorship, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which Company or any other member of the VERTICAL Group is engaged or is considering engaging, which Executive may conceive or make, or may have conceived or made during Executive’s employment with Company, whether before or after the date hereof and whether alone or with others, at any time during or outside of normal working

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hours, and all intellectual property rights attached thereto shall be and remain the sole and exclusive property of Company. Company shall have the full right to use, assign, license or transfer all rights to or relating to Work Product. Executive shall, whenever requested to do so by Company (whether during Executive’s employment or thereafter), at Company’s expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Company or any other member of the VERTICAL Group any right, title or interest which Executive might otherwise have in any Work Product. Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Company and its affiliates, whether during Executive’s employment or thereafter.

6.7 In view of the services which Executive shall perform, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of Company and other members of the VERTICAL Group (“Affiliates”) and provide to Executive access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Section 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of Company and its Affiliates and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that Company and its Affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by Company and/or any Affiliate against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of Section 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Section 6.

6.8 If any portion of the provisions of this Section 6 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

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7. Dispute Resolution.

7.1 Any dispute or controversy between Company and Executive relating to this Agreement or relating to or arising out of Executive’s employment with Company, (except any claim by Company relating to Section 6, above) shall be settled by binding arbitration before a single arbitrator in California, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. The arbitration proceeding, as well as all evidence and the dispute presented therein, shall be strictly confidential, provided, however, that judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

7.2 Company shall not be required to arbitrate any dispute arising between it and Executive relating to Section 6, above, but shall have the right to institute judicial proceedings in a court of competent jurisdiction within the State of Colorado, with respect to such dispute or claim. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

8. Miscellaneous.

8.1 Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission to the respective parties, or five days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties, in accordance with the provisions of this Section 8.1:

If to Company:	Attn: Dickerson Wright, CEO
Nolte Associates, Inc.
200 South Park Road, Suite 350
Hollywood, Florida 33021
Facsimile (954) 495-2101

With copy to:	Richard Tong, General Counsel
Nolte Associates, Inc.
200 South Park Road, Suite 350
Hollywood, Florida 33021
Facsimile (954) 495-2101

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If to Executive:	Kenneth A. Rudolph
10462 Grizzly Gulch, Highlands Ranch, CO 80129

8.2 Governing Law. This Agreement shall be governed by, construed and applied, and all disputes relating to or arising from this Agreement shall be resolved, in accordance with, the internal laws of the State of Colorado without giving effect to conflict of laws principles thereof.

8.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.4 Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

8.5 Mergers and Consolidation; Assignability. If Company, or any Successor Company, as defined in this Section 8.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive’s consent to any member of the VERTICAL Group in connection with the underwritten public offering of the securities of such member. Without Executive’s prior written consent, except as provided in the two foregoing sentences, this Agreement shall not be assignable by Company or by any Successor Company. This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.

8.6 Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

8.7 No Waiver. The failure at any time either of Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either Company or Executive of any breach of any provision of this Agreement be

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taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

8.8 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

8.10 Affiliate. For the purposes hereof, the term “Affiliate” means any person controlling, controlled by or under common control with any other person.

8.11 Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive’s possession, and cooperate with Company, as may reasonably be requested by Company (and, after the Term, with due consideration for Executive’s obligations with respect to any new employment or business activity) in connection with any litigation in which Company or any Affiliate is or may become a party. Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section 8.11. Company shall use its best efforts to assure that requests for Executive’s assistance under this Section 8.11 do not interfere with Executive’s obligations to any subsequent employer.

8.12 No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive’s obligations hereunder. Executive acknowledges being instructed: (a) that it is the Company’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Executive should not, under any circumstances, reveal to the Company or any Affiliate or make use of trade secrets or confidential business information belonging to any other person or organization. Executive represents and warrants that Executive has not violated and shall not violate such instructions.

8.13 Survival. Executive’s obligations as set forth in Section 6 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by Company, and shall survive the termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NOLTE ASSOCIATES, INC.

By:	/s/ Richard Tong

Kenneth A. Rudolph

/s/ Kenneth A. Rudolph

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Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of 25th day of January, 2012 between NV5, INC. a Delaware corporation (“Company”), and Michael Rama (“Executive”), a resident of the State of Florida.

RECITALS

A. Company desires to employ Executive, and Executive desires to become employed by Company, on the terms, and subject to the conditions, contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Subject to the terms and conditions hereof, Company shall employ Executive, and Executive shall serve in such employment.

2. Term. The term of employment (“Term”) of Executive by Company hereunder shall commence on the date of this Agreement and continue until (a) 30 days after either party provides to the other party written notice of termination. In the event of any notice of termination pursuant to Section 2(a) above, Company shall have the right, following such notice, to relieve Executive of any or all of Executive’s duties and responsibilities hereunder, and to assign Executive to transition-related duties.

3. Duties. Offices.

3.1 Executive shall serve under the direction of the Chief Executive Officer of Company, or his designee, and in accordance with the policies of Company in effect from time to time (the “Policies”), faithfully and to the best of his ability perform the duties of such position, which shall include serving in the role Chief Financial Officer of the Company.

3.2 During the Term, Executive shall devote his entire and exclusive working time, energy and skills to such employment and shall not render any services of a business, commercial or professional nature to any person or organization other than Company or its subsidiaries or be engaged in any other business activity, without the prior written consent of Company. Executive may make and manage personal investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by Company; provided that such activities and services do not interfere or conflict with the performance of Executive’s duties hereunder or create any conflict of interest with such duties, as determined by Company.

3.3 Executive shall have such additional duties with respect to other segments of the business of Company and its affiliates or subsidiaries (the “NV5 Group”) in the United States engaged in the same or related fields as Company is engaged in, as well as such other duties, as Company may from time to time assign to Executive.

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3.4 Executive shall provide services from such location or locations as may be necessary for Executive to fulfill his obligations hereunder, it being understood that such duties hereunder may involve extensive travel.

4. Compensation And Benefits. During the Term, Executive shall be entitled, subject to applicable federal, state and local withholding obligations, to the following:

4.1 Base salary, effective March 1, 2012, at the rate of One Hundred Eighty Thousand Dollars ($180,000) per annum (“Base Salary”), payable in periodic installments in accordance with the regular payroll practices of Company. The Base Salary shall, during the term hereof, be subject to discretionary increase, as approved by the Board of Directors, in accordance with Company’s compensation policies, as they may be established from time to time. After any such increase, “Base Salary” shall refer to any increased amount.

4.2 Executive will be eligible for up to a fifty percent (50%) performance bonus based on criteria established upon employment. In order to be eligible to receive a bonus payment, Executive must be actively employed by Company, and not working under any written notice of termination, on the date such bonus is to be paid.

4.3 Executive shall be entitled to reimbursement for expenses of Executive incurred in connection with the Business in an amount not to exceed on an annual basis ten (10%) of Executive’s Base Salary.

4.4 Participation, to the extent Executive meets all eligibility requirements, in all United States employee benefit plans and employee benefits programs maintained by Company and made available to other executive officers of Company employed in the United States having responsibilities comparable to those of Executive, including, but not limited to, group hospitalization, medical and disability plans, life insurance plans, retirement savings plans, and paid holidays. Executive will accrue PTO time at the rate of four weeks per year in accordance with the Company’s Executive PTO Policy, which be amended from time to time. If the Company adopts a stock bonus, stock option or executive bonus program, Employee shall be entitled to participate in such program on the same terms applicable to other executives of the Company of a similar compensation level (including consideration of any Success Fees earned by Executive).

4.5 Reimbursement for reasonable and necessary direct, out-of-pocket expenses incurred by Executive in the performance of his duties hereunder and approved by Company, subject to the submission by Executive of such documentation in such form as Company may from time to time require.

5. Termination. The employment of Executive hereunder shall terminate immediately upon the happening of any of the following:

5.1 the death of Executive;

5.2 if Executive shall be unable, by virtue of illness or physical or mental disability or incapacity to perform Executive’s essential job functions hereunder, whether with or without reasonable accommodations in substantially the manner and to the extent required

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hereunder prior to the commencement of such disability for a total period of 90 days, whether or not such days are consecutive, during any consecutive twelve month period (“Disability”);

5.3 the termination of this Agreement by Company for Cause; “Cause” meaning:

5.3.1 default or other breach by Executive of his or her obligations under this Agreement, including, but not limited to any failure or refusal by Executive to perform his or her responsibilities hereunder, other than as a result of Disability; provided that Company has first given Executive written notice and a reasonable opportunity of not less than 15 days to cure the condition giving rise to the alleged breach or failure;

5.3.2 (a) misconduct, dishonesty or insubordination; (b) use of illegal drugs or abuse of alcohol such as to interfere with the performance of Executive’s obligations hereunder; (c) commission of a felony or crime involving moral turpitude, dishonesty, theft or fraud; or (d) material failure by Executive to comply with applicable laws or governmental regulations with respect to Company operations or the performance of Executive’s duties;

5.4 The termination of this Agreement by either party on written notice pursuant to Section 2, above.

5.5 Payments Following Termination. Upon termination of his employment under this Agreement, Company shall only be required to pay to Executive such portion of the Base Salary and Draw as shall have accrued and remain unpaid through the effective date of termination, and shall have no further obligation whatsoever to Executive, other than reimbursement of previously incurred expenses which are appropriately reimbursable under Company’s policies regarding expense reimbursement. The foregoing notwithstanding, in the event termination of employment is due to the death of Executive, then Company shall continue to pay to Executive’s estate his Base Salary and Draw for the period through the end of the calendar month in which such death occurs.

6. Confidentiality; Unfair Competition.

6.1 Executive recognizes and acknowledges that the Company is attempting to grow through the acquisition of businesses in its industry and related industries and that such activities are highly competitive and that during the course of his employment he shall have access to significant proprietary and confidential information belonging to Company and the NV5 Group related to such activities. Executive therefore covenants and agrees, for the duration of this Agreement and for a one (1) year period after termination, not to use (other than in furtherance of Company’s business interests during the Term) or disclose any confidential proprietary information of Company or any member of the NV5 Group, including, but not limited to lists of merger and acquisition targets and their officers whom Executive has contacted during his employment (“Information”). Executive shall retain all such Information in trust for the sole benefit of Company. Executive shall present all business opportunities arising from Information to the Company in writing during the Non-Competition Period. The Company shall within thirty (30) days of receiving Executive’s request indicate whether the Company is going

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to pursue such business opportunity. If the Company waives in writing pursuing a business opportunity, Executive may pursue such business opportunity and Executive’s obligations under this section with respect to such business opportunity shall be terminated.

6.2 At its sole and unfettered discretion, Company may, at any time up to and including the date of termination of Executive’s employment hereunder for any reason whatsoever, give Executive written notice of Non-Competition. The foregoing notwithstanding, in the event Executive seeks to resign from employment giving less than thirty (30) days written notice as required by Sections 2 and 5.4 above, the period during which Company may give Executive written notice of Non-Competition shall be extended until ten (10) days following Executive’s resignation. Such Non-Competition Period can be for a period of up to twelve (12) months following the termination of Executive’s employment. During the Non-Competition Period, Executive shall not, without the prior written consent of Company, directly or indirectly and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services to, or own, share in the earnings of or invest in the stocks, bonds, or other securities of, any person or business entity engaged the business of engineering, inspection or testing, or any other business conducted by Company or any other member of the NV5 Group as of the date of such termination; provided that the direct or indirect ownership by Executive as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Agreement. As consideration and compensation to Executive for, and subject to Executive’s adherence to the covenants and limitations set forth in this Section 6.2, Company shall, for and during the Non-Competition Period, continue to pay Executive’s Base Salary in the same manner as if Executive continued to be employed by Company. This Section 6.2 shall not apply to any business opportunity to which the Company waives Executive’s obligations under Section 6.1 above.

6.3 Until one (1) year following the termination of Executive’s employment hereunder for any reason whatsoever, Executive shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except Company or an affiliate of Company, in either case at Company’s request), directly or indirectly:

6.3.1 approach or solicit business from any current customer of Company with whom Executive had contact on Company’s behalf during the two years immediately preceding such termination (a “Customer”) (except to the extent necessary solely to ascertain whether such person or entity is a Customer as defined herein) in connection with (i) engineering, inspection or testing services or related businesses or (ii) any other product or service similar to any provided by Company or any other member of the NV5 Group at the time of such termination;

6.3.2 hire, approach, counsel or attempt to induce any person who is then in the employ of Company or any member of the NV5 Group to leave such employment; or

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6.3.3 aid, assist or counsel any other person, firm or corporation to do any of the above.

6.4 Executive shall not, at any time during the Term or thereafter, disrupt, disparage, impair or interfere with the business of Company or any other member of the NV5 Group, whether by way of disrupting its relationships with customers, agents, representatives or vendors, disparaging or diminishing the reputation of such Company or other member of the NV5 Group or otherwise.

6.5 All written materials, records and documents made by Executive or coming into Executive’s possession during the Term or thereafter concerning the business or affairs of Company or any other member of the NV5 Group, together with all intellectual and industrial property rights attached thereto shall be the sole property of Company and its affiliates; and, upon termination of Executive’s employment or at the request of Company at any time during Executive’s employment, Executive shall promptly deliver the same to Company or any other member of the NV5 Group designated by it. Executive shall render to Company or to any other member of the NV5 Group designated by it such reports of the activities undertaken by Executive or conducted under Executive’s direction pursuant hereto during the Term as such company-may reasonably request.

6.6 Executive hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs and works of authorship, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which Company or any other member of the NV5 Group is engaged or is considering engaging, which Executive may conceive or make, or may have conceived or made during Executive’s employment with Company, whether before or after the date hereof and whether alone or with others, at any time during or outside of normal working hours, and all intellectual property rights attached thereto shall be and remain the sole and exclusive property of Company. Company shall have the full right to use, assign, license or transfer all rights to or relating to Work Product. Executive shall, whenever requested to do so by Company (whether during Executive’s employment or thereafter), at Company’s expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Company or any other member of the NV5 Group any right, title or interest which Executive might otherwise have in any Work Product. Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Company and its affiliates, whether during Executive’s employment or thereafter.

6.7 In view of the services which Executive shall perform, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of Company and other members of the NV5 Group (“Affiliates”) and provide to Executive access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this

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Section 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of Company and its Affiliates and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that Company and its Affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by Company and/or any Affiliate against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of Section 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Section 6.

6.8 If any portion of the provisions of this Section 6 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

7. Dispute Resolution.

7.1 Any dispute or controversy between Company and Executive relating to this Agreement or relating to or arising out of Executive’s employment with Company, (except any claim by Company relating to Section 6, above) shall be settled by binding arbitration before a single arbitrator in Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. The arbitration proceeding, as well as all evidence and the dispute presented therein, shall be strictly confidential, provided, however, that judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

7.2 Company shall not be required to arbitrate any dispute arising between it and Executive relating to Section 6, above, but shall have the right to institute judicial proceedings in a court of competent jurisdiction within the State(s) of Florida, with respect to such dispute or claim. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

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8. Miscellaneous.

8.1 Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission to the respective parties, or five days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties, in accordance with the provisions of this Section 8.1:

If to Company:	NV5, Inc.
200 South Park Road, Suite 350
Hollywood, FL 33021-8798
Attn: Dickerson Wright

If to Executive:	Michael Rama
107 NW 134th Terrace – Unit 104
Plantation, FL 33325

8.2 Governing Law. This Agreement shall be governed by, construed and applied, and all disputes relating to or arising from this Agreement shall be resolved, in accordance with, the internal laws of the State of Florida without giving effect to conflict of laws principles thereof.

8.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.4 Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

8.5 Mergers and Consolidation; Assignability. If Company, or any Successor Company, as defined in this Section 8.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive’s consent to any member of the NV5 Group in connection with the underwritten public offering of the securities

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of such member. Without Executive’s prior written consent, except as provided in the two foregoing sentences, this Agreement shall not be assignable by Company or by any Successor Company. This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.

8.6 Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

8.7 No Waiver. The failure at any time either of Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

8.8 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

8.10 Affiliate. For the purposes hereof, the term “Affiliate” means any person controlling, controlled by or under common control with any other person.

8.11 Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive’s possession, and cooperate with Company, as may reasonably be requested by Company (and, after the Term, with due consideration for Executive’s obligations with respect to any new employment or business activity) in connection with any litigation in which Company or any Affiliate is or may become a party. Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section 8.11. Company shall use its best efforts to assure that requests for Executive’s assistance under this Section 8.11 do not interfere with Executive’s obligations to any subsequent employer.

8.12 No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive’s obligations hereunder. Executive acknowledges being instructed: (a) that it is the Company’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Executive should not, under any circumstances, reveal to the Company or any Affiliate or make use of trade secrets or confidential business information belonging to any other person or organization. Executive represents and warrants that Executive has not violated and shall not violate such instructions.

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8.13 Survival. Executive’s obligations as set forth in Section 6 represent independent covenants by which Executive is and shall remain hound notwithstanding any breach or claim of breach by Company, and shall survive the termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

NV5, Inc.

By:	/s/ Dickerson Wright
Name:	Dickerson Wright
Title:	Chief Executive Officer

Executive:

By:	/s/ Michael Rama
Name:	Michael Rama
Title:	CFO

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Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of 1st day of October, 2010 between VERTICAL V, INC. a Delaware corporation (“Company”), and MARY JO O’BRIEN (“Executive”), a resident of the State of California.

RECITALS

A. Company desires to employ Executive, and Executive desires to become employed by Company, on the terms, and subject to the conditions, contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Subject to the terms and conditions hereof, Company shall employ Executive, and Executive shall serve in such employment.

2. Term. The term of employment (“Term”) of Executive by Company hereunder shall commence on the date of this Agreement and continue until (a) 30 days after either party provides to the other party written notice of termination. In the event of any notice of termination pursuant to Section 2(a) above, Company shall have the right, following such notice, to relieve Executive of any or all of Executive’s duties and responsibilities hereunder, and to assign Executive to transition-related duties.

3. Duties. Offices.

3.1 Executive shall serve under the direction of the Chief Executive Officer of Company, or her designee, and in accordance with the policies of Company in effect from time to time (the “Policies”), faithfully and to the best of her ability perform the duties of such position, which shall include serving in the role of Executive Vice President and Chief Administration Officer of the Company.

3.2 During the Term, Executive shall devote her entire and exclusive working time, energy and skills to such employment and shall not render any services of a business, commercial or professional nature to any person or organization other than Company or its subsidiaries or be engaged in any other business activity, without the prior written consent of Company. Executive may make and manage personal investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by Company; provided that such activities and services do not interfere or conflict with the performance of Executive’s duties hereunder or create any conflict of interest with such duties, as determined by Company.

3.3 Executive shall have such additional duties with respect to other segments of the business of Company and its affiliates or subsidiaries (the “Vertical V Group”) in the United States engaged in the same or related fields as Company is engaged in, as well as such other duties, as Company may from time to time assign to Executive.

3.4 Executive shall provide services from such location or locations as may be necessary for Executive to fulfill her obligations hereunder, it being understood that such duties hereunder may involve extensive travel.

4. Compensation And Benefits. During the Term, Executive shall be entitled, subject to applicable federal, state and local withholding obligations, to the following:

4.1 Base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000) per annum (“Base Salary”), payable in periodic installments in accordance with the regular payroll practices of Company. The Base Salary shall, during the term hereof, be subject to discretionary increase, as approved by the Board of Directors, in accordance with Company’s compensation policies, as they may be established from time to time. After any such increase, “Base Salary” shall refer to any increased amount.

4.2 Executive will be eligible for up to a fifty percent (50%) performance bonus based on criteria established upon employment. In order to be eligible to receive a bonus payment, Executive must be actively employed by Company, and not working under any written notice of termination, on the date such bonus is to be paid. First year bonus will be prorated and based on achievement of fourth quarter objectives.

4.3 Executive shall be entitled to reimbursement for expenses of Executive incurred in connection with the Business in an amount not to exceed on an annual basis ten (10%) of Executive’s Base Salary.

4.4 Participation, to the extent Executive meets all eligibility requirements, in all United States employee benefit plans and employee benefits programs maintained by Company and made available to other executive officers of Company employed in the United States having responsibilities comparable to those of Executive, including, but not limited to, group hospitalization, medical and disability plans, life insurance plans, retirement savings plans, and paid holidays. Executive will accrue PTO time at the rate of four weeks per year in accordance with the Company’s Executive PTO Policy, which be amended from time to time. If the Company adopts a stock bonus, stock option or executive bonus program, Employee shall be entitled to participate in such program on the same terms applicable to other executives of the Company of a similar compensation level (including consideration of any Success Fees earned by Executive).

4.5 Reimbursement for reasonable and necessary direct, out-of-pocket expenses incurred by Executive in the performance of her duties hereunder and approved by Company, subject to the submission by Executive of such documentation in such form as Company may from time to time require.

5. Termination. The employment of Executive hereunder shall terminate immediately upon the happening of any of the following:

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5.1 the death of Executive;

5.2 if Executive shall be unable, by virtue of illness or physical or mental disability or incapacity to perform Executive’s essential job functions hereunder, whether with or without reasonable accommodations in substantially the manner and to the extent required hereunder prior to the commencement of such disability for a total period of 90 days, whether or not such days are consecutive, during any consecutive twelve month period (“Disability”);

5.3 the termination of this Agreement by Company for Cause; “Cause” meaning:

5.3.1 default or other breach by Executive of her or her obligations under this Agreement, including, but not limited to any failure or refusal by Executive to perform his or her responsibilities hereunder, other than as a result of Disability; provided that Company has first given Executive written notice and a reasonable opportunity of not less than 15 days to cure the condition giving rise to the alleged breach or failure;

5.3.2 (a) misconduct, dishonesty or insubordination; (b) use of illegal drugs or abuse of alcohol such as to interfere with the performance of Executive’s obligations hereunder; (c) commission of a felony or crime involving moral turpitude, dishonesty, theft or fraud; or (d) material failure by Executive to comply with applicable laws or governmental regulations with respect to Company operations or the performance of Executive’s duties;

5.4 The termination of this Agreement by either party on written notice pursuant to Section 2, above.

5.5 Payments Following Termination. Upon termination of her employment under this Agreement, Company shall only be required to pay to Executive such portion of the Base Salary and Draw as shall have accrued and remain unpaid through the effective date of termination, and shall have no further obligation whatsoever to Executive, other than reimbursement of previously incurred expenses which are appropriately reimbursable under Company’s policies regarding expense reimbursement. The foregoing notwithstanding, in the event termination of employment is due to the death of Executive, then Company shall continue to pay to Executive’s estate her Base Salary and Draw for the period through the end of the calendar month in which such death occurs. Executive shall be paid any Success Fee due Executive as of the end of the fiscal year of the Company during which the termination occurs, for any transaction which has closed in such fiscal year, subject to offset for any Draw paid Executive for such fiscal year through the date of termination.

6. Confidentiality; Unfair Competition.

6.1 Executive recognizes and acknowledges that the Company is attempting to grow through the acquisition of businesses in its industry and related industries and that such activities are highly competitive and that during the course of her employment he shall have access to significant proprietary and confidential information belonging to Company and the VERTICAL V Group related to such activities. Executive therefore covenants and agrees, for

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the duration of this Agreement and for a one (1) year period after termination, not to use (other than in furtherance of Company’s business interests during the Term) or disclose any confidential proprietary information of Company or any member of the VERTICAL V Group, including, but not limited to lists of merger and acquisition targets and their officers whom Executive has contacted during her employment (“Information”). Executive shall retain all such Information in trust for the sole benefit of Company. Executive shall present all business opportunities arising from Information to the Company in writing during the Non-Competition Period. The Company shall within thirty (30) days of receiving Executive’s request indicate whether the Company is going to pursue such business opportunity. If the Company waives in writing pursuing a business opportunity, Executive may pursue such business opportunity and Executive’s obligations under this section with respect to such business opportunity shall be terminated.

6.2 At its sole and unfettered discretion, Company may, at any time up to and including the date of termination of Executive’s employment hereunder for any reason whatsoever, give Executive written notice of Non-Competition. The foregoing notwithstanding, in the event Executive seeks to resign from employment giving less than thirty (30) days written notice as required by Sections 2 and 5.4 above, the period during which Company may give Executive written notice of Non-Competition shall be extended until ten (10) days following Executive’s resignation. Such Non-Competition Period can be for a period of up to twelve (12) months following the termination of Executive’s employment. During the Non-Competition Period, Executive shall not, without the prior written consent of Company, directly or indirectly and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services to, or own, share in the earnings of or invest in the stocks, bonds, or other securities of, any person or business entity engaged the business of engineering, inspection or testing, or any other business conducted by Company or any other member of the VERTICAL V Group as of the date of such termination; provided that the direct or indirect ownership by Executive as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Agreement. As consideration and compensation to Executive for, and subject to Executive’s adherence to the covenants and limitations set forth in this Section 6.2, Company shall, for and during the Non-Competition Period, continue to pay Executive’s Base Salary in the same manner as if Executive continued to be employed by Company. This Section 6.2 shall not apply to any business opportunity to which the Company waives Executive’s obligations under Section 6.1 above.

6.3 Until one (1) year following the termination of Executive’s employment hereunder for any reason whatsoever, Executive shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except Company or an affiliate of Company, in either case at Company’s request), directly or indirectly:

6.3.1 approach or solicit business from any current customer of Company with whom Executive had contact on Company’s behalf during the two years immediately preceding such termination (a “Customer”) (except to the

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extent necessary solely to ascertain whether such person or entity is a Customer as defined herein) in connection with (i) engineering, inspection or testing services or related businesses or (ii) any other product or service similar to any provided by Company or any other member of the VERTICAL V Group at the time of such termination;

6.3.2 hire, approach, counsel or attempt to induce any person who is then in the employ of Company or any member of the VERTICAL V Group to leave such employment; or

6.3.3 aid, assist or counsel any other person, firm or corporation to do any of the above.

6.4 Executive shall not, at any time during the Term or thereafter, disrupt, disparage, impair or interfere with the business of Company or any other member of the VERTICAL V Group, whether by way of disrupting its relationships with customers, agents, representatives or vendors, disparaging or diminishing the reputation of such Company or other member of the VERTICAL V Group or otherwise.

6.5 All written materials, records and documents made by Executive or coming into Executive’s possession during the Term or thereafter concerning the business or affairs of Company or any other member of the VERTICAL V Group, together with all intellectual and industrial property rights attached thereto shall be the sole property of Company and its affiliates; and, upon termination of Executive’s employment or at the request of Company at any time during Executive’s employment, Executive shall promptly deliver the same to Company or any other member of the VERTICAL V Group designated by it. Executive shall render to Company or to any other member of the VERTICAL V Group designated by it such reports of the activities undertaken by Executive or conducted under Executive’s direction pursuant hereto during the Term as such company may reasonably request.

6.6 Executive hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs and works of authorship, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which Company or any other member of the VERTICAL V Group is engaged or is considering engaging, which Executive may conceive or make, or may have conceived or made during Executive’s employment with Company, whether before or after the date hereof and whether alone or with others, at any time during or outside of normal working hours, and all intellectual property rights attached thereto shall be and remain the sole and exclusive property of Company. Company shall have the full right to use, assign, license or transfer all rights to or relating to Work Product, Executive shall, whenever requested to do so by Company (whether during Executive’s employment or thereafter), at Company’s expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Company or any other member of the

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VERTICAL V Group any right, title or interest which Executive might otherwise have in any Work Product. Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Company and its affiliates, whether during Executive’s employment or thereafter.

6.7 In view of the services which Executive shall perform, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of Company and other members of the VERTICAL V Group (“Affiliates”) and provide to Executive access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Section 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of Company and its Affiliates and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that Company and its Affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by Company and/or any Affiliate against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of Section 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Section 6.

6.8 If any portion of the provisions of this Section 6 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

7. Dispute Resolution.

7.1 Any dispute or controversy between Company and Executive relating to this Agreement or relating to or arising out of Executive’s employment with Company, (except any claim by Company relating to Section 6, above) shall be settled by binding arbitration before a single arbitrator in Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. The

6

arbitration proceeding, as well as all evidence and the dispute presented therein, shall be strictly confidential, provided, however, that judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

7.2 Company shall not be required to arbitrate any dispute arising between it and Executive relating to Section 6, above, but shall have the right to institute judicial proceedings in a court of competent jurisdiction within the State(s) of Florida, with respect to such dispute or claim. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

8. Miscellaneous.

8.1 Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission to the respective parties, or five days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties, in accordance with the provisions of this Section 8.1:

If to Company:	Vertical V, Inc.
200 South Park Road, Suite 350
Hollywood, FL 33021-8798
Attn: Dickerson Wright

If to Executive:	Mary Jo O’Brien
17352 Abrigo Way
Ramona, CA 92065

8.2 Governing Law. This Agreement shall be governed by, construed and applied, and all disputes relating to or arising from this Agreement shall be resolved, in accordance with, the internal laws of the State of Florida without giving effect to conflict of laws principles thereof.

8.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.4 Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings, oral or written, between the parties hereto with respect to

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the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

8.5 Mergers and Consolidation; Assignability. If Company, or any Successor Company, as defined in this Section 8.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive’s consent to any member of the VERTICAL V Group in connection with the underwritten public offering of the securities of such member. Without Executive’s prior written consent, except as provided in the two foregoing sentences, this Agreement shall not be assignable by Company or by any Successor Company. This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.

8.6 Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

8.7 No Waiver. The failure at any time either of Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

8.8 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

8.10 Affiliate. For the purposes hereof, the term “Affiliate” means any person controlling, controlled by or under common control with any other person.

8.11 Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive’s possession, and cooperate with Company, as may reasonably be requested by Company (and, after the Term, with due consideration for Executive’s obligations with respect to any new employment or business activity) in connection with any litigation in which Company or any

8

Affiliate is or may become a party. Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section 8.11. Company shall use its best efforts to assure that requests for Executive’s assistance under this Section 8.11 do not interfere with Executive’s obligations to any subsequent employer.

8.12 No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive’s obligations hereunder. Executive acknowledges being instructed: (a) that it is the Company’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Executive should not, under any circumstances, reveal to the Company or any Affiliate or make use of trade secrets or confidential business information belonging to any other person or organization. Executive represents and warrants that Executive has not violated and shall not violate such instructions.

8.13 Survival. Executive’s obligations as set forth in Section 6 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by Company, and shall survive the termination or expiration of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

Vertical V, Inc.

By:	/s/ Dickerson Wright
Name:	Dickerson Wright
Title:	Chief Executive Officer

Executive:

By:	/s/ Mary Jo O’Brien
Name:	Mary Jo O’Brien

10

FIRST AMENDMENT

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into on this 18th day of March, 2011, by and between NV5, Inc. a Delaware corporation (the “Company”), and Mary Jo O’Brien (hereinafter called the “Executive”).

R E C I T A L S

A. The Company and the Executive entered into an Employment Agreement dated October 1, 2010.

B. The Company intends to Amend the Employment Agreement to set forth in the terms of Executive’s Employment Agreement, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

8.14 Change in Control of the Company

(a) Change in Control. In the event that (i) a Change in Control (as defined in paragraph (b) of this Section) of the Company shall occur during the Term of Employment, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive as a single lump sum payment, within thirty (30) days of the termination of his employment hereunder, the sum of (x) an amount equal to the Executive’s Base Salary for a term of two (2) years, plus (y) any unused vacation pay and the value of the annual fringe benefits (based upon their cost to the Company) be provided to the Executive, for the year immediately preceding the year in which his employment terminates, plus (z) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment hereunder. Further, if a Change in Control occurs during the Term of Employment, then the Executive’s equity awards, if any, shall immediately vest notwithstanding any other provisions of such equity award agreements to the contrary. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

(b) For purposes of this Agreement, the term “Change in Control” shall mean:

(i) Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii) the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

(c) Notwithstanding the foregoing, the provisions of this Section 8.14 shall only apply if (i) the payments to be made hereunder are not subject to Section 409A of the Internal Revenue Code, or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NV5, Inc.

By:	/s/ Dickerson Wright
Name:	Dickerson Wright
Title:	Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ Mary Jo O’Brien
Name:	Mary Jo O’Brien

Exhibit 10.13

BUSINESS LOAN AGREEMENT

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$2,156,000.00	03-14-2012	02-01-2015	0901122297	7000		TRICH

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “* * *” has been omitted due to text length limitations.

Borrower:	NV5, Inc., a Delaware corporation 200 South Park Road, Suite 350 Hollywood, FL 33021	Lender:	Torrey Pines Bank Carmel Valley Office 12220 El Camino Real, Suite 110 San Diego, CA 92130 (858) 523-4630

THIS BUSINESS LOAN AGREEMENT dated March 16, 2012, is made and executed between NV5, Inc., a Delaware corporation (“Borrower”) and Torrey Pines Bank (“Lender”) on the following terms and conditions. Borrower has received prior commercial loans from Lender or has applied to Lender for a commercial loan or loans or other financial accommodations, including those which may be described on any exhibit or schedule attached to this Agreement. Borrower understands and agrees that: (A) in granting, renewing, or extending any Loan, Lender is relying upon Borrower’s representations, warranties, and agreements as set forth in this Agreement; (B) the granting, renewing, or extending of any Loan by Lender at all times shall be subject to Lender’s sole judgment and discretion; and (C) all such Loans shall be and remain subject to the terms and conditions of this Agreement.

TERM. This Agreement shall be effective as of March 16, 2012, and shall continue in full force and effect until such time as all of Borrower’s Loans in favor of Lender have been paid in full, including principal, interest, costs, expenses, attorneys’ fees, and other fees and charges, or until such time as the parties may agree in writing to terminate this Agreement.

CONDITIONS PRECEDENT TO EACH ADVANCE. Lender’s obligation to make the initial Advance and each subsequent Advance under this Agreement shall be subject to the fulfillment to Lender’s satisfaction of all of the conditions set forth in this Agreement and in the Related Documents.

Loan Documents. Borrower shall provide to Lender the following documents for the Loan: (1) the Note; (2) Security Agreements granting to Lender security interests in the Collateral; (3) financing statements and all other documents perfecting Lender’s Security Interests; (4) evidence of insurance as required below; (5) guaranties; (6) subordinations; (7) together with all such Related Documents as Lender may require for the Loan; all in form and substance satisfactory to Lender and Lender’s counsel.

Borrower’s Authorization. Borrower shall have provided in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement, the Note and the Related Documents. In addition, Borrower shall have provided such other resolutions, authorizations, documents and instruments as Lender or its counsel, may require.

Payment of Fees and Expenses. Borrower shall have paid to Lender all fees, charges, and other expenses which are then due and payable as specified in this Agreement or any Related Document.

Representations and Warranties. The representations and warranties set forth in this Agreement, in the Related Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct.

No Event of Default. There shall not exist at the time of any Advance a condition which would constitute an Event of Default under this Agreement or under any Related Document.

REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of any Loan, and at all times any Indebtedness exists:

Organization. Borrower is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Delaware. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Specifically, Borrower is, and at all times shall be, duly qualified as a foreign corporation in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Borrower maintains an office at 200 South Park Road, Suite 350, Hollywood, FL 33021. Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning the Collateral. Borrower will notify Lender prior to any change in the location of Borrower’s state of organization or any change in Borrower’s name. Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower’s business activities.

Assumed Business Names. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.

Authorization. Borrower’s execution, delivery, and performance of this Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under (1) any provision of (a) Borrower’s articles of incorporation or organization, or bylaws, or (b) any agreement or other instrument binding upon Borrower or (2) any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower’s properties.

Financial Information. Each of Borrower’s financial statements supplied to Lender truly and completely disclosed Borrower’s financial condition as of the date of the statement, and there has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements.

Legal Effect. This Agreement constitutes, and any instrument or agreement Borrower is required to give under this Agreement when delivered will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

Properties. Except as contemplated by this Agreement or as previously disclosed in Borrower’s financial statements or in writing to Lender and as accepted by Lender, and except for property tax liens for taxes not presently due and payable. Borrower owns and has good title to all of Borrower’s properties free and clear of all Security Interests, and has not executed any security documents or financing statements relating to such properties. All of Borrower’s properties are titled in Borrower’s legal name, and Borrower has not used or filed a financing statement under any other name for at least the last five (5) years.

Hazardous Substances. Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that: (1) During the period of Borrower’s ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral. (2) Borrower has no knowledge of, or reason to believe that there has been (a) any breach or violation of any Environmental Laws; (b) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral; or (c) any actual or threatened litigation or claims of any kind by any person relating to such matters. (3) Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral; and any such activity shall be conducted in compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation all Environmental Laws, Borrower authorizes Lender and its agents to enter upon the Collateral to make such inspections and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by Lender shall be at Borrower’s expense and for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other person. The representations and warranties contained herein are based on Borrower’s due diligence in investigating the Collateral for hazardous waste and Hazardous Substances. Borrower hereby (1) releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws, and (2) agrees to indemnify, defend, and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the Collateral. The provisions of this section of the Agreement, including the obligation to indemnify and defend, shall survive the payment of the Indebtedness and the termination, expiration or satisfaction of this Agreement and shall not be affected by Lender’s acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.

BUSINESS LOAN AGREEMENT

Loan No: 0901122297	(Continued)	Page 2

Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened, and no other event has occurred which may materially adversely affect Borrower’s financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing.

Taxes. To the best of Borrower’s knowledge, all of Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

Lien Priority. Unless otherwise previously disclosed to Lender in writing, Borrower has not entered into or granted any Security Agreements, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral directly or indirectly securing repayment of Borrower’s Loan and Note, that would be prior or that may in any way be superior to Lender’s Security Interests and rights in and to such Collateral.

Binding Effect. This Agreement, the Note, all Security Agreements (if any), and all Related Documents are binding upon the signers thereof, as well as upon their successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower will:

Notices of Claims and Litigation. Promptly inform Lender in writing of (1) all material adverse changes in Borrower’s financial condition, and (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of Borrower or the financial condition of any Guarantor.

Financial Records. Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower’s books and records at all reasonable times.

Financial Statements. Furnish Lender with the following:

Annual Statements. As soon as available, but in no event later than one-hundred-twenty (120) days after the end of each fiscal year, Borrower’s balance sheet and income statement for the year ended, audited by a certified public accountant satisfactory to Lender.

Additional Requirements. 1. Borrower shall provide Lender on a quarterly basis, Accounts Receivable and Accounts Payable Agings, and a Work In Progress Report due within 60 days of quarter end.

2. Debt Service Coverage Ratio. Borrower to maintain a minimum debt service coverage ratio of 1.25 to 1.00, to be measured quarterly. For fiscal year end December 31, 2011, debt service coverage ratio is defined as consolidated earnings before interest, taxes, depreciation and amortization minus amortization of share-based compensation, plus $435,000.00 in non recurring expenses divided by consolidated current portion of long term debt (using current portion of long term debt for Torrey Pines Bank term Loan of $552,000.00), plus actual interest expense. Beginning with December 31, 2012 debt service coverage ratio is defined as fiscal year end consolidated earnings before interest, taxes, depreciation and amortization minus amortization of share-based compensation divided by consolidated current portion of long term debt plus actual interest expense.

3. Deposit Covenant. At all times, Borrower and Guarantors combined, must maintain a minimum deposit balance of $500,000.00. If said deposit covenant is out of compliance, the margin rate or floor rate shall increase by 1.00%, whichever is greater.

4. Borrower allowed $250,000.00 in additional debt.

All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis, and certified by Borrower as being true and correct.

Additional Information. Furnish such additional information and statements, as Lender may request from time to time.

Insurance. Maintain fire and other risk insurance, public liability insurance, and such other insurance as Lender may require with respect to Borrower’s properties and operations, in form, amounts, coverages and with insurance companies acceptable to Lender. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering assets in which Lender holds or is offered a security interest for the Loans, Borrower will provide Lender with such lender’s loss payable or other endorsements as Lender may require.

Insurance Reports. Furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties insured; (5) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower.

Guaranties. Prior to disbursement of any Loan proceeds, furnish executed guaranties of the Loans in favor of Lender, executed by the guarantors named below, on Lender’s forms, and in the amounts and under the conditions set forth in those guaranties.

Names of Guarantors	Amounts
Wright Family Trust dated December 12, 1990	Unlimited
Dickerson Wright	Unlimited
NV5 Holdings, Inc., a Delaware corporation	Unlimited
Nolte Associates, Inc., a California corporation	Unlimited

Subordination. Prior to disbursement of any Loan proceeds, deliver to Lender a subordination agreement on Lender’s forms, executed by Borrower’s creditor named below, subordinating all of Borrower’s indebtedness to such creditor, or such lesser amount as may be agreed to by Lender in writing, and any security interests in collateral securing that indebtedness to the Loans and security interests of Lender.

Name of Creditor	Total Amount of Debt
Nolte Family Trust	$2,660,695.47

Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreements.

Loan Proceeds. Use all Loan proceeds solely for Borrower’s business operations, unless specifically consented to the contrary by Lender in writing.

Taxes, Charges and Liens. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income, or profits. Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower shall have established on Borrower’s books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

Performance. Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Related Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any default in connection with any agreement.

Operations. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in executive and management personnel; conduct its business affairs in a reasonable and prudent manner.

Environmental Studies. Promptly conduct and complete, at Borrower’s expense, all such investigations, studies, samplings and testings as may be requested by Lender or any governmental authority relative to any substance, or any waste or by-product of any substance defined as toxic or a hazardous substance under applicable federal, state, or local law, rule, regulation, order or directive, at or affecting any property or any facility owned, leased or used by Borrower.

BUSINESS LOAN AGREEMENT

Loan No: 0901122297	(Continued)	Page 3

Compliance with Governmental Requirements. Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower’s properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender’s sole opinion, Lender’s interests in the Collateral are not jeopardized. Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender’s interest.

Inspection. Permit employees or agents of Lender at any reasonable time to inspect any and all Collateral for the Loan or Loans and Borrower’s other properties and to examine or audit Borrower’s books, accounts, and records and to make copies and memoranda of Borrower’s books, accounts, and records. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’s expense.

Compliance Certificates. Unless waived in writing by Lender, provide Lender at least annually, with a certificate executed by Borrower’s chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Agreement.

Environmental Compliance and Reports. Borrower shall comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loans and to perfect all Security Interests.

LENDER’S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents, Lender on Borrower’s behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower. All such expenses will become a part of the Indebtedness and, at Lender’s option, will (A) be payable on demand; (B) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note; or (C) be treated as a balloon payment which will be due and payable at the Note’s maturity.

NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

Indebtedness and Liens. (1) Except for trade debt incurred in the normal course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, (2) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower’s assets (except as allowed as Permitted Liens), or (3) sell with recourse any of Borrower’s accounts, except to Lender.

Continuity of Operations. (1) Engage in any business activities substantially different than those in which Borrower is presently engaged, (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or (3) pay any dividends on Borrower’s stock (other than dividends payable in its stock), provided, however that notwithstanding the foregoing, but only so long as no Event of Default has occurred and is continuing or would result from the payment of dividends, if Borrower is a “Subchapter S Corporation” (as defined in the Internal Revenue Code of 1986, as amended), Borrower may pay cash dividends on its stock to its shareholders from time to time in amounts necessary to enable the shareholders to pay income taxes and make estimated income tax payments to satisfy their liabilities under federal and state law which arise solely from their status as Shareholders of a Subchapter S Corporation because of their ownership of shares of Borrower’s stock, or purchase or retire any of Borrower’s outstanding shares or alter or amend Borrower’s capital structure.

Loans, Acquisitions and Guaranties. (1) Loan, invest in or advance money or assets to any other person, enterprise or entity, (2) purchase, create or acquire any interest in any other enterprise or entity, or (3) incur any obligation as surety or guarantor other than in the ordinary course of business.

Agreements. Enter into any agreement containing any provisions which would be violated or breached by the performance of Borrower’s obligations under this Agreement or in connection herewith.

CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan Advances or to disburse Loan proceeds if: (A) Borrower or any Guarantor is in default under the terms of this Agreement or any of the Related Documents or any other agreement that Borrower or any Guarantor has with Lender; (B) Borrower or any Guarantor dies, becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt; (C) there occurs a material adverse change in Borrower’s financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan; or (D) any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke such Guarantor’s guaranty of the Loan or any other loan with Lender.

DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Borrower fails to make any payment when due under the Loan.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Defective Collateralization. This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of the Loan is impaired.

Right to Cure. If any default, other than a default on Indebtedness, is curable and if Borrower or Grantor, as the case may be, has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured if Borrower or Grantor, as the case may be, after Lender sends written notice to Borrower or Grantor, as the case may be, demanding cure of such default: (1) cure the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiate steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

BUSINESS LOAN AGREEMENT

Loan No: 0901122297	(Continued)	Page 4

EFFECT OF AN EVENT OF DEFAULT. If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender’s option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender’s right to declare a default and to exercise its rights and remedies.

NO EVENT OF DEFAULT. There shall not exist at the time of any Advance a condition that with notice or the passing of time would constitute as Event of Default under this Agreement or under any Related Document.

NOTICE OF CLAIMS AND LITIGATION. Borrower shall promptly inform Lender in writing of (1) all material adverse change in Guarantor(s) financial condition, and (2) all existing and all threatened litigation, claims, investigations, adminstrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of the Borrower or the financial condition of any Guarantor.

FINANCIAL STATEMENT CERTIFICATIONS. The undersigned hereby certifies to Torrey Pines Bank (“Bank”) that all financial information (“information”) submitted to Bank now and at all times during the terms of this loan does, and will, fairly and accurately represent the financial condition of the undersigned, all Borrowers and Guarantors. Financial information includes, but is not limited to all Business Financial Statements (including Interim and Year-End financial statements that are company prepared and/or CPA prepared), Business Income Tax Returns, Borrowing Base Certificates, Accounts Receivable and Accounts Payable Agings, Personal Financial Statements and Personal Income Tax Returns. The undersigned understands that the Bank will rely on all financial information, whenever provided, and that such information is a material inducement to Bank to make, to continue to make, or otherwise extend credit accommodations to the undersigned. The undersigned covenants and agrees to notify Bank of any adverse material changes in her/his/its financial condition in the future. The undersigned further understands and acknowledges that there are criminal penalties for giving false financial information to federally insured financial institutions.

ADDITIONAL COVENANTS.

CESSATION OF ADVANCES. Sentence (B) is hereby modified as follows: Borrower or 60 days after Guarantor dies, Guarantor becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt.

DEFAULT:

Events Affecting Guarantor. The paragraph is hereby modified as follows: Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness, or 60 days after any Guarantor dies, or Guarantor becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

Right to Cure. The words “fifteen (15) days” is hereby replaced by “thirty (30) days”.

MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

Amendments. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

Attorneys’ Fees; Expenses. Borrower agrees to pay upon demand all of Lender’s costs and expenses, including Lender’s attorneys’ fees and Lender’s legal expenses, incurred in connection with the enforcement of this Agreement. Lender may hire or pay someone else to help enforce this Agreement, and Borrower shall pay the costs and expenses of such enforcement. Costs and expenses include Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also shall pay all court costs and such additional fees as may be directed by the court.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Consent to Loan Participation. Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Governing Law. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Agreement has been accepted by Lender in the State of California.

Choice of Venue. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of San Diego County, State of California.

No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Grantor, shall constitute a waiver of any of Lender’s rights or of any of Borrower’s or any Grantor’s obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower’s current address. Unless otherwise provided or required by law, if there is more than one Borrower, any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers.

Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

Subsidiaries and Affiliates of Borrower. To the extent the context of any provisions of this Agreement makes it appropriate, including without limitation any representation, warranty or covenant, the word “Borrower” as used in this Agreement shall include all of Borrower’s subsidiaries and affiliates. Notwithstanding the foregoing however, under no circumstances shall this Agreement be construed to require Lender to make any Loan or other financial accommodation to any of Borrower’s subsidiaries or affiliates.

Successors and Assigns. All covenants and agreements by or on behalf of Borrower contained in this Agreement or any Related Documents shall bind Borrower’s successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Borrower shall not, however, have the right to assign Borrower’s rights under this Agreement or any interest therein, without the prior written consent of Lender.

BUSINESS LOAN AGREEMENT

Loan No: 0901122297	(Continued)	Page 5

Survival of Representations and Warranties. Borrower understands and agrees that in making the Loan, Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement or the Related Documents. Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the making of the Loan and delivery to Lender of the Related Documents, shall be continuing in nature, and shall remain in full force and effect until such time as Borrower’s Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

Time is of the Essence. Time is of the essence in the performance of this Agreement.

DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:

Advance. The word “Advance” means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower’s behalf on a line of credit or multiple advance basis under the terms and conditions of this Agreement.

Agreement. The word “Agreement” means this Business Loan Agreement, as this Business Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Business Loan Agreement from time to time.

Borrower. The word “Borrower” means NV5, Inc., a Delaware corporation and includes all co-signers and co-makers signing the Note and all their successors and assigns.

Collateral. The word “Collateral” means all property and assets granted as collateral security for a Loan, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

Environmental Laws. The words “Environmental Laws” mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto. Also, the following statutes, rules and regulations are included, without limitation, in the words “Environmental Laws” as they are applied to Collateral located in the referenced states: Chapters 6.5 through 7.7 of Division 20 of the California Health and Safety Code, Section 25100, et seq.

Event of Default. The words “Event of Default” mean any of the events of default set forth in this Agreement in the default section of this Agreement.

GAAP. The word “GAAP” means generally accepted accounting principles.

Grantor. The word “Grantor” means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan, including without limitation all Borrowers granting such a Security Interest.

Guarantor. The word “Guarantor” means any guarantor, surety, or accommodation party of any or all of the Loan.

Guaranty. The word “Guaranty” means the guaranty from Guarantor to Lender, including without limitation a guaranty of all or part of the Note.

Hazardous Substances. The words “Hazardous Substances” mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words “Hazardous Substances” are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term “Hazardous Substances” also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

Indebtedness. The word “Indebtedness” means the indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Related Documents.

Lender. The word “Lender” means Torrey Pines Bank, its successors and assigns.

Loan. The word “Loan” means any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.

Note. The word “Note” means the Promissory Note dated July 6, 2010 in the original principal amount of $2,800,000.00, and a Change In Terms Agreement dated March 11, 2011, and a Change In Terms Agreement dated June 16, 2011, and a Change In Terms Agreement dated August 22, 2011, and a Change In Terms Agreement dated March 14, 2012, from Borrower to Lender, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the Promissory Note or Agreement.

Permitted Liens. The words “Permitted Liens” mean (1) liens and security interests securing Indebtedness owed by Borrower to Lender; (2) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (3) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under the paragraph of this Agreement titled “Indebtedness and Liens”; (5) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Lender in writing; and (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets.

Related Documents. The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loan.

Security Agreement. The words “Security Agreement” mean and include without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest.

Security Interest. The words “Security Interest” mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise.

BUSINESS LOAN AGREEMENT

Loan No: 0901122297	(Continued)	Page 6

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS BUSINESS LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS. THIS BUSINESS LOAN AGREEMENT IS DATED MARCH 16, 2012.

BORROWER:

NV5, INC., A DELAWARE CORPORATION

By:	/s/ Dickerson Wright
Dickerson Wright, CEO of NV5, Inc., a Delaware corporation

LENDER:

TORREY PINES BANK

By:	/s/ Teofla Rich
Authorized Signer

Exhibit 10.14

BUSINESS LOAN AGREEMENT

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$1,000,000.00	03-14-2012	08-07-2012	0909121377	0003		TRICH

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “* * *” has been omitted due to text length limitations.

Borrower:	NV5, Inc., a Delaware corporation 200 South Park Road, Suite 350 Hollywood, FL 33021	Lender:	Torrey Pines Bank Carmel Valley Office 12220 El Camino Real, Suite 110 San Diego, CA 92130 (858) 523-4630

THIS BUSINESS LOAN AGREEMENT dated March 14, 2012, is made and executed between NV5, Inc., a Delaware corporation (“Borrower”) and Torrey Pines Bank (“Lender”) on the following terms and conditions. Borrower has received prior commercial loans from Lender or has applied to Lender for a commercial loan or loans or other financial accommodations, including those which may be described on any exhibit or schedule attached to this Agreement. Borrower understands and agrees that: (A) in granting, renewing, or extending any Loan, Lender is relying upon Borrower’s representations, warranties, and agreements as set forth in this Agreement: (B) the granting, renewing, or extending of any Loan by Lender at all times shall be subject to Lender’s sole judgment and discretion; and (C) all such Loans shall be and remain subject to the terms and conditions of this Agreement.

TERM. This Agreement shall be effective as of March 14, 2012, and shall continue in full force and effect until such time as all of Borrower’s Loans in favor of Lender have been paid in full, including principal, interest, costs, expenses, attorneys’ fees, and other fees and charges, or until such time as the parties may agree in writing to terminate this Agreement.

CONDITIONS PRECEDENT TO EACH ADVANCE. Lender’s obligation to make the initial Advance and each subsequent Advance under this Agreement shall be subject to the fulfillment to Lender’s satisfaction of all of the conditions set forth in this Agreement and in the Related Documents.

Loan Documents. Borrower shall provide to Lender the following documents for the Loan: (1) the Note; (2) guaranties; (3) together with all such Related Documents as Lender may require for the Loan; all in form and substance satisfactory to Lender and Lender’s counsel.

Borrower’s Authorization. Borrower shall have provided in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement, the Note and the Related Documents. In addition, Borrower shall have provided such other resolutions, authorizations, documents and instruments as Lender or its counsel, may require.

Payment of Fees and Expenses. Borrower shall have paid to Lender all fees, charges, and other expenses which are then due and payable as specified in this Agreement or any Related Document.

Representations and Warranties. The representations and warranties set forth in this Agreement, in the Related Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct.

No Event of Default. There shall not exist at the time of any Advance a condition which would constitute an Event of Default under this Agreement or under any Related Document.

REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of any Loan, and at all times any Indebtedness exists:

Organization. Borrower is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Delaware. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Specifically, Borrower is, and at all times shall be, duly qualified as a foreign corporation in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Borrower maintains an office at 200 South Park Road, Suite 350, Hollywood, FL 33021. Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning the Collateral. Borrower will notify Lender prior to any change in the location of Borrower’s state of organization or any change in Borrower’s name. Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower’s business activities.

Assumed Business Names. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.

Authorization. Borrower’s execution, delivery, and performance of this Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under (1) any provision of (a) Borrower’s articles of incorporation or organization, or bylaws, or (b) any agreement or other instrument binding upon Borrower or (2) any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower’s properties.

Financial Information. Each of Borrower’s financial statements supplied to Lender truly and completely disclosed Borrower’s financial condition as of the date of the statement, and there has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements.

Legal Effect. This Agreement constitutes, and any instrument or agreement Borrower is required to give under this Agreement when delivered will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

Properties. Except as contemplated by this Agreement or as previously disclosed in Borrower’s financial statements or in writing to Lender and as accepted by Lender, and except for property tax liens for taxes not presently due and payable, Borrower owns and has good title to all of Borrower’s properties free and clear of all Security Interests, and has not executed any security documents or financing statements relating to such properties. All of Borrower’s properties are titled in Borrower’s legal name, and Borrower has not used or filed a financing statement under any other name for at least the last five (5) years.

Hazardous Substances. Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that: (1) During the period of Borrower’s ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral. (2) Borrower has no knowledge of, or reason to believe that there has been (a) any breach or violation of any Environmental Laws; (b) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral; or (c) any actual or threatened litigation or claims of any kind by any person relating to such matters. (3) Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral; and any such activity shall be conducted in compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation all Environmental Laws. Borrower authorizes Lender and its agents to enter upon the Collateral to make such inspections and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by Lender shall be at Borrower’s expense and for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other person. The representations and warranties contained herein are based on Borrower’s due diligence in investigating the Collateral for hazardous waste and Hazardous Substances. Borrower hereby (1) releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws, and (2) agrees to indemnify, defend, and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the Collateral. The provisions of this section of the Agreement, including the obligation to indemnify and defend, shall survive the payment of the Indebtedness and the termination, expiration or satisfaction of this Agreement and shall not be affected by Lender’s acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.

Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened, and no other event has occurred which may materially adversely affect Borrower’s financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing.

BUSINESS LOAN AGREEMENT

Loan No: 0909121377	(Continued)	Page 2

Taxes. To the best of Borrower’s knowledge, all of Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

Lien Priority. Unless otherwise previously disclosed to Lender in writing, Borrower has not entered into or granted any Security Agreements, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral directly or indirectly securing repayment of Borrower’s Loan and Note, that would be prior or that may in any way be superior to Lender’s Security Interests and rights in and to such Collateral.

Binding Effect. This Agreement, the Note, all Security Agreements (if any), and all Related Documents are binding upon the signers thereof, as well as upon their successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower will:

Notices of Claims and Litigation. Promptly inform Lender in writing of (1) all material adverse changes in Borrower’s financial condition, and (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of Borrower or the financial condition of any Guarantor.

Financial Records. Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower’s books and records at all reasonable times.

Financial Statements. Furnish Lender with the following:

Annual Statements. As soon as available, but in no event later than one-hundred-twenty (120) days after the end of each fiscal year, Borrower’s balance sheet and income statement for the year ended, audited by a certified public accountant satisfactory to Lender.

Additional Requirements. Borrower shall provide Lender quarterly financials, accounts receivable and accounts payable agings and a work in progress report due within sixty days of quarter end.

All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis, and certified by Borrower as being true and correct.

Additional Information. Furnish such additional information and statements, as Lender may request from time to time.

Insurance. Maintain fire and other risk insurance, public liability insurance, and such other insurance as Lender may require with respect to Borrower’s properties and operations, in form, amounts, coverages and with insurance companies acceptable to Lender. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering assets in which Lender holds or is offered a security interest for the Loans, Borrower will provide Lender with such lender’s loss payable or other endorsements as Lender may require.

Insurance Reports. Furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties insured; (5) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower.

Guaranties. Prior to disbursement of any Loan proceeds, furnish executed guaranties of the Loans in favor of Lender, executed by the guarantors named below, on Lender’s forms, and in the amounts and under the conditions set forth in those guaranties.

Names of Guarantors	Amounts
Dickerson Wright	Unlimited
Wright Family Trust dated December 12, 1990	Unlimited
NV5 Holdings, Inc., a Delaware corporation	Unlimited
Nolte Associates, Inc., a California corporation	Unlimited

Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreements.

Loan Proceeds. Use all Loan proceeds solely for Borrower’s business operations, unless specifically consented to the contrary by Lender in writing.

Taxes, Charges and Liens. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income, or profits. Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower shall have established on Borrower’s books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

Performance. Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Related Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any default in connection with any agreement.

Operations. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in executive and management personnel; conduct its business affairs in a reasonable and prudent manner.

Environmental Studies. Promptly conduct and complete, at Borrower’s expense, all such investigations, studies, samplings and testings as may be requested by Lender or any governmental authority relative to any substance, or any waste or by-product of any substance defined as toxic or a hazardous substance under applicable federal, state, or local law, rule, regulation, order or directive, at or affecting any property or any facility owned, leased or used by Borrower.

Compliance with Governmental Requirements. Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower’s properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender’s sole opinion, Lender’s interests in the Collateral are not jeopardized. Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender’s interest.

Inspection. Permit employees or agents of Lender at any reasonable time to inspect any and all Collateral for the Loan or Loans and Borrower’s other properties and to examine or audit Borrower’s books, accounts, and records and to make copies and memoranda of Borrower’s books, accounts, and records. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’s expense.

Compliance Certificates. Unless waived in writing by Lender, provide Lender at least annually, with a certificate executed by Borrower’s chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Agreement.

BUSINESS LOAN AGREEMENT

Loan No: 0909121377	(Continued)	Page 3

Environmental Compliance and Reports. Borrower shall comply in all respects with any and all Environmental Laws; not cause or permit to exist as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loans and to perfect all Security Interests.

LENDER’S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents, Lender on Borrower’s behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower. All such expenses will become a part of the Indebtedness and, at Lender’s option, will (A) be payable on demand; (B) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note; or (C) be treated as a balloon payment which will be due and payable at the Note’s maturity.

NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

Indebtedness and Liens. (1) Except for trade debt incurred in the normal course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, (2) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower’s assets (except as allowed as Permitted Liens), or (3) sell with recourse any of Borrower’s accounts, except to Lender.

Continuity of Operations. (1) Engage in any business activities substantially different than those in which Borrower is presently engaged, (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or (3) pay any dividends on Borrower’s stock (other than dividends payable in its stock), provided, however that notwithstanding the foregoing, but only so long as no Event of Default has occurred and is continuing or would result from the payment of dividends, if Borrower is a “Subchapter S Corporation” (as defined in the Internal Revenue Code of 1986, as amended), Borrower may pay cash dividends on its stock to its shareholders from time to time in amounts necessary to enable the shareholders to pay income taxes and make estimated income tax payments to satisfy their liabilities under federal and state law which arise solely from their status as Shareholders of a Subchapter S Corporation because of their ownership of shares of Borrower’s stock, or purchase or retire any of Borrower’s outstanding shares or alter or amend Borrower’s capital structure.

Loans, Acquisitions and Guaranties. (1) Loan, invest in or advance money or assets to any other person, enterprise or entity, (2) purchase, create or acquire any interest in any other enterprise or entity, or (3) incur any obligation as surety or guarantor other than in the ordinary course of business.

Agreements. Enter into any agreement containing any provisions which would be violated or breached by the performance of Borrower’s obligations under this Agreement or in connection herewith.

CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan Advances or to disburse Loan proceeds if: (A) Borrower or any Guarantor is in default under the terms of this Agreement or any of the Related Documents or any other agreement that Borrower or any Guarantor has with Lender; (B) Borrower or any Guarantor dies, becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt; (C) there occurs a material adverse change in Borrower’s financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan; or (D) any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke such Guarantor’s guaranty of the Loan or any other loan with Lender.

DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Borrower fails to make any payment when due under the Loan.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Defective Collateralization. This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of the Loan is impaired.

Right to Cure. If any default, other than a default on Indebtedness, is curable and if Borrower or Grantor, as the case may be, has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured if Borrower or Grantor, as the case may be, after Lender sends written notice to Borrower or Grantor, as the case may be, demanding cure of such default: (1) cure the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiate steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

EFFECT OF AN EVENT OF DEFAULT. If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender’s option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender’s right to declare a default and to exercise its rights and remedies.

NO EVENT OF DEFAULT. There shall not exist at the time of any Advance a condition that with notice or the passing of time would constitute as Event of Default under this Agreement or under any Related Document.

NOTICE OF CLAIMS AND LITIGATION. Borrower shall promptly inform Lender in writing of (1) all material adverse change in Guarantor(s) financial condition, and (2) all existing and all threatened litigation, claims, investigations, adminstrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of the Borrower or the financial condition of any Guarantor.

BUSINESS LOAN AGREEMENT

Loan No: 0909121377	(Continued)	Page 4

FINANCIAL STATEMENT CERTIFICATIONS. The undersigned hereby certifies to Torrey Pines Bank (“Bank”) that all financial information (“information”) submitted to Bank now and at all times during the terms of this loan does, and will, fairly and accurately represent the financial condition of the undersigned, all Borrowers and Guarantors. Financial information includes, but is not limited to all Business Financial Statements (including Interim and Year-End financial statements that are company prepared and/or CPA prepared), Business Income Tax Returns, Borrowing Base Certificates, Accounts Receivable and Accounts Payable Agings, Personal Financial Statements and Personal Income Tax Returns. The undersigned understands that the Bank will rely on all financial information, whenever provided, and that such information is a material inducement to Bank to make, to continue to make, or otherwise extend credit accommodations to the undersigned. The undersigned covenants and agrees to notify Bank of any adverse material changes in her/his/its financial condition in the future. The undersigned further understands and acknowledges that there are criminal penalties for giving false financial information to federally insured financial institutions.

DEPOSIT BALANCE PROVISION. At all times, Borrower and Guarantor combined must maintain a minimum deposit balance of $500,000.00 with Torrey Pines Bank. If said deposit relationship is out of compliance, the interest rate margin or the minimum interest rate will increase by 1.00% whichever is greater.

MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

Amendments. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

Attorneys’ Fees; Expenses. Borrower agrees to pay upon demand all of Lender’s costs and expenses, including Lender’s attorneys’ fees and Lender’s legal expenses, incurred in connection with the enforcement of this Agreement. Lender may hire or pay someone else to help enforce this Agreement, and Borrower shall pay the costs and expenses of such enforcement. Costs and expenses include Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also shall pay all court costs and such additional fees as may be directed by the court.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Consent to Loan Participation. Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Governing Law. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Agreement has been accepted by Lender in the State of California.

Choice of Venue. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of San Diego County, State of California.

No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Grantor, shall constitute a waiver of any of Lender’s rights or of any of Borrower’s or any Grantor’s obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower’s current address. Unless otherwise provided or required by law, if there is more than one Borrower, any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers.

Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

Subsidiaries and Affiliates of Borrower. To the extent the context of any provisions of this Agreement makes it appropriate, including without limitation any representation, warranty or covenant, the word “Borrower” as used in this Agreement shall include all of Borrower’s subsidiaries and affiliates. Notwithstanding the foregoing however, under no circumstances shall this Agreement be construed to require Lender to make any Loan or other financial accommodation to any of Borrower’s subsidiaries or affiliates.

Successors and Assigns. All covenants and agreements by or on behalf of Borrower contained in this Agreement or any Related Documents shall bind Borrower’s successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Borrower shall not, however, have the right to assign Borrower’s rights under this Agreement or any interest therein, without the prior written consent of Lender.

Survival of Representations and Warranties. Borrower understands and agrees that in extending Loan Advances, Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement or the Related Documents. Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the extension of Loan Advances and delivery to Lender of the Related Documents, shall be continuing in nature, shall be deemed made and redated by Borrower at the time each Loan Advance is made, and shall remain in full force and effect until such time as Borrower’s Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

Time is of the Essence. Time is of the essence in the performance of this Agreement.

DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:

Advance. The word “Advance” means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower’s behalf on a line of credit or multiple advance basis under the terms and conditions of this Agreement.

Agreement. The word “Agreement” means this Business Loan Agreement, as this Business Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Business Loan Agreement from time to time.

Borrower. The word “Borrower” means NV5, Inc., a Delaware corporation and includes all co-signers and co-makers signing the Note and all their successors and assigns.

Collateral. The word “Collateral” means all property and assets granted as collateral security for a Loan, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

BUSINESS LOAN AGREEMENT

Loan No: 0909121377	(Continued)	Page 5

Environmental Laws. The words “Environmental Laws” mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., Chapters 6.5 through 7.7 of Division 20 of the California Health and Safety Code, Section 25100, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.

Event of Default. The words “Event of Default” mean any of the events of default set forth in this Agreement in the default section of this Agreement.

GAAP. The word “GAAP” means generally accepted accounting principles.

Grantor. The word “Grantor” means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan, including without limitation all Borrowers granting such a Security Interest.

Guarantor. The word “Guarantor” means any guarantor, surety, or accommodation party of any or all of the Loan.

Guaranty. The word “Guaranty” means the guaranty from Guarantor to Lender, including without limitation a guaranty of all or part of the Note.

Hazardous Substances. The words “Hazardous Substances” mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words “Hazardous Substances” are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term “Hazardous Substances” also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

Indebtedness. The word “Indebtedness” means the indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Related Documents.

Lender. The word “Lender” means Torrey Pines Bank, its successors and assigns.

Loan. The word “Loan” means any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.

Note. The word “Note” means the Promissory Note dated February 22, 2010 in the original principal amount of $1,000,000.00, and a Change In Terms Agreement dated March 11, 2011, and a Change In Terms Agreement dated June 16, 2011, and a Change In Terms Agreement dated August 22, 2011, and a Change In Terms Agreement dated March 14, 2012, from Borrower to Lender, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the Promissory Note or Agreement.

Permitted Liens. The words “Permitted Liens” mean (1) liens and security interests securing Indebtedness owed by Borrower to Lender; (2) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (3) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under the paragraph of this Agreement titled “Indebtedness and Liens”; (5) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Lender in writing; and (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets.

Related Documents. The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loan.

Security Agreement. The words “Security Agreement” mean and include without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest.

Security Interest. The words “Security Interest” mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise.

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS BUSINESS LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS. THIS BUSINESS LOAN AGREEMENT IS DATED MARCH 14, 2012.

BORROWER:

NV5, INC., A DELAWARE CORPORATION

By:	/s/ Dickerson Wright
Dickerson Wright, CEO of NV5, Inc., a Delaware corporation

LENDER:

TORREY PINES BANK

By:	/s/ Teofla Rich
Authorized Signer

Exhibit 10.15

BUSINESS LOAN AGREEMENT

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$2,000,000.00	07-07-2010	07-07-2011	0909122289	7000		TRICH

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	Nolte Associates, Inc., a California corporation 200 South Park Road, Suite 350 Hollywood, FL 95833	Lender:	Torrey Pines Bank Carmel Valley Administrative Office 12220 El Camino Real, Suite 100 San Diego, CA 92130 (858) 523-4600

THIS BUSINESS LOAN AGREEMENT dated July 7, 2010, is made and executed between Nolte Associates, Inc., a California corporation (“Borrower”) and Torrey Pines Bank (“Lender”) on the following terms and conditions. Borrower has received prior commercial loans from Lender or has applied to Lender for a commercial loan or loans or other financial accommodations, including those which may be described on any exhibit or schedule attached to this Agreement. Borrower understands and agrees that: (A) In granting, renewing, or extending any Loan, Lender is relying upon Borrower’s representations, warranties, and agreements as set forth in this Agreement; (B) the granting, renewing, or extending of any Loan by Lender at all times shall be subject to Lender’s sole judgment and discretion; and (C) all such Loans shall be and remain subject to the terms and conditions of this Agreement.

TERM. This Agreement shall be effective as of July 7, 2010, and shall continue in full force and effect until such time as all of Borrower’s Loans in favor of Lender have been paid in full, including principal, interest, costs, expenses, attorneys’ fees, and other fees and charges, or until such time as the parties may agree in writing to terminate this Agreement.

CONDITIONS PRECEDENT TO EACH ADVANCE. Lender’s obligation to make the initial Advance and each subsequent Advance under this Agreement shall be subject to the fulfillment to Lender’s satisfaction of all of the conditions set forth in this Agreement and in the Related Documents.

Loan Documents. Borrower shall provide to Lender the following documents for the Loan: (1) the Note; (2) Security Agreements granting to Lender security interests in the Collateral; (3) financing statements and all other documents perfecting Lender’s Security Interests; (4) evidence of insurance as required below; (5) guaranties; (6) subordinations; (7) together with all such Related Documents as Lender may require for the Loan; all in form and substance satisfactory to Lender and Lender’s counsel.

Borrower’s Authorization. Borrower shall have provided in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement, the Note and the Related Documents. In addition, Borrower shall have provided such other resolutions, authorizations, documents and instruments as Lender or its counsel, may require.

Payment of Fees and Expenses. Borrower shall have paid to Lender all fees, charges, and other expenses which are then due and payable as specified in this Agreement or any Related Document.

Representations and Warranties. The representations and warranties set forth in this Agreement, in the Related Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct.

No Event of Default. There shall not exist at the time of any Advance a condition which would constitute an Event of Default under this Agreement or under any Related Document.

REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of any Loan, and at all times any Indebtedness exists:

Organization. Borrower is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of California. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Specifically, Borrower is, and at all times shall be, duly qualified as a foreign corporation in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Borrower maintains its principal office at 2495 Natomas Park Drive, 4th Floor, Sacramento, CA 95833. Unless Borrower has designated otherwise in writing, this is the principal office at which Borrower keeps its books and records including its records concerning the Collateral. Borrower will notify Lender prior to any change in the location of Borrower’s state of organization or any change in Borrower’s name. Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower’s business activities.

Assumed Business Names. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.

Authorization. Borrower’s execution, delivery, and performance of this Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under (1) any provision of (a) Borrower’s articles of incorporation or organization, or bylaws, or (b) any agreement or other instrument binding upon Borrower or (2) any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower’s properties.

Financial Information. Each of Borrower’s financial statements supplied to Lender truly and completely disclosed Borrower’s financial condition as of the date of the statement, and there has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements.

Legal Effect. This Agreement constitutes, and any instrument or agreement Borrower is required to give under this Agreement when delivered will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

Properties. Except as contemplated by this Agreement or as previously disclosed in Borrower’s financial statements or in writing to Lender and as accepted by Lender, and except for property tax liens for taxes not presently due and payable, Borrower owns and has good title to all of Borrower’s properties free and clear of all Security Interests, and has not executed any security documents or financing statements relating to such properties. All of Borrower’s properties are titled in Borrower’s legal name, and Borrower has not used or filed a financing statement under any other name for at least the last five (5) years.

Hazardous Substances. Except as disclosed to and acknowledged by Lender in writing. Borrower represents and warrants that: (1) During the period of Borrower’s ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral. (2) Borrower has no knowledge of, or reason to believe that there has been (a) any breach or violation of any Environmental Laws; (b) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral; or (c) any actual or threatened litigation or claims of any kind by any person relating to such matters. (3) Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral; and any such activity shall be conducted in compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation all Environmental Laws. Borrower authorizes Lender and its agents to enter upon the Collateral to make such inspections and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by Lender shall be at Borrower’s expense and for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other person. The representations and warranties contained herein are based on Borrower’s due diligence in investigating the Collateral for hazardous waste and Hazardous Substances. Borrower hereby (1) releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws, and (2) agrees to indemnify, defend, and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the Collateral. The provisions of this section of the Agreement, including the obligation to indemnify and defend, shall survive the payment of the Indebtedness and the termination, expiration or satisfaction of this Agreement and shall not be affected by Lender’s acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.

Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened, and no other event has occurred which may materially adversely affect Borrower’s financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing.

BUSINESS LOAN AGREEMENT

Loan No: 0909122289	(Continued)	Page 2

Taxes. To the best of Borrower’s knowledge, all of Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

Lien Priority. Unless otherwise previously disclosed to Lender in writing, Borrower has not entered into or granted any Security Agreements, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral directly or indirectly securing repayment of Borrower’s Loan and Note, that would be prior or that may in any way be superior to Lender’s Security Interests and rights in and to such Collateral.

Binding Effect. This Agreement, the Note, all Security Agreements (if any), and all Related Documents are binding upon the signers thereof, as well as upon their successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower will:

Notices of Claims and Litigation. Promptly inform Lender in writing of (1) all material adverse changes in Borrower’s financial condition, and (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of Borrower or the financial condition of any Guarantor.

Financial Records. Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower’s books and records at all reasonable times.

Financial Statements. Furnish Lender with the following:

Annual Statements. As soon as available, but in no event later than one-hundred-twenty (120) days after the end of each fiscal year, Borrower’s balance sheet and income statement for the year ended, reviewed by a certified public accountant satisfactory to Lender.

Tax Returns. As soon as available, but in no event later than thirty (30) days after the applicable filing date for the tax reporting period ended, Federal and other governmental tax returns, prepared by Borrower.

Additional Requirements.

1. Borrower to provide Lender Accounts Receivable, Accounts Payable, and Work in Progress Reports within 30 days of each half-year.

2. Effective 10/01/2010 Borrower will maintain a maximum ratio of total debt to tangible net worth of 2.00 to 1.00 semi-annually.

3. Borrower allowed $250,000.00 in additional debt.

All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis, and certified by Borrower as being true and correct.

Additional Information. Furnish such additional information and statements, as Lender may request from time to time.

Insurance. Maintain fire and other risk insurance, public liability insurance, and such other insurance as Lender may require with respect to Borrower’s properties and operations, in form, amounts, coverages and with insurance companies acceptable to Lender. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering assets in which Lender holds or is offered a security interest for the Loans, Borrower will provide Lender with such lender’s loss payable or other endorsements as Lender may require.

Insurance Reports. Furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties insured; (5) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower.

Guaranties. Prior to disbursement of any Loan proceeds, furnish executed guaranties of the Loans in favor of Lender, executed by the guarantors named below, on Lender’s forms, and in the amounts and under the conditions set forth in those guaranties.

Names of Guarantors	Amounts
Wright Family Trust dated December 12, 1990	Unlimited
Dickerson Wright	Unlimited
Vertical V, Inc., a Delaware corporation	Unlimited

Subordination. Prior to disbursement of any Loan proceeds, deliver to Lender subordination agreements on Lender’s forms, executed by Borrower’s creditors named below, subordinating all of Borrower’s indebtedness to such creditors, or such lesser amounts as may be agreed to by Lender in writing, and any security interests in collateral securing that indebtedness to the Loans and security interests of Lender.

Name of Creditor	Total Amount of Debt
Metzger Family Revocable Trust/U/A 4/5/02	$649,276.74
William J. Miller	$127,340.97
Douglas L. Aylsworth	$163,939.69
George B. Otte	$70,851.32
The Rhonda and Jeffrey Liebig Living Trust	$39,461.79
Dallen Family Trust	$126,006.98
Kanda Raj	$33,020.73
The Clark Trust	$238,957.56
Linda Hoffmann	$201,088.73
Roger L. Miller	$71,894.42
Parker Family Trust	$76,229.66
Parker Family Trust	$157,848.48
Stephanl Owens	$60,289.98
Kurkllan Revocable Trust	$437,100.90
Presser Family Trust dated January 10, 2007	$173,630.13
William Ishmael	$180,141.93
William Ishmael	$337,282.62

Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreements.

Loan Proceeds. Use all Loan proceeds solely for Borrower’s business operations, unless specifically consented to the contrary by Lender in writing.

Taxes, Charges and Liens. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income, or profits. Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower shall have established on Borrower’s books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

Performance. Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Related Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any default in connection with any agreement.

BUSINESS LOAN AGREEMENT

Loan No: 0909122289	(Continued)	Page 3

Operations. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in executive and management personnel; conduct its business affairs in a reasonable and prudent manner.

Environmental Studies. Promptly conduct and complete, at Borrower’s expense, all such investigations, studies, samplings and testings as may be requested by Lender or any governmental authority relative to any substance, or any waste or by-product of any substance defined as toxic or a hazardous substance under applicable federal, state, or local law, rule, regulation, order or directive, at or affecting any property or any facility owned, leased or used by Borrower.

Compliance with Governmental Requirements. Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower’s properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender’s sole opinion, Lender’s interests in the Collateral are not jeopardized. Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender’s interest.

Inspection. Permit employees or agents of Lender at any reasonable time to inspect any and all Collateral for the Loan or Loans and Borrower’s other properties and to examine or audit Borrower’s books, accounts, and records and to make copies and memoranda of Borrower’s books, accounts, and records. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’s expense.

Compliance Certificates. Unless waived in writing by Lender, provide Lender at least annually, with a certificate executed by Borrower’s chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Agreement.

Environmental Compliance and Reports. Borrower shall comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loans and to perfect all Security Interests.

LENDER’S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents, Lender on Borrower’s behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower. All such expenses will become a part of the indebtedness and, at Lender’s option, will (A) be payable on demand; (B) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note; or (C) be treated as a balloon payment which will be due and payable at the Note’s maturity.

NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

Indebtedness and Liens. (1) Except for trade debt incurred in the normal course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, (2) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower’s assets (except as allowed as Permitted Liens), or (3) sell with recourse any of Borrower’s accounts, except to Lender.

Continuity of Operations. (1) Engage in any business activities substantially different than those in which Borrower is presently engaged, (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or (3) pay any dividends on Borrower’s stock (other than dividends payable in its stock), provided, however that notwithstanding the foregoing, but only so long as no Event of Default has occurred and is continuing or would result from the payment of dividends, if Borrower is a “Subchapter S Corporation” (as defined in the Internal Revenue Code of 1986, as amended), Borrower may pay cash dividends on its stock to its shareholders from time to time in amounts necessary to enable the shareholders to pay income taxes and make estimated income tax payments to satisfy their liabilities under federal and state law which arise solely from their status as Shareholders of a Subchapter S Corporation because of their ownership of shares of Borrower’s stock, or purchase or retire any of Borrower’s outstanding shares or alter or amend Borrower’s capital structure.

Loans, Acquisitions and Guaranties. (1) Loan, invest in or advance money or assets to any other person, enterprise or entity, (2) purchase, create or acquire any interest in any other enterprise or entity, or (3) incur any obligation as surety or guarantor other than in the ordinary course of business.

Agreements. Enter into any agreement containing any provisions which would be violated or breached by the performance of Borrower’s obligations under this Agreement or in connection herewith.

CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan Advances or to disburse Loan proceeds if: (A) Borrower or any Guarantor is in default under the terms of this Agreement or any of the Related Documents or any other agreement that Borrower or any Guarantor has with Lender; (B) Borrower or any Guarantor dies, becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt; (C) there occurs a material adverse change in Borrower’s financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan; or (D) any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke such Guarantor’s guaranty of the Loan or any other loan with Lender.

DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Borrower fails to make any payment when due under the Loan.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Defective Collateralization. This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

BUSINESS LOAN AGREEMENT

Loan No: 0909122289	(Continued)	Page 4

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes Incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of the Loan is impaired.

Right to Cure. If any default, other than a default on Indebtedness, is curable and if Borrower or Grantor, as the case may be, has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured if Borrower or Grantor, as the case may be, after Lender sends written notice to Borrower or Grantor, as the case may be, demanding cure of such default: (1) cure the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiate steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

EFFECT OF AN EVENT OF DEFAULT. If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender’s option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender’s right to declare a default and to exercise its rights and remedies.

NO EVENT OF DEFAULT. There shall not exist at the time of any Advance a condition that with notice or the passing of time would constitute as Event of Default under this Agreement or under any Related Document.

NOTICE OF CLAIMS AND LITIGATION. Borrower shall promptly inform Lender in writing of (1) all material adverse change in Guarantor(s) financial condition, and (2) all existing and all threatened litigation, claims, investigations, adminstrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of the Borrower or the financial condition of any Guarantor.

FINANCIAL STATEMENT CERTIFICATIONS. The undersigned hereby certifies to Torrey Pines Bank (“Bank”) that all financial information (“information”) submitted to Bank now and at all times during the terms of this loan does, and will, fairly and accurately represent the financial condition of the undersigned, all Borrowers and Guarantors. Financial information includes, but is not limited to all Business Financial Statements (including Interim and Year-End financial statements that are company prepared and/or CPA prepared), Business Income Tax Returns, Borrowing Base Certificates, Accounts Receivable and Accounts Payable Agings, Personal Financial Statements and Personal Income Tax Returns. The undersigned understands that the Bank will rely on all financial information, whenever provided, and that such information is a material inducement to Bank to make, to continue to make, or otherwise extend credit accommodations to the undersigned. The undersigned covenants and agrees to notify Bank of any adverse material changes in her/his/its financial condition in the future. The undersigned further understands and acknowledges that there are criminal penalties for giving false financial information to federally insured financial institutions.

DEPOSIT PROVISION. At all times, Borrower and Guarantors combined must maintain a minimum deposit balance with Torrey Pines Bank of not less than $500,000.00. If said deposit relationship is out of compliance, then the interest rate margin or minimum interest rate will increase by 1.00%, whichever is greater.

ADDITIONAL COVENANTS.

CESSATION OF ADVANCES. Sentence (B) is hereby modified as follows: Borrower or 60 days after Guarantor dies, Guarantor becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt.

DEFAULT:

Events Affecting Guarantor. The paragraph is hereby modified as follows: Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness, or 60 days after any Guarantor dies, or Guarantor becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

Right to Cure. The words “fifteen (15) days” is hereby replaced by “thirty (30) days”.

MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

Amendments. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

Attorneys’ Fees; Expenses. Borrower agrees to pay upon demand all of Lender’s costs and expenses, including Lender’s attorneys’ fees and Lender’s legal expenses, incurred in connection with the enforcement of this Agreement. Lender may hire or pay someone else to help enforce this Agreement, and Borrower shall pay the costs and expenses of such enforcement. Costs and expenses include Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also shall pay all court costs and such additional fees as may be directed by the court.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Consent to Loan Participation. Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Governing Law. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Agreement has been accepted by Lender in the State of California.

Choice of Venue. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of San Diego County, State of California.

No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Grantor, shall constitute a waiver of any of Lender’s rights or of any of Borrower’s or any Grantor’s obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower’s current address. Unless otherwise provided or required by law, if there is more than one Borrower, any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers.

BUSINESS LOAN AGREEMENT

Loan No: 0909122289	(Continued)	Page 5

Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

Subsidiaries and Affiliates of Borrower. To the extent the context of any provisions of this Agreement makes it appropriate, including without limitation any representation, warranty or covenant, the word “Borrower” as used in this Agreement shall include all of Borrower’s subsidiaries and affiliates. Notwithstanding the foregoing however, under no circumstances shall this Agreement be construed to require Lender to make any Loan or other financial accommodation to any of Borrower’s subsidiaries or affiliates.

Successors and Assigns. All covenants and agreements by or on behalf of Borrower contained in this Agreement or any Related Documents shall bind Borrower’s successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Borrower shall not, however, have the right to assign Borrower’s rights under this Agreement or any interest therein, without the prior written consent of Lender.

Survival of Representations and Warranties. Borrower understands and agrees that in extending Loan Advances, Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement or the Related Documents. Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the extension of Loan Advances and delivery to Lender of the Related Documents, shall be continuing in nature, shall be deemed made and redated by Borrower at the time each Loan Advance is made, and shall remain in full force and effect until such time as Borrower’s Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

Time is of the Essence. Time is of the essence in the performance of this Agreement.

DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:

Advance. The word “Advance” means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower’s behalf on a line of credit or multiple advance basis under the terms and conditions of this Agreement.

Agreement. The word “Agreement” means this Business Loan Agreement, as this Business Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Business Loan Agreement from time to time.

Borrower. The word “Borrower” means Nolte Associates, Inc., a California corporation and includes all co-signers and co-makers signing the Note and all their successors and assigns.

Collateral. The word “Collateral” means all property and assets granted as collateral security for a Loan, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

Environmental Laws. The words “Environmental Laws” mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., Chapters 6.5 through 7.7 of Division 20 of the California Health and Safety Code, Section 25100, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.

Event of Default. The words “Event of Default” mean any of the events of default set forth in this Agreement in the default section of this Agreement.

GAAP. The word “GAAP” means generally accepted accounting principles.

Grantor. The word “Grantor” means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan, including without limitation all Borrowers granting such a Security Interest.

Guarantor. The word “Guarantor” means any guarantor, surety, or accommodation party of any or all of the Loan.

Guaranty. The word “Guaranty” means the guaranty from Guarantor to Lender, including without limitation a guaranty of all or part of the Note.

Hazardous Substances. The words “Hazardous Substances” mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words “Hazardous Substances” are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term “Hazardous Substances” also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

Indebtedness. The word “Indebtedness” means the indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Related Documents.

Lender. The word “Lender” means Torrey Pines Bank, its successors and assigns.

Loan. The word “Loan” means any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.

Note. The word “Note” means the Note executed by Nolte Associates, Inc., a California corporation in the principal amount of $2,000,000.00 dated July 7, 2010, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the note or credit agreement.

Permitted Liens. The words “Permitted Liens” mean (1) liens and security interests securing Indebtedness owed by Borrower to Lender; (2) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (3) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under the paragraph of this Agreement titled “Indebtedness and Liens”; (5) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Lender in writing; and (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets.

Related Documents. The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loan.

Security Agreement. The words “Security Agreement” mean and include without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest.

Security Interest. The words “Security Interest” mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise.

BUSINESS LOAN AGREEMENT

Loan No: 0909122289	(Continued)	Page 6

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS BUSINESS LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS. THIS BUSINESS LOAN AGREEMENT IS DATED JULY 7, 2010.

BORROWER:

NOLTE ASSOCIATES, INC., A CALIFORNIA CORPORATION

By:	/s/ Dickerson Wright
Dickerson Wright, CEO of Nolte Associates, Inc., a California corporation

LENDER:

TORREY PINES BANK

By:	/s/ Teofla Rich
Authorized Signer

Exhibit 10.16

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of August 3, 2010 (the “Effective Date”), by and between GEORGE S. NOLTE. JR., an individual resident of the State of California (“George Nolte”), and GEORGE S. NOLTE, JR. AND JACQUELINE A. NOLTE, AS TRUSTEES OF THE NOLTE FAMILY TRUST u/t/a dated March 28, 1989, as amended and restated August 20, 2001 (the “Trust”) (George Nolte and the Trust are collectively referred to herein as, the “Seller”), and VERTICAL V, INC., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller, Buyer and the Company (as hereinafter defined) executed a term sheet dated May 19, 2010 (the “Term Sheet”) regarding the terms of Buyer’s purchase from the Trust, all 133,252 shares of common stock owned by the Trust (the “Purchased Shares”) of NOLTE ASSOCIATES, INC., a California corporation (the “Company”);

WHEREAS, this Agreement is intended to set forth the parties’ agreement regarding the terms and conditions under which Seller agrees to sell, and Buyer agrees to purchase, the Purchased Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale. In exchange for the Purchase Price (as hereinafter defined) and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer on the Closing Date (as hereinafter defined), and Buyer agrees to purchase and accept delivery from Seller on the Closing Date, the Purchased Shares, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind.

2. Purchase Price and Payment. The purchase price (the “Purchase Price”) of the Purchased Shares shall be Three Million Eight Hundred Twelve Thousand Three Hundred Thirty Nine and 72/100 Dollars ($3,812,339.72), which equates to Twenty Eight and 61/100 Dollars ($28.61) per share. The Purchase Price shall be payable as follows: (i) at Closing, an amount equal to Four Hundred Seventy Six Thousand Five Hundred Forty Two and 47/100 ($476,542.47) (the “Closing Payment”), and (ii) the remaining portion of the Purchase Price shall be payable in the form of a promissory note (the “Promissory Note”) from Buyer which provides for payments to Seller on terms substantially similar to the terms of the Buy-Sell Agreement if he sold the Purchased Shares to the Company as of the Closing Date. The Promissory Note shall be substantially in the same form as the attached Exhibit “A” and by this reference incorporated herein and shall provide for the following terms in addition to those indicated above: (i) the Company shall be a guarantor and shall provide a guaranty substantially in the form attached hereto as Exhibit “B” and by this referenced incorporated herein, (ii) no security shall be provided, (iii) the payments due Seller under the Note shall be subordinated to Buyer’s and the Company’s obligations to their lender incurred with respect to Buyer’s stock purchase from the Company as described in the Term Sheet, and (iv) such other terms as are customary for promissory notes of this type. Buyer shall pay the Closing Payment at Closing by wire transfer based on wire instructions provided by Seller to Buyer prior to Closing.

3. Closing Date. The closing of the transaction provided for herein (the “Closing”) shall take place by the exchange of the documents, instruments, agreements and other items described in

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Section 4 and Section 5 hereof and shall be on August 3, 2010, or such later date as the Buyer designates to permit Buyer to coordinate the Closing with Buyer’s separate stock purchase closing with the Company, but in any event not later than September 1, 2010 (the “Closing Date”), unless otherwise mutually agreed to in writing by the parties hereto.

4. Deliveries By Seller. At the Closing, Seller shall deliver the following to Buyer:

(a) Purchased Shares. All stock certificates representing the Purchased Shares, together with all necessary stock transfer tax stamps and duly executed stock powers transferring same.

(b) Board of Directors Consent. A written consent of the board of directors of the Company consenting to the transfer of the Purchased Shares contemplated by this Agreement consistent with Section 1.2 of that certain Fourth Amended and Restated Buy-Sell Agreement of Nolte Associates, Inc., dated October 1, 2007, as amended (the “Buy-Sell Agreement”).

(c) Non-Solicitation Agreement. A non-solicitation agreement between Seller and the Company in substantially the same form attached hereto as Exhibit “C” and by its reference incorporated herein which is similar in terms to Section 14.9 of the Buy-Sell Agreement, provided the term of Seller’s obligations under such agreement shall be five (5) years.

(d) Consulting Agreement. A consulting agreement (the “Consulting Agreement”) in substantially the same form attached hereto as Exhibit “D” and by this reference incorporated herein which provides for the Company providing for Seller’s engagement as a consultant with the Company for a period of two (2) years (the “Initial Consulting Term”) at an annual salary of $36,000, payable in equal monthly installments, and that Seller’s title shall be “Chairman Emeritus”. After the Initial Consulting Term the Consulting Agreement shall continue on a month-to-month basis subject to the same terms and conditions. Seller shall have such duties under the Consulting Agreement as may from time to time be mutually agreed to by Seller and the Company.

(e) Written Resignation. Seller shall execute a written resignation of all officer positions with the Company and its subsidiaries, and as a member of the board of the directors of the Company and all its subsidiaries.

(f) Other Documents. All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

5. Delivery by Buyer. At the Closing, Buyer shall deliver the following to Seller:

(a) Purchase Price. Buyer shall fund the Closing Payment portion of the Purchase Price consistent with the terms of Section 2 above, and Buyer shall execute and deliver to Seller the Promissory Note.

(b) Other Documents. All other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

(c) Board of Directors Consent. A written consent of the board of directors of Buyer authorizing the purchase of the Purchased Shares.

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6. Limited Representations from Buyer Regarding the Company. The Term Sheet requires the parties to execute a stock purchase agreement containing customary representations and warranties, covenants and indemnities. Buyer agrees for purposes of this Agreement that he is making the same representations to Seller that may be negotiated under the terms of the stock purchase agreement between Buyer and the Company (the “Company Stock Purchase Agreement”). Except as otherwise set forth in this Agreement, Buyer agrees to purchase the Purchased Shares from Seller without Seller making any representations or warranties of any type concerning the financial condition, current operations or future prospects of the Company.

7. Release of Parties.

(a) Seller’s Release. Seller hereby releases, acquits and forever discharges the Company, Buyer and any and all of their respective officers, directors, agents, servants, employees, attorneys, representatives, shareholders, beneficiaries, successors, and assigns (collectively referred to as the “Company Released Parties”) from any and all claims, contingent claims, counter-claims, third-party claims, liabilities, demands, losses, judgments, actions, suits, causes of action, accounting rights, damages, punitive damages, and interests, direct or derivative, known or unknown, choate or inchoate, and whether or not the Company Released Parties and/or any of them are at fault, that Seller had, now has, may have at any time in the future, or claims to have or have had, from the beginning of the world through and including the Closing Date of this Agreement, as a result of, concerning arising from or with respect to the Purchased Shares or the Seller’s sale thereof or Seller’s employment with the Company, provided however Seller shall be entitled to enforce the terms of this Agreement and the Promissory Note against the Company and the Buyer.

(b) Buyer’s and Company’s Release. Buyer and Company hereby release, acquit and forever discharge Seller and any and all of his respective agents, servants, employees, attorneys, representatives, beneficiaries, successors, and assigns (collectively referred to as the “Seller Released Parties”) from any and all claims, contingent claims, counter-claims, third-party claims, liabilities, demands, losses, judgments, actions, suits, causes of action, accounting rights, damages, punitive damages, and interests, direct or derivative, known or unknown, choate or inchoate, and whether or not the Seller Released Parties and/or any of them are at fault, that Buyer and Company had, now has, may have at any time in the future, or claims to have or have had, from the beginning of the world through and including the Closing Date of this Agreement, as a result of, concerning arising from or with respect to the Purchased Shares or the Seller’s sale thereof or Seller’s employment with the Company. Notwithstanding the foregoing, nothing in this Section 7(b) shall be a release with regard to the Seller Released Parties as to this Agreement, the Non-Solicitation Agreement and/or the Consulting Agreement, nor shall this Section 7(b) limit Buyer’s ability to enforce, as against Seller Release Parties, the terms of this Agreement, the Non-Solicitation Agreement and/or the Consulting Agreement, as the case may be.

(c) Waiver of Unknown Claims. Each party hereto waives any and all rights in connection with the matters released in Section 7(a) and 7(b) above, which each may have under the provisions of California Civil Code § 1542 or any comparable federal or state statute or rule of law. California Civil Code §1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

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8. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that each of the following statements is true and correct on the date hereof and shall be so true and correct on the Closing Date:

(a) Title to Purchased Shares. The Trust owns, possesses, controls and has good, valid and marketable title to the Purchased Shares, free and clear of all liens, claims and rights of others, except for any rights created pursuant to the Stockholders’ Agreement. After Closing, Buyer shall have good, valid and marketable title to the Purchased Shares, free and clear of any liens, claims and rights of others, except for any rights created pursuant to the Buy-Sell Agreement. The Purchased Shares represent all of the capital stock of the Company owned by Seller. Seller hold no warrants, options or other stock purchase rights to purchase shares of capital stock of the Company or which can be converted into capital stock of the Company.

(b) Power of Seller. Seller has the necessary power and authority to enter into and perform the obligations hereunder.

(c) Broker. Seller has not retained any broker, finder or agent or agreed to pay any brokerage fees, finders fees or commissions with respect to the transactions contemplated herein.

(d) Purchase Price. Seller has negotiated the Purchase Price as part of an arms-length transaction and acknowledges that the Purchase Price is fair and reasonable.

9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that each of the following statements is true and correct on the date hereof and shall be so true and correct on the Closing Date:

(a) Brokers. Buyer has not retained any broker, finder or agent or agreed to pay any brokerage fees, finders fees or commissions with respect to the transactions contemplated herein.

(b) Power of Buyer. Buyer has the necessary power and authority to enter into and perform the obligations hereunder.

(c) No Distribution. Buyer is purchasing the Purchased Shares for his own account, for investment and not for distribution or resale to others.

(d) Purchase for Own Account. The Purchased Shares are being acquired for investment for Buyer’s own account and not for any other person or entity, and for investment purposes only and without any view to distribute, resell or otherwise transfer the same.

(e) Accredited Investor. Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

(f) No General Solicitation. Buyer acknowledges that the offer and sale of the Purchased Shares was not made by any general solicitation or by means of general advertising.

(g) Representations and Warranties. All of the representations and warranties of Buyer set forth in this Agreement and the Company Stock Purchase Agreement are true and correct, and Seller is entitled to rely on the truth and correctness of such representations and warranties in connection with the purchase and sale of the Purchased Shares contemplated hereby.

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(h) Purchase Price. Buyer has negotiated the Purchase Price as part of an arms-length transaction and acknowledges that the Purchase Price is fair and reasonable.

10. Conditions Precedent.

(a) Seller’s Obligations. Buyer’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Buyer in writing:

(i) All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were again made on the Closing Date.

(ii) Seller shall have duly performed or complied with all of the material obligations under this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(b) Buyer’s Obligations. Seller’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Seller in writing:

(i) All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were again made on the Closing Date.

(ii) Buyer shall have duly performed or complied with all of the material obligations under this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

11. Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect any of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provisions had not been inserted.

12. Further Assurances. At and after the Closings, each of Seller and Buyer shall execute and deliver such additional instruments and documents as the other may reasonably request in order to carry into effect the transactions contemplated hereby.

13. Notices. Any notice required or permitted to be delivered pursuant to the terms of this Agreement shall be considered to have been sufficiently delivered within three (3) days of the date placed in the U.S. Mail if mailed by U.S. Mail, certified or registered, postage prepaid, or on the same day sent by telecopy provided such is sent on a business day and the sender has received confirmation of the delivery of such telecopy, or one (1) business day after being entrusted for delivery with a reputable overnight courier service, and addressed as set forth below the signature of the party to whom notice is being given, or to such other address as the parties may from time to time designate by notice in writing to the other party.

14. Headings. The headings used herein are used for convenience of reference only and shall not constitute a part of this Agreement. References to “Sections,” “schedules” and “exhibits” are

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references to the Sections, schedules and exhibits to this Agreement. References to this “Agreement” are references to this Agreement together with all documents, schedules and exhibits executed together herewith.

15. Benefit. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of Seller and Buyer. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies on any persons other than the parties hereto and their successors and assigns, except that the representations and warranties set forth herein as well as the provisions of Sections 6 & 7 shall inure to the benefit of the Company and Seller, as the case may be, and the provisions of Section 7 shall also inure to the benefit of the other Company Released Parties and Seller Released Parties, as the case may be.

16. Governing Law. This Agreement shall be governed by California law, without regard to its principles of conflict of laws. Jurisdiction and venue for any proceeding regarding this Agreement shall be in San Francisco County, California.

17. Expenses. Each party shall bear its own costs and expenses in connection with the negotiation, execution and performance of this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Assignment. Neither party may assign its rights under this Agreement or delegate its duties hereunder without the prior written consent of the other party.

20. Entire Agreement. This Agreement, together with the schedules and exhibits hereto, and the other documents, instruments and agreements executed by Buyer in connection herewith, set forth the entire understanding and agreement between the parties hereto and shall supersede and take the place of any other instrument purporting to be an agreement between the parties hereto relating to the transactions contemplated hereby. The parties have not relied upon any promises, representations, warranties, agreements, covenants or undertakings other than those expressly set forth or referred to herein.

21. Amendment. No changes of or modifications or additions to this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

22. Litigation. If any litigation arises relating to this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorney’s fees and court costs, including the attorney’s fees and costs incurred on any appeal and any fees and costs associated with the collection thereof.

23. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely because it may have been prepared by counsel for one of the parties, it being recognized that all parties have contributed substantially and materially to its preparation.

24. No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

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IN WITNESS WHEREOF, the parties hereto have their duly authorized representative to executed this Agreement below.

SELLER:		BUYER: Vertical V, Inc.

By:	/s/ George S. Nolte, Jr.	By:	/s/ Dickerson Wright
Name: George S. Nolte, Jr., individually		Name: Dickerson Wright Title: Chief Executive Officer

Address for Notices:		Address for Notices:

9785 Powerhouse Road Newcastle, CA 95658		Vertical V, Inc. 200 South Park Road
Fax:		Suite 350
Hollywood, FL 33021-8798 Attn: CEO and General Counsel Fax: 354-495-2101

SELLER:

The Nolte Family Trust u/t/a dated March 28, 1989, as amended and restated August 20, 2001

By:	/s/ George S. Nolte, Jr.
Name: George S. Nolte, Jr., as Trustee

By:	/s/ Jacqueline A. Nolte
Name: Jacqueline A. Nolte, as Trustee

Address for Notices:

9785 Powerhouse Road
Newcastle, CA 95658
Fax:

Joinder by Company:

The Company joins in the execution and delivery of this Agreement for the purpose of acknowledging and agreeing to the terms applicable to the Company.

Nolte Associates, Inc.

By:	/s/ Kenneth A. Rudolph
Name: Kenneth A. Rudolph Title: President

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EXHIBIT “A”

Form of Promissory Note

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PROMISSORY NOTE

$3,335,797.26	August 3, 2010

Executed at San Diego, California

FOR VALUE RECEIVED, the undersigned, VERTICAL V, INC., a Delaware corporation (“Buyer”), promises to pay to the order of GEORGE S. NOLTE, JR. AND JACQUELINE A. NOLTE, as Trustees of The Nolte Family Trust u/t/a dated March 28, 1989, as amended and restated August 20, 2001 (“Seller”), at 9785 Powerhouse Road, Newcastle, California 95658, or at such other place as Seller may designate in writing to Buyer, the principal sum of Three Million Three Hundred Thirty Five Thousand Seven Hundred Ninety Seven and 26/100 DOLLARS ($3,335,797.26) of United States funds, as set forth below.

I. Defined Terms. All capitalized terms used herein shall have the meanings ascribed to them in the Stock Purchase Agreement, dated August 3, 2010, by and between Buyer and Seller (the “Stock Purchase Agreement”), except to the extent such capitalized terms are otherwise defined or limited herein.

II. Payment of Principal and Interest. On each Payment Date (as defined below) through and including the Maturity Date (as defined below), Buyer shall make quarterly payments of principal and interest based on the Applicable Interest Rate. For the quarterly payments payable on each Payment Date during the calendar year in which the Closing Date occurs, the amount of each quarterly payment of principal and interest will be calculated as a fully-amortized loan to be paid over twenty-eight (28) quarters (the “Pay-out Period”). For the quarterly payments payable on each Payment Date during each subsequent calendar year, the quarterly equal payments of principal and interest for each such year shall be recalculated annually on January 1s of each calendar year to be the amount that would be sufficient to repay in full the unpaid principal amount owed as of the last day of the previous calendar year through the remaining term of this Note, plus interest at the Applicable Interest Rate, in equal quarterly payments. For all years after the year in which the Closing Date occurs, the annual process of recalculating the amount of principal and interest paid will occur as set forth above and continue until all outstanding principal, accrued and unpaid interest and costs and expenses due Seller under this Promissory Note are paid in full. In any event, on the Maturity Date, the loan evidenced herein shall mature and all outstanding principal, accrued and unpaid interest and costs and expenses due Seller under this Promissory Note shall be due and payable to Seller. Interest shall be computed on the basis of a 360 day year for the actual number of days elapsed in the period. Buyer may prepay the amounts due hereunder at any time without penalty. Payments will be credited first to costs of collection and other charges for which Buyer is responsible pursuant to this Promissory Note, and the remainder to the outstanding principal due under this Promissory Note.

As used herein the following terms shall have the following meanings: (a) “Applicable Interest Rate” shall mean a per annum interest rate which is equal to the sum of (1) the “prime” rate as of the last day of the previous calendar year as published in The Wall Street Journal, adjusted on January 1 of each calendar year, plus (2) one percentage point (1%); provided, however, in no event shall the Applicable Interest Rate be more than the lesser of (i) seven percent (7%) per annum, or (ii) the then prevailing maximum legal rate of interest for loans similar to the loan evidenced by this Promissory Note; (b) “Calendar Quarter” shall mean January 1 to March 31, April 1 to June 30, July 1 to September 30, and October 1 to December 31; (c) “Maturity Date” shall mean July 29, 2017; and (d) “Payment Date” shall mean the respective quarterly payment due dates commencing on the last day of the Calendar Quarter following the Calendar Quarter in which the Closing Date occurs and continuing on the last day of each Calendar Quarter thereafter until (and including) the Maturity Date.

III. Conversion of Principal to Buyer Shares. In the event that the Buyer’s shares shall be Registered under the Securities Act, then at any time within ninety (90) days thereafter, Seller may deliver a written notice to Buyer requesting that Buyer convert all or a portion of the outstanding principal hereunder into shares of common stock in Buyer (“Shares”), subject to the following limitations: (i) no more than twenty five (25%) percent of then original principal amount of this Note can be converted, and (ii) any additional principal over the limitation in (i) may only be converted at the absolute discretion of the Buyer. If such limitations are satisfied, Buyer shall within fifteen (15) days after receiving such notice issue Shares to Seller on a conversion ratio equal to the product of (i) the amount of principal to be converted, divided by (ii) the reported final per share trading price of Buyer’s shares two (2) business days prior the conversion date. Upon conversion of any principal due hereunder to Shares, such principal amount shall be deemed paid in full and extinguished. Following conversion of the principal hereunder, Buyer will deliver to the applicable holder a certificate or certificates representing the number of Shares being acquired upon such conversion. In exchange, Seller shall deliver the original Promissory Note and shall accept in return a replacement promissory note substantially the same as this Note, with the principal amortization modified to reflect the then outstanding principal amount which shall be amortized over the remaining original term of this Note. For purposes hereof, the following definitions shall apply: (i) “Registered” means a registration effected by preparing and filing a registration statement under the Securities Act, as amended, and the declaration or ordering of effectiveness of such registration statement. (ii) “Securities Act” means the Securities Act of 1933, as amended. Seller acknowledges that Seller must bear the economic risk of investing in the Shares for an indefinite period of time because the Shares will not have been Registered under the Securities Act, and the Buyer is under no obligation to register the Shares. Seller must hold the Shares until they are subsequently registered under the Securities Act or Seller can transfer them under an exemption from such registration. Seller must acquire the Shares solely for Seller’s own account for investment purposes and not with a view toward, or for resale in connection with, any “distribution”, as that term is used in the Securities Act.

IV. Default; Remedies.

Any one or more of the following shall constitute a default (“Default”) under this Promissory Note if not cured within the cure period referenced in the applicable subparagraph:

(a) Failure of Buyer to pay the outstanding principal due under this Promissory Note on the due dates therefor.

(b) Failure of Buyer to pay the amount of any costs, expenses or fees (including reasonable attorneys’ fees and expenses at the pre-trial, trial and appellate levels) of Seller as required by any provision of this Promissory Note, and the failure to cure such default within ten (10) days after written notice of such default from Seller.

(c) The institution of any bankruptcy, reorganization or insolvency proceedings against Buyer or the appointment of a receiver or a similar official with respect to all or a substantial part of the properties of Buyer and a failure to have such proceedings dismissed or such appointment vacated within a period of sixty (60) days.

(d) The institution of any voluntary bankruptcy, reorganization or insolvency proceedings by Buyer or the appointment of a receiver or a similar official with respect to all or a substantial part of the properties of Buyer at the instance of Buyer.

(e) Buyer (i) assigns, sells, or transfers in one or a series of transactions substantially all of the Purchased Shares to a person or entity not controlled by Buyer, (ii) assigns, sells or transfers in one or a series of transactions beneficial ownership of securities possessing more than 50% of the total combined voting power of Buyer’s outstanding securities to a person or entity not controlled by Buyer, or (iii) merges or consolidates with any entity that is not controlled by Buyer.

If a Default shall occur and be continuing then Seller shall be entitled to all remedies available to Seller under California law or applicable law (without regard to its principles of conflict of laws), and Seller shall have the right of offset described below. If a Default has occurred and is continuing, Seller at his option may accelerate Buyer’s obligation to pay principal and interest hereunder. No action or notice shall be required from Seller to accelerate the obligations hereunder, and the obligations hereunder shall automatically accelerate in the event of a default under items (c), (d) or (e) in the definition of a Default above.

If a Default has occurred and is continuing, and Buyer fails to make any payment due to Seller under this Promissory Note, whether by acceleration, or otherwise, then Seller shall be entitled to offset the amount due Seller against any amounts due from Seller to Buyer.

Buyer hereby expressly waives notice of default, presentment or demand for prepayment, demand, notice of nonpayment or dishonor, protest and notice of protest, or any other notice or demand.

V. Guaranty. All obligations of Buyer under this Promissory Note are guaranteed by a Guaranty dated of even date herewith executed and delivered by Nolte Associates, Inc., a California corporation (the “Company”) in favor of Seller.

VI. Subordination. The indebtedness evidenced by this instrument is subordinated to (i) the prior payment of the Superior Indebtedness (as defined in that certain Subordination Agreement dated August 3, 2010, among Buyer, as borrower, Seller, as creditor, and Torrey Pines Bank, as lender, and all amendments, replacements, modifications and restatements thereof, the “Subordination Agreement”), and (ii) any other bank debt of Nolte Associates, Inc. or Buyer, including any bank debt refinancing or replacing the Superior Indebtedness referenced in (i) above. Seller agrees to execute and deliver the Subordination Agreement and any other subordination agreement required by any bank providing financing to Buyer or Nolte Associates, Inc.

VII. General Provisions.

No delay or omission on the part of Seller in exercising his rights under this Promissory Note, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of Seller, nor shall any waiver by Seller, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

Buyer promises to pay all costs of collection, including reasonable attorneys’ fees incurred by Seller in connection with the enforcement or presentation of any of Seller’s rights or remedies hereunder or any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time or any similar law.

Time is of the essence of this Promissory Note.

This Promissory Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its principles of conflict of laws. To the fullest extent permitted by law, Buyer and Seller hereby (a) submit to the jurisdiction of the State of California and United States courts for the California judicial circuit and the federal district, respectively, wherein lies San Francisco County, California, for purposes of any legal action or proceeding brought under or in connection with this Promissory Note, (b) agree that exclusive venue of any such action or proceeding shall be in San Francisco County, California and (c) waive any claim that the same is an inconvenient forum.

Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Promissory Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, Buyer shall not be obligated to pay, and the Seller shall not be entitled to charge, collect, receive, reserve or take interest in excess of the Highest Lawful Rate and, during any such period, the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Seller in connection with this Promissory Note under applicable law.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned, has executed this Promissory Note as of the day and year first above written.

Vertical V, Inc.

By:
Name: Dickerson Wright
Title: Chief Executive Officer

EXHIBIT “B”

Form of Guaranty

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GUARANTY

The undersigned (“Guarantor”) hereby absolutely, irrevocably and unconditionally guaranties (as primary obligor and not merely as surety) to the Seller (as defined below) under that certain Promissory Note dated as of August 3, 2010, in the principal amount of Three Million Three Hundred Thirty Five Thousand Seven Hundred Ninety Seven and 26/100 Dollars ($3,335,797.26) (the “Note”) by VERTICAL V, INC., a Delaware corporation (“Buyer”) to the order of GEORGE S. NOLTE, JR., an individual, and GEORGE S. NOLTE, JR., AS TRUSTEE OF THE NOLTE FAMILY TRUST U/T/A DATED AUGUST 20, 2001 (collectively, together with any subsequent holder hereof, “Seller”), the full and prompt payment (whether at stated maturity, by acceleration, or otherwise) and performance of any and all indebtedness of Buyer to Seller, whether now existing or hereafter incurred, under the Note, including, without limitation, (a) all principal, interest, fees, reasonable attorneys’ fees, liabilities for costs and expenses and other indebtedness, obligations and liabilities of Buyer to Seller at any time created or arising in connection with the Note or any amendment, extension, renewal, or modification thereto or substitution therefor; and (b) all costs, expenses and fees, including but not limited to court costs and reasonable attorneys’ fees and paralegal fees, arising in connection with, or as a consequence of the non-payment, non-performance or non-observance by Buyer or Guarantor of all amounts, indebtedness, obligations and liabilities of Buyer to Seller described in this paragraph. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Note.

Guarantor agrees that the obligations hereunder are independent of and in addition to the undertakings of Buyer pursuant to the Note. A separate action may be brought to enforce the provisions hereof against Guarantor, whether or not Buyer, or any other guarantor, is a party in any such action. Buyer and/or Guarantor and/or any other guarantor may be sued together, or any of them may be sued separately without first or contemporaneously suing the other.

All notices under this Guaranty shall be in writing and shall be deemed to have been given within three (3) days of the date placed in the U.S. Mail if mailed by U.S. Mail, certified or registered, postage prepaid, or on the same day sent by telecopy provided such is sent on a business day and the Seller has received confirmation of the delivery of such telecopy, or one (1) business day after being entrusted for delivery with a reputable overnight courier service, and addressed to Guarantor as set forth below its signature to this Guaranty. Guarantor may change the address to which notices shall be directed by giving three (3) business days written notice of such change to Seller.

This Guaranty shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. Jurisdiction and venue for any proceeding regarding this Guaranty shall be in San Francisco County, California.

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IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of August 3, 2010.

NOLTE ASSOCIATES, INC., a California corporation

By:
Name: Kenneth Rudolph Title: President

Address for Notices: 2495 Natomas Park Drive, Fourth Floor Sacramento, CA 95833 Attn: President Facsimile: (916) 641-9222

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EXHIBIT “C”

Form of Non-Solicitation Agreement

10

NON-SOLICITATION AGREEMENT

THIS NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of August 3, 2010 by and between NOLTE ASSOCIATES, INC., a California corporation (the “Company”), and GEORGE S. NOLTE. JR., an individual resident of the State of California (“Seller”).

W I T N E S S E T H:

WHEREAS, the Company, Seller and VERTICAL V, INC., a Delaware corporation (“Buyer”) have entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), regarding the terms of Buyer’s purchase from Seller of all of the shares of capital stock owned by Seller of the Company (the “Shares”); and

WHEREAS, as a material inducement to Buyer to enter into the Stock Purchase Agreement, Seller has agreed to enter into this Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions. All capitalized terms used herein shall have the same meanings as used in the Stock Purchase Agreement, unless otherwise defined in this Agreement.

2.	Non-Solicitation. Seller agrees that, for a period of five (5) years after the Closing Date of the sale, assignment, transfer, conveyance and delivery to Buyer of the Shares under the Stock Purchase Agreement (the “Non-Solicitation Period”), Seller shall not, directly or indirectly, without the prior written consent of the Company: (i) solicit or attempt to solicit any client of the Company to terminate or modify its client contract with the Company or to become a client of any other firm; or (ii) solicit or attempt to solicit any person who is engaged as an employee or otherwise by the Company to terminate or modify his or her employment or other engagement with the Company. For purposes of this Section 2, the term “client” shall be determined as of the first day of the Non-Solicitation Period and shall mean those individuals or entities: (A) with whom the Company is negotiating to perform work, (B) for whom the Company is then performing work, or (C) for whom the Company has performed any work within the two (2) year period immediately preceding the Non-Solicitation Period. In the event that Seller violates this Section, the Purchase Price shall be reduced as follows. For all Shares that were owned by Seller as of July 8, 2005, the Purchase Price per Share shall be the lesser of: (A) the price established as of the fiscal year ending September 30, 2004 under the Buy-Sell Agreement; and (B) the valuation calculated pursuant to Article 5 of the Buy-Sell Agreement. For all Shares purchased after July 8, 2005, the Purchase Price per Share shall be the lesser of: (C) the price Seller paid for the Shares; and (D) the valuation calculated pursuant to Article 5 of the Buy-Sell Agreement.

3.	Reasonableness. The parties acknowledge that the provisions of this Agreement are reasonable and necessary for the protection and benefit of the Company and its business.

4.	Severability. The provisions of this Agreement, as well as the period of time and types and scope of restrictions of Seller’s activities specified herein, are intended to be divisible; and in the event any provision herein shall be deemed invalid or unenforceable in any respect, as to period of time, business or activities, the remaining provisions shall not thereby be affected, but shall remain in full force and effect; and this Agreement shall be deemed to be amended without further action by the parties hereto to the extent necessary to render it valid or enforceable.

5.	Damages. In recognition of the possibility that any violation by Seller of the terms, provisions and conditions contained herein may cause irreparable or indeterminate damage or injury to the Company, the exact amount of which will be impossible to ascertain, the Company shall be entitled as a matter or right to obtain a decree of specific performance of the terms hereof or an injunction from any court of competent jurisdiction restraining any violation or threatened violation

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of this Agreement. Such right to specific performance or an injunction or restraining order, however, shall be cumulative and in addition to, and not in limitation of, any other rights or remedies the Company may have for damages, to protect its rights, or otherwise.

6.	Entire Agreement. This Agreement together with any other agreements entered into contemporaneously herewith constitutes and represents the entire agreement between the parties hereto and supersedes any prior understandings or agreements, written or verbal, between the parties hereto respecting the subject matter herein. This Agreement may be amended, supplemented, modified or discharged only upon an agreement in writing executed by all the parties hereto.

7.	Waiver. The failure or delay of the Company at any time to require Seller to perform under this Agreement, even if the Company is aware of Seller’s breach, shall not affect the Company’s right to require performance at a later time. Any waiver by the Company of any breach of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of this Agreement. No notice to or demand on Seller shall, of itself, entitle Seller to any other or further notice or demand in similar or other circumstances.

8.	Notices. Any notice required or permitted to be delivered pursuant to the terms of this Agreement shall be considered to have been sufficiently delivered within three (3) days of the date placed in the U.S. Mail if mailed by U.S. Mail, certified or registered, postage prepaid, or on the same day sent by telecopy provided such is sent on a business day and the sender has received confirmation of the delivery of such telecopy, or one (1) business day after being entrusted for delivery with a reputable overnight courier service, and addressed as set forth below the signature of the party to whom notice is being given, or to such other address as the parties may from time to time designate by notice in writing to the other party.

9.	Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns. In addition, the Company’s successors and permitted assigns shall be third party beneficiaries of the Company’s rights under this Agreement.

10.	Litigation/Attorney’s Fees. Should any party hereto institute any action or proceeding in court or otherwise to enforce or interpret this Agreement by reason of or with respect to an alleged breach of any provision hereof, the prevailing party shall be entitled to receive from the non-prevailing party such amount as the court may judge to be reasonable attorneys’ and paralegals’ fees for the services rendered to the prevailing party in such action or proceeding (including such costs and fees incurred in any appeal), plus the prevailing party’s costs and expenses therein, regardless of whether such action or proceeding is prosecuted to judgment.

11.	Governing Law. This Agreement shall be governed by California law. Jurisdiction and venue for any proceeding regarding this Agreement shall be in San Francisco County, California.

12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

NOLTE ASSOCIATES, INC.

By:
Name:
Title:

Address for Notices:

Fax:

Name: George S. Nolte, Jr.

Address for Notices:

Fax:

SIGNATURE PAGE FOR NON-SOLICITATION AGREEMENT

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EXHIBIT “D”

Form of Consulting Agreement

11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of August 3, 2010 by and between Nolte Associates, Inc., a California corporation (the “Company”), and George S. Nolte, Jr., a resident of the State of California (the “Consultant”).

RECITALS

WHEREAS, concurrent with the execution of this Agreement, Vertical V, Inc., a Delaware corporation (“VV”), the Company and Consultant, among others closed on that certain Stock Purchase Agreement, dated as of August 3, 2010 (the “Stock Purchase Agreement”), pursuant to which VV acquired the capital stock of the Company owned by Consultant;

WHEREAS immediately preceding the Stock Purchase Agreement, Consultant was a shareholder and director of the Company;

WHEREAS, the Consultant has extensive knowledge about the customers, suppliers, personnel, business practices, procedures and other matters pertaining to the Business of Nolte Associates, and the Company desires to maintain, on a formal basis, access to the knowledge, information, contacts and expertise of the Consultant;

WHEREAS, the Company desires to retain the Consultant as a consultant to the Company with respect to the Business, and the Consultant desires to accept such engagement with the Company, upon the terms and conditions set forth herein; and

WHEREAS, the Stock Purchase Agreement provides that the closing of the transactions contemplated thereunder are contingent upon the concurrent execution and delivery of this Agreement by the Consultant and the Company.

NOW, THEREFORE, for and in consideration of the recitals set forth above, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all of the parties hereto, the parties intending to be legally bound, agree as follows:

The foregoing recitals are hereby fully incorporated herein by reference and made a part of the terms of this Agreement.

Section 1. Definitions. Capitalized terms not expressly defined in this Agreement shall have the meaning set forth in the Stock Purchase Agreement. VV and its affiliates are collectively referred to herein as the “Vertical Group.” The term “Affiliate” means any person controlling, controlled by or under common control with any other Person.

Section 2. Representations and Warranties of the Consultant. The Consultant hereby represents and warrants to the Company that (a) this Agreement is the legal, valid and binding obligation of the Consultant and is enforceable against the Consultant in accordance with its terms; and (b) the execution and delivery by the Consultant of this Agreement do not, and the performance by the Consultant of the Services (as defined herein) and of the Consultant’s other obligations hereunder will not, with or without the giving of notice or the passage of time, or both (i) violate any judgment, writ, injunction or order of any court, arbitrator, governmental agency or quasi-governmental agency applicable to the Consultant; or (ii) conflict with, result in the breach of any provision of, or the termination of, or constitute a default under, any agreement to which the Consultant is a party or by which the Consultant is or may be bound.

Section 3. Representations of the Company. The Company hereby represents and warrants to the Consultant that this Agreement: (a) has been duly authorized, executed and delivered by the Company and (b) is the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

Section 4. Obligations of the Consultant; Taxes.

4.1 The Consultant shall make himself available to consult with the Company and its affiliates on a regular basis as the Company may request with respect to matters involving customers and potential customers, business practices, business opportunities, personnel, customer and potential customer visits, business planning and other matters relating to the Business (collectively, the “Services”), will hold the title of “Chairman Emeritus” of Nolte, and serve as an advisory board member to the Vertical Group executive committee. Notwithstanding the foregoing, the Consultant will not be required to devote more time to the performance of Services hereunder as the parties may mutually agree. The Consultant shall comply with all policies of the Company.

4.2 The Consultant acknowledges and agrees that the Consultant shall be responsible for filing all tax returns, tax declarations and tax schedules, and for the payment of all taxes required, when due, with respect to any and all compensation earned by the Consultant under this Agreement. The Company will neither pay nor withhold any employment or other taxes with respect to the compensation it pays the Consultant. Rather, the Company will report the amounts it pays the Consultant on IRS Form 1099, to the extent required to do so under applicable provisions of the Internal Revenue Code of 1986, as amended.

Section 5. Consulting Fee and Expenses.

5.1 Compensation. The Company shall pay the Consultant a fee (the “Consulting Fee”) of Thirty Six Thousand Dollars ($36,000.00) per year during the term of this Agreement, as full compensation for the Services rendered by the Consultant. The Consulting Fee shall be payable monthly.

5.2 Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses (including, without limitation, telephone, fax and travel expenses) incurred by the Consultant at the request of the Company during the performance of the Services; provided, however, that such reimbursement shall be made on the basis of actual costs incurred as evidenced by receipts provided by the Consultant to the Company.

5.3 No Other Compensation. The Consultant shall not be entitled to any bonus or other compensation from the Company, or be entitled to participate in any insurance program or other benefit plan, program or arrangement offered by the Company, Vertical or their respective affiliates to their employees.

Section 6. Term and Termination. The Company shall engage the Consultant, and the Consultant shall serve the Company, for a period beginning on the date of this Agreement and ending on August 3, 2012 (the “Term”). The Term may be extended only upon the mutual written agreement of the parties hereto on a month to month basis. This Agreement may be terminated at anytime upon the mutual written agreement of the parties, or at any time after the second anniversary of this Agreement upon at least thirty (30) days prior written notice of the Company to the Consultant.

Section 7. Relationship of the Parties. The Services being performed by the Consultant under this Agreement shall be performed by the Consultant as an independent contractor. This Agreement shall not be construed to create in any way whatsoever a partnership relationship or an employer/employee relationship between the Consultant and the Company or any of its affiliates. The Consultant shall not have any power or authority to bind the Company and/or any of its affiliates, and the Consultant shall not be deemed to be the agent of the Company or any of its affiliates and shall not act for or on behalf of any of them, except as may be expressly authorized in writing by an executive officer of the Company. In performing the Services, the Consultant shall not identify himself as an employee of the Company or any of its affiliates.

Section 8. Stock Purchase Agreement.

8.1 Relationship to Stock Purchase Agreement. The parties acknowledge that they have separately entered into a Stock Purchase Agreement and that such Stock Purchase Agreement also contains various restrictive covenants agreed to by the Consultant in his capacity as an owner of a business being acquired by Vertical (the “Stock Purchase Agreement Covenants”) as opposed to those set forth herein in his capacity as a consultant of the Company. The parties agree that the covenants set forth in this Agreement is independent and supplemental to the Stock Purchase Agreement Covenants and are not intended to limit in any way the enforcement of such Stock Purchase Agreement Covenants, nor are such Stock Purchase Agreement Covenants intended in any way to limit the enforcement of the covenants in this Agreement.

Section 9. Dispute Resolutions.

9.1 Any dispute or controversy between Company and Consultant relating to this Agreement shall be settled by binding arbitration before a single arbitrator in Sacramento, California pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. The arbitration proceedings, as well as all evidence and the dispute presented therein, shall be strictly confidential; provided, however, that judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

9.2 Consultant hereby irrevocably consents to, and unconditionally waives any objection to, the exclusive personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceeding are instituted, the parties agree that such proceedings shall be not be stayed pending the outcome of any arbitration proceeding hereunder. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement.

Section 10. Miscellaneous.

10.1 Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission with confirmed receipt to the respective party, or three days after dispatch by certified mail, postage prepaid, addressed to the respective party at the address set forth below or at such other addresses as such parties may designate by notice to the other party in accordance with the provisions of this Section 10.1:

If to Company:	Mr. Dickerson Wright, CEO
Nolte Associates, Inc. 200 South Park Road, Suite 350 Hollywood, Florida 33021 Facsimile: (954) 495-2101

With copy to:	Richard Tong, Esq.
Nolte Associates, Inc. 200 South Park Road, Suite 350 Hollywood, Florida 33021 Facsimile: (954) 495-2101

If to Consultant:	George Nolte
9785 Powerhouse Road Newcastle, CA 95658

10.2 Governing Law. This Agreement shall be governed by, construed and applied, and all disputes related to or arising from this Agreement shall be resolved, in accordance with, the internal laws of the State of California without giving effect to conflict of law principals thereof.

10.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

10.4 Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings, oral or written, between Consultant and the Company and/or any member of the Vertical Group with respect to the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

10.5 Mergers and Consolidation; Assignability. If the Company, or any Successor Company, as defined in this Section 10.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of the Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Consultant. This Agreement may be assigned without Consultant’s consent to any member of the Vertical Group in connection with the underwritten public offering of the securities of such member. Without Consultant’s prior written consent, except as provided in the two foregoing sentences, this Agreement shall not be assignable by the Company or by any Successor Company. This Agreement shall not be assignable by Consultant and any purported assignment of rights or delegation of duties under this Agreement by Consultant shall be void.

10.6 Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by the Company and Consultant. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

10.7 No Waiver. The failure at any time either of the Company or Consultant to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either the Company or Consultant of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

10.8 Counterparts. This Agreement may be executed in two or more counterparts and each such counterpart shall be deemed to be an original instrument, including facsimile signatures, but all such counterparts together shall constitute one and the same instrument.

10.9 Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

10.10 Additional Obligations. Both during and after the Term, Consultant shall, upon reasonable notice, furnish the Company with such information as may be in Consultant’s possession and cooperate with the Company, as may reasonably be requested by the Company (and, after the Term, with due consideration for Consultant’s obligations with respect to any new employment or business activity) in connection with any litigation in which the Company or any Affiliate is or may become a party. The Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in fulfilling Consultant’s obligations under this Section 10.10. The Company shall use its reasonable efforts to assure that requests for Consultant’s assistance under this Section 10.10 do not interfere with Consultant’s obligations to any subsequent employer.

10.11 No Conflict. Consultant represents and warrants that Consultant is not subject to any agreement, order, judgment, or decree of any kind that would prevent Consultant from entering into this Agreement or performing fully Consultant’s obligations hereunder. Consultant acknowledges being instructed: (a) that it is the Company’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Consultant should not, under any circumstances, reveal to the Company or any member of the Vertical Group or make use of trade secrets or confidential business information belonging to any other person or organization. Consultant represents and warrants that Consultant has not violated and shall not violate such instructions.

10.12 Survival. Consultant’s obligations as set forth in Section 8 represent independent covenants by which Consultant is and shall remain bound notwithstanding any breach or claim of breach by the Company, and shall survive the termination or expiration of this Agreement.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement to be effective as of the date first written above.

CONSULTANT:

By:
Name: GEORGE S. NOLTE, JR.

COMPANY:

NOLTE ASSOCIATES, INC.

By:
Name:
Title:

Exhibit 21.1

LIST OF SUBSIDIARIES

OF

NV5 HOLDINGS, INC.

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization	Parent
NV5, Inc.	Delaware	NV5 Holdings, Inc.
Nolte Associates, Inc.	California	NV5 Holdings, Inc.
Testing Engineers Southwest, Inc.	Delaware	NV5, Inc.
Vertical V – Southeast, Inc.	Delaware	NV5, Inc.
Vertical V – Northeast, Inc.	Delaware	NV5, Inc.
NV5 Guam, Inc.	Guam	NV5, Inc.